     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 30, 1999



                                            REGISTRATION STATEMENT NO. 333-81333

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                          AMENDMENT NO. 1 TO FORM F-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                      VERSATEL TELECOM INTERNATIONAL N.V.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         THE NETHERLANDS                         4813                               NONE
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)          IDENTIFICATION NUMBER)

                            ------------------------

                  PAALBERGWEG 36                                  CT CORPORATION SYSTEM
            1105 BV AMSTERDAM-ZUIDOOST                                1633 BROADWAY
                 THE NETHERLANDS                                    NEW YORK, NY 10019
                 (31-20) 430 4300                                     (212) 664-1666
   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
    NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S    NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
            PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 WITH COPIES TO

               JOHN D. MORRISON JR.                                WILLIAM R. DOUGHERTY
               SHEARMAN & STERLING                              SIMPSON THACHER & BARTLETT
               599 LEXINGTON AVENUE                                   99 BISHOPSGATE
                NEW YORK, NY 10022                               LONDON, ENGLAND EC2M 3YH
                  (212) 848-4000                                    (44-171) 422-4000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended (the "Securities Act"), check the following box.   [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED                 PROPOSED
     TITLE OF EACH CLASS OF           AMOUNT TO          MAXIMUM OFFERING        MAXIMUM AGGREGATE           AMOUNT OF
  SECURITIES TO BE REGISTERED     BE REGISTERED (1)  PRICE PER ORDINARY SHARE    OFFERING PRICE(2)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
Ordinary shares par value NLG
  0.05 per share(3).............     24,437,500               $10.45                $255,371,875             $70,993.00
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------



    (1) Includes ordinary shares that: (i) are to be offered and sold by the Registrant in the United States, (ii) are to be offered outside the United States, but that may be resold from time to time in the United States during the distribution, and (iii) shares which the underwriters have the option to purchase to cover over-allotments. Offers and sales of American Depositary Shares outside the United States are not registered under this registration statement. See "Underwriting."

    (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

    (3) A separate registration statement on Form F-6 has been filed with the Securities and Exchange Commission to register the American Depositary Shares evidenced by American Depositary Receipts. Each American Depositary Share represents one ordinary share.


    THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                   Subject to Completion, dated June 30, 1999

PROSPECTUS
                            [VERSATEL TELECOM LOGO]
                      VERSATEL TELECOM INTERNATIONAL N.V.


                           21,250,000 ORDINARY SHARES


              IN THE FORM OF SHARES OR AMERICAN DEPOSITARY SHARES
--------------------------------------------------------------------------------


THIS IS AN INITIAL PUBLIC OFFERING BY VERSATEL TELECOM INTERNATIONAL N.V. AND A NUMBER OF SELLING SHAREHOLDERS OF 21,250,000 ORDINARY SHARES IN THE FORM OF SHARES OR AMERICAN DEPOSITARY SHARES. EACH ADS REPRESENTS ONE ORDINARY SHARE. OF THE 21,250,000 ORDINARY SHARES OFFERED BY VERSATEL AND THE SELLING SHAREHOLDERS,
          SHARES AND ADSS ARE BEING OFFERED INITIALLY IN THE UNITED STATES AND
CANADA, AND           SHARES AND ADSS ARE BEING OFFERED INITIALLY OUTSIDE THE
UNITED STATES AND CANADA. THE CLOSING OF THE INTERNATIONAL OFFERING IS A CONDITION TO THE CLOSING OF THE U.S. OFFERING. VERSATEL IS OFFERING AN AGGREGATE OF 18,000,000 SHARES AND ADSS, AND THE SELLING SHAREHOLDERS ARE OFFERING AN ESTIMATED AGGREGATE OF 3,250,000 SHARES AND ADSS.



THIS OFFERING IS BEING MADE CONCURRENTLY WITH AN OFFERING BY VERSATEL OF SENIOR DOLLAR NOTES DUE 2009 AND SENIOR EURO NOTES DUE 2009. THE CLOSING OF THIS OFFERING IS CONDITIONED UPON THE CLOSING OF THE NOTES OFFERING.



NO MARKET CURRENTLY EXISTS FOR OUR SHARES OR OUR ADSs. WE ANTICIPATE THE INITIAL PUBLIC OFFERING PRICE PER SHARE WILL BE BETWEEN E8.00 AND E10.00, AND PER ADS WILL BE BETWEEN $8.36 AND $10.45.



AS PART OF THIS OFFERING, WE WILL OFFER TO SELECTED PERSONS, INCLUDING A NUMBER OF OUR EMPLOYEES, THE RIGHT TO BUY UP TO 5% OF THE SHARES AND ADSS BEING SOLD BY VERSATEL AT A 10% DISCOUNT TO THE PUBLIC OFFERING PRICE.



THE ADSs WILL BE LISTED ON THE NASDAQ STOCK MARKET'S NATIONAL MARKET UNDER THE SYMBOL "VRSA" AND THE SHARES WILL BE LISTED ON THE OFFICIAL MARKET OF AMSTERDAM EXCHANGES N.V. UNDER THE SYMBOL "VRSA".



INVESTING IN THE SHARES AND ADSs INVOLVES RISKS. "RISK FACTORS" BEGINS ON PAGE
12.


                                                           PER SHARE       PER ADS        TOTAL*
                                                          -----------    -----------    -----------
Offering Price..........................................  E              $              $
Discounts and Commissions...............................  E              $              $
Proceeds to VersaTel....................................  E              $              $
Proceeds to selling shareholders........................  E              $              $

------------------------
* Translated at a rate of $     per E1.00


We have granted the underwriters a 30-day option to purchase up to 3,187,500 additional ordinary shares in the form of Shares or ADSs on the same terms and conditions as set forth above solely to cover over-allotments, if any.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

                Sole Global Coordinator and Book Running Manager

                                LEHMAN BROTHERS

                                Co-Lead Managers
AEX Listing Agent

ING BARINGS             BEAR, STEARNS & CO. INC.             PARIBAS CORPORATION



                                   Co-Manager




                               HAMBRECHT & QUIST


                            Internet distribution by

                            E*TRADE SECURITIES, INC.

                         , 1999

[The inside front cover contains a graph that sets forth VersaTel's local access and overlay network, a graph of the local access infrastructure, a summary of VersaTel's product packages as well as a graph that shows the population density in Western Europe]

                               TABLE OF CONTENTS


Summary.............................     1
Risk Factors........................    12
Disclosure Regarding Forward-Looking
  Statements........................    26
Use of Proceeds.....................    27
Dividend Policy.....................    28
Capitalization......................    29
Dilution............................    31
Exchange Rate Information...........    33
Unaudited Pro Forma Consolidated
  Financial Information.............    36
Selected Financial Data for
  VersaTel..........................    43
Selected Financial Data for
  Svianed...........................    45
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................    47
Business............................    63
  Svianed...........................    76
Management..........................    85
Principal Shareholders..............    92
Selling Shareholders................    93
Material Relationships and Related
  Transactions......................    94
Description of Capital Stock........    95
Description of American Depositary
  Receipts..........................    99
Description of Material
  Indebtedness......................   106
Shares Eligible for Future Sale.....   110
Tax Considerations..................   112
Underwriting........................   121
Legal Matters.......................   127
Experts.............................   127
Where You Can Find More
  Information.......................   127
General Listing Information.........   128
Index to Financial Statements --
  VersaTel..........................   F-1
Index to Financial Statements --
  Svianed...........................  F-23
Glossary............................   A-1



     In making a decision about buying these securities, you must rely on your own examination of the terms of this offering, including the merits and risks involved, and you should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with information that is different from the information contained in this prospectus. This prospectus is intended to offer no securities other than the Shares and the ADSs. This prospectus is not an offer to sell nor is it seeking an offer to buy any security in any jurisdiction where such an offer or sale would be illegal. The information in this prospectus is true as of the date on the front cover, regardless of the time of delivery of this prospectus or any sale of these securities.



     We are responsible for the accuracy and completeness of the information contained in this prospectus. We confirm that, to the best of our knowledge, the information contained in this prospectus, in all material respects, is accurate and not misleading, and that no information has been omitted that would, in the context of this offering, materially affect the accuracy of the information contained in this prospectus.


     Until                , 1999, all dealers that effect transactions in these
securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


     The underwriters expect to deliver the Shares and the ADSs on or about
               , 1999. The Shares will be accepted for delivery through the facilities of Nederlands Centraal Instituut voor Giraal Effectenverkeer B.V. ("NECIGEF"), Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Cedel Bank, against payment in immediately available funds. American Depositary Receipts ("ADRs") representing the ADSs will be accepted for delivery through the facilities of The Depository Trust Company.

     You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the Shares or the ADSs or possess or distribute this prospectus, and must obtain any required consent, approval or permission for your purchase, offer or sale of the Shares or the ADSs under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales.
                           -------------------------


     We publish our financial statements in Dutch guilders. In this prospectus, references to "U.S. dollars" or "$" are references to the currency of the United States, references to "Dutch guilders" or "NLG" are references to the currency of The Netherlands and references to "Belgian francs" or "BEF" are references to the currency of Belgium. The exchange rate of the Luxembourg franc to the U.S. dollar is the same as that of the Belgian franc to the U.S. dollar. Solely for the convenience of the reader, this prospectus contains translations of certain Dutch guilder amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the Dutch guilder amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. Both The Netherlands and Belgium have adopted the euro as of January 1, 1999. On June 25, 1999, the Noon Buying Rate was $1.04 per E1.00. To obtain a current formulation of the value of Dutch guilders or Belgian francs in U.S. dollars, investors are required first to convert such currencies into euro at the fixed conversion rates of NLG
2.20371 per E1.00 and BEF 40.3399 per E1.00 established in connection with the implementation of the third stage of European Monetary Union, and converting the resulting euro amounts into U.S. dollars at the Noon Buying Rate for euro. Unless otherwise indicated, the translations of Dutch guilders into U.S. dollars have been made at NLG 2.04 per $1.00, based on the noon buying rate in the City of New York for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York ("Noon Buying Rate") on March 31, 1999. See "Exchange Rate Information" for historical information regarding the Noon Buying Rate. On June 25, 1999, the exchange rate of Dutch guilders to U.S. dollars (based on the Noon Buying Rate for euro) was NLG 2.11 per $1.00. This prospectus contains translations of certain Belgian franc amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the Belgian franc amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. Unless otherwise indicated, the translation of Belgian francs into U.S. dollars has been made at BEF 37.32 per $1.00, based on the Noon Buying Rate in the City of New York for cable transfers in euro as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 1999. On June 25, 1999 the exchange rate of Belgian francs to U.S. dollars (based on the Noon Buying Rate for euro) was BEF 38.61 per $1.00. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of the effects of exchange rate fluctuations on VersaTel. For more information regarding recent rates of exchange between Dutch guilders, Belgian francs and euros versus U.S. dollars, see "Exchange Rate Information."

                           -------------------------

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER RSA 421-B WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATION OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                             SERVICE OF PROCESS AND

                      ENFORCEABILITY OF CIVIL LIABILITIES

     We are incorporated under the laws of The Netherlands and substantially all of our assets are located outside the United States. In addition, most of our management board, supervisory board and executive officers are not residents of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or VersaTel judgments of U.S. courts based upon civil liabilities under the U.S. federal securities laws. The United States and The Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, so U.S. judgments are not directly enforceable in The Netherlands. However, a final judgment for the payment of money obtained in a U.S. court, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld by a Netherlands court of competent jurisdiction when asked to render a judgment in accordance with such final judgment by a U.S. court, without substantive re-examination or re-litigation on the merits of the subject matter thereof; provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature, that its content and possible enforcement are not contrary to public policy or public order of The Netherlands, and that such judgment does not concern the recognition of punitive damages which have no bearing on the amount of damages incurred. Notwithstanding the foregoing, there can be no assurance that U.S. investors will be able to enforce against VersaTel, or executive officers or members of the management or supervisory boards, or certain experts named herein who are residents of The Netherlands or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws. VersaTel has been advised by its Netherlands counsel, Stibbe Simont Monahan Duhot, that there is doubt as to whether a Netherlands court would impose civil liability on VersaTel, or on its executive officers or the members of the management or supervisory boards, in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in The Netherlands against VersaTel or such members.
                           -------------------------

     Persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Shares or ADSs offered hereby at levels which might not otherwise prevail in the open market. Such stabilization, if it commences, may be discontinued at any time. You should read the "Underwriting" section for a description of these activities.

                                    SUMMARY


     This summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial data and related notes, before making an investment decision. You should also carefully consider the information set forth under the heading "Risk Factors." This prospectus has been prepared assuming the consummation of the reclassification of our ordinary share capital into a single class of ordinary shares. See "Description of Capital Stock." Financial and other information contained in this document (i) has been adjusted to reflect a 2-for-1 stock split of our ordinary shares, which was effected on April 13, 1999 and (ii) unless otherwise specified, assumes no exercise of the underwriters' over-allotment option. This prospectus includes forward-looking statements which are subject to risks and uncertainties. See "Disclosure Regarding Forward-Looking Statements." Technical terms used in our business are explained in the "Glossary" at the end of this prospectus. Unless the context otherwise requires, the terms "we", "us", "our" and similar terms used in this prospectus refer to VersaTel Telecom International N.V. and its subsidiaries.


                                    VERSATEL

     VersaTel is a rapidly growing, competitive network operator focused primarily on the Benelux, which consists of The Netherlands, Belgium and Luxembourg. Our objective is to become the leading fully integrated provider of local access, facilities-based broadband services, including voice, data and Internet services to our customers in this region. We currently provide high-quality, competitively priced, telecommunications, data and Internet services in The Netherlands and Belgium primarily to 4 targeted market segments:

     - business services -- small- and medium-sized businesses located throughout the Benelux,

     - local access services -- high bandwidth users within the Benelux which are near and directly connected to our network,

     - data services -- high bandwidth data customers with multiple sites throughout the Benelux, and

     - carrier services -- telecommunications, data and Internet service providers.

     With over 13,500 business customers and over 375 employees, we are a leading alternative to KPN Telecom N.V. and Belgacom S.A., the former monopoly telecommunications carriers in The Netherlands and Belgium, respectively. Our revenues grew from NLG 18.9 million for the year ended December 31, 1997 to NLG
39.6 million for the year ended December 31, 1998 and our revenues for the 3 months ended March 31, 1999 were NLG 15.5 million.

     On June 11, 1999, we acquired Svianed B.V., the third largest provider of data services in The Netherlands. Svianed complements VersaTel's strategy by providing data services to approximately 50 customers, primarily in the financial services and banking industry, including the principal social insurance organization and the largest financial institution in The Netherlands. These customers are served on a network which connects to over 600 buildings and utilizes over 700 leased lines covering approximately 6,000 kilometers. The Svianed network has 50 regional points of presence and transports traffic at speeds of up to 150 Mbps. Svianed had revenues of NLG 56.7 million and EBITDA of NLG 17.9 million for the year ended December 31, 1998. For the 3 months ended March 31, 1999, Svianed had revenues of NLG 15.6 million and EBITDA of NLG 5.2 million. The revenues for VersaTel and Svianed on a combined basis would have been NLG 96.2 million for the year ended December 31, 1998 and NLG 31.1 million for the 3 months ended March 31, 1999.

     We are building a fully integrated broadband network to provide end-to-end connectivity to our customers. Our network has been designed to pass through all the major population and business centers in the Benelux and to connect city centers, business parks and buildings along its route. Our network design consists of 3 fully integrated elements:

     - Benelux network -- multiple, integrated fiber optic rings connecting all major population and business centers in the Benelux,

     - local access infrastructure -- high bandwidth fiber optic and radio connectivity to customers along our Benelux network route including city centers, business parks and buildings, and

     - international network -- fiber optic rings initially connecting London, Dusseldorf, Frankfurt, Paris and the Benelux network.

     As of May 31, 1999, we have constructed over 850 kilometers of our network in the Benelux which we intend to have in service in the third quarter of 1999. We intend to build an additional 650 kilometers of our network, including local access infrastructure, by the end of 1999. As of May 31, 1999, our construction passed 12 city centers, 6 business parks and 5,200 buildings along the route of our network. We intend to complete our international rings connecting the Benelux network, London and Paris and connecting the Benelux network, Frankfurt, Dusseldorf and Paris by December 1999. We have completed our international connection from the Benelux network to London and to Frankfurt. We intend to directly connect Svianed's customers to, and transition Svianed's traffic onto, our network in order to reduce our reliance on leased lines. We believe this will significantly enhance the quality of our service offering to Svianed's customers and reduce our costs.

     During the past year, we have substantially expanded our product offering from our initial offering of long distance voice services. We currently offer a full portfolio of voice, data and Internet services to our business customers and a broad range of connectivity, termination, co-location and hosting services to other telecommunications, data and Internet service providers. Through our acquisition of Svianed we will be able to significantly accelerate the deployment of our broadband data services product offering by combining our market presence with Svianed's data and network management expertise.

     In addition to Svianed, we have recently extended our product and service offerings and expanded our customer base through the following strategic acquisitions:

     - VuurWerk Internet B.V. -- a leading provider of web hosting, co-location, access and e-commerce services in The Netherlands and Belgium. VuurWerk is one of the largest providers of web hosting services in The Netherlands, with more than 10,000 domain name registrations and 6,000 customers.

     - SpeedPort N.V. -- a provider of Internet co-location and connectivity solutions for high bandwidth and mission critical Internet and e-commerce applications. SpeedPort will use VersaTel's international fiber connectivity to build its IP-based network to serve its customers.

     - CS Net B.V. -- enables Internet-based trade communities to conduct business-to-business transactions in specific industries. It currently provides these services to 6 trade communities with 10,000 end users.

     - ITinera Services N.V. -- a Belgium-based Internet service provider with over 950 business customers.

     Over time, we intend to market most products and services of these companies under the VersaTel brand. SpeedPort, however, will continue to market its Internet solutions under its current brands.

THE BENELUX MARKET OPPORTUNITY

     VersaTel was founded in 1995 to capitalize on the opportunities created by the liberalization of the telecommunications market in the Benelux. We believe that the Benelux provides an excellent opportunity for competitive communications service providers for several reasons, including its:

     - HIGH POPULATION DENSITY. With approximately 26.2 million people in a relatively small geographical area, the Benelux market is characterized by one of the world's highest population densities, approximately 351 persons per square kilometer, compared to approximately 107 persons per square kilometer in western Europe as a whole.

     - HIGH GROWTH POTENTIAL. Data and telecommunications revenues as a percentage of gross domestic product of 5.3% in 1997 were still relatively low compared to 6.3% in the United Kingdom and 7.0% in the United States, each with a more developed communications market.

     - RAPIDLY EXPANDING DATA AND INTERNET MARKETS. The market for data and Internet services is growing rapidly in the Benelux. According to International Data Corporation, the estimated annual growth of the market for Internet access services will be 30.4% and 45.2% in The Netherlands and Belgium, respectively, from 1997 to 2001.

     - HIGH INTENSITY OF COMMUNICATIONS TRAFFIC. The Benelux is a major transportation and trade gateway which generates a relatively high level of communications traffic. According to EITO (the European Information Technology Observatory), the total Benelux telecommunication services market amounted to $14.2 billion in 1997. If ranked as a single country, the Benelux would have been the fifth largest telecommunications market in western Europe behind Germany, France, the United Kingdom and Italy.

     - TRADITIONALLY UNDERSERVED MARKET. At present, the Benelux communications market is dominated by the former monopoly carriers, KPN Telecom, Belgacom and P&T Luxembourg in The Netherlands, Belgium and Luxembourg, respectively. We believe these carriers have not traditionally focused on providing high quality customer service to our targeted customers.

     - DEMAND FOR END-TO-END, BROADBAND SERVICES. We believe that business customers will increasingly demand high bandwidth end-to-end communications services, as they rapidly adopt Internet-based applications as essential business and communications tools, such as electronic commerce.

BUSINESS STRATEGY

     VersaTel's objective is to become the leading local access, facilities-based operator for broadband voice, data and Internet services in the Benelux. The principal elements of our strategy are:

     - DEPLOY OUR BROADBAND NETWORK. We are deploying a fully integrated broadband network that will use the latest network technologies to provide voice, data and Internet services and will support all major protocols.

     - FOCUS ON TARGETED CUSTOMER SEGMENTS WITH SPECIALIZED TEAMS. We use our sales force, customer care and billing systems to meet the specific needs of broadband local access customers, small- and medium-sized businesses, broadband data services customers and other telecommunications, data and Internet service providers.

     - PROVIDE INNOVATIVE PRODUCTS AND SERVICES. We intend to continue to use our network to allow us to become market leaders in providing our customers with advanced product and service offerings and we plan to provide customized solutions to fit local market needs.

     - EXPAND CARRIER SERVICES. We plan to use our network to generate substantial revenue and additional traffic on our network through sales to telecommunications, data and Internet service providers lacking a network infrastructure.

     - FOCUS ON SUPERIOR CUSTOMER SERVICE. We strive to maintain a competitive advantage over competitors in our target markets by providing superior customer service in terms of responsiveness, accuracy and quality.

     - PURSUE SELECTIVE ACQUISITIONS AND STRATEGIC RELATIONSHIPS. We plan to continue to acquire other competitive telecommunications, data and Internet service providers in order to accelerate the growth of our customer base, increase the use of our network and expand our service portfolio.

REGULATORY AND COMPETITIVE ENVIRONMENT

     The European telecommunications market has historically been dominated by monopoly telecommunications services providers, which are commonly known as PTTs. With a series of directives, the European Commission has been instrumental in opening the telecommunications market to competition. As part of the liberalization of the telecommunications market, PTTs must now offer cost-oriented interconnection agreements to alternative service providers. In addition, the European Commission has mandated carrier selection, carrier pre-selection and number portability. We have and will continue to maintain a proactive approach to regulatory issues on both a national and European level. We believe that this approach will help ensure compliance by the PTTs with European Commission directives, allow us to take advantage of regulatory opportunities and help us influence a regulatory framework that fosters a competitive environment. Liberalization has resulted in increased competition from new market entrants, reduced long distance tariffs and increased traffic volumes, as well as the emergence of new service offerings and enhanced product and price awareness. In March 1999, the Netherlands telecommunications regulatory authority, OPTA, issued a ruling requiring KPN Telecom to offer unbundled local access at KPN Telecom's central exchange offices to other service providers. Unbundled local access, combined with new technologies now available, may enable us to offer a high bandwidth service offering to those customers that are not directly connected to our network.

CORPORATE STRUCTURE

     VersaTel was incorporated under the laws of The Netherlands on October 10, 1995, as a private company with limited liability, referred to as a besloten vennootschap met beperkte aansprakelijkheid or a B.V. VersaTel converted its legal structure from a B.V. to a public company with limited liability, referred to as a naamloze vennootschap or an N.V., on October 15, 1998. On December 31, 1998, VersaTel transferred substantially all of its assets and liabilities, excluding the notes issued in May 1998 and December 1998, to its subsidiaries. As a result of the transfer, VersaTel is now a holding company with no material assets, other than the stock of its subsidiaries: VersaTel Telecom Europe B.V., VersaTel Telecom Netherlands B.V., VersaTel Telecom Belgium N.V., Bizztel Telematica B.V., CS Net B.V., CS Engineering B.V., Amstel Alpha B.V. (the parent of SpeedPort N.V.), 7-Klapper Beheer B.V. (the parent of VuurWerk Internet B.V.), ITinera Services N.V. and Svianed B.V.

     Our address is:        VersaTel Telecom International N.V.
                            Paalbergweg 36
                            1105 BV Amsterdam-Zuidoost
                            The Netherlands.

     Our telephone number is:  +31-20-430-4300.

SHAREHOLDERS' AGREEMENT


     Our current shareholders are bound by a shareholders' agreement which prohibits the issuance of additional shares unless the holders to which such shares would be issued agree to be bound by the shareholders' agreement. The shareholders' agreement, according to its terms, will terminate on the effective listing by the parties thereto of our entire share capital on any stock exchange. VersaTel's share capital will be listed on the Amsterdam Stock Exchange simultaneously with this offering. One of our shareholders has objected to the interpretation that the shareholders' agreement will terminate upon such listing, and we can give no assurance that such shareholder will not challenge this interpretation.

                                  THE OFFERING


Shares offered by VersaTel.........................  18,000,000 Shares(1)
Shares offered by the Selling Shareholders.........  3,250,000 Shares(1)(2)
U.S. offering......................................  Shares(3)
International offering.............................  Shares
Shares outstanding after the offering..............  60,859,810 Shares(4)


ADSs...............................    Each ADS represents one Share.


Public Offering Price..............    Estimated to be between E8.00 and E10.00
                                       per Share and between $8.36 and $10.45
                                       per ADS.



Use of Proceeds....................    The net proceeds to us from this offering
                                       (after deducting underwriting discounts
                                       and estimated expenses, and assuming all of the ordinary shares offered hereby are issued in the form of Shares at E9.00 per Share, the midpoint of the range of anticipated public offering prices set forth on the cover page of this prospectus) are estimated to be approximately $158.4 million. We will use the net proceeds of this offering to fund capital expenditures for the expansion of our network, and for acquisitions, working capital and other general corporate purposes, including operating deficits.



                                       We also expect to receive aggregate net
                                       proceeds of approximately $237.9 million from our concurrent offering of Senior Dollar Notes and Senior Euro Notes (after deducting underwriting discounts and estimated expenses, and assuming all of the Notes offered are issued as Senior Dollar Notes), a portion of which we intend to use to repay $150.0 million in aggregate principal amount of interim loans made by Lehman Commercial Paper Inc. and ING (U.S.) Capital, LLC, affiliates of the underwriters, which loans were incurred in connection with the acquisition of Svianed. The remaining net proceeds of the Notes offering will be used to fund capital expenditures for the expansion of our network and for acquisitions, in each case as permitted by the indentures governing our existing notes.


                                       VersaTel will not receive any of the
                                       proceeds from the Shares or ADSs being
                                       sold by the selling shareholders. See
                                       "Use of Proceeds."


Closing Condition..................    The closing of this offering is
                                       conditioned on, among other things, the
                                       simultaneous closing of our concurrent
                                       offering of Senior Dollar Notes and
                                       Senior Euro Notes.


NASDAQ Trading Symbol..............    The ADSs will be listed on the Nasdaq
                                       National Market under the symbol "VRSA".

Amsterdam Stock Exchange ("AEX")
  Trading Symbol...................    The Shares will be listed on the AEX
                                       under the symbol "VRSA".
-------------------------

(1) May be delivered in the form of Shares or ADSs.


(2) Estimated for purposes of this preliminary prospectus. All such ordinary shares will be issued at the time of the closing of this offering upon exercise by such selling shareholders of outstanding warrants pursuant to certain registration rights granted to such selling shareholders. We have estimated that approximately 280,000 warrants (equaling approximately 75% of existing warrants) will be exercised by holders thereof on a cashless basis. None of the Shares or ADSs being sold by the selling shareholders represent ordinary shares issued and outstanding as of the date of this prospectus. Warrants covering an aggregate of 5,000,100 (as adjusted) ordinary shares were issued by VersaTel on May 27, 1998 and December 3, 1998 as part of an offering on each such date by VersaTel of units consisting of warrants and 13 1/4% senior notes due 2008.



(3) The U.S. offering may include sales of Shares and ADSs in the United States and elsewhere outside The Netherlands.



(4) Based on 39,609,810 (as adjusted) ordinary shares outstanding as of June 28, 1999 and assumes no exercise of the over-allotment option by the underwriters. Includes an aggregate of 755,000 ordinary shares that we are obligated to issue, and which have been approved for issuance by our shareholders, in connection with the acquisitions of CS Net, SpeedPort and ITinera, and which we are obliged to offer to a recently-hired employee. Excludes (i) options covering an aggregate of 7,438,000 ordinary shares reserved for issuance to employees upon exercise of options (348,000 of which are non-dilutive), (ii) 1,270,593 ordinary shares reserved for issuance upon exercise of then outstanding warrants and (iii) an aggregate of 130,000 ordinary shares approved for issuance by our shareholders in connection with earn-out obligations to former shareholders of SpeedPort and ITinera. See "Description of Capital Stock -- Warrants" and
    "Management -- Stock Option Plans."

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA


     The following unaudited pro forma financial information of VersaTel has been prepared in accordance with U.S. GAAP and is derived from, and should be read in conjunction with, the historical audited financial statements of VersaTel and Svianed included elsewhere in this prospectus. The unaudited pro forma statement of operations data for the year ended December 31, 1998 give effect to the acquisition of Svianed, the incurrence and repayment of the interim loans incurred in connection with such acquisition, the concurrent offering of Senior Dollar Notes and Senior Euro Notes, and this offering (the "Transactions") as if they had occurred on January 1, 1998. The unaudited pro forma statement of operations data for the 3 months ended March 31, 1999 give effect to the Transactions as if they had occurred on January 1, 1999. The unaudited pro forma balance sheet data as of March 31, 1999 give effect to the Transactions as if they had occurred on such date. The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. You should read the data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Consolidated Financial Information" included elsewhere in this prospectus.



                                                       FISCAL YEAR ENDED     THREE MONTHS ENDED
                                                       DECEMBER 31, 1998       MARCH 31, 1999
                                                      -------------------    ------------------
                                                        NLG        $(1)        NLG       $(1)
                                                      --------    -------    -------    -------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

STATEMENT OF OPERATIONS DATA:
Revenue.............................................    96,244     47,178     31,080     15,235
Operating expenses:
  Cost of revenue excluding depreciation and
     amortization...................................    58,699     28,774     19,113      9,369
  Selling, general and administrative...............    59,623     29,227     23,913     11,722
  Depreciation and amortization.....................    50,343     24,678     14,317      7,018
                                                      --------    -------    -------    -------
  Total operating expenses..........................   168,665     82,679     57,343     28,109
                                                      --------    -------    -------    -------
Loss from operations................................   (72,421)   (35,501)   (26,263)   (12,874)
Net Interest expense................................    84,734     41,536     32,607     15,984
Currency loss (gain)................................    (5,146)    (2,522)    40,283     19,747
                                                      --------    -------    -------    -------
Net loss before income taxes........................  (152,009)   (74,515)   (99,153)   (48,605)
Provision for income taxes..........................         7          3         --         --
                                                      --------    -------    -------    -------
Net loss............................................  (152,016)   (74,518)   (99,153)   (48,605)
                                                      ========    =======    =======    =======
Net loss per share (basic and diluted)(2)(3)........     (2.82)     (1.38)     (1.65)     (0.81)
Weighted average number of shares
  outstanding(2)(3).................................    53,872     53,872     60,234     60,234

FINANCIAL DATA:
EBITDA(4)...........................................   (22,078)   (10,823)   (11,946)    (5,856)
Capital expenditures................................    90,511     44,368     55,972     27,437

                                                               AS OF MARCH 31, 1999
                                                              ----------------------
                                                                 NLG         $(1)
                                                              ---------    ---------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and restricted cash....................................  1,005,560      492,922
Working capital (excluding cash and restricted cash)........    (93,832)     (45,996)
Capitalized finance cost....................................     52,735       25,850
Property, plant and equipment, net..........................     62,193       30,487
Construction in progress....................................     92,205       45,199
Goodwill....................................................    353,100      173,088
Total assets................................................  1,612,974      790,673
Total long-term obligations (including current portion).....  1,263,609      619,416
Total shareholders' equity (deficit)........................    210,631      103,250


-------------------------

(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.


(2) As adjusted to give effect to a 2-for-1 stock split on April 13, 1999. Includes 130,000 ordinary shares approved for issuance by our shareholders in connection with the acquisition of CS Net. Assumes no exercise of the over-allotment option by the underwriters. Does not include an aggregate of 625,000 shares that we are obligated to issue (i) in connection with the acquisitions of SpeedPort and ITinera and (ii) to a recently-hired employee.



(3) As adjusted for the issuance of 18,000,000 Shares by VersaTel and the sale of 3,250,000 Shares by the selling shareholders.



(4) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of the Company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.

                       SUMMARY FINANCIAL DATA OF VersaTel

     The following summary financial data of VersaTel as of and for the years ended December 31, 1996, 1997 and 1998 have been prepared in accordance with U.S. GAAP and have been derived from the historical financial statements of VersaTel, which have been audited by Arthur Andersen, independent public accountants. The summary financial data of VersaTel as of and for the 3 month periods ended March 31, 1998 and 1999 are unaudited, but in the opinion of the management contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair presentation of results for interim periods. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and the historical financial statements of VersaTel included elsewhere in this prospectus.

                            FISCAL YEAR ENDED DECEMBER 31,         THREE MONTHS ENDED MARCH 31,
                       ----------------------------------------    -----------------------------
                        1996       1997             1998            1998             1999
                       -------    -------    ------------------    -------    ------------------
                         NLG        NLG        NLG       $(1)        NLG        NLG       $(1)
                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF
  OPERATIONS DATA:
Revenue..............    6,428     18,896     39,561     19,393      6,402     15,501      7,599
Operating expenses:
  Cost of revenue,
     excluding
     depreciation and
     amortization....    4,954     17,405     31,821     15,598      5,460     12,485      6,120
  Selling, general
     and
    administrative...    5,485     17,527     47,733     23,399      5,544     20,179      9,892
  Depreciation and
     amortization....      453      3,237      6,473      3,173      1,087      3,084      1,512
                       -------    -------    -------    -------    -------    -------    -------
     Total operating
       expenses......   10,892     38,169     86,027     42,170     12,091     35,748     17,524
                       -------    -------    -------    -------    -------    -------    -------
Loss from
  operations.........   (4,464)   (19,273)   (46,466)   (22,777)    (5,689)   (20,247)    (9,925)
Interest expense
  (income), net......      269        534     25,810     12,652        200     17,852      8,751
Currency loss
  (gain).............       --         53     (5,146)    (2,522)       115     40,283     19,747
                       -------    -------    -------    -------    -------    -------    -------
Net loss before
  income taxes.......   (4,733)   (19,860)   (67,130)   (32,907)    (6,004)   (78,382)   (38,423)
Provision for income
  taxes..............       --         --          7          3         --         --         --
                       -------    -------    -------    -------    -------    -------    -------
  Net loss...........   (4,733)   (19,860)   (67,137)   (32,910)    (6,004)   (78,382)   (38,423)
                       =======    =======    =======    =======    =======    =======    =======
Net loss per share
  (basic and
  diluted)(2)........    (0.47)     (1.10)     (2.06)     (1.01)     (0.31)     (2.01)     (0.99)
Weighted average
  number of shares
  outstanding(2).....   10,008     18,084     32,622     32,622     19,159     38,985     38,985
FINANCIAL DATA:
EBITDA(3)............   (4,011)   (16,036)   (39,993)   (19,604)    (4,602)   (17,163)    (8,413)
Capital
  expenditures.......    2,569     14,516     77,255     37,870      2,424     52,226     25,601

                                 AS OF DECEMBER 31,                      AS OF MARCH 31,
                       ---------------------------------------    ------------------------------
                        1996      1997             1998            1998             1999
                       ------    -------    ------------------    -------    -------------------
                        NLG        NLG        NLG       $(1)        NLG        NLG        $(1)
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and restricted
  cash...............   4,443      1,495    583,570    286,064      5,298     559,366    274,199
Working capital
  (excluding cash and
  restricted cash)...  (2,704)   (24,774)   (46,851)   (22,966)   (28,792)    (89,608)   (43,925)
Capitalized finance
  cost...............      --         --     28,750     14,093         --      28,000     13,725
Property, plant and
  equipment, net.....   2,340     13,619     38,608     18,925     14,956      41,766     20,474
Construction in
  progress...........      --         --     46,019     22,558         --      92,205     45,199
Goodwill.............      --         --      4,556      2,233         --       4,354      2,134
Total assets.........   8,160     19,331    723,397    354,606     26,189     757,123    371,139
Total long-term
  obligations
  (including current
  portion)...........   4,185      8,931    688,796    337,645     15,949     748,609    366,965
Total shareholders'
  equity (deficit)...     146    (18,214)   (34,073)   (16,702)   (24,218)   (112,455)   (55,125)


                                                          THREE MONTHS ENDED
                       -----------------------------------------------------------------------------------------
                       JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,
                         1997       1997        1997       1998        1998       1998        1998       1999
                       --------   ---------   --------   ---------   --------   ---------   --------   ---------
OPERATING DATA:
Number of billable
  minutes
  (thousands)(4).....   5,769       6,230      7,127      12,432      26,863     34,021      48,287     69,165
Average revenue per
  billable minute
  (NLG)..............    0.87        0.85       0.65        0.51        0.35       0.30        0.26       0.21
Business customers
  (at period end)....   1,144       1,459      1,828       2,459       3,562      4,434       5,649      7,180
Residential customers
  (at period end)....      --          --        230         519         850      1,074       1,234      1,507
Carrier services
  customers (at
  period end)........       1           1          1           3           3          3           4          7

-------------------------

(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.

(2) As adjusted to give effect to a 2-for-1 stock split on April 13, 1999. Includes 130,000 ordinary shares approved for issuance by our shareholders in connection with the acquisition of CS Net.

(3) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of the Company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.


(4) Billable minutes are those minutes during which a call is connected to a VersaTel switch and for which we bill a customer.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing VersaTel. Additional risks and uncertainties not presently known to us or that we currently consider not material may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our ordinary shares could decline, and you may lose all or part of your investment.

OUR HISTORY OF SUBSTANTIAL NET LOSSES MAY CONTINUE INDEFINITELY AND MAKE IT DIFFICULT TO FUND OUR OPERATIONS.

     For the 3 months ended March 31, 1999 we had a loss from operating activities of NLG 20.2 million and negative EBITDA of NLG 17.2 million and for the 3 months ended March 31, 1998 we had a loss from operating activities of NLG
5.7 million and negative EBITDA of NLG 4.6 million. For the year ended December 31, 1998, we had a loss from operating activities of NLG 46.5 million and negative EBITDA of NLG 40.0 million. For the year ended December 31, 1997, we had a loss from operating activities of NLG 19.3 million and negative EBITDA of NLG 16.0 million. For the year ended December 31, 1996 we had a loss from operating activities of NLG 4.5 million and negative EBITDA of NLG 4.0 million. In addition, we had an accumulated deficit of NLG 92.3 million and NLG 25.2 million as of December 31, 1998 and December 31, 1997, respectively, and an accumulated deficit of NLG 170.7 million and NLG 31.2 million as of March 31, 1999 and March 31, 1998, respectively. We expect to continue to incur significant further operating losses for the foreseeable future as we incur additional costs in the build out of our network, the expansion of our marketing and sales force and the introduction of new communications services and products. Although we have experienced revenue growth since we commenced operations in 1995, there can be no assurance our revenues will continue to grow. You should also be aware that the prices of voice, data and Internet communications services have fallen significantly in Europe in recent years, and as competition increases, we expect that prices will continue to decline. As the cost of providing services decreases, we expect these price reductions to be at least partially offset, but you should be aware that we cannot be certain that we will achieve or, if achieved, be able to maintain operating profits in the future.

OUR SUBSTANTIAL DEBT OBLIGATIONS MAY HINDER OUR GROWTH AND PUT US AT A COMPETITIVE DISADVANTAGE.


     We have substantial indebtedness. In May 1998, we issued and sold units consisting of $225,000,000 13 1/4% Senior Notes due 2008 and warrants to purchase 3,000,000 (as adjusted) ordinary shares of the Company (the "First High Yield Offering"). In December 1998, we issued and sold units consisting of $150,000,000 13 1/4% Senior Notes due 2008 and warrants to purchase 2,000,100 (as adjusted) ordinary shares of the Company (the "Second High Yield Offering"). On June 11, 1999, we borrowed an aggregate of $150.0 million from Lehman Commercial Paper Inc. and ING (U.S.) Capital LLC pursuant to an interim loan agreement (the "Interim Loans") for the purpose of financing in part our acquisition of Svianed. Simultaneously with the closing of this offering, we
will issue and sell $          in aggregate principal amount of Senior Dollar
Notes due 2009 and E          in aggregate principal amount of Senior Euro Notes
due 2009 (the "Third High Yield Offering"), approximately $152.2 million of which will be used to refinance the Interim Loans. As of March 31, 1999, after giving effect to the Third High Yield Offering, the incurrence and repayment of the Interim Loans and the acquisition of Svianed as if each had occurred on such date, VersaTel's total consolidated indebtedness would have been approximately
$       million. Subject to limits imposed by our debt obligations, we may continue to incur substantial additional debt because the indentures governing the notes issued in the First High Yield Offering (the "First Notes"), the notes issued in the Second High Yield Offering (the "Second Notes"; together with the First Notes, the "Existing Notes") and the notes issued in the Third High Yield Offering (the "Third Notes"; together with the Existing Notes, the "Notes") do not limit the amount of indebtedness that we may incur to finance the cost of the development of our network. See "Selected Financial Data," the Financial Statements included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COVENANTS IN OUR DEBT AGREEMENTS RESTRICT OUR ABILITY TO BORROW AND INVEST, WHICH COULD IMPAIR OUR ABILITY TO EXPAND OR FINANCE OUR FUTURE OPERATIONS.


     The indentures governing the Notes contain a number of covenants that impose significant operating and financial restrictions on us and our subsidiaries. Significant additional covenants are also contained in our credit facility with Nortel (the "Nortel Facility"). These restrictions significantly limit, and in some cases prohibit, among other things, our and certain of our subsidiaries' ability to incur more debt, create liens on assets, enter into business combinations or engage in certain activities with our subsidiaries. These covenants will also likely prohibit us from paying dividends or making other distributions in respect of the ordinary shares for the foreseeable future. A failure to comply with these restrictions would constitute a default under the indentures governing the Notes, and the Notes could become immediately due and payable, which would seriously adversely affect our business and our shareholders' equity.


     Our high level of indebtedness and the limits imposed by our debt obligations could have the following effects, among others:

     - we may have difficulty in paying the interest on our outstanding debt and any newly incurred debt,

     - we may have difficulty finding sources of financing for working capital, our capital expenditure requirements and the interest payments on our outstanding debt,

     - we will be unable to use a significant portion of our cash flow in our business and we may be unable to react to industry or economic changes, because of the portion of cash flow directed to paying interest and principal on our debt, and

     - we may be unable to react as quickly to changes in our business as our competitors who have less debt and financial restrictions, which may put us at a disadvantage and make us more vulnerable to adverse changes in economic conditions.

DESPITE CURRENT LEVELS OF INDEBTEDNESS, WE MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT, WHICH COULD INTENSIFY THE RISKS DESCRIBED ABOVE.

     The indentures governing the Notes do not limit the amount of indebtedness that may be incurred to finance the cost of development of our Network, and permit us to incur a significant amount of additional indebtedness in the future. Much of that indebtedness will likely be secured. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceedings, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such indebtedness and such collateral will not be available for satisfaction of any amounts owed under the Notes. In addition, our failure to comply with the covenants and restrictions contained in the agreements governing any additional borrowings could trigger defaults under such agreements. Such defaults could result in a default under the Notes and could delay or preclude payment of principal of or interest on the Notes. If new debt is added to our current debt levels, the related risks that we now face could intensify. We anticipate that we will incur additional indebtedness in the future.


OUR HOLDING COMPANY STRUCTURE MAY AFFECT OUR ABILITY TO SATISFY OUR OBLIGATIONS UNDER THE NOTES.



     In December 1998, we transferred substantially all of our assets and liabilities (except the Existing Notes) to our subsidiaries. Since that transfer, we have been a holding company with no material assets, other than the stock of our subsidiaries. Our subsidiaries now conduct substantially all of our operations and directly own substantially all of our assets. You should be aware that our subsidiaries have no obligation, contingent or otherwise, to pay any amount pursuant to the Notes or to make any funds available for such payment. Therefore, our operating cash flow and ability to meet our debt obligations, including the Notes, will depend on the cash flow provided by our subsidiaries in the form of loans, dividends or other payments to us as a shareholder. The ability of our subsidiaries to make such payments to us will depend on their earnings, tax considerations and legal restrictions. In the event of insolvency, liquidation, dissolution or reorganization of any of our subsidiaries, the creditors of each subsidiary would be entitled to payment in full from such subsidiary's assets. After paying their own creditors, our subsidiaries may not have any remaining assets for distribution to us as a shareholder and, consequently, there may not be any assets available for payment to the holders of the Notes or for distributions to holders of our ordinary shares. Any default under the Notes would have a material adverse effect on our shareholders' equity. At March 31, 1999, after giving effect to the Third High Yield Offering, the incurrence and repayment of the Interim Loans and the acquisition of Svianed as if each had occurred on such date, our subsidiaries
would have had total liabilities of $          million reflected on our
consolidated balance sheet.


POSSIBLE INABILITY TO MEET OUR DEBT SERVICE OBLIGATIONS MAY RESULT IN OUR OUTSTANDING DEBT BECOMING DUE AND PAYABLE.


     The consolidated net interest expense of VersaTel for the year ended December 31, 1998, and for the 3 months ended March 31, 1999, after giving effect to the Third High Yield Offering and the incurrence and repayment of the Interim Loans as if each had occurred on January 1, 1998 and January 1, 1999,
respectively, would have been approximately $   million and $       million,
respectively, using the applicable exchange rates in effect on January 1, 1999. The net cash flow of VersaTel for the year ended December 31, 1998, and for the 3 months ended March 31, 1999, after giving effect to the Third High Yield Offering and the incurrence and repayment of the Interim Loans as if each had occurred on January 1, 1998 and January 1, 1999, respectively, would have been approximately $ million and $ million, respectively. Unlike the holders of the Existing Notes, the holders of the Third Notes will not have the benefit of any securities placed in escrow to fund any interest payments on the Third Notes. Accordingly, we will have to increase substantially our net cash flow in order to meet our debt service obligations. In addition, after May 15, 2001, we will no longer be able to rely on cash that has been set aside in escrow to meet our debt service obligations on the Existing Notes. There is no certainty that we will be able to generate sufficient cash flow from operating activities to pay interest and principal on the Third Notes, the Existing Notes or any other outstanding debt. Our ability to improve our operating performance and financial results will depend not only on our ability to successfully implement our business plan, but also upon economic, financial, competitive, regulatory and other factors beyond our control, including fluctuations in exchange rates and general economic conditions in the Benelux. If we are unable to meet the repayment obligations, we may have to refinance our debt, sell our assets or obtain new financing. We cannot assure you that any such refinancing would be possible or that any such sales of assets or additional financing could be achieved. If we cannot refinance or otherwise satisfy our debt obligations we will be in default under such obligations, which could in turn result in the Notes and other debt becoming immediately due and payable. Any default under the Notes would have a material adverse effect on our shareholders' equity.


WE WILL NEED TO OBTAIN ADDITIONAL CAPITAL TO EXPAND THE NETWORK WHICH MAY NOT BE AVAILABLE ON ACCEPTABLE TERMS.

     We will require significant amounts of capital to further develop and expand our network, our sales and marketing efforts and our product and service offerings. We expect that the capital raised from this offering, the First High Yield Offering, the Second High Yield Offering, the Third High Yield Offering and the Nortel Facility, together with other available financing and cash flow from operations, will be sufficient to fund our current capital requirements and anticipated losses for the next 12 months. However, we continually re-evaluate our business objectives and are considering further acquisitions, expansions of our services and acceleration of parts of our current plans. In the past, we have raised more capital more quickly than we had originally anticipated for similar reasons.

     If these sources are not sufficient or if our plans or assumptions change or prove to be incorrect, we may have to delay or abandon some of our development and expansion plans or we may have to seek additional financing earlier than anticipated. We may not be able to obtain additional financing or, we may not be able to obtain it on a timely basis or on terms favorable to us. Our current debt obligations also restrict our ability to raise additional financing and our subsequent use of any such additional financing. In addition, any such additional financing is likely to be subject to additional financial restrictions. A failure to acquire additional capital on acceptable terms may seriously and adversely affect our business.

WE MAY ENCOUNTER DELAYS IN IMPLEMENTING ELEMENTS OF OUR BUSINESS STRATEGY, WHICH COULD ADVERSELY AFFECT OUR GROWTH.

     Our future success depends upon our ability to build and maintain our own telecommunications network and to develop successfully our existing and new products and services. Our success will depend specifically on our ability to obtain and maintain, among other things, the following:

     - experienced and qualified management and staff,

     - additional switch sites,

     - interconnection with PTTs' and other carriers' networks,

     - the necessary licenses,

     - additional transmission facilities, and

     - the necessary easements and rights-of-way from property owners, competitors and various levels of government.

     We are not certain that our current cost estimates are correct or that we will meet our current development schedule relating to construction of the network. In 1998, we experienced a delay in obtaining rights-of-way on approximately 60 kilometers of public property due to the uncertainty expressed by some local governments as to the implications of the new telecommunications act, which was recently adopted by the Netherlands parliament. Although ultimately we did obtain these rights-of-way, these delays prevented us from completing part of our network within the time originally anticipated. In addition, we experienced additional delays in the planned construction of the network due to weather-related flooding. Also, the successful implementation of our construction and expansion strategy will be subject to a variety of other risks, including operating and technical problems, regulatory uncertainties, delays in the full implementation of the European Commission directives regarding telecommunications liberalization, competition, the availability of capital and the risk of damage to software and hardware resulting from adverse weather conditions, fire, power loss, natural disasters and other causes. Any significant increase in costs or any further delay in the schedule could have a substantial negative effect on our financial condition. Even if our network is successfully developed, we may not be able to operate it efficiently.

     We have entered into agreements for the design and construction of key components of our network. However, we have not entered into definitive agreements relating to the development and construction of significant other portions of our network and we cannot guarantee that we will enter into these agreements or that any future construction will be completed efficiently. Even when we do have such agreements, we cannot be certain that the development and construction will proceed as planned and we have been unsatisfied with some of such arrangements in the past. Further, our network depends on technology and products we obtain from vendors that also supply our competitors. Such vendors might stop supplying us and we might not be able to find suitable replacements.

     The development of our network is based on projections of the growth in traffic volumes and routing preferences and the most cost-effective means of constructing our network. If these projections are incorrect, it could have a material adverse effect on our business.

ANY INABILITY TO MANAGE OUR RAPID GROWTH COULD ADVERSELY AFFECT OUR FINANCIAL REPORTING, CUSTOMER SERVICE AND REVENUES.

     Our growth strategy has placed and will continue to place a significant strain on our management resources. In particular, the acquisition and integration of Svianed, SpeedPort, VuurWerk and ITinera will require a significant amount of management time and resources. Our ability to manage this growth will require us to substantially enhance our management, financial and information systems and to effectively develop and train our employee base. Our billing system had been identified by our auditors as a potential weakness in our system of internal controls and is in the process of being replaced by an advanced system designed by Saville Systems. In this respect, management has, among other things, revised its financial collection of data and call billing procedures. Managing our growth will become even more challenging as we increase our target markets and our product and service offerings. The inability to achieve or effectively manage our growth could materially and adversely affect our business.

WE MAY HAVE DIFFICULTY INTEGRATING OUR ACQUIRED BUSINESSES.

     We have brought senior managers of many of our acquired businesses into our management team and we are relying on these individuals to assist us in integrating these acquired businesses into our business strategy. There can be no guarantee that we will be able to attract and retain managers from any newly acquired businesses or be successful in integrating any new managers and businesses from our recent acquisitions.

     We expect to realize operating synergies as a result of our recent acquisitions. However, there is no assurance that we will be able achieve the benefits that our management expects to realize or that the expected benefits will be realized within the time frame we contemplate.

ONE CUSTOMER REPRESENTS A SIGNIFICANT PORTION OF OUR REVENUES.


     As a result of our acquisition of Svianed, 35.8% of our revenues for the year ended December 31, 1998, on a combined basis, would have come from the Gak Group of companies. The Gak Group is under contract to use our data services until May 2001. There can be no assurance that we will be able to retain the Gak Group as a customer after May 2001 or that our revenues from the Gak Group would not thereafter be significantly curtailed. We cannot assure you that any such lost revenues could be replaced. A loss of the revenues derived from the Gak Group, without significant replacement revenue from other sources, could have an adverse effect on our business.


WE MAY HAVE DIFFICULTIES IN UPGRADING AND PROTECTING OUR NETWORK, WHICH COULD ADVERSELY AFFECT OUR GROWTH.

     The success of our network will also depend on our continued ability to provide high-quality telecommunications services through upgrading our systems and our ability to protect our network from external damage. As we grow, the timing and implementation of these upgrades will become more important. We cannot guarantee that the quality and availability of our services will not be disrupted because of our inability to make timely or error-free upgrades to our network. Also, our network may be subject to external damage, in particular from construction work, but also from events, such as floods and other accidents, that can disrupt service. In fact, the construction of our Benelux network was delayed due to significant rain and flooding of our ducts in The Netherlands during the last 3 months of 1998. We have established design and management techniques to address any disruptions that may occur; however, any prolonged difficulty in accessing our network may threaten our relationship with our customers and have an adverse impact on our business.

WE MAY NOT BE ABLE TO IMPLEMENT OUR NEW BILLING AND CUSTOMER INFORMATION SYSTEMS ON SCHEDULE.

     Sophisticated billing and information systems are vital to our growth and our ability to:

     - bill and receive payments from customers,

     - reduce credit exposure, and

     - monitor costs.

     We have reviewed our billing system, in anticipation of our continued growth. We had planned to replace our existing billing system during the second quarter of 1999 with a billing system designed by Saville Systems. We now anticipate that the new system will be implemented by the end of the third quarter of 1999. We have experienced delays in the implementation of our new system and have been forced to rely in the meantime on upgrades of our current system. We may experience further delays, particularly in integrating acquired businesses into our systems. If circumstances cause further delay in the implementation of the new billing system, our billing process could be delayed or interrupted, which could materially and adversely affect our business.

OUR LIMITED HISTORY AND EXPERIENCE COULD PLACE US AT A DISADVANTAGE TO ESTABLISHED COMPETITORS AND MAY NOT BE A RELIABLE BASIS FOR EVALUATING OUR PROSPECTS.

     We were founded in October 1995 and, as a result, we have limited experience as an operating company and have generated only limited revenues. We entered the Belgian market in the third quarter of 1998 and intend to enter the Luxembourg market in 2000. In both of these markets, we have limited or no operating experience and services had previously been provided primarily by the national PTTs. Through our acquisitions of CS Net in November 1998, SpeedPort and VuurWerk in May 1999, and Svianed and ITinera in June 1999, we have entered several markets for Internet-based services which represents a new and rapidly developing market for us. Accordingly, our prospects must be considered in light of the risks, expenses and delays inherent in establishing operations in markets with long established competitors and other more recent entrants to the market and our historical results may not be a reliable basis for evaluating our prospects.

IF WE DO NOT ADAPT TO THE RAPID CHANGES IN THE TELECOMMUNICATIONS INDUSTRY, WE COULD LOSE CUSTOMERS OR MARKET SHARE.

     The European telecommunications industry is changing rapidly due to, among other factors, liberalization, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and trade. Such changes may happen at any time and can significantly affect our operations. There can be no assurance that one or more of these factors will not occur as we expect or will not have unforeseen effects which could have a material adverse effect on us. There can also be no assurance, even if these factors turn out as anticipated, that our strategy will be successful in this rapidly evolving market.

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new products and services, and increased availability of transmission capacity, as well as the increasing utilization of Internet-based technologies for voice and data transmission. Our success will depend substantially on our ability to predict which of the many possible current and future networks, products and services will be important to finance, establish and maintain. In particular, as we further expand and develop our network, we will become increasingly exposed to the risks associated with the relative effectiveness of our technology and equipment. The cost of implementation of emerging and future technologies could be significant, and there can be no assurances that we will select appropriate technology and equipment or that we will obtain appropriate new technology on a timely basis or on satisfactory terms. The failure to obtain effective technology and equipment may adversely affect our ability to offer competitive products and services and the viability of our operations and could have a material adverse effect on our business.

LOSS OF KEY PERSONNEL IN A COMPETITIVE EMPLOYMENT ENVIRONMENT COULD AFFECT OUR GROWTH AND FUTURE SUCCESS.


     Our success depends on the continued employment of Gary Mesch, our managing director, Greg Mesch, our chief operations officer, Raj Raithatha, our chief financial officer, Larry Hendrickson, our chief technology officer, Marc van der Heijden, our chief regulatory counsel, and Jan Niewold, the managing director of Svianed. You should also be aware that we do not have any "key person" insurance. There is intense competition for qualified personnel in our industry in Europe and the limited availability of qualified individuals could become an issue of increasing concern in the future. Our financial condition depends upon qualified personnel implementing a successful business plan. The loss of any of the individuals listed above could adversely affect our business.


WE ARE DEPENDENT ON OUR COMPETITORS TO PROVIDE OUR CUSTOMERS WITH ACCESS TO OUR NETWORK.

     We do not own most of the telecommunications transmission infrastructure that we presently use. We use extensively the telecommunications transmission infrastructure of other carriers in the Benelux and we depend on interconnection agreements with these carriers to connect our customers to our own network. Most of these carriers are our competitors. Svianed in particular currently depends heavily upon leased lines procured from KPN Telecom.

     Our profitability significantly depends on our ability to achieve access, on a timely basis and at attractive rates, to the facilities of our competitors, who may try to limit such access.

     Our dependence on third parties to provide our customers with access to our network makes us susceptible to price fluctuations, service disruptions and cancellations that are outside of our control. These occurrences historically have resulted in the loss of some customers and could result in customer losses in the future. For example, in October 1998, we experienced 2 temporary disruptions as a result of a malfunction in the software of KPN Telecom, which led to customers temporarily having to switch off our network. We believe that we lost a limited number of customers due to those service disruptions. Such disruptions may occur from time to time in the future.

     Svianed's network is comprised of leased lines from KPN Telecom and Internet uplinks from UUNet. Svianed's profitability depends on its ability to continue to have access to the facilities of KPN Telecom and UUNet.

WE MAY BE AFFECTED BY THE YEAR 2000 ISSUE WHICH COULD DISRUPT OUR BUSINESS AND OPERATIONS.

     The Year 2000 issue is the result of computer programs using 2 digits rather than 4 to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     VersaTel has initiated a formal Year 2000 project and recruited an experienced Year 2000 project manager. We are undertaking a comprehensive program to address the Year 2000 issue with respect to the following:

     - our information technology systems,

     - the telephony switching network (including equipment installed at customers' premises),

     - our non-information technology systems (including buildings, plant, equipment, and other infrastructure systems that may contain embedded microcontroller technology),

     - the systems of our major vendors (insofar as they relate to our business), and

     - our customers.

     This program involves 4 "Steps": (1) a wide ranging assessment of Year 2000 problems that might affect us; (2) the development and implementation of remedies to address discovered problems; (3) the testing of our systems as necessary; and (4) an analysis of our most likely worst-case scenario and the preparation of contingency plans. We expect to complete Steps 1 and 2 of this program during the second quarter of 1999 and Steps 3 and 4 by the end of the third quarter of 1999.

     We believe that the most likely worst effect of the Year 2000 issue would be the inability of customers to complete calls. Nortel, the manufacturer of our switches and transport hardware, has informed us that it believes our equipment is Year 2000 compliant. We have requested guarantees from Nortel and Cisco Systems, our supplier of router switches and certain other equipment, with respect to Year 2000 compliance.

     Our new billing system, which we expect to introduce in August 1999, has been certified to be Year 2000 compliant. Even if it were to fail, we believe that bills could still be distributed by modifying the time stamp on the call detail record. The ability of our customer care team to supply quality service would be seriously affected if our operating support systems failed. We are asking for certificates of Year 2000 compliance from these manufacturers. Our ability to collect direct debit payments depends upon financial institutions' computer systems. We are seeking assurances of Year 2000 compliance from the financial institutions and the utility suppliers that we use.

     We expect to incur specific Year 2000 charges that are estimated to be less than NLG 1.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risks Associated with Year 2000." We can give no assurance that we will be successful in obtaining valid assurances, certificates or guarantees, that the Year 2000 issue will not have an adverse effect on us, that any effects could be resolved or that we will be reimbursed for any additional expenditure under any of the assurances, certificates or guarantees that we expect to obtain or otherwise.

     Svianed has undertaken a number of measures to ensure that its business will not be affected as a result of the Year 2000 issue. In 1997, Svianed appointed a project leader and made an assessment of all systems and equipment that could potentially be affected by the Year 2000 issue. The initial focus was to ensure that the services provided by Svianed to its customers would not be interrupted as a result of the Year 2000 issue. The next phase was to ensure that Svianed's management control systems would not be affected by the Year 2000 issue. Starting in mid-1997, Svianed has obtained for all its purchases of hardware and software guarantees as to their Year 2000 compliance. In addition, the installed base of Cisco routers and Newbridge ATM and Frame Relay switches have been confirmed by their suppliers to be Year 2000 compliant.


     Svianed relies on leased lines from KPN Telecom for the provision of its services. Svianed understands, based on information it has received from KPN Telecom, that KPN Telecom has commenced a Year 2000 risk analysis and has established a remediation plan intended to ensure that KPN Telecom will be Year 2000 compliant. Svianed has received a written confirmation from

KPN Telecom that it will maximize its effort to be Year 2000 compliant. However, Svianed has not received any guarantee from KPN Telecom as to its Year 2000 compliance, and we can give no assurance that Svianed's network will not experience any interruptions as a result of any failure by KPN Telecom to be Year 2000 compliant.



     The most likely worst case scenario for Svianed would be a disruption of its network management system. Svianed expects to incur costs of approximately NLG 500,000 in connection with its Year 2000 readiness program, most of which has already been expensed.


WE EXPECT TO ENCOUNTER INCREASING COMPETITION FROM DOMINANT MARKET PARTICIPANTS AND NEW ENTRANTS.

     The European telecommunications industry is a very competitive market that is subject to both the continued dominance of PTTs and the arrival of new entrants.

     PTTs have significant competitive advantages over non-PTT market participants which include:

     - cost advantages as a result of economies of scale,

     - greater market presence and network coverage,

     - greater brand name recognition, customer loyalty and goodwill,

     - control over domestic transmission lines and control over the access to these lines by other participants, and

     - close ties to national regulatory authorities that may be reluctant to adopt policies that would adversely affect their competitive position.

     Our policy in this competitive environment has been to price our products and services at a discount to the PTTs, and to offer high quality customer service, products and services. However, the prices of long distance calls in most of our markets have decreased substantially and our larger competitors have been able to use their greater financial resources to create severe price competition. We believe that prices will continue to decrease for the foreseeable future and that PTTs and other providers will continue to improve their product offerings, which will increase these competitive pressures.

     Our competition in the Benelux also comes from newer market entrants including MCI WorldCom, Telfort, GTS/Esprit Telecom, COLT Telecom and other more recent Internet-based competitors. Further, we believe that, as a result of the introduction of the euro, there will be a greater transparency in prices in our market which may lead to further price competition. Sustained price competition could have a material adverse effect on our business.

EXCHANGE RATE FLUCTUATIONS MAY ADVERSELY AFFECT OUR BUSINESS.

     The proceeds from this offering will be denominated in U.S. dollars and euros and the proceeds from the Third High Yield Offering will be denominated in U.S. dollars and euros. The costs and expenses relating to the expansion of our network and the development of our sales and marketing resources have been and will continue to be largely denominated in Dutch guilders, Belgian francs and, increasingly, euros. Therefore, the expansion of our network and the development of our sales and marketing resources will also be subject to currency exchange rate fluctuations as we use the remaining proceeds from the First High Yield Offering and the Second High Yield Offering and the proceeds from the Third High Yield Offering and this offering to pay our construction and acquisition costs.

     The principal and interest due on the Existing Notes and the Dollar Notes is payable in U.S. dollars. However, our revenues have been and will continue to be largely denominated in Dutch guilders, Belgian francs and, increasingly, in euros. Therefore, our ability to pay the interest and principal due on the Notes will also depend on future exchange rates.

     We denominate our financial reports in Dutch guilders while we maintain significant U.S. dollar denominated assets and liabilities, so our reported results of operations may be significantly affected by exchange rate movements. Furthermore, we will become subject to greater foreign exchange fluctuations as we expand our operations outside the Benelux and begin to receive revenues denominated in currencies other than from countries that have adopted the euro as their currency.

ANY INABILITY TO IDENTIFY FUTURE ACQUISITION OPPORTUNITIES OR ACQUIRE THE FINANCIAL AND MANAGEMENT RESOURCES TO PURSUE SUCH OPPORTUNITIES MAY HINDER OUR GROWTH.

     As part of our business strategy, we have acquired, entered into strategic alliances with, and made investments in, companies in business areas that are complementary to our current operations. Any such future strategic alliances, acquisitions or investments would involve risks. Our strategy presents risks inherent in assessing the value, strengths and weaknesses of acquisition and investment opportunities, and in integrating and managing newly acquired operations and improving their operating efficiency. In addition, such acquisitions and investments could divert our resources and consume significant management time. We cannot assure that any desired strategic alliance, acquisition or investment can be made in a timely manner or on terms and conditions acceptable to us. We cannot assure that we will be successful in identifying attractive acquisition candidates, completing and financing additional acquisitions on favorable terms, or integrating the acquired businesses or assets into our existing operations. Our ability to make acquisitions may depend on the availability of additional debt financing on acceptable terms and will be subject to compliance with the covenants contained in our debt instruments, including the indentures governing the Notes.

WE MAY ENCOUNTER DELAYS, OPERATIONAL PROBLEMS AND INCREASED COST IF WE ARE UNABLE TO ACQUIRE KEY EQUIPMENT FROM OUR MAJOR SUPPLIERS.

     We are dependent on third party suppliers of hardware and software components, including Nortel, Cisco, Hewlett Packard, Microsoft and Netscape. Although we attempt to maintain a number of vendors for each product, a number of components that we use in providing our network services are currently available from only one source. For example, routers are currently available only from Cisco. A failure by a supplier to deliver quality products to us on a timely basis or our inability to develop alternate sources if and as required could result in delays which could have a material adverse effect on us.

     Our recourse against suppliers who fail to deliver products to us on a timely basis is restricted by contractual liability limitations in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with suppliers. Moreover, we cannot be sure that we will be able to obtain such products on the scale we require at an affordable cost or at all. Neither can we be certain that our suppliers will not enter into exclusive arrangements with our competitors or stop selling their products or components to us at commercially reasonable prices or at all. Any failure of our sole or limited-source suppliers to provide products or components that comply with our standards could have a material adverse effect on us.

OBJECTIONS TO CORPORATE ACTIONS BY A SHAREHOLDER MAY RESULT IN OUR ACTIONS BEING BLOCKED AND THE DISTRACTION OF THE ATTENTION OF OUR MANAGEMENT.


     Upon completion of this offering, Cromwilld Limited will own approximately 10.5% of our outstanding ordinary shares, on a fully diluted basis. Cromwilld is controlled by Denis O'Brien, a member of our supervisory board. Cromwilld objected to the First High Yield Offering and the Second High Yield Offering and threatened to challenge our actions in court. In January 1999, Cromwilld filed, pursuant to Article 2:345 of the Netherlands Civil Code, a petition with the Enterprise Chamber (Ondernemingskamer) of the Court of Appeals in Amsterdam requesting the appointment of one or more experts to investigate the management and affairs of VersaTel. The Enterprise Chamber denied Cromwilld's request in a written ruling dated May 20, 1999. However, we are not certain whether or not

Cromwilld will attempt to frustrate, block or challenge our future actions. The Enterprise Chamber's ruling suggests, however, that Cromwilld cannot base such attempts, if any, merely on the shareholders' agreement referred to below.



     Our current shareholders are bound by a shareholders' agreement which prohibits the issuance of additional shares unless the holders thereof agree to be bound by the terms of such shareholders' agreement. According to its terms, the shareholders' agreement will terminate on the effective listing, by the parties thereto, of our entire share capital on any stock exchange. VersaTel's share capital will be listed on the Amsterdam Stock Exchange simultaneously with the closing of this offering. We have been advised by our Netherlands counsel that in its opinion a Netherlands court (if presented with the issue) should conclude that the shareholders' agreement will be effectively terminated simultaneously with the closing of this offering. However, we can give no assurance that Cromwilld will not challenge that interpretation or otherwise challenge the validity of this offering or the Third High Yield Offering either before or after the closing of either offering or that a competent court of law will not support Cromwilld's challenges. However, the Enterprise Chamber's ruling of May 20, 1999, suggests that Cromwilld cannot base any right to block this offering or the Third High Yield Offering on the shareholders' agreement alone. Any such challenge would divert the attention of our management and other corporate resources and, in particular, if a challenge is successful, could have a material adverse effect on us and the market price of our Shares and ADSs.


WE ARE CONTROLLED BY PARTIES WHOSE INTEREST MAY NOT BE ALIGNED WITH YOURS.


     You should be aware that 5 shareholders currently own 75.0% of our shares on a fully diluted basis. Upon completion of this offering, we expect these shareholders will own approximately 56.0% of our shares on a fully diluted basis. Collectively, these shareholders have the power to exercise voting and management control, and their interests may be different from your interests and the interests of our other shareholders.


CHANGES IN THE REGULATORY ENVIRONMENT COULD AFFECT OUR ABILITY TO OFFER OUR PRODUCTS AND SERVICES.

     We expect that the implementation of directives and regulations of the European Union intended to liberalize the telecommunications market will essentially enable us to gain access to telecommunications networks controlled by PTTs. A number of directives have been implemented by the EU members, but several directives still remain to be implemented in the member states, including the Benelux. A delay in the implementation of these directives and regulations could have a material adverse effect on our business.

     Our operations depend on the licenses, authorizations and registrations that we have obtained in The Netherlands, Belgium and the United Kingdom and the success of our applications for additional licenses, authorizations and registrations in these and other jurisdictions. We have no guarantees that we will be able to maintain or renew these licenses, authorizations and registrations. The loss of, or failure to obtain, licenses, authorizations or registrations or a substantial limitation thereof could have a material adverse effect on our business.

     There are currently few laws and regulations that specifically regulate communications on the Internet. European and U.S. government authorities and agencies are considering laws and regulations that address issues such as user privacy, infringement pricing, on-line content regulation, intellectual property ownership and taxation of on-line products and services. The EU has adopted 2 directives that impose restrictions on the collection and use of personal data, guaranteeing citizens of EU Member States the right of access to their data, the right to know where the data originated and the right to recourse in the event of unlawful processing. However, to the best of our knowledge, no European court has ever held a telecommunications services provider liable for content transmitted over its network, although we can give no assurances that no laws or regulations will be adopted that will impose such liability, or that any future court rulings will not impose such liability. Any future regulation of the Internet that imposes restrictions on the way we conduct our business could seriously affect adversely our business.

THE NATURE OF OUR BUSINESS MAKES US SUSCEPTIBLE TO FRAUD AND BAD DEBT.

     As a provider of telecommunications and Internet services, our operations are potentially exposed to the risks of fraud and bad debt. Specifically, our revenues for the 3 months ended December 31, 1997 were negatively impacted by a case of fraud in October 1997, which we estimate resulted in a loss of approximately NLG 1.0 million. The fraud involved the unauthorized use of one of our test codes. As a result, a large number of calls were originated over the course of 4 days and the associated origination and termination costs were expensed as miscellaneous operating expenses. In addition, some of our regular customers were unable to complete calls through our network. We lost revenue from such customers and offered credits to these customers. While we believe that changes in the technology we employ will curtail potential fraudulent use of our facilities, we do not have insurance coverage for potential fraud in place. Although we did not experience any fraudulent use of our facilities in 1998, any recurrence of such fraud could have a material adverse effect on our business.

     Although we make appropriate provisions for non-payment of monies owed to us by our customers, our level of bad debt may increase. Any significant increase in the level of bad debt could have a material adverse effect on our business.

A CHANGE OF CONTROL MAY CAUSE DEFAULT UNDER THE INDENTURES GOVERNING THE NOTES.

     Pursuant to the terms of the Notes, each holder can require us to repurchase its Notes at a price equal to 101% of the principal amount thereof in the event a change of control of VersaTel occurs. However, our existing contractual obligations or an inability to obtain adequate resources may prevent us from consummating any offering to repurchase the Notes. Our failure to complete an offer to repurchase the Notes would be an event of default under the indentures governing the Notes and would, therefore, seriously adversely affect our business.

WE MAY BE CONSIDERED A PASSIVE FOREIGN INVESTMENT COMPANY.

     For the year 1998, we were a "passive foreign investment company" (a "PFIC") for U.S. federal income tax purposes. Although, based on our projections, we do not expect to be a PFIC for 1999 or any subsequent year, because our projections may prove to be inaccurate and, in particular, because we have substantial passive assets in the form of cash from the First High Yield Offering and the Second High Yield Offering, and will raise additional capital in this offering and the Third High Yield Offering, we can provide no assurance in that regard. U.S. Holders (as defined in "Taxation -- U.S. Tax Considerations") that own Shares or ADSs at any time during a taxable year for which we are a PFIC will be subject to a complex set of rules under the Internal Revenue Code and, generally, could in effect be subject to additional tax upon certain distributions by us or upon a sale or other disposition of such Shares or ADSs. See "Tax Considerations -- U.S. Federal Income Tax Considerations." We urge investors to consult their own tax advisors regarding the application of the PFIC rules to their particular circumstances.

INVESTORS WILL INCUR IMMEDIATE DILUTION AND MAY EXPERIENCE FURTHER DILUTION.

     The initial offering price of our Shares and ADSs will be substantially higher than the pro forma net tangible book value per share of the outstanding ordinary shares, including ordinary shares represented by the ADSs, immediately after the offering. If you purchase Shares or ADSs in this offering, you will incur an immediate and substantial dilution in the pro forma net tangible book value per Share or ADS from the price you will have paid for the Shares or ADSs. We also have a large number of outstanding options to purchase, and warrants exercisable into, ordinary shares with exercise prices significantly below the estimated initial public offering price. To the extent such options and warrants are exercised, you will experience further dilution. We expect that warrants covering approximately 3,250,000 ordinary shares will be exercised concurrently with this offering, each at an exercise price of NLG 2.55 per share, which is substantially less than the estimated initial public offering price range listed on the cover page of this prospectus.


SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE.


     After this offering there will be 60,859,810 outstanding ordinary shares, including ordinary shares represented by the ADSs. There will be 64,047,310 shares, including ordinary shares represented by the ADSs, outstanding if the underwriters exercise their over-allotment option in full. Of these shares, the shares sold in this offering will be freely tradeable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 39,609,810 shares that are not sold in this offering will not be registered shares and may only be resold in compliance with the registration requirements under the Securities Act or pursuant to our exemption therefrom.



     Our directors, executive officers, and some of our current shareholders have agreed, subject to certain limited exceptions, for a period of 180 days after the date of this prospectus, that they will not, without the prior written consent of Lehman Brothers Inc., directly or indirectly, offer to sell, sell or otherwise dispose of any ordinary shares. See "Underwriting." As of the date of this prospectus, there are outstanding 375,000 warrants to purchase 5,000,100 ordinary shares at an exercise price of NLG 2.55 per share, which warrants were issued in connection with the First High Yield Offering and the Second High Yield Offering. All such warrants become exercisable upon completion of this offering. We expect that, concurrently with the closing of this offering, the holders of approximately 280,000 warrants will exercise their warrants (on a cashless basis) and, immediately thereafter, sell 3,250,000 ordinary shares (in the form of Shares or ADSs) issued upon exercise of such warrants. We expect that there will be approximately 95,000 unexercised warrants outstanding after the closing of this offering, which, when exercised, would result in the issuance of approximately 1,270,593 ordinary shares that could only be resold in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom. The warrant agreements governing the warrants provide that we must, for those warrant holders who elect not to participate in this offering, file a shelf registration statement with the Securities and Exchange Commission pursuant to Rule 415 of the Securities Act with respect to any ordinary shares issued upon exercise of warrants within 180 days after the closing of this offering. However, pursuant to the terms of the warrant agreements governing the warrants, we are obliged to file a shelf registration statement immediately upon closing of this offering in respect of any warrant holders who elect to sell shares issued upon the exercise of warrants in this offering but are prevented from selling any such shares by the underwriters.



     In addition, as of the date of this prospectus, there were outstanding options to purchase 7,438,000 depositary receipts issued for ordinary shares (348,000 of which are not dilutive), none of which were fully vested and exercisable. An additional 385,000 shares have been reserved for issuance under our 1999 Stock Option Plan. All of our stock option plans provide that the option holder is not entitled to retain any depositary receipts received by it as a result of the exercise of its option, nor is the option holder entitled to exchange any depositary receipts for ordinary shares. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it to us or to another party designated by us at the fair market value of the underlying shares.



     In connection with the acquisitions of CS Net, SpeedPort and ITinera and in connection with a recently-hired employee, we are obligated to issue up to an aggregate of 755,000 additional ordinary shares. We also have earn-out obligations to former shareholders of SpeedPort and ITinera covering an aggregate of 130,000 ordinary shares. Upon issuance, any such shares could only be resold in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.

     We cannot predict if future sales of our ordinary shares, or the availability of our ordinary shares for sale, will materially adversely affect the market price for our ordinary shares or our ability to raise additional capital by offering equity securities.

NO PUBLIC MARKET FOR THE SHARES AND ADSS AND THE PRICE OF THE SHARES AND ADSS MAY BE VOLATILE.

     Prior to this offering there was no public market for the Shares or the ADSs. We cannot predict the extent to which investor interest in us will lead to the development of a trading market in the Shares and ADSs or how liquid that market might become. The initial public offering price for the Shares and ADSs will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

     Recently, stock markets in the United States and Europe have experienced significant price and volume fluctuations and the market prices of securities of telecommunications services providers and technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their Shares or ADSs at or above the initial public offering price listed on the front cover page of this prospectus. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation in the United States has often been instituted against such a company. The institution of such litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could materially adversely affect our business, results of operations and financial condition.

WE HAVE ANTITAKEOVER PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL, EVEN IF IT WOULD BENEFIT SHAREHOLDERS.


     Our articles of association provide for the possible issuance of preference shares A, preference shares B and one priority share. Such shares may be issued pursuant to a resolution of the general meeting of shareholders. However, our management board is expected to seek, from the shareholders at a general meeting, the authority to issue preference shares and the priority share subject only to the prior approval of the supervisory board. The issuance of preference shares or the priority share may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market place for our Shares or ADSs:



     - Preference shares A and preference shares B. Upon obtaining authority from the general meeting of shareholders to issue preference shares, our management board is expected to grant a call option on preference shares, which in the case of preference shares B will not exceed 100% of all our other outstanding shares, to an independent foundation (stichting) to be established under Netherlands law. In the event of a threatened hostile take-over bid, the foundation may exercise this option. The issuance of such preference shares could therefore inhibit a change of control.


     - Priority share. Upon obtaining authority from the general meeting of shareholders to issue the priority share, our management board is expected to grant a call option on the priority share to an independent foundation (stichting) to be established under Netherlands law. In the event of a threatened hostile take-over bid, the foundation may exercise this option. The priority share carries special voting rights. The issuance of this priority share could therefore inhibit a change of control.

WE DO NOT EXPECT TO PAY DIVIDENDS FOR THE FORESEEABLE FUTURE.

     We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain any future earnings to finance operations, expand our network, repay outstanding obligations and finance future acquisitions. Therefore, we do not expect to pay any dividends in the foreseeable future. In addition, the indentures governing the Notes severely limit and for the foreseeable future, effectively prohibit, our ability to pay cash dividends on our capital stock.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements. Such statements can be identified by the use of terminology such as "believes", "expects", "may", "will", "should", "anticipate", "estimate", "continue" or other similar words. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including, among other things:


     - our anticipated expansion plans for our network and growth strategies,

     - our expectation of the impact of this expansion on our revenue potential, cost basis and margins,

     - our expectation of the competitiveness of our services,

     - our intention to introduce new products and services,

     - anticipated trends and conditions in our industry, including regulatory reform and the liberalization of telecommunications services across Europe, and

     - our ability to compete, both nationally and internationally.


     In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Given these considerations, readers are cautioned not to place undue reliance on such forward-looking statements.

                                USE OF PROCEEDS


     We estimate that the net proceeds to us from (i) the sale by us of 18,000,000 ordinary shares offered hereby will be approximately $158.4 million (NLG 323.1 million) ($187.2 million (NLG 381.9 million) if the underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of E9.00 per Share (the midpoint of the estimated range specified on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming that our employees will purchase 5% of the Shares being offered by us at a 10% discount to the initial public offering price, and (ii) the sale of the Notes in the Third High Yield Offering will be approximately $237.9 million (NLG 485.3 million), after deducting underwriting discounts and estimated offering expenses, and assuming all of the Notes are issued as Dollar Notes.



     Of the aggregate net proceeds of $396.3 million (NLG 808.4 million) (assuming no exercise by the underwriters of their over-allotment option) from this offering and the Third High Yield Offering, we expect to use:



          - approximately $152.2 million (NLG 310.5 million) to repay $131.25 million and $18.75 million in aggregate principal amount of, plus accrued interest owing under, the Interim Loans made by Lehman Commercial Paper Inc. and ING (U.S.) Capital, LLC, respectively, affiliates of Lehman Brothers Inc., Lehman Brothers International (Europe), ING Barings Limited and ING Barings LLC, each an underwriter or an affiliate of an underwriter in this offering or the Third High Yield Offering;



          - approximately $150.0 million (NLG 306.0 million) to fund capital expenditures for expansion of our network, including approximately $70.0 million (NLG 142.8 million) for the fiber construction for the Benelux network and the local access network, approximately $50.0 million (NLG 102.0 million) for points of presence, switches and related equipment, and approximately $30.0 million (NLG 61.2 million) for other capital expenditures; and



          - the remaining amount of approximately $94.1 million (NLG 192.0 million) for acquisitions, working capital and other general corporate purposes, including the funding of operating deficits.



     The proceeds from the Third High Yield Offering will be used only to repay the Interim Loans and for acquisitions and the expansion of our network in a manner consistent with the terms of the indentures governing the Existing Notes.



     Although we have no commitments or agreements with respect to any specific future acquisition, we expect to use a portion of the net proceeds of this offering for the acquisition of businesses which are complementary to our own. Pending the foregoing uses, we intend to invest the net proceeds from this offering and the Third High Yield Offering in short-term, investment grade, interest-bearing instruments.



     Notwithstanding the above, we cannot specify with certainty the particular uses for the net proceeds of this offering. Accordingly, our management will have broad discretion in the application of such net proceeds.


     We will not receive any of the proceeds from the Shares or ADSs being sold by the selling shareholders.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our ordinary shares and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings to finance operations, expand our network, repay outstanding obligations and finance future acquisitions. Any future determination to pay cash dividends will be at the discretion of the shareholders, to be determined at a general meeting of shareholders. Our ability to declare or pay cash dividends, if any, will be dependent upon the ability of our subsidiaries to declare and pay dividends or otherwise transfer funds to VersaTel, because VersaTel conducts its operations entirely through subsidiaries. The indentures governing the Notes provide that, in general, we may not declare or pay any dividend or make any other cash distribution to our shareholders, unless we have generated sufficient cash flows from prior years. These indentures limit and, for the foreseeable future, effectively prohibit, our ability to declare or pay cash dividends. See "Description of Material Indebtedness."

                                 CAPITALIZATION


     The following table sets forth our capitalization as of March 31, 1999. Our capitalization is presented on an actual basis and on an "as adjusted" basis to reflect our receipt of the estimated net proceeds, after deducting underwriting discounts, commissions and estimated offering expenses, from the sale by us of
(i) 18,000,000 ordinary shares in the form of Shares (at an assumed initial public offering price of E9.00 per Share, the midpoint of the estimated range specified on the cover page of this prospectus) and (ii) the Third Notes offered in the Third High Yield Offering. You should read this capitalization table together with "Selected Financial Data for VersaTel," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Information" and the historical financial statements included elsewhere in this prospectus.



                                                         AS OF MARCH 31, 1999
                                           ------------------------------------------------
                                                   ACTUAL                 AS ADJUSTED
                                           ----------------------    ----------------------
                                              NLG         $(1)          NLG         $(1)
                                           ---------    ---------    ---------    ---------
                                                            (IN THOUSANDS)
Cash and restricted cash(2)(3)...........    559,366      274,199    1,005,560      492,922
                                           =========    =========    =========    =========
Current maturities of long-term
  debt(4)................................         71           35        2,571        1,260
Long-term debt (less current portion):
  13 1/4% Senior Notes due 2008(5)(6)....    455,773      223,418      455,773      223,418
  13 1/4% Senior Notes due 2008(5)(7)....    292,072      143,172      292,072      143,172
       % Senior Dollar Notes due 2009
     (5)(8)..............................         --           --      510,000      250,000
       % Senior Euro Notes due
     2009(8)(9)..........................         --           --
  Other debt(4)..........................        693          340        3,193        1,565
                                           ---------    ---------    ---------    ---------
     Total debt..........................    748,609      366,965    1,263,609      619,415
                                           ---------    ---------    ---------    ---------
Shareholders' equity:
  Ordinary shares, par value NLG 0.05 per
     share -- 150,000,000 shares
     authorized, and 38,984,810 shares
     issued and outstanding; 80,000,000
     shares authorized and 60,234,810
     shares issued and outstanding, as
     adjusted(3)(10)(11).................      1,949          955        3,012        1,476
  Additional paid-in capital(3)(11)......     51,112       25,055      377,023      184,815
  Warrants(6)(7)(11).....................      5,212        2,555        1,324          649
  Accumulated deficit....................   (170,728)     (83,690)    (170,728)     (83,690)
                                           ---------    ---------    ---------    ---------
     Total shareholders' equity
       (deficit).........................   (112,455)     (55,125)     210,631      103,250
                                           ---------    ---------    ---------    ---------
     Total capitalization................    636,154      311,840    1,474,240      722,666
                                           =========    =========    =========    =========


-------------------------


 (1) Solely for the convenience of the reader and except as provided in footnotes 5 and 9 below, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.



 (2) The adjustment to cash and restricted cash reflects (i) the receipt by us of the estimated net cash proceeds from this offering of $158.4 million (NLG 323.1 million) (assuming that 900,000 ordinary shares offered hereby are sold to employees of VersaTel at a 10% discount to the initial public offering price), (ii) the receipt of the estimated net cash proceeds from the Third High Yield Offering of $237.9 million (NLG 485.3 million) and
     (iii) the maintenance of $218.8 million (NLG 446.3 million) (reflecting the total proceeds of $396.3 million (NLG 808.4 million) from this offering and the Third High Yield Offering less approximately $177.5 million (NLG 362.2 million) used to acquire Svianed) as cash pending application as provided in "Use of Proceeds." Amounts paid in dollars have been translated into Dutch guilders at the rate of $1.00 = NLG 2.04.



 (3) Assumes all ordinary shares are sold in the form of Shares at E9.00 per Share.



 (4) The adjustment reflects assumed debt of NLG 5.0 million from the Svianed acquisition.

 (5) The U.S. dollar indebtedness of the Senior Notes and of the Senior Dollar Notes has been translated into Dutch guilders at the Noon Buying Rate on March 31, 1999 of $1.00 per NLG 2.04.



 (6) NLG 3.3 million of the aggregate principal amount of the First Notes was allocated to the warrants issued in connection with the First High Yield Offering.



 (7) NLG 1.9 million of the aggregate principal amount of the Second Notes was allocated to the warrants issued in connection with the Second High Yield Offering.



 (8) For the purposes of this table, the total estimated gross proceeds from the Third High Yield Offering of $250,000,000 have been allocated to the Senior Dollar Notes.



 (9) The euro indebtedness of the Senior Euro Notes has been translated into Dutch guilders at E1.00 per NLG 2.20371.



(10) Shares issued and outstanding includes 130,000 ordinary shares that we are obligated to issue, and which have been approved for issuance by our shareholders, in connection with the acquisition of CS Net. Does not include an aggregate of 625,000 shares that we are obligated to issue (i) in connection with the acquisitions of SpeedPort and ITinera and (ii) to a recently-hired employee. Assumes no exercise of the over-allotment option by the underwriters.



(11) Assumes 3,250,000 Shares or ADSs are sold by the selling shareholders in this offering, upon cashless exercise of approximately 280,000 warrants, consisting of approximately 75% of the warrants issued in connection with each of the First High Yield Offering and the Second High Yield Offering.

                                    DILUTION


     As of March 31, 1999, our net tangible book value was NLG (112.5) million ($(55.1) million), or NLG (2.88) ($(1.41)) per ordinary share. "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of ordinary shares outstanding. As of March 31, 1999, our net tangible book value, after giving effect to the sale of 21,250,000 ordinary shares in the form of Shares offered in this offering and the application of the net proceeds from such sale of NLG
323.1 million ($158.4 million) (based on an assumed initial public offering price of E9.00 per Share, the midpoint of the estimated public offering price range specified on the cover page of this prospectus, and after deducting the underwriting discounts and commissions and other estimated offering expenses), would have been approximately NLG 210.6 million ($103.2 million), or NLG 3.50 ($1.71) per ordinary share. This represents an immediate increase of NLG 6.38 ($3.12) per ordinary share to existing shareholders and an immediate dilution of NLG 16.33 ($8.01) per ordinary share to new investors.



     The following table illustrates this per share dilution:



                                                PER SHARE              PER ADS(1)
                                          ---------------------   ---------------------
Initial public offering price(2)........              NLG 19.83                   $9.72
Consolidated net tangible book value as
  of March 31, 1999(3)..................  NLG (2.88)                 $(1.41)
Increase in net tangible book value
  attributable to new investors.........       6.38                    3.12
                                          ---------                 -------
Pro forma net tangible book value after
  this offering(4)......................                   3.50                    1.71
                                                      ---------                   -----
Dilution to new investors purchasing
  Shares or ADSs(5).....................              NLG 16.33                   $8.01
                                                      ---------                   -----
                                                      ---------                   -----



     Assuming this offering had occurred on March 31, 1999, the following table summarizes the differences between the total consideration paid and the average price per share paid by the existing shareholders and the new investors with respect to the number of Shares purchased from us (based on assumed initial public offering prices of E9.00 per Share, the midpoint of the public offering price range specified on the cover page of this prospectus):



                                                                                       AVERAGE
                                                                                        PRICE
                         SHARES PURCHASED           TOTAL CONSIDERATION(6)            PER SHARE
                       --------------------   ----------------------------------       AND PER
                         NUMBER     PERCENT           AMOUNT             PERCENT      ADS(1)(2)
                       ----------   -------   -----------------------    -------   ----------------
Existing
  shareholders.......  42,234,810    70.12%   NLG  67,783(7) $ 33,227(7)  15.96%   NLG 1.60   $0.79
New investors........  18,000,000    29.88%   NLG 357,001     175,000     84.04%      19.83    9.72
                       ----------    -----    -----------    --------     -----    --------   -----
     Total...........  60,234,810      100%   NLG 424,784    $186,940       100%
                       ==========    =====    ===========    ========     =====

---------------

(1) Proceeds from the sale of Shares received in euro have been converted into NLG at the rate of NLG 2.20371 = E1.00, which resulting amount has been converted into U.S. dollars at the rate of NLG 2.04 per $1.00.



(2) Because of changes in the U.S. dollar-Dutch guilder exchange rate since March 31, 1999, per ADS amounts do not reflect the midpoint of the estimated per ADS price range on the front cover page of this prospectus, which has been converted from euro at the June 25, 1999 Noon Buying Rate of NLG 2.11=$1.00.



(3) Consolidated net tangible book value per Share before this offering is determined by dividing VersaTel's consolidated net tangible book value at March 31, 1999 by 38,984,810, the number of ordinary shares then outstanding. This calculation excludes the impact of (i) an aggregate of 625,000 ordinary shares reserved for issuance to former shareholders of SpeedPort and ITinera and to a recently-hired employee, (ii) options covering 7,090,000 ordinary shares that have been granted to employees,
    (iii) 5,000,100 ordinary shares reserved for issuance in connection with the exercise of then outstanding warrants and (iv) an aggregate of 130,000 ordinary shares approved for issuance in connection with earn-out obligations to former shareholders of SpeedPort and ITinera.



(4) The total number of outstanding ordinary shares for the purposes of calculating consolidated net tangible book value after this offering is 60,234,810 and assumes no exercise of the over-allotment option by the underwriters. This calculation excludes the impact of (i) an aggregate of 625,000 ordinary shares reserved for issuance to former shareholders of SpeedPort and ITinera and to a recently-hired employee, (ii) options covering 7,090,000 ordinary shares that have been issued to employees, (iii) 1,270,593 ordinary shares that will be reserved for issuance in connection with warrants outstanding after this offering and (iv) an aggregate of 130,000 ordinary shares approved for issuance in connection with earn-out obligations to former shareholders of SpeedPort and ITinera.



(5) Dilution, for this purpose, represents the difference between the assumed initial public offering price per Share in this offering and the consolidated net tangible book value per Share at March 31, 1999 after giving effect to this offering.



(6) Does not include (i) estimated expenses of approximately NLG 32.1 million ($15.7 million) to be incurred in connection with this offering and (ii) any ordinary shares offered at a discount to the public offering price.



(7) Does include the cost of NLG 5,212 in connection with warrants issued in the First High Yield Offering and Second High Yield Offering.

                           EXCHANGE RATE INFORMATION

DUTCH GUILDERS TO U.S. DOLLARS

     The table below sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rates for Dutch guilders expressed in Dutch guilders per U.S. dollar through December 31, 1998 and, for periods thereafter, the exchange rate of Dutch guilders per U.S. dollar (calculated based on the Noon Buying Rate for euro). On March 31, 1999, the exchange rate for Dutch guilders per U.S. dollar (calculated based on the Noon Buying Rate of euro per U.S. dollar on such date) was NLG 2.04 per $1.00.


                                                                      PERIOD
                      PERIOD                        HIGH    LOW     AVERAGE(1)    PERIOD END
                      ------                        ----    ----    ----------    ----------
1994..............................................  1.98    1.67       1.82          1.74
1995..............................................  1.75    1.52       1.60          1.60
1996..............................................  1.76    1.61       1.69          1.73
1997..............................................  2.12    1.73       1.95          2.03
1998..............................................  2.09    1.81       1.98          1.88
1999 (through June 25)............................  2.14    1.87       2.03          2.11


-------------------------

(1) The average of the Noon Buying Rates on the last day of each full month during the period.

     Netherlands law does not impose restrictions that would affect the remittance of dividend or other payments to nonresident holders of the ordinary shares or any other foreign exchange controls. Fluctuations in the exchange rate between the Dutch guilder and the U.S. dollar in the past are not necessarily indicative of fluctuations that may occur in the future.

BELGIAN FRANCS TO U.S. DOLLARS

     The table below sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rates for Belgian francs expressed in Belgian francs per U.S. dollar through December 31, 1998 and, for periods thereafter, the exchange rate of Belgian francs per U.S. dollar (calculated based on the Noon Buying Rate for euro). On March 31, 1999, the exchange rate for Belgian francs per U.S. dollar (calculated based on the Noon Buying Rate of euro per U.S. dollar on such date) was BEF 37.32 per $1.00. The exchange rate of the Luxembourg franc to the U.S. dollar is the same as that of the Belgian franc to the U.S. dollar.


                                                                      PERIOD
                     PERIOD                       HIGH      LOW     AVERAGE(1)    PERIOD END
                     ------                       -----    -----    ----------    ----------
1994............................................  36.53    30.73      33.43         31.85
1995............................................  32.14    27.94      29.47         29.43
1996............................................  32.27    29.50      30.97         31.71
1997............................................  38.82    31.76      35.81         37.08
1998............................................  38.50    33.19      36.31         34.36
1999 (through June 25)..........................  39.18    34.15      37.24         38.61


-------------------------

(1) The average of the Noon Buying Rates on the last day of each full month during the period.

     Fluctuations in the exchange rate between the Belgian franc and the U.S. dollar in the past are not necessarily indicative of fluctuations that may occur in the future.

U.S. DOLLARS TO EURO

     Each of The Netherlands, Belgium and Luxembourg has adopted the euro as of January 1, 1999. The table below sets forth, for the periods and dates indicated, certain information concerning the Noon Buying Rates for euros expressed in U.S. dollars per euro.


                                                                      PERIOD
                      PERIOD                        HIGH    LOW     AVERAGE(1)    PERIOD END
                      ------                        ----    ----    ----------    ----------
First Quarter 1999................................  1.18    1.07       1.11          1.08
Second Quarter 1999 (through June 25).............  1.08    1.03       1.05          1.04


-------------------------

(1) The average of the Noon Buying Rates on the last day of each full month during the period.

     Fluctuations in the exchange rate between the euro and the U.S. dollar in the past are not necessarily indicative of fluctuations that may occur in the future.

EUROPEAN MONETARY UNION

     Pursuant to the Treaty on European Union, signed at Maastricht on February 7, 1992, the third stage of the European Monetary Union commenced on January 1, 1999. On that date, the euro was introduced and became legal tender in the member states of the EU which are participating in the third stage of the European Monetary Union, and those participating member states transferred authority for conducting monetary policy to the European Central Bank. The following 11 member states are participating on the third stage of the European Monetary Union: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. From the start of the third stage of the European Monetary Union, the value of the euro against the currencies of each of the participating member states was irrevocably fixed. Participating national currencies will be removed from circulation between January 1, 2002 and June 30, 2002 and replaced by euro banknotes and coins. During the transition period from January 1, 1999 through December 31, 2001, the euro will be available only in "paperless form," pending the production and release of euro banknotes and coins, while the participating countries' national currencies will be maintained as non-decimal subdivisions of the euro. The denomination of "legal instruments" (legislative and statutory provisions, acts of administration, judicial decisions, contracts, unilateral legal acts, payments instructions other than banknotes and coins, and other instruments with legal effect) is not modified by the introduction of the euro itself and payments originally designated in Dutch guilders, for instance, will continue to be made in Dutch guilders, unless otherwise agreed by the parties. Under the so-called "no compulsion -- no prohibition" principle, since January 1, 1999 private and public entities as well as individuals may agree on the use of either euro (for non-cash payments only) or the participating countries' national currencies for existing and new transactions. During the transition period certain legal instruments (mainly government bonds and other debt instruments) may be unilaterally redenominated in euro. As of January 1, 2002, all references to the participating countries' national currencies contained in legal instruments (not redenominated during the transitional period) are to be understood as references to the euro.

     Also, since January 1, 1999 the value of the national currency of a participating country in the national currency of another country (whether a participating members state or not) may be determined only through the bilateral conversion method (by converting the first currency into euro and then converting this euro equivalent amount into the second currency). The conversion rates between the euro and the participating member states' national currencies were irrevocably fixed on December 31, 1998. The conversion rate between the euro and the Dutch guilder was fixed at NLG 2.20371 per E1.00 and the conversion rate between the euro and the Belgian franc was fixed at BEF 40.3399 per E1.00.

OUR RESPONSE TO THE INTRODUCTION OF THE EURO

     We have published our historical financial statements, including our audited financial statements, in Dutch guilders. We expect to begin preparing our financial statements in euros commencing with the financial statements for the fiscal year 2000, but not to restate our historical financial statements in euros. Our financial statements for 2000 will contain a column converting euro amounts to Dutch guilders for comparison purposes. We expect to keep our accounting records in euros starting in 2000. We expect that our share capital will be redenominated in euros in 2000.

     Payment for Shares purchased in this offering may be made in Dutch guilders or in euros (for non-cash payments only), but the price of ordinary shares listed and traded on the Amsterdam Stock Exchange will be quoted exclusively in euros.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION


     The following unaudited pro forma financial information of VersaTel has been prepared in accordance with U.S. GAAP and is derived from, and should be read in conjunction with, the historical audited financial statements of VersaTel and Svianed included elsewhere in this prospectus. The unaudited pro forma statement of operations data for the year ended December 31, 1998 give effect to the Transactions as if they had occurred on January 1, 1998. The unaudited pro forma statement of operations data for the 3 months ended March 31, 1999 give effect to the Transactions as if they had occurred on January 1, 1999. The unaudited pro forma balance sheet data as of March 31, 1999 give effect to the Transactions as if they had occurred on such date.


     The unaudited pro forma financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that VersaTel believes are reasonable. The acquisition of Svianed will be accounted for under the acquisition method of accounting and, accordingly, this method of accounting has been applied in the unaudited pro forma financial information. Under the acquisition method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the time of the acquisition of Svianed. Estimates of the fair values of the Svianed assets and liabilities have been combined with the recorded values of the assets and liabilities of VersaTel in the unaudited pro forma financial information. The estimates of fair value of assets and liabilities are based on a number of assumptions which management believe to be reasonable but which are subject to change. Such changes could include, among other things, changes in the classification and useful lives of intangible assets and the related amortization expense from amounts presented in the pro forma financial information.


     The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. The unaudited pro forma financial information and accompanying notes should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      VERSATEL TELECOM INTERNATIONAL N.V.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                      HISTORICAL                           PRO FORMA
                               -------------------------   -----------------------------------------
                                VERSATEL       SVIANED     ADJUSTMENTS             COMBINED
                               -----------   -----------   -----------     -------------------------
                                   NLG           NLG           NLG             NLG          $(1)
REVENUES.....................       39,561        56,683                        96,244        47,178

OPERATING EXPENSES:
  Cost of revenues, excluding
     depreciation and
     amortization............       31,821        26,878                        58,699        28,774
  Selling, general and
     administrative..........       47,733        11,890                        59,623        29,227
  Depreciation and
     amortization............        6,473         8,751        35,119(2)       50,343        24,678
                               -----------   -----------                   -----------   -----------
     Total operating
       expenses..............       86,027        47,519                       168,665        82,679
                               -----------   -----------                   -----------   -----------
Operating result.............      (46,466)        9,164                       (72,421)      (35,501)

OTHER INCOME (EXPENSES):
  Foreign currency exchange
     gains (losses), net.....        5,146            --                         5,146         2,522
  Interest income............       11,857            85                        11,942         5,854
  Interest expense -- third
     parties.................      (37,522)         (435)      (58,574)(3)     (96,531)      (47,319)
  Interest expense -- related
     parties.................         (145)           --                          (145)          (71)
                               -----------   -----------                   -----------   -----------
     Total other income
       (expense).............      (20,664)         (350)                      (79,588)      (39,014)
                               -----------   -----------                   -----------   -----------
Net result before income
  taxes......................      (67,130)        8,814                      (152,009)      (74,515)

PROVISION FOR INCOME TAXES...            7         3,085        (3,085)(4)           7             3
                               -----------   -----------                   -----------   -----------
Net result...................      (67,137)        5,729                      (152,016)      (74,518)
                               ===========   ===========                   ===========   ===========

NET RESULT PER SHARE (Basic
  and Diluted)(5)(6).........        (2.06)                                      (2.82)        (1.38)
Weighted average number of
  shares outstanding(5)(6)...   32,622,194                                  53,872,194    53,872,194
FINANCIAL DATA:
  EBITDA(7)..................      (39,993)       17,915                       (22,078)      (10,823)
  Capital expenditures.......       77,255        13,256                        90,511        44,368

-------------------------
(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.


(2) Reflects the amortization, over the current period, of goodwill. Goodwill records the excess of the acquisition price of Svianed over the fair value of assets and liabilities of Svianed. The book value of tangible assets acquired and liabilities assumed are assumed to approximate fair value. The excess of the purchase price over the fair value of tangible assets acquired and liabilities assumed was allocated to assets acquired based on management's best estimate, based on discussion with VersaTel's advisers and preliminary analysis of available financial and non-financial data, of the fair values of such assets.



                                                                           NLG
                                                                      --------------
                                                                      (IN THOUSANDS)
        Total purchase price (including NLG 4,475 of acquisition
          costs)....................................................     (362,475)
        Fair value of tangible assets acquired and liabilities
          assumed...................................................       11,288
                                                                         --------
        Goodwill recorded on acquisition............................     (351,187)
                                                                         ========



    The above goodwill calculation is based on the fair value of assets and liabilities as if they had been acquired at January 1, 1998. Goodwill is amortized over a period of 10 years.



(3) Interest expense reflects (i) NLG 56.1 million of interest expense relating to the Third High Yield Offering (calculated using an assumed interest rate of 11.0% per annum) and (ii) NLG 2.5 million of amortization expenses relating to the amortization of deferred financing costs incurred in connection with the acquisition of Svianed and the Third High Yield Offering.



(4) Reflects the assumption that VersaTel and Svianed would have filed a consolidated tax return for the year ended December 31, 1998.



(5) As adjusted to give effect to a 2-for-1 stock split on April 13, 1999. Includes 130,000 ordinary shares approved for issuance by our shareholders in connection with the acquisition of CS Net. Does not include an aggregate of 625,000 shares that we are obligated to issue (i) in connection with the acquisitions of SpeedPort and ITinera and (ii) to a recently-hired employee.



(6) As adjusted for the issuance of 18,000,000 Shares by VersaTel and the sale of 3,250,000 Shares by the selling shareholders. Assumes no exercise of the over-allotment option by the underwriters.



(7) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of a company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.

                      VERSATEL TELECOM INTERNATIONAL N.V.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1999

             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                     HISTORICAL                        PRO FORMA
                               -----------------------   -------------------------------------
                                VERSATEL     SVIANED     ADJUSTMENTS          COMBINED
                               ----------   ----------   -----------   -----------------------
                                  NLG          NLG           NLG          NLG          $(1)
REVENUES.....................      15,501       15,579                     31,080       15,235
OPERATING EXPENSES:
  Cost of revenues, excluding
     depreciation and
     amortization............      12,485        6,628                     19,113        9,369
  Selling, general and
     administrative..........      20,179        3,734                     23,913       11,722
  Depreciation and
     amortization............       3,084        2,472       8,761(2)      14,317        7,018
                               ----------   ----------                 ----------   ----------
     Total operating
       expenses..............      35,748       12,834                     57,343       28,109
                               ----------   ----------                 ----------   ----------
     Operating result........     (20,247)       2,745                    (26,263)     (12,874)

OTHER INCOME (EXPENSES):
  Foreign currency exchange
     gains (losses), net.....     (40,283)          --                    (40,283)     (19,747)
  Interest income............       6,043           26                      6,069        2,975
  Interest expense -- third
     parties.................     (23,895)         (70)    (14,643)(3)    (38,608)     (18,926)
  Interest expense -- related
     parties.................          --          (68)                       (68)         (33)
                               ----------   ----------                 ----------   ----------
     Total other income
       (expenses)............     (58,135)        (112)                   (72,890)     (35,731)
                               ----------   ----------                 ----------   ----------
Net result before income
  taxes......................     (78,382)       2,633                    (99,153)     (48,605)

PROVISION FOR INCOME TAXES...          --          921        (921)(4)         --           --
                               ----------   ----------                 ----------   ----------
Net result...................     (78,382)       1,712                    (99,153)     (48,605)
                               ==========   ==========                 ==========   ==========
NET LOSS PER SHARE (Basic and
  Diluted)(5)(6).............       (2.01)                                  (1.65)       (0.81)
Weighted average number of
  shares outstanding(5)(6)...  38,984,810                              60,234,810   60,234,810

FINANCIAL DATA:
  EBITDA(7)..................     (17,163)       5,217                    (11,946)      (5,856)
  Capital expenditures.......      52,226        3,746                     55,972       27,437

-------------------------

(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.


(2) Reflects the amortization, over the current period, of goodwill. Goodwill reflects the excess of the acquisition price of Svianed over the fair value of assets and liabilities of Svianed. The book value of tangible assets acquired and liabilities assumed are assumed to approximate fair value. The excess of the purchase price over the fair value of tangible assets acquired and liabilities assumed was allocated to assets acquired based on management's best estimate, based on discussion with VersaTel's advisers and preliminary analysis of available financial and non-financial data, of the fair values of such assets.



                                                                   NLG
                                                                   (IN
                                                                THOUSANDS)
                                                              --------------
Total purchase price (including NLG 4,475 of acquisition         (362,475)
  costs)....................................................
Fair value of tangible assets acquired and liabilities             12,017
  assumed...................................................
                                                                 --------
Goodwill recorded on acquisition............................     (350,458)
                                                                 ========



    The above goodwill calculation is based on the fair value of assets and liabilities as if they had been acquired at January 1, 1999. Goodwill is amortized over a period of 10 years.



(3) Interest expense reflects (i) NLG 14.0 million of interest expense relating to the Third High Yield Offering (calculated using an assumed interest rate of 11.0% per annum) and (ii) NLG 0.6 million of amortization expense relating to the amortization of deferred financing costs incurred in connection with the acquisition of Svianed and the Third High Yield Offering.



(4) Reflects the assumption that VersaTel and Svianed would have filed a consolidated tax return for the year ended December 31, 1999.



(5) As adjusted to give effect to a 2-for-1 stock split on April 13, 1999. Includes 130,000 ordinary shares approved for issuance by our shareholders in connection with the acquisition of CS Net. Does not include an aggregate of 625,000 shares that we are obligated to issue (i) in connection with the acquisitions of SpeedPort and ITinera and (ii) to a recently-hired employee.



(6) As adjusted for the issuance of 18,000,000 Shares by VersaTel and the sale of 3,250,000 Shares by the selling shareholders. Assumes no exercise of the over-allotment option by the Underwriters.



(7) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of a company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.

                      VERSATEL TELECOM INTERNATIONAL N.V.

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS

                              AS OF MARCH 31, 1999


                                 (IN THOUSANDS)



                                                          HISTORICAL                     PRO FORMA
                                                      -------------------   -----------------------------------
                                                      VERSATEL   SVIANED    ADJUSTMENTS          COMBINED
                                                      --------   --------   -----------    --------------------
                                                        NLG        NLG          NLG           NLG        $(1)
ASSETS
Current Assets:
  Cash and cash equivalents.........................   329,551     5,318      440,876(2)     775,745    380,267
  Restricted cash, current portion..................    94,201        --                      94,201     46,177
  Accounts receivable less allowance for doubtful
     accounts.......................................    11,001    12,218                      23,219     11,382
  Inventory.........................................     2,992       397                       3,389      1,661
  Other current assets..............................    17,439     2,976                      20,415     10,007
                                                      --------    ------                   ---------   --------
     Total current assets...........................   455,184    20,909                     916,969    449,494
Fixed Assets:
  Property and Equipment, net.......................    41,766    20,427                      62,193     30,487
  Construction in Progress..........................    92,205        --                      92,205     45,199
                                                      --------    ------                   ---------   --------
     Total fixed assets.............................   133,971    20,427                     154,398     75,686
Restricted cash, net of current portion.............   135,614        --                     135,614     66,477
Capitalized finance costs, net......................    28,000        --       24,735(3)      52,735     25,850
Goodwill............................................     4,354        --      348,746(4)     353,100    173,089
Deferred tax assets.................................        --       158                         158         77
                                                      --------    ------                   ---------   --------
     Total assets...................................   757,123    41,494                   1,612,974    790,673
                                                      ========    ======                   =========   ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................    50,556     4,390                      54,946     26,935
  Due to related parties............................        --     4,759                       4,759      2,333
  Accrued liabilities...............................    70,413     6,630                      77,043     37,766
  Deferred income...................................        --     1,536                       1,536        753
  Current portion of long term debt.................        --     2,500                       2,500      1,225
  Current portion of capital lease obligations......        71        --                          71         35
                                                      --------    ------                   ---------   --------
     Total current liabilities......................   121,040    19,815                     140,855     69,047
Deferred Income, net of current portion.............
Capital Lease Obligations, net of current portion...        23        --                          23         11
Long Term Liabilities...............................       670        --                         670        328
Third Notes offered in the Third High Yield
  Offering..........................................                          510,000(5)     510,000    250,000
Long Term Debt (13 1/4% Senior Notes)...............   747,845        --                     747,845    366,591
Long Term Debt less of current portion..............        --     7,500       (5,000)(6)      2,500      1,225
Pension obligation..................................        --       450                         450        221
                                                      --------    ------                   ---------   --------
     Total liabilities..............................   869,578    27,765                   1,402,343    687,423
Shareholders' Equity:
Share capital.......................................     1,949     5,000       (3,937)(7)(8)     3,012    1,476
Additional paid-in capital..........................    51,112        --      325,911(8)     377,023    184,815
Warrants............................................     5,212        --       (3,888)(9)      1,324        649
Retained earnings (accumulated deficit).............  (170,728)    8,729       (8,729)(7)   (170,728)   (83,690)
                                                      --------    ------                   ---------   --------
     Total shareholders' equity.....................  (112,455)   13,729                     210,631    103,250
                                                      --------    ------                   ---------   --------
       Total liabilities and shareholders' equity...   757,123    41,494                   1,612,974    790,673
                                                      ========    ======                   =========   ========

-------------------------

(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.


(2) Reflects (i) the net proceeds received by VersaTel from this offering of $158.4 million (NLG 323.1 million), (ii) the proceeds of the Third High Yield Offering of $250.0 million (NLG 510.0 million) net of capitalized finance costs of $12.1 million (NLG 24.7 million) and (iii) the acquisition cost of Svianed of NLG 362.5 million and the early repayment of NLG 5.0 million of long-term debt of Svianed related thereto. Amounts paid in dollars have been translated into Dutch guilders at the rate of $1.00 = NLG
    2.04. Assumes all ordinary shares offered in this offering are issued in the form of Shares.


(3) Reflects financing costs associated with the incurrence of the Interim Loans and the issuance of the Third Notes in the Third High Yield Offering.


(4) Goodwill reflects the excess of the acquisition price of Svianed over the fair value of assets and liabilities of Svianed. The book value of tangible assets acquired and liabilities assumed are assumed to approximate fair value. The excess of the purchase price over the fair value of tangible assets acquired and liabilities assumed was allocated to assets acquired based on management's best estimate, based on discussion with VersaTel's advisers and preliminary analysis of available financial and non-financial data, of the fair values of such assets.



                                                                   NLG
                                                              (IN THOUSANDS)
                                                              --------------
Total purchase price (including NLG 4,475 of acquisition         (362,475)
  costs)....................................................
Fair value of tangible assets acquired and liabilities             13,729
  assumed...................................................
                                                                 --------
Goodwill recorded on acquisition............................     (348,746)
                                                                 ========



    The above goodwill calculation is based on the fair value of assets and liabilities as if they had been acquired at March 31, 1999.



(5) Reflects $250.0 million aggregate principal amount of Senior Dollar Notes and Senior Euro Notes to be issued in the Third High Yield Offering.



(6) Reflects the early repayment of long-term debt as a result of the acquisition of Svianed.



(7) Reflects the elimination of the shareholders' equity of Svianed.



(8) Assumes the issuance of 18,000,000 Shares by VersaTel and the sale of 3,250,000 Shares by the selling shareholders in this offering. Shares issued and outstanding includes 130,000 ordinary shares that we are obligated to issue, and which have been approved for issuance by our shareholders, in connection with the acquisition of CS Net. Does not include an aggregate of 625,000 shares that we are obligated to issue (i) in connection with the acquisitions of SpeedPort and ITinera and (ii) to a recently-hired employee.



(9) Assumes cashless exercise of approximately 75% of the warrants issued in connection with each of the First High Yield Offering and the Second High Yield Offering.

                      SELECTED FINANCIAL DATA FOR VERSATEL


     The following selected financial data of VersaTel as of and for the years ended December 31, 1996, 1997 and 1998 have been prepared in accordance with U.S. GAAP and have been derived from the historical financial statements of VersaTel, which have been audited by Arthur Andersen, independent public accountants. The selected financial data for VersaTel as of and for the 3 month periods ended March 31, 1998 and 1999 are unaudited, but in the opinion of the management contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair presentation of results for interim periods. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations" and the historical audited financial statements of VersaTel included elsewhere in this prospectus.



                                               FISCAL YEAR ENDED DECEMBER 31,              THREE MONTHS ENDED MARCH 31,
                                     --------------------------------------------------    ----------------------------
                                     1995(1)     1996      1997             1998            1998            1999
                                     -------    ------    -------    ------------------    ------    ------------------
                                       NLG       NLG        NLG        NLG       $(2)       NLG        NLG       $(2)
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue............................      52      6,428     18,896     39,561     19,393     6,402     15,501      7,599
Operating expenses:
  Cost of revenue, excluding
    depreciation and
    amortization...................     117      4,954     17,405     31,821     15,598     5,460     12,485      6,120
  Selling, general and
    administrative.................     538      5,485     17,527     47,733     23,399     5,544     20,179      9,892
  Depreciation and amortization....      11        453      3,237      6,473      3,173     1,087      3,084      1,512
                                     ------     ------    -------    -------    -------    ------    -------    -------
    Total operating expenses.......     666     10,892     38,169     86,027     42,170    12,091     35,748     17,524
                                     ------     ------    -------    -------    -------    ------    -------    -------
Loss from operations...............    (614)    (4,464)   (19,273)   (46,466)   (22,777)   (5,689)   (20,247)    (9,925)
Interest expense (income), net.....       1        269        534     25,810     12,652       200     17,852      8,751
Currency loss (gain)...............      --         --         53     (5,146)    (2,522)      115     40,283     19,747
                                     ------     ------    -------    -------    -------    ------    -------    -------
Net loss before income taxes.......    (615)    (4,733)   (19,860)   (67,130)   (32,907)   (6,004)   (78,382)   (38,423)
Provision for income taxes.........      --         --         --          7          3        --         --         --
                                     ------     ------    -------    -------    -------    ------    -------    -------
  Net loss.........................    (615)    (4,733)   (19,860)   (67,137)   (32,910)   (6,004)   (78,382)   (38,423)
                                     ======     ======    =======    =======    =======    ======    =======    =======
Net loss per share (Basic and
  Diluted)(3)......................   (0.09)     (0.47)     (1.10)     (2.06)     (1.01)    (0.31)     (2.01)     (0.99)
Weighted average number of shares
  outstanding(3)...................   6,654     10,008     18,084     32,622     32,622    19,159     38,985     38,985



                                                   AS OF DECEMBER 31,                           AS OF MARCH 31,
                                   --------------------------------------------------    ------------------------------
                                   1995(1)     1996      1997             1998            1998             1999
                                   -------    ------    -------    ------------------    -------    -------------------
                                     NLG       NLG        NLG        NLG       $(2)        NLG        NLG        $(2)
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and restricted cash.........     160      4,443      1,495    583,570    286,064      5,298     559,366    274,199
Working capital (excluding cash
  and restricted cash)...........     436     (2,704)   (24,774)   (46,851)   (22,966)   (28,792)    (89,608)   (43,925)
Capitalized finance cost.........      --         --         --     28,750     14,093         --      28,000     13,725
Property, plant and equipment,
  net............................     224      2,340     13,619     38,608     18,925     14,956      41,766     20,474
Construction in progress.........      --         --         --     46,019     22,558         --      92,205     45,199
Goodwill.........................      --         --         --      4,556      2,233         --       4,354      2,134
Total assets.....................     820      8,160     19,331    723,397    354,606     26,189     757,123    371,139
Total long-term obligations
  (including current portion)....     614      4,185      8,931    688,796    337,645     15,949     748,609    366,965
Total shareholders' equity
  (deficit)......................    (120)       146    (18,214)   (34,073)   (16,702)   (24,218)   (112,455)   (55,125)

                                                 FISCAL YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                                     -------------------------------------------------------    -------------------------------
                                     1995(1)      1996        1997              1998             1998              1999
                                     --------    -------    --------    --------------------    -------    --------------------
                                       NLG         NLG        NLG         NLG         $(2)        NLG        NLG         $(2)
                                     (IN THOUSANDS, EXCEPT PERCENTAGE, TOTAL CUSTOMERS AND AVERAGE REVENUE PER BILLABLE MINUTE)
FINANCIAL DATA:
SG&A as a percentage of revenue....   1194.2%      85.3%       92.8%      120.7%      120.7%      86.6%      130.2%      130.2%
EBITDA(4)..........................     (603)    (4,011)    (16,036)    (39,993)    (19,604)    (4,602)    (17,163)     (8,413)
Capital expenditures...............      213      2,569      14,516      77,255      37,870      2,424      52,226      25,601
CASH FLOW DATA:
Net cash provided by (used in)
  operating activities.............     (715)    (1,718)      5,765     (37,322)    (18,295)      (905)      9,777       4,793
Net cash used in investing
  activities.......................     (234)    (2,569)    (14,516)    (82,036)    (40,214)    (2,424)    (52,226)    (25,601)
Net cash provided by financing
  activities.......................    1,109      8,571       5,807     490,026     240,209      7,132         (14)         (7)
OPERATIONS DATA:
Total customers (at period end)....       35        670       2,059       6,887       6,887      2,981       8,694       8,694
Number of billable minutes (in
  thousands)(5)....................       51      6,487      23,361     121,603     121,603     12,432      69,165      69,165
Average revenue per billable
  minute...........................     1.03       0.99        0.81        0.32        0.16       0.51        0.21        0.11

-------------------------

(1) The summary financial data for fiscal year 1995 reflects the financial results of VersaTel for the period from October 10, 1995, the date of incorporation, through December 31, 1995.

(2) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.


(3) As adjusted to give effect to a 2-for-1 stock split on April 13, 1999. Includes 130,000 shares approved for issuance in November 1998 by the general meeting of shareholders in connection with the acquisition of CS Net.


(4) EBITDA consists of earnings (loss) before interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of a company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.

(5) Billable minutes are those minutes during which a call is connected to a VersaTel switch and for which we bill a customer.

                      SELECTED FINANCIAL DATA FOR SVIANED


     The following selected financial data of Svianed as of and for the years ended December 31, 1997 and 1998 have been prepared in accordance with U.S. GAAP and have been derived from the historical financial statements of Svianed, which have been audited by KPMG Accountants N.V., independent public accountants. The selected financial data for Svianed as of and for the 3 month periods ended March 31, 1998 and 1999 are unaudited, but in the opinion of management contain all adjustments, consisting only of normal recurring accruals, which are necessary for a fair presentation of results for interim periods. You should read the information set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Svianed" and the historical audited financial statements of Svianed included elsewhere in this prospectus.



                                                          FISCAL YEAR ENDED DECEMBER 31,     THREE MONTHS ENDED MARCH 31,
                                                         --------------------------------    -----------------------------
                                                           1997              1998             1998             1999
                                                         --------    --------------------    -------    ------------------
                                                           NLG         NLG         $(1)        NLG        NLG       $(1)
                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue..............................................     45,111      56,683      27,786      11,842     15,579      7,637
Operating expenses:
  Cost of revenue, excluding depreciation and
    amortization.....................................     23,550      26,878      13,176       6,342      6,628      3,249
  Selling, general and administrative................      8,331      11,890       5,828       2,448      3,734      1,830
  Depreciation and amortization......................      6,754       8,751       4,290       1,882      2,472      1,212
                                                         -------     -------     -------     -------    -------    -------
    Total operating expenses.........................     38,635      47,519      23,294      10,672     12,834      6,291
                                                         -------     -------     -------     -------    -------    -------
Profit from operations...............................      6,476       9,164       4,492       1,170      2,745      1,346
Interest expense (income), net.......................        431         350         172          88        112         55
                                                         -------     -------     -------     -------    -------    -------
Net profit before income taxes.......................      6,045       8,814       4,320       1,082      2,633      1,291
Provision for income taxes...........................     (2,120)     (3,085)     (1,512)       (379)      (921)      (452)
                                                         -------     -------     -------     -------    -------    -------
  Net profit.........................................      3,925       5,729       2,808         703      1,712        839
                                                         =======     =======     =======     =======    =======    =======
Net profit per share (Basic and Diluted).............      785.0     1,145.8       561.6       140.6      342.4      167.8
Weighted average number of shares outstanding........      5,000       5,000       5,000       5,000      5,000      5,000



                                                              AS OF DECEMBER 31,                 AS OF MARCH 31,
                                                         -----------------------------    -----------------------------
                                                          1997             1998            1998             1999
                                                         -------    ------------------    -------    ------------------
                                                           NLG        NLG       $(1)        NLG        NLG       $(1)
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................      2,578      1,468        720      1,009      5,318      2,607
Working capital (excluding cash and restricted
  cash)..............................................       (808)    (5,909)    (2,897)    (1,314)    (4,224)    (2,071)
Property, plant and equipment, net...................     14,648     19,153      9,389     17,442     20,427     10,013
Total assets.........................................     28,870     33,655     16,498     28,826     41,494     20,340
Total long-term obligations (including current
  portion)...........................................      7,700      5,300      2,598      7,725     10,450      5,123
Total shareholders' equity (deficit).................     11,288     12,017      5,891     11,991     13,729      6,730

                                                                                                  THREE MONTHS ENDED
                                                            FISCAL YEAR ENDED DECEMBER 31,            MARCH 31,
                                                            ------------------------------    --------------------------
                                                             1997             1998             1998           1999
                                                            -------    -------------------    ------    ----------------
                                                              NLG        NLG        $(1)       NLG       NLG       $(1)
                                                                         (IN THOUSANDS, EXCEPT PERCENTAGE)
FINANCIAL DATA:
SG&A as a percentage of revenue...........................    18.5%       21.0%      21.0%      20.7%     24.0%     24.0%
EBITDA(2).................................................  13,230      17,915      8,782      3,052     5,217     2,558
Capital expenditures......................................   8,454      13,256      6,498      4,676     3,746     1,836

CASH FLOW DATA:
Net cash provided by (used in) operating activities.......   6,622      19,646      9,630      3,107     2,596     1,273
Net cash used in investing activities.....................  (8,454)    (13,256)    (6,498)    (4,676)   (3,746)   (1,836)
Net cash provided by financing activities.................  (2,500)     (7,500)    (3,676)        --     5,000     2,451

-------------------------

(1) Solely for the convenience of the reader, Dutch guilder amounts have been translated into U.S. dollars at the Noon Buying Rate on March 31, 1999 of NLG 2.04 per $1.00.

(2) EBITDA consists of earnings (loss) before interest income, interest expense, income taxes, depreciation, amortization and foreign exchange gain (loss). EBITDA is included because management believes it is a useful indicator of a company's ability to incur and service debt. EBITDA should not be considered as a substitute for operating earnings, net income, cash flow or other statements of operations or cash flow data computed in accordance with U.S. GAAP or as a measure of a company's results of operations or liquidity. Funds depicted by this measure may not be available for management's discretionary use (due to covenant restrictions, debt service payments, the expansion of our network, and other commitments). Because all companies do not calculate EBITDA identically, the presentation of EBITDA contained herein may not be comparable to other similarly entitled measures of other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion and analysis in conjunction with the Financial Statements contained elsewhere in this prospectus. See "Selected Financial Data." Information contained below and elsewhere in this prospectus, including information with respect to VersaTel's plans and strategy for its business, may include forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

OVERVIEW

     We are a rapidly growing, competitive network operator focused primarily on the Benelux, which consists of The Netherlands, Belgium and Luxembourg. Our objective is to become the leading fully integrated provider of local access, facilities-based broadband services, including voice, data and Internet services to our customers in this region. During the past year, we have substantially expanded our product offering from our initial offering of long distance voice services. We currently offer a broad portfolio of voice, data and Internet services to our business customers and a broad range of connectivity, termination, co-location and hosting services to other telecommunications, data and Internet service providers.

     We are building a high bandwidth network throughout the Benelux to directly connect to our customers and we are extending our network to connect to certain key international destinations. As of May 31, 1999, our construction passed 12 city centers, 6 business parks and 5,200 buildings. We intend to complete our international rings connecting the Benelux network, London and Paris and connecting the Benelux network, Frankfurt, Dusseldorf and Paris by December 1999. We have completed our international connection from the Benelux network to London and to Frankfurt. We currently have both a Nortel DMS 100 digital circuit switch and a Cisco data switch in both Amsterdam and Antwerp. We expect to have an additional Nortel DMS switch and an additional Cisco data switch installed in each of Rotterdam, in the third quarter of 1999, and Brussels, in 2000. The Nortel DMS switches enable us to deliver voice and ISDN telecommunications services and the Cisco data switches allow us to support multiple data communications protocols including ATM, IP (Internet Protocol), IPX (Novell), Frame Relay and others.


     On June 11, 1999, we acquired Svianed, the third largest provider of data services in The Netherlands in terms of revenues. Svianed complements VersaTel's strategy by providing data services to approximately 50 customers, primarily in the financial services and banking industry, including the principal social insurance organization and the largest financial institution in The Netherlands. Through our acquisition of Svianed, we will be able to significantly accelerate the deployment of our broadband data services product offerings by combining our market presence with Svianed's data network management expertise. We intend to directly connect Svianed's customers to, and transition Svianed's traffic onto, our network in order to reduce our reliance on leased lines. We believe this will significantly enhance the quality of our service offering to Svianed's customers and reduce our costs. Since our financial results do not yet reflect any of Svianed's operations, we have set forth below a separate discussion of Svianed's historical results of operations. See "-- Svianed."


     In May 1999, we acquired SpeedPort and VuurWerk and, in June 1999, we acquired ITinera, each of which provides co-location, hosting and international Internet services to business customers and other Internet service providers. Also, in November 1998, we acquired CS Net, which provides Internet-based, business-to-business transaction services for trade groups in specific industries.

REVENUES

     Historically, our revenues were derived primarily from the provision of long distance telecommunications services in The Netherlands and more recently in Belgium. VersaTel's customer base predominately consists of small- and medium-sized businesses and to a lesser extent residential customers. With the acquisition of Svianed, a significant portion of our revenues in future periods will be derived from the provision of data and Internet services to larger customers. We also provide carrier services to other telecommunications, data and Internet service providers.


     Our revenues to date have been derived primarily from minutes of telecommunications traffic billed. The percentage of our revenues that consist of fixed monthly fees will increase substantially as a result of our acquisition of Svianed. We expect this percentage to further increase as we continue to deploy our network. The following table sets forth the total revenues and billable minutes of use attributable to our operations for the years ended December 31, 1997 and December 31, 1998, and for the 3 months ended March 31, 1998 and March 31, 1999, as well as our total number of customers, based on the number of invoices issued, as of December 31, 1997 and December 31, 1998 and as of March 31, 1998 and March 31, 1999.


                                                  FISCAL YEARS ENDED     THREE MONTHS ENDED
                                                     DECEMBER 31,            MARCH 31,
                                                  -------------------    ------------------
                                                   1997        1998       1998       1999
                                                  -------    --------    -------    -------
                                                               (AT PERIOD END)
CUSTOMERS
  Business customers............................   1,828       5,649       2,459      7,180
  Residential customers.........................     230       1,234         519      1,507
  Carrier services customers....................       1           4           3          7
                                                  ------     -------     -------    -------
     Total......................................   2,059       6,887       2,981      8,694
REVENUES                                                     (NLG IN THOUSANDS)
  Business customers
     Telephony..................................  16,948      34,472       5,620     13,294
     Internet/data..............................      --         897          --        828
  Residential customers.........................      11         386          33        232
  Carrier services customers....................   1,937       3,806         749      1,147
                                                  ------     -------     -------    -------
     Total......................................  18,896      39,561       6,402     15,501

                                                               (IN THOUSANDS)
BILLABLE MINUTES OF USE
  Business customers............................  21,469     102,980      10,355     54,218
  Residential customers.........................      42       1,817         105      1,298
  Carrier services customers....................   1,850      16,806       1,972     13,649
                                                  ------     -------     -------    -------
     Total......................................  23,361     121,603      12,432     69,165

     In 1997, all our revenues were generated in The Netherlands. In October 1998, we started generating revenues in Belgium. The geographical composition of our revenues for the fiscal years ended

December 31, 1997 and December 31, 1998 and for the 3 months ended March 31, 1998 and March 31, 1999 was as follows:

                                                                             THREE MONTHS
                                                      FISCAL YEARS ENDED         ENDED
                                                         DECEMBER 31,          MARCH 31,
                                                      ------------------    ---------------
                                                       1997       1998      1998      1999
                                                      -------    -------    -----    ------
                                                               (NLG IN THOUSANDS)
The Netherlands.....................................  18,896     39,324     6,402    14,644
Belgium.............................................      --        237        --       857
                                                      ------     ------     -----    ------
     Total..........................................  18,896     39,561     6,402    15,501

     Currently, small- to medium-sized businesses generate the majority of VersaTel's revenues. We have also derived increasing amounts of revenue from providing services, including switched voice and co-location services, to other telecommunications, data and Internet service providers. As a result of our acquisition of Svianed a substantial portion of our revenues will be derived from providing data- and Internet services to larger customers. We have recently changed our approach to reaching residential customers by offering carrier select hosting services to switchless resellers, who themselves target the residential market. We believe that this approach is a more cost-effective way of reaching residential customers. As our network expands and as we have available capacity, we intend to increase our marketing efforts in the carrier services segment to increase the use of our network and to capture revenues and margins from markets we do not target directly.

     Our revenues, which are derived both from minutes of telecommunications traffic billed and fixed fees, are allocated to the period in which the traffic or fees have occurred. We expect that the percentage of our revenues attributable to fixed fees will increase in future periods principally as a result of the Svianed acquisition. We generally price our telecommunications services at a discount to the local PTTs and expect to continue this pricing strategy as we expand our operations. In general, PTTs have been reducing their rates over the last several years. As a result, we have experienced and expect to continue to experience declining revenues per minute. KPN Telecom reduced its prices per minute of telecommunications traffic billed in May and July 1998 and most recently in January 1999 and May 1999 with reductions of approximately 10.0%, 15.0%, 10.0% and 20.0%, respectively, which are expected to have an adverse impact on margins in the near term. Additionally, we expect to increase our national billable minutes, which are priced at lower rates than international minutes. As national and wholesale billable minutes increase as a percentage of total billable minutes, average revenue per billable minute will further decline. However, due to technological improvements, liberalization of the European telecommunications market and increased available transmission capacity, both from third parties and as we build out our network, we expect costs per minute to decline as well. Management believes that the decline of per minute prices will out-pace the decline in per minute costs in 1999, resulting in downward pressure on operating margins. Management believes that over the long term, this trend will reverse and operating margins will thereby improve; however, there can be no assurances that this will occur. If reductions in costs do not in fact out-pace reductions in revenues, VersaTel may experience a substantial reduction in its margins on calls which, absent a significant increase in billable minutes of traffic carried or increased charges for other services, would have a material adverse effect on our business and financial results. In addition, the introduction of the euro may lead to a greater transparency for prices in the European telecommunications market, which may lead to further competition and price decreases.

COST OF REVENUES

     Our cost of revenues derived from telecommunications services is comprised of origination costs, certain network costs and termination costs and is both fixed and variable. Origination costs represent the cost of carrying traffic from the customer to our network. Origination charges for calls transported to our network are variable and are incurred on a per minute basis, including the call set-up charges. Origination charges for business and residential customers are charged by the PTTs to VersaTel.

     We have experienced a significant decrease in origination costs and expect that these will continue to decrease significantly over time due to competition and regulatory orders. In July 1998, the Netherlands regulatory authority Onafhankelijke Post en Telecommunicatie Autoriteit ("OPTA"), ruled that origination and termination charges be reduced by 55% and 30%, respectively. In addition, as we continue to build out our network, we intend to connect directly as many business customers as economically feasible to the network, thereby eliminating origination charges for these customers. These decreases would be offset to some extent by amortization and depreciation charges associated with the construction of our network. There can be no assurance that the trend in decreasing access costs will continue. As a result, if origination costs do not continue to decrease, anticipated decreases in revenues per minute would cause us to experience a decline in gross margins per billable minute which would have a material adverse effect on our business and financial performance.

     Network costs represent the cost of transporting traffic between our switches and points of interconnection and consist of depreciation and amortization costs and the cost of leased lines. To date, our network costs and Svianed's network costs have primarily consisted of the cost of leased lines as well as, in the case of Svianed, Internet uplink costs. In the near term, we expect that Svianed's network costs will increase our fixed costs as a percentage of cost of revenues. However, as we continue to build out our network, we expect depreciation and amortization costs to increase. We expect this increase to be off-set, at least partially, by a reduction in the cost of leased lines. In addition, as we provision Svianed's traffic onto our network, we will experience a significant reduction in the cost of leased lines currently attributable to Svianed. Depreciation and amortization costs are not included in cost of revenues. As a result, network costs as a percentage of cost of revenues will decline. See " -- Depreciation and Amortization."

     Termination costs are the per minute costs associated with using carriers to carry a call from the point of interconnection to the final destination. Through least-cost routing, our switches direct calls to the most cost-efficient carrier for the required destination. As we build out our network to new points of interconnection, we expect to be able to reduce average termination costs per minute. For example, once VersaTel establishes a direct link from Amsterdam to Rotterdam, VersaTel will no longer pay for national termination costs on that route and will only pay local and regional termination costs from the point of interconnection in Rotterdam to the final destination in that city. We also believe that per minute termination costs will continue to decrease due to several additional factors, including: (i) the incremental build out of our network, which will increase the number of carriers with which we interconnect;
(ii) the increase of minutes originated by VersaTel, which should lead to higher volume discounts available to VersaTel; (iii) more rigorous implementation of the European Commission directives requiring cost-based termination rates and leased line rates; and (iv) the emergence of new telecommunication service providers and the construction of new transmission facilities, which should result in increased competition. There can be no assurance, however, that the trend of decreasing termination costs will continue.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses are comprised primarily of salaries, employee benefits, office and administrative expenses, professional and consulting fees and marketing costs. These expenses have increased as we have developed and expanded our workforce, and they are expected to continue to increase as we expand and establish new operations. Selling, general and administrative expenses as a percentage of revenue will continue to vary from period to period as a result of start-up costs relating to expansion into new regions.

     We have grown substantially since our inception and we intend to continue to grow by adding more sales, marketing and customer support staff and by establishing additional sales offices. This growth involves substantial training and start-up costs, a large portion of which will be reflected as fixed costs and will be recorded as selling, general and administrative charges. Accordingly, our results of operations will vary depending on the timing and speed of our expansion strategy and, during a period of rapid expansion, selling, general and administrative expenses will be relatively higher than during more stable periods of growth. See "Business -- Sales and Marketing -- Sales and Marketing Staff."

DEPRECIATION AND AMORTIZATION

     VersaTel capitalizes and depreciates its fixed assets, including switching equipment and fiber optic cable, over periods ranging from 3 to 25 years. In addition, VersaTel capitalizes and amortizes the cost of installing dialers at customer sites. The development of our network will require large capital expenditures and larger depreciation charges in the future. Increased capital expenditures will adversely affect our future operating results due to increased depreciation charges and interest expense. See "Business -- Strategy" and "Business -- Network."

FOREIGN EXCHANGE

     VersaTel has substantial U.S. dollar denominated assets and liabilities and its revenues are generated and costs incurred in certain other currencies, primarily the Dutch guilder. VersaTel is therefore exposed to fluctuations in the U.S. dollar and other currencies, which may result in foreign exchange gains and/or losses. As both The Netherlands and Belgium have adopted the euro, VersaTel will no longer be exposed to any fluctuations between the Dutch guilder and the Belgian franc. At this moment only a limited number of equipment purchases and consultancy activities are billed to VersaTel in currencies other than Dutch guilders. VersaTel from time to time hedges a portion of its foreign currency risk in order to lock into a rate for a given time.

RESULTS OF OPERATIONS

FOR THE 3 MONTHS ENDED MARCH 31, 1999 COMPARED TO THE 3 MONTHS ENDED MARCH 31, 1998

     REVENUES increased by NLG 9.1 million to NLG 15.5 million for the 3 months ended March 31, 1999 from NLG 6.4 million for the 3 months ended March 31, 1998, representing an increase of 142.1%. The growth in revenues resulted primarily from the addition of new customers, the introduction of national long distance services in The Netherlands, the acquisition of CS Net, the introduction of services in Belgium and an increase in wholesale traffic. Revenues for the 3 months ended March 31, 1999 as compared to the same period in 1998 were negatively impacted by general price reductions initiated by KPN Telecom in May 1998, July 1998 and, most recently, January 1999 of approximately 10.0%, 15.0% and 10%, respectively. VersaTel responded to these price reductions by reducing its own prices, and VersaTel's revenues would have been higher without such price reductions.

     Billable minutes of use increased by 56.8 million to 69.2 million for the 3 months ended March 31, 1999 from 12.4 million for the 3 months ended March 31, 1998, representing an increase of 456.3%. The number of customers increased by 5,713 to 8,694 for the 3 months ended March 31, 1999 from 2,981 as of March 31, 1998.

     COST OF REVENUES increased by NLG 7.0 million to NLG 12.5 million for the 3 months ended March 31, 1999 from NLG 5.5 million for the 3 months ended March 31, 1998, primarily reflecting an increase in billable minutes, increasing interconnect capacity and short-term network capacity requirements (leased lines) in Belgium. This increase was partially offset by declines in per minute international termination and origination costs resulting from the migration of customers from the DISA and VPN codes to the "1611" carrier select code.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased by NLG 14.7 million to NLG 20.2 million for the 3 months ended March 31, 1999 from NLG 5.5 million for the 3 months ended March 31, 1998, representing an 264.0% increase. This primarily resulted from an increase in the cost of staff (including temporary personnel and consultants) in the areas of network operations, customer service, sales and marketing, installation services, accounting personnel, additional facilities cost, expenses related to the expansion of our Belgium operations and additional expenses as a result of the acquisition of CS Net.

     DEPRECIATION AND AMORTIZATION EXPENSES increased by NLG 2.0 million to NLG
3.1 million for the 3 months ended March 31, 1999 from NLG 1.1 million for the 3 months ended March 31, 1998. This increase was primarily related to capital expenditures incurred in connection with the deployment of an additional Nortel DMS 100 switch in Antwerp, the expansion and deployment of the network and an increase in the number of dialers installed due to customer growth and the purchase of computer equipment and office furniture for new employees.

     CURRENCY EXCHANGE LOSSES, NET, increased by NLG 40.2 million to NLG 40.3 million for the 3 months ended March 31, 1999 from NLG 0.1 million for the 3 months ended March 31, 1998 as a result of a net loss of VersaTel's U.S. dollar denominated assets and liabilities on the balance sheet.

     INTEREST INCOME increased by approximately NLG 6.0 million to NLG 6.0 million for the 3 months ended March 31, 1999 from NLG 14.0 thousand for the 3 months ended March 31, 1998. This increase was primarily related to VersaTel's positive cash balance as a result of the First High Yield Offering and the Second High Yield Offering.

     INTEREST EXPENSE increased by NLG 23.7 million to NLG 23.9 million for the 3 months ended March 31, 1999 from NLG 0.2 million for the 3 months ended March 31, 1998. This increase is primarily related to the accrual of interest expense on the Existing Notes.

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1997

     REVENUES increased by NLG 20.7 million to NLG 39.6 million for the fiscal year ended December 31, 1998 from NLG 18.9 million for the fiscal year ended December 31, 1997, representing an increase of 109.4%. The growth in revenues resulted primarily from the addition of new customers, the introduction of national long distance services in The Netherlands, the acquisition of CS Net, the introduction of services in Belgium and an increase in wholesale traffic. Revenues for the fiscal year ended December 31, 1998 as compared to the same period in 1997 were negatively impacted by general price reductions initiated by KPN Telecom in May 1998 and July 1998 of approximately 10.0% and approximately 15.0%, respectively. VersaTel responded to these price reductions by reducing its own prices and VersaTel's revenues would have been higher without such price reductions.

     Billable minutes of use increased by 98.2 million to 121.6 million for the fiscal year ended December 31, 1998 from 23.4 million for the fiscal year ended December 31, 1997, representing an increase of 420.5%. The number of customers increased by 4,828 to 6,887 as of December 31, 1998 from 2,059 as of December 31, 1997.

     COST OF REVENUES increased by NLG 14.4 million to NLG 31.8 million for the fiscal year ended December 31, 1998 from NLG 17.4 million for the fiscal year ended December 31, 1997, primarily reflecting an increase in billable minutes, increasing interconnect capacity and short-term network capacity requirements (leased lines) in Belgium. This increase was partially offset by declines in per minute international termination and origination costs resulting from the migration of customers from the DISA and VPN codes to the "1611" carrier select code.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE increased by NLG 30.2 million to NLG 47.7 million for the fiscal year ended December 31, 1998 from NLG 17.5 million for the fiscal year ended December 31, 1997, representing an 172.3% increase. This primarily resulted from an increase in the cost of staff (including temporary personnel and consultants) in the areas of network operations, customer service, sales and marketing, installation services, accounting personnel, a major brand advertising campaign and one time related start-up expenses for Belgium operations network expenses.

     DEPRECIATION AND AMORTIZATION EXPENSES increased by NLG 3.3 million to NLG
6.5 million for the fiscal year ended December 31, 1998 from NLG 3.2 million for the fiscal year ended December 31, 1997. This increase was primarily related to capital expenditures incurred in connection with the deployment of the Nortel DMS 100 switches in Amsterdam and Antwerp, the expansion and deployment of the network and an increase in the number of dialers installed due to customer growth and the purchase of computer equipment and office furniture for new employees.

     CURRENCY EXCHANGE GAINS, NET, increased to NLG 5.1 million for the fiscal year ended December 31, 1998 from a loss of NLG 53,000 for the fiscal year ended December 31, 1997 as a result of the net gains of VersaTel's U.S. dollar denominated assets and liabilities on the balance sheet.

     INTEREST INCOME increased by approximately NLG 11.9 million to NLG 11.9 million for the fiscal year ended December 31, 1998 from NLG 21,000 for the fiscal year ended December 31, 1997. This increase was primarily related to VersaTel's positive cash balance as a result of the First High Yield Offering and the Second High Yield Offering.

     INTEREST EXPENSE increased by NLG 37.1 million to NLG 37.7 million for the fiscal year ended December 31, 1998 from NLG 0.6 million for the fiscal year ended December 31, 1997. This increase is primarily related to the accrual of interest expense on the Existing Notes.

FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1996

     REVENUES increased by NLG 12.5 million to NLG 18.9 million in the fiscal year ended December 31, 1997 from NLG 6.4 million in the fiscal year ended December 31, 1996, representing a 194.0% increase. The growth in revenues resulted primarily from an increased number of customers, as well as increased usage from existing customers. In both years, all revenues were generated in The Netherlands.

     Billable minutes of use increased by 16.9 million to 23.4 million in the fiscal year ended December 31, 1997 from 6.5 million in the fiscal year ended December 31, 1996, representing a 260.1% increase. The number of customers increased by 1,389 to 2,059 as of December 31, 1997, from 670 as of December 31, 1996.

     VersaTel's revenues in 1997 were negatively impacted by KPN Telecom's in June 1997 introduction of a volume-based business customer discount plan allowing for discounts of approximately 10.0% and by a general price reduction in October 1997 of approximately 28.0%. In order to maintain VersaTel's price discount relative to KPN Telecom's prices, VersaTel also introduced a discount plan in June 1997 and again reduced its prices in October 1997. As a result of the overall reduction in prices, VersaTel's revenues for the fourth quarter of 1997 were 13.0% lower than its revenues of NLG 5.3 million for the third quarter of 1997. However, billable minutes of use for the fourth quarter were 14.4% higher than the billable minutes of use for the third quarter. VersaTel expects KPN Telecom to continue to lower its prices and create new discount plans on a regular basis and VersaTel expects to adjust its pricing accordingly.

     COST OF REVENUES increased by NLG 12.4 million to NLG 17.4 million in the fiscal year ended December 31, 1997 from NLG 5.0 million in the fiscal year ended December 31, 1996, representing a 251.3% increase. As a percentage of revenues, cost of revenues increased to 92.1% in the fiscal year ended December 31, 1997 from 77.1% in the fiscal year ended December 31, 1996, primarily as a result of tariff reductions by VersaTel to respond to those implemented by KPN Telecom which exceeded reductions in origination and termination costs.

     VersaTel's revenues for the 3 months ended December 31, 1997 were negatively impacted by a case of fraud in October 1997, which VersaTel estimates affected approximately 4 days of customer traffic.

The fraud involved the unauthorized use of one of VersaTel's test codes. As a result, a large number of calls were originated, primarily through ethnic calling shops, over the course of 4 days and the associated origination and termination costs of NLG 0.6 million were expensed as miscellaneous operating expenses. In addition, as a result of excessive call volumes, some customers were unable to complete calls through our network and reverted to KPN Telecom for service. VersaTel lost revenues from such customers and offered credits to these customers to cover the price differential between KPN Telecom and VersaTel retroactively. As a result, VersaTel estimates the total losses from the incident to be approximately NLG 1.0 million. VersaTel has filed the case with the local police authorities. VersaTel believes that the risk of future fraud has been reduced with the introduction of the "1611" access code (which prevents the type of fraud that occurred from the unauthorized use of a test code from occurring) and by tracking multiple calls with the same access code.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES increased by NLG 12.0 million to NLG 17.5 million in the fiscal year ended December 31, 1997 from NLG 5.5 million in the fiscal year ended December 31, 1996, primarily as a result of VersaTel's increased sales, and an increase in customer service, billing, collections and accounting staff required to support revenue growth. Staff levels grew by 38, to 70 employees at December 31, 1997 from 32 employees at December 31, 1996, an increase of approximately 118.8%. As a percentage of revenues, selling, general and administrative expenses increased to 92.8% in the fiscal year ended December 31, 1997 from 85.3% in the fiscal year ended December 31, 1996, as a result of VersaTel's continuing investments in back-office infrastructure and in people. Bad debt expense was NLG 81,000 for the fiscal year ended December 31, 1997, or 0.4% of revenues.

     DEPRECIATION AND AMORTIZATION EXPENSES increased by NLG 2.7 million to NLG
3.2 million in the fiscal year ended December 31, 1997, from NLG 0.5 million in the fiscal year ended December 31, 1996, primarily due to increased capital expenditures incurred in connection with the expansion and deployment of our network.

     INTEREST EXPENSE, NET increased by NLG 0.2 million to NLG 0.5 million in the fiscal year ended December 31, 1997 from NLG 0.3 million in the fiscal year ended December 31, 1996, primarily due to increased shareholders' loans.

SVIANED

OVERVIEW

     Svianed is the third largest provider of data services in The Netherlands in terms of revenues. Svianed provides its data services to 50 customers, primarily in the financial services and banking industry, including the principal social insurance organization and the largest financial institution in The Netherlands. These customers are served on a network which connects to over 600 buildings and utilizes over 700 leased lines covering approximately 6,000 kilometers. The Svianed network has 50 regional points of presence and transports traffic at speeds of up to 150 Mbps.

     Svianed has evolved from an internal unit responsible for network management within the Gak Group into a company that provides data, voice and value added network services to both the Gak Group as well as other customers. Svianed was incorporated as a separate company in July 1995. The Gak Group is responsible for the execution of and payments under a number of social insurance laws in The Netherlands, such as the Unemployment Act and the Disability Act. In addition, the Gak Group offers insurance services on a commercial basis to a wide variety of clients.

     REVENUES

     Svianed's revenues are currently derived primarily from the provision of data services in The Netherlands. Svianed's revenues to date have been derived mostly from fixed monthly fees under long term contracts. In addition, Svianed derives a portion of its revenues from minutes of telecommunications traffic billed. Svianed's revenues are derived from data, voice and value added network services and are generated primarily from large-sized customers.

     Prior to 1996, all of Svianed's revenues were derived from the Gak Group. In 1996, Svianed started generating revenues from other customers. In 1998, 39.2% of Svianed's revenues were derived from other customers, compared to 29.0% in 1997 and 16.0% in 1996. The following table sets forth the total revenues attributable to Svianed's operations for the year ended December 31, 1997 and December 31, 1998 and for the 3 months ended March 31, 1998 and March 31, 1999, as well as a break down of revenues from the Gak Group versus other customers for such periods.

                                                  FISCAL YEARS ENDED     THREE MONTHS ENDED
                                                     DECEMBER 31,            MARCH 31,
                                                  -------------------    ------------------
                                                   1997        1998       1998       1999
                                                  -------    --------    -------    -------
                                                             (NLG IN THOUSANDS)
REVENUES BY SERVICE
  Data..........................................  29,213      36,016       6,757     10,305
  Voice.........................................  14,300      18,439       4,625      4,395
  Value Added Network Services..................   1,598       2,228         460        879
                                                  ------     -------     -------    -------
     Total......................................  45,111      56,683      11,842     15,579
REVENUES BY CUSTOMER
  Gak Group.....................................  32,037      34,460       8,467      9,429
  Others........................................  13,074      22,223       3,375      6,150
                                                  ------     -------     -------    -------
     Total......................................  45,111      56,683      11,842     15,579

     In 1997 and 1998, almost all of Svianed's revenues were generated in The Netherlands. The geographical composition of Svianed's revenues for the fiscal years ended December 31, 1997 and December 31, 1998 and for the 3 months ended March 31, 1998 and March 31, 1999 was as follows:

                                                                             THREE MONTHS
                                                     FISCAL YEARS ENDED         ENDED
                                                        DECEMBER 31,          MARCH 31,
                                                     ------------------    ----------------
                                                      1997       1998       1998      1999
                                                     -------    -------    ------    ------
                                                               (NLG IN THOUSANDS)
The Netherlands....................................  45,071     56,022     11,746    15,414
Belgium............................................      40        661         96       165
                                                     ------     ------     ------    ------
     Total.........................................  45,111     56,683     11,842    15,579

     COST OF REVENUES

     Svianed's cost of revenues is primarily fixed and consists of the cost of leased lines and internet uplink costs. Currently, almost all of Svianed's leased lines are leased from KPN Telecom. The prices for such leased lines are set by OPTA. As a reseller of voice traffic, a portion of Svianed's cost of revenues is also variable on a per minute basis.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses are comprised primarily of salaries, employee benefits, office and administrative expenses and overhead charges from the Gak Group as well as other charges for services and facilities provided by the Gak Group. These expenses have increased as Svianed has developed and expanded its workforce. Selling, general and administrative expenses as a percentage of revenue have remained stable over the last years.

     DEPRECIATION AND AMORTIZATION

     Svianed capitalizes and depreciates its fixed assets, including its Cisco routers and Newbridge Frame Relay and ATM switches, over periods ranging from 2 to 5 years.

     FOREIGN EXCHANGE

     Almost all of Svianed's revenues are generated in Dutch guilders and all of its assets and liabilities are denominated in Dutch guilders. However, a majority of equipment purchases are billed to Svianed in currencies other than Dutch guilders.

RESULTS OF OPERATIONS

FOR THE 3 MONTHS ENDED MARCH 31, 1999 COMPARED TO THE 3 MONTHS ENDED MARCH 31, 1998

     REVENUES increased by NLG 3.8 million to NLG 15.6 million for the 3 months ended March 31, 1999 from NLG 11.8 million for the 3 months ended March 31, 1998, representing an increase of 31.6%. The growth in revenues resulted primarily from the addition of new customers and additional revenues from existing customers.


     Revenues generated from services provided to the Gak Group increased by NLG
0.9 million to NLG 9.4 million for the 3 months ended March 31, 1999 from NLG
8.5 million for the 3 months ended March 31, 1998, representing an increase of 11.4%. Revenues generated from services provided to other customers increased by NLG 2.8 million to NLG 6.2 million for the 3 months ended March 31, 1999 from NLG 3.4 million for the 3 months ended March 31, 1998, representing an increase of 82.2%.

     COST OF REVENUES increased by NLG 0.3 million to NLG 6.6 million for the 3 months ended March 31, 1999 from NLG 6.3 million for the 3 months ended March 31, 1998, primarily reflecting an increase in the number of leased lines. This increase was partially offset by declines in prices per leased line. In addition, Internet uplink costs increased as a result of increased capacity requirements, which was partially off-set by a decrease in the cost per Mb for this capacity.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE increased by NLG 1.3 million to NLG 3.7 million for the 3 months ended March 31, 1999 from NLG 2.4 million for the 3 months ended March 31, 1998, representing a 52.5% increase. This increase primarily resulted from an increase in the cost of staff.



     DEPRECIATION AND AMORTIZATION EXPENSES increased by NLG 0.6 million to NLG
2.5 million for the 3 months ended March 31, 1999 from NLG 1.9 million for the 3 months ended March 31, 1998. This increase was primarily related to capital expenditures incurred in connection with the investments in customer-related equipment and investments in the expansion of the network.



     INTEREST INCOME increased by NLG 10,000 to NLG 26,000 for the 3 months ended March 31, 1999 from NLG 16,000 for the 3 months ended March 31, 1998. This increase was primarily due to an increase in Svianed's positive cash balance.



     INTEREST EXPENSE increased by NLG 34,000 to NLG 138,000 for the 3 months ended March 31, 1999 from NLG 104,000 for the 3 months ended March 31, 1998. This increase was primarily due to a loan of Gak Holding B.V.


FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE FISCAL YEAR ENDED DECEMBER 31, 1997

     REVENUES increased by NLG 11.6 million to NLG 56.7 million for the fiscal year ended December 31, 1998 from NLG 45.1 million for the fiscal year ended December 31, 1997, representing an increase of 25.7%. The growth in revenues resulted primarily from the addition of new customers and additional revenues from existing customers.

     Revenues generated from services provided to the Gak Group increased by NLG
2.5 million to NLG 34.5 million for the fiscal year ended December 31, 1998 from NLG 32.0 million for the fiscal year ended December 31, 1997, representing an increase of 7.6%. Revenues generated from services provided to other customers increased by NLG 9.1 million to NLG 22.2 million for the fiscal year ended December 31, 1998 from NLG 13.1 million for the fiscal year ended December 31, 1997, representing an increase of 70.0%.

     COST OF REVENUES increased by NLG 3.3 million to NLG 26.9 million for the fiscal year ended December 31, 1998 from NLG 23.6 million for the fiscal year ended December 31, 1997, primarily reflecting an increase in the number of leased lines. This increase was partially offset by declines in prices per leased line. In addition, Internet uplink costs increased as a result of increased capacity requirements, which was partially off-set by a decrease in the cost per Mb for this capacity.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE increased by NLG 3.6 million to NLG 11.9 million for the fiscal year ended December 31, 1998 from NLG 8.3 million for the fiscal year ended December 31, 1997, representing an 42.7% increase. This increase primarily resulted from an increase in the cost of staff.

     DEPRECIATION AND AMORTIZATION EXPENSES increased by NLG 2.0 million to NLG
8.8 million for the fiscal year ended December 31, 1998 from NLG 6.8 million for the fiscal year ended December 31, 1997. This increase was primarily related to capital expenditures incurred in connection with the investments in customer-related equipment and investments in the expansion of the network.

     INTEREST INCOME decreased by NLG 26,000 to NLG 85,000 for the fiscal year ended December 31, 1998 from NLG 111,000 for the fiscal year ended December 31, 1997. This decrease was primarily due to a decrease in Svianed's positive cash balance.

     INTEREST EXPENSE decreased by NLG 107,000 to NLG 435,000 for the fiscal year ended December 31, 1998 from NLG 542,000 for the fiscal year ended December 31, 1997. This decrease is primarily due to the repayment of an outstanding loan.

LIQUIDITY AND CAPITAL RESOURCES


     We have incurred significant operating losses and negative cash flows as a result of the development of our business and network. Prior to the First High Yield Offering, VersaTel had financed its growth primarily through equity and subordinated loans from its shareholders. In May 1998, VersaTel issued notes and warrants in the First High Yield Offering and raised net proceeds, after transaction expenses, of $216.2 million, $80.6 million of which was invested in U.S. government securities placed in escrow to fund the first 6 interest payments on the notes issued in the First High Yield Offering. In December 1998, VersaTel issued notes and warrants in the Second High Yield Offering and raised net proceeds, after transaction expenses, of $139.5 million, $45.7 million of which was invested in U.S. government securities placed in escrow to fund the first 5 interest payments on the notes issued in the Second High Yield Offering. VersaTel has since used a significant amount of the remaining net proceeds of the First High Yield Offering and the Second High Yield Offering to make capital expenditures related to the expansion and development its network, to fund operating losses and for other general corporate purposes. On June 11, 1999, VersaTel borrowed $131.25 million in Interim Loans from Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc. and Lehman Brothers International (Europe), and $18.75 million in Interim Loans from ING (U.S.) Capital, LLC, an affiliate of each of ING Barings Limited and ING Barings LLC. The proceeds of the Interim Loans, together with remaining proceeds from the Existing Notes, were used to fund the purchase price of Svianed of approximately NLG 362.5 million. The Interim Loans bear interest at a minimum rate of 10.5% per annum and mature on June 10, 2000. The proceeds of the Third High Yield Offering will be used in part to repay the Interim Loans in full.


     The general rate of inflation has been low in the Benelux in recent years. We do not expect that inflationary pressures in the future, if any, will have a material effect on our results of operations or financial condition.

     Although we currently maintain significant cash balances, we will require substantial additional capital to continue funding the expansion and development of our network, including the expansion of local access infrastructure. Also, we are continually re-evaluating our business objectives and are considering further expansions of our services and the acceleration of our network construction. We expect that the net proceeds of this offering and the Third High Yield Offering, combined with the Nortel Facility and the remaining proceeds from the First High Yield Offering and the Second High Yield Offering and together with other available financings and cash flows from operations, will provide us with sufficient capital to fund planned capital expenditures and anticipated losses for the next 12 months. We expect to raise additional funds through public or private financings or from financial institutions.

     We will be required to meet our debt service obligations on the Third Notes out of cash reserves and net cash flow beginning February, 2000. In addition, starting November 15, 2001, our funds that have been placed in escrow to cover interest payments on the Existing Notes will have been exhausted. As a result, we will need to increase substantially our net cash flow in order to meet our debt service obligations.

     To date, VersaTel has made limited use of bank facilities and capital lease financing. In May 1999, VersaTel has reached an agreement with Nortel, pursuant to which Nortel will extend vendor financing to VersaTel of up to E45.4 million (approximately NLG 100.0 million) to be used to finance the purchase of equipment from Nortel. To date, no amounts have been drawn under this facility. VersaTel

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

may seek to raise senior secured debt financing in the future to fund the expansion of its network and for general corporate purposes.


     Net cash provided by operating activities was NLG 9.8 million for the 3 months ended March 31, 1999 compared to NLG 0.9 million for the 3 months ended March 31, 1998. This increase was primarily the result of an increase in current liabilities which exceeded the operating loss incurred during the first quarter of 1999. Net cash provided by operating activities was NLG 37.3 million for the fiscal year ended December 31, 1998 compared to NLG 5.8 million for the fiscal year ended December 31, 1997. This increase was primarily the result of operating losses incurred during 1998.


     Net cash used in investing activities was NLG 52.2 million in the 3 months ended March 31, 1999 and NLG 2.4 million in the 3 months ended March 31, 1998. Net cash used in investing activities was NLG 82.0 million in the fiscal year ended December 31, 1998 and NLG 14.5 million in the fiscal year ended December 31, 1997. Substantially all the cash utilized by investing activities in both fiscal years resulted from an increase in capital expenditures to expand our network. We do not expect any material disruption nor any material expenditures in connection with the transition of its billing and information systems to the year 2000.

     Net cash used in financing activities was NLG 14.0 thousand in the 3 months ended March 31, 1999 and NLG 7.1 million in the 3 months ended March 31, 1998. Net cash provided by financing activities in the 3 months ended March 31, 1998 resulted mainly from NLG 7.2 million of prepaid capital contributions from 2 of our shareholders. Net cash provided by financing activities was NLG 490.0 million in the fiscal year ended December 31, 1998 and NLG 5.8 million in the fiscal year ended December 31, 1997. Net cash provided by financing activities in the fiscal year ended December 31, 1998, resulted mainly from NLG 419.6 million raised in the First High Yield Offering and NLG 268.5 million raised in the Second High Yield Offering. Net cash provided by financing activities for the year ended December 31, 1998, does not include the NLG 211.6 million of the proceeds of the First High Yield Offering and the Second High Yield Offering which is still invested in U.S. government securities and placed in escrow to fund the remaining interest payments on the Existing Notes until and including May 15, 2001. Net cash provided by financing activities in the fiscal year ended December 31, 1997 resulted mainly from NLG 1.5 million of capital contributions and NLG 4.5 million of subordinated loans obtained from one of our shareholders.

     In February 1998, as part of a recapitalization, 2 of the 3 shareholders of VersaTel, Telecom Founders B.V. and NeSBIC Venture Fund C.V., a subsidiary of Fortis, invested an additional NLG 7.2 million in equity capital in VersaTel. Although this contribution was received in February 1998, the formal shareholders meeting approving the amount to be labeled as capital was not executed until April 17, 1998. In addition, NeSBIC and Cromwilld converted their subordinated convertible shareholder loans totaling NLG 3.6 million into ordinary shares of VersaTel, and NeSBIC converted its NLG 4.5 million bridge loan into ordinary shares of VersaTel. The third component of this recapitalization was comprised of a new equity investment by Paribas Deelnemingen N.V. of NLG 12.8 million. Lastly, VersaTel received from Telecom Founders, NeSBIC, Paribas Deelnemingen N.V. and Nederlandse Participatie Maatschappij an additional NLG 15.0 million in equity capital immediately prior to the closing of the First High Yield Offering. As a result of this recapitalization, VersaTel's share capital increased from NLG 7.0 million to NLG
50.1 million. See "Principal Shareholders."

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Our financial department manages our funding, liquidity and exposure to foreign exchange rate risks. It is our policy not to enter into any transactions of a speculative nature.

     Our debt obligations that are denominated in U.S. dollars expose us to risks associated with changes in the exchange rates between the U.S. dollar and the Dutch guilder and Belgian franc (which currencies are now both pegged to the euro) in which our revenues are denominated. However, in conjunction with the First High Yield Offering and the Second High Yield Offering, we have placed in escrow and pledged for the benefit of the holders of the Existing Notes U.S. government securities sufficient to pay interest due on the Existing Notes until and including the scheduled interest payment on May 15, 2001. The Existing Notes will mature on May 15, 2008 and VersaTel is not required to make any mandatory redemptions (other than an offer to repurchase the Notes upon a change in control of VersaTel) prior to maturity of the Existing Notes. Since the interest rates on each of the First Notes and the Second Notes is fixed, we have limited our exposure to risks due to fluctuations of interest rates. At March 31, 1999 the fair value of the Existing Notes outstanding was approximately $390.0 million.

     The costs and expenses relating to the construction of our Network and the development of our sales and marketing resources will largely be in Dutch guilders, Belgian francs and, increasingly, euros. Therefore, the construction of our network and the development of our sales and marketing resources will also be subject to currency exchange rate fluctuations as we exchange the proceeds from the First High Yield Offering and the Second High Yield Offering to pay our construction costs. However, as of March 31, 1999 we had exchanged all but $11.2 million of the proceeds from the First High Yield Offering and the Second High Yield Offering into Dutch guilders. Prior to the application of the net proceeds from the First High Yield Offering and the Second High Yield Offering, such funds have been invested in short-term investment grade securities. VersaTel from time to time hedges a portion of its foreign currency risk in order to lock into a rate for a given time. In addition, we will become subject to greater foreign exchange fluctuations as we expand our operations outside The Netherlands and receive more revenues denominated in currencies other than Dutch guilders, although the introduction of the euro has largely eliminated these risks as all 3 Benelux countries have adopted the euro as their legal currency. See "Exchange Rate Information -- European Monetary Union."

RISKS ASSOCIATED WITH THE YEAR 2000

     The Year 2000 issue is the result of computer programs using 2 digits rather than 4 to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems, including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

THE YEAR 2000 AND VERSATEL'S READINESS

     We have initiated a formal Year 2000 project and recruited an experienced Year 2000 project manager. We are undertaking a comprehensive program to address the Year 2000 issue with respect to the following:

     - our information technology systems,

     - the telephony switching network (including equipment installed at customers' premises),

     - our non-information technology systems (including buildings, plant, equipment, and other infrastructure systems that may contain embedded microcontroller technology),

     - the systems of our major vendors (insofar as they relate to our business), and

     - our customers.

     This program involves 4 "Steps": (1) a wide ranging assessment of Year 2000 problems that might affect VersaTel; (2) the development and implementation of remedies to address discovered problems; (3) the testing of our systems where necessary; and (4) an analysis of the most likely worst case scenario and the preparation of contingency plans. We expect to complete Steps 1 and 2 of this program during the second quarter of 1999 and Steps 3 and 4 during the third quarter of 1999.

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

STEPS 1-2: ASSESSMENT OF YEAR 2000 ISSUES, DEVELOPMENT AND IMPLEMENTATION OF REMEDIES

     THE INFORMATION TECHNOLOGY SYSTEMS. VersaTel is currently undergoing a major program to replace all of its existing operating support systems for billing, customer care and mediation and expects to have completed the replacement program by the end of the third quarter of 1999. In selecting the new operating support systems, VersaTel asks for guarantees of Year 2000 compliance from its manufacturers. VersaTel is also checking all its custom designed software for Year 2000 compliance.

     VersaTel uses Windows 95 and Windows NT 4.0 as its operating systems. VersaTel expects to upgrade all of its Windows 95 operating systems to Windows 98, which is Year 2000 compliant, during the second quarter of 1999. VersaTel expects to install the latest service pack for its NT 4.0 operating system, which is Year 2000 compliant, during the second quarter of 1999. VersaTel does not presently use any other desktop or server operating systems.

     THE TELEPHONY SWITCHING NETWORK. VersaTel has consulted with Nortel, the manufacturer of its DMS 100 telephony switches and transport layer, and believes that Nortel's equipment is Year 2000 compliant. VersaTel has requested a guarantee from Nortel regarding this compliance. We have requested a similar guarantee from Cisco Systems, our supplier of router switches and certain other equipment.

     THE NON-INFORMATION TECHNOLOGY SYSTEMS. VersaTel's office buildings have the following embedded systems: monitor alarms (intrusion and sensors), personnel registration plus floor access, fire alarm, climate control and electrical power maintenance (generators). VersaTel's facilities management team is currently investigating if the embedded systems are Year 2000 compliant and intends to ensure that they will be by the end of the second quarter of 1999.

     MAJOR VENDORS' SYSTEMS. VersaTel is asking all of its major vendors to demonstrate their approach to the Year 2000 problem and to give guarantees that the millennium will not interrupt their services to VersaTel. VersaTel is informing its vendors that Year 2000 compliance in their services and products is an essential element of the existing business relationship. The managers responsible for each vendor relationship are asking for these guarantees and the response to date has been positive. VersaTel is now formalizing these requests, sending letters, and compiling a list of vendors' responses.

     CUSTOMERS' SYSTEMS. VersaTel's customer services department intends to discuss with customers the Year 2000 issue, including whether or not such customer is Year 2000 compliant and to suggest to customers that, where this issue has not been resolved, the customer seek advice. We can give no assurances that VersaTel's customers will either take such advice or be Year 2000 compliant on a timely basis.

STEP 3: TESTING OF VERSATEL'S SYSTEMS

     VersaTel intends to conduct a full operational test of its entire business by the end of the second quarter of 1999, when VersaTel expects that all of its systems and processes will be Year 2000 compliant. VersaTel's services and products are primarily provided to business customers who operate Monday through Friday and therefore it plans to conduct this test during a weekend. Certain customers have approved this plan and have agreed to participate in the test.

STEP 4: MOST LIKELY WORST CASE SCENARIO

     VersaTel believes that the most likely worst effect of the Year 2000 issue would be the inability of customers to complete calls. Nortel, the manufacturer of VersaTel's switches, has conducted extensive Year 2000 tests with the EURO-8 software and has informed VersaTel that it believes VersaTel's switches are Year 2000 compliant. VersaTel has requested a guarantee from Nortel regarding this compliance. We have requested a similar guarantee from Cisco Systems, our supplier of router switches and certain other equipment.

     If VersaTel's Year 2000 compliant billing system fails to function correctly, VersaTel believes that bills could still be distributed by modifying the call detail record's timestamp to reflect a pre-Year 2000 date.

     The ability of VersaTel's customer care team to supply quality service would be significantly affected if the operating support systems were not available. Service provisioning, additional services and the development of new customers could not continue effectively if the automated provisioning systems were to fail. VersaTel is asking for certificates from the manufacturers of these systems stating that they are Year 2000 compliant.

     VersaTel's ability to collect revenues depends upon certain financial institutions' computer systems, because approximately 50.0% of its retail customers pay by way of direct debit facilities. VersaTel is seeking assurances from these financial institutions that they are Year 2000 compliant.

     VersaTel believes that it is unlikely that any of the above situations will occur due to the assurances of Year 2000 compliance that it expects to receive from its vendors, software and systems programmers, customers and financial institutions. In the event that one or more of the situations should occur, VersaTel would attempt to rectify the problem with the appropriate entities. However, we can give no assurance that VersaTel will be successful in obtaining valid assurances or guarantees, that the Year 2000 issue will not have a material adverse effect on VersaTel, that any Year 2000 effects will be resolved or that VersaTel will be reimbursed for any additional expenditure under any of the assurances or guarantees that it expects to obtain or otherwise.

COSTS RELATED TO THE YEAR 2000 ISSUE

     To date, VersaTel has incurred approximately NLG 300,000 in costs for its Year 2000 readiness program. A substantial portion of costs for the Year 2000 issue will be included in the replacement of the current generation of operating support systems. VersaTel is replacing these systems to support its business growth and not specifically to remedy the Year 2000 problem. VersaTel expects to incur additional specific Year 2000 readiness charges that are estimated to be less than NLG 1.0 million.

THE YEAR 2000 AND SVIANED'S READINESS

     Svianed has undertaken a number of measures to ensure that its business will not be affected as a result of the Year 2000 issue. In 1997, Svianed appointed a project leader and made an assessment of all systems and equipment that could potentially be affected by the Year 2000 issue. The initial focus was to ensure that the services provided by Svianed to its customers would not be interrupted as a result of the Year 2000 issue. The next phase was to ensure that Svianed's management control systems would not be affected by the Year 2000 issue. Starting in mid-1997, Svianed has obtained for all its purchases of hardware and software guarantees as to their Year 2000 compliance. In addition, the installed base of Cisco routers and Newbridge ATM and Frame Relay switches have been confirmed by their suppliers to be Year 2000 compliant.


     Svianed relies on leased lines from KPN Telecom for the provision of its services. Svianed understands, based on information it has received from KPN Telecom, that KPN Telecom has commenced a Year 2000 risk analysis and has established a remediation plan intended to ensure that KPN Telecom will be Year 2000 compliant. Svianed has received a written confirmation from KPN Telecom that it will maximize its effort to be Year 2000 compliant. However, Svianed has not received any guarantee from KPN Telecom as to its Year 2000 compliance, and we can give no assurance that Svianed's network will not experience any interruptions as a result of any failure by KPN Telecom to be Year 2000 compliant.



     The most likely worst case scenario for Svianed would be a disruption of its network management system. Svianed expects to incur costs of approximately NLG 500,000 in connection with its Year 2000 readiness program, most of which has already been expensed.


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

                                    BUSINESS

OVERVIEW

     VersaTel is a rapidly growing, competitive network operator focused primarily on the Benelux. Our objective is to become the leading fully integrated provider of local access, facilities-based broadband services, including voice, data and Internet services to our customers in this region. We currently provide high-quality, competitively priced, telecommunications, data and Internet services in The Netherlands and Belgium primarily to 4 targeted market segments:

     - business services -- small- and medium-sized businesses located throughout the Benelux,

     - local access services -- high bandwidth users within the Benelux which are near and directly connected to our network,

     - data services -- high bandwidth data customers with multiple sites throughout the Benelux, and

     - carrier services -- telecommunications, data and Internet service providers.


     With over 13,500 business customers and over 375 employees, we are a leading alternative to KPN Telecom and Belgacom, the former monopoly telecommunications carriers in The Netherlands and Belgium, respectively. Our revenues grew from NLG 18.9 million for the year ended December 31, 1997 to NLG
39.6 million for the year ended December 31, 1998 and our revenues for the 3 months ended March 31, 1999 were NLG 15.5 million.



     On June 11, 1999, we acquired Svianed, the third largest provider of data services in The Netherlands. Svianed complements VersaTel's strategy by providing data services to approximately 50 customers, primarily in the financial services and banking industry, including the principal social insurance organization and the largest financial institution in The Netherlands. These customers are served on a network which connects to over 600 buildings and utilizes over 700 leased lines covering approximately 6,000 kilometers. The Svianed network has 50 regional points of presence and transports traffic at speeds of up to 150 Mbps. Svianed had revenues of NLG 56.7 million and EBITDA of NLG 17.9 million for the year ended December 31, 1998. For the 3 months ended March 31, 1999, Svianed had revenues of NLG 15.6 million and EBITDA of NLG 5.2 million. The revenues for VersaTel and Svianed on a combined basis would have been NLG 96.2 million for the year ended December 31, 1998 and NLG 31.1 million for the 3 months ended March 31, 1999.


     We are building a fully integrated broadband network to provide end-to-end connectivity to our customers. Our network has been designed to pass through all the major population and business centers in the Benelux and to connect city centers, business parks and buildings along its route. Our network design consists of 3 fully integrated elements:

     - Benelux network -- multiple, integrated fiber optic rings connecting all major population and business centers in the Benelux,

     - local access infrastructure -- high bandwidth fiber optic and radio connectivity to customers along our Benelux network route including city centers, business parks and buildings, and

     - international network -- fiber optic rings initially connecting London, Dusseldorf, Frankfurt, Paris and the Benelux network.

     As of May 31, 1999, we have constructed over 850 kilometers of our network in the Benelux which we intend to have in service in the third quarter of 1999. We intend to build an additional 650 kilometers of our network, including local access infrastructure, by the end of 1999. As of May 31, 1999, our construction passed 12 city centers, 6 business parks and 5,200 buildings along the route of our network. We intend to complete our international rings connecting the Benelux network, London and Paris and

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

connecting the Benelux network, Frankfurt, Dusseldorf and Paris by December 1999. We have completed our international connection from the Benelux network to London and to Frankfurt. We intend to directly connect Svianed's customers to, and transition Svianed's traffic onto, our network in order to reduce our reliance on leased lines. We believe this will significantly enhance the quality of our service offering to Svianed's customers and reduce our costs.

     During the past year, we have substantially expanded our product offering from our initial offering of long distance voice services. We currently offer a full portfolio of voice, data and Internet services to our business customers and a broad range of connectivity, termination, co-location and hosting services to other telecommunications, data and Internet service providers. Through our acquisition of Svianed we will be able to significantly accelerate the deployment of our broadband data services product offering by combining our market presence with Svianed's data and network management expertise.

     In addition to Svianed, we have recently extended our product and service offerings and expanded our customer base through the following strategic acquisitions:

     - VuurWerk -- a leading provider of web hosting, co-location, access and e-commerce services in The Netherlands and Belgium. VuurWerk is one of the largest providers of web hosting services in The Netherlands, with more than 10,000 domain name registrations and approximately 6,000 customers.

     - SpeedPort -- a provider of Internet co-location and connectivity solutions for high bandwidth and mission critical Internet and e-commerce applications. SpeedPort will use VersaTel's international fiber connectivity to build its IP-based network to serve its customers.

     - CS Net -- enables Internet-based trade communities to conduct business-to-business transactions in specific industries. It currently provides these services to 6 trade communities with 10,000 end users.

     - ITinera -- a Belgium-based Internet service provider with over 950 business customers.

     Over time, we intend to market most products and services of these companies under the VersaTel brand. SpeedPort, however, will continue to market its interest solutions under its current brands.

THE BENELUX MARKET OPPORTUNITY

     VersaTel was founded in 1995 to capitalize on the opportunities created by the liberalization of the telecommunications market in the Benelux. We believe that the Benelux provides an excellent opportunity for competitive communications service providers for several reasons, including:

     - HIGH POPULATION DENSITY. With approximately 26.2 million people in a relatively small geographical area, the Benelux market is characterized by one of the world's highest population densities, approximately 351 persons per square kilometer, compared to approximately 107 persons per square kilometer in western Europe as a whole.

     - HIGH GROWTH POTENTIAL. Data and telecommunications revenues as a percentage of gross domestic product ("GDP") of 5.3% in 1997 were still relatively low compared to 6.3% in the United Kingdom and 7.0% in the United States, each with a more developed communications market.

     - RAPIDLY EXPANDING DATA AND INTERNET MARKETS. The market for data and Internet services is growing rapidly in the Benelux. According to International Data Corporation, the estimated annual growth of the market for Internet access services will be 30.4% and 45.2% in The Netherlands and Belgium, respectively, from 1997 to 2001.

     - HIGH INTENSITY OF COMMUNICATIONS TRAFFIC. The Benelux is a major transportation and trade gateway which generates a relatively high level of communications traffic. According to EITO

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

(the European Information Technology Observatory), the total Benelux telecommunication services market amounted to $14.2 billion in 1997. If ranked as a single country, the Benelux would have been the fifth largest telecommunications market in western Europe behind Germany, France, the United Kingdom and Italy.

     - TRADITIONALLY UNDERSERVED MARKET. At present, the Benelux communications market is dominated by the former monopoly carriers, KPN Telecom, Belgacom and P&T Luxembourg in The Netherlands, Belgium and Luxembourg, respectively. We believe these carriers have not traditionally focused on providing high quality customer service to our targeted customers.

     - DEMAND FOR END-TO-END, BROADBAND SERVICES. We believe that business customers will increasingly demand high bandwidth end-to-end communications services, as they rapidly adopt Internet-based applications as essential business and communications tools, such as electronic commerce.

     The following chart illustrates the relative importance of the Benelux telecommunications market:
[TOP 10 INTERNATIONAL TRAFFIC MARKETS BAR CHART]


-------------                                                                    -----
United States                                                                   22700
United Kingdom                                                                   6600
Germany                                                                          5333
Canada                                                                           4286
France                                                                           3545
BENELUX (2)                                                                      2395
Italy                                                                            2352
Switzerland                                                                      2164
Japan                                                                            1792
Hong Kong                                                                        1718


     ------------------------------

     (1) Source: Telegeography 1999. All outgoing MiTT market data is 1997 information.

     (2) The Benelux market figure is the aggregate figure of all outgoing MiTTs of The Netherlands, Belgium and Luxembourg, net of intra-Benelux outgoing international MiTTs.

     VersaTel currently operates in The Netherlands and in Belgium and plans to extend its operations to Luxembourg in the future. The following table provides a brief overview of the Benelux market:

Population(1)...............................................  26.2 million
Population Density(2).......................................  351
                                                              persons/km(2)
Per capita GDP in 1997(1)...................................  $24,033
Total telecom expenditures in 1997(3).......................  $14.2 billion
Telecom expenditures as % of GDP in 1997(3).................  2.6%
Benelux telecom expenditures as % of western Europe's
  telecom expenditures in 1997(3)...........................  8.2%
Number of Internet devices in 1997(4).......................  1,831,000
Expected annual growth Internet devices 1997-2001(4)........  35.9%
Total Internet access revenues in 1997(4)...................  $24.1 million
Expected annual growth Internet access revenues
  1997-2001(4)..............................................  34.7%

-------------------------
(1) Source: The Economist Intelligence Unit and Quest Economics Database
(2) Source: International Telecommunications Union, 1998
(3) Source: The European Information Technology Observatory (EITO), 1997
(4) Source: International Data Corporation, 1998

BUSINESS STRATEGY

     Our objective is to become the leading local access, facilities-based operator for broadband voice, data and Internet services in the Benelux. The principal elements of our strategy are:

     - DEPLOY OUR BROADBAND NETWORK. We are deploying our fully integrated broadband network to allow us to provide voice, data and Internet services, as well as to support all major protocols. We believe that our high capacity network will allow us to grow our customer base rapidly, increase our margins and expand our service offerings. We have designed our network to pass the major points of interconnection of other service providers and to connect to major Internet exchanges. We believe we will be one of the highest quality ISPs in the Benelux. In addition, we have already started constructing our local access infrastructure in areas where we have completed the Benelux network. We intend to complete 2 of our international rings in December 1999. Also, we are deploying the latest network technologies, such as IP over DWDM (dense wave division multiplexing), and intend to add services to this platform as it proves reliable. We intend to continue to actively participate in the development of new network technologies in order to maximize the capacity of our network and to expand our service offerings.

     - FOCUS ON TARGETED CUSTOMER SEGMENTS WITH SPECIALIZED TEAMS. We have identified 4 groups -- broadband local access customers, small- and medium-sized businesses, broadband data services customers and other telecommunications, data and Internet service providers -- as our targeted customer segments. We have tailored our sales force, customer care and billing system to meet the specific needs of each of our target customer segments. We plan to continue to leverage our network, team approach and operations to deliver services to meet our targeted customers' needs.

     - PROVIDE INNOVATIVE PRODUCTS AND SERVICES. We seek to continue to be market leaders in providing our customers with advanced products and services and plan to provide customized solutions to fit local market needs. We intend to leverage our high bandwidth Network to offer integrated services to our customers. By providing broadband services to our customers we will be able to meet their demand for a single source provider, competitive prices, high quality of service and guaranteed access to bandwidth. By directly connecting our customers to our network and by

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       providing multiple services, we believe customers will be less likely to switch to other service providers and that these customers will provide relatively higher revenues and margins. Through our acquisition of Svianed we will be able to significantly accelerate the deployment of our broadband data services product offerings by combining our market presence with Svianed's data and network management expertise.

     - EXPAND CARRIER SERVICES. We plan to generate substantial revenue and additional traffic on our network through sales to telecommunications, data and Internet service providers lacking network infrastructure. Our fully integrated broadband network, high quality systems and peering arrangements are intended to allow us to offer a broad portfolio of carrier services, high bandwidth connectivity, co-location, call termination and hosting. In addition, we are able to provide our carrier service customers with support systems, such as customer care and billing solutions. This approach enables us to use our high capacity network to obtain revenues and margins from market segments, such as residential customers, that we do not currently target.

     - FOCUS ON SUPERIOR CUSTOMER SERVICE. VersaTel strives to maintain a competitive advantage over competitors in its target markets by providing superior customer service in terms of responsiveness, accuracy and quality. We believe that the Benelux market has been particularly underserved by the PTTs and that providing a high level of customer service is a key element to establishing customer loyalty and attracting new customers. We were the first provider in the market of detailed monthly billing statements and monthly call management reports which identify savings to customers and enable them to manage their telecommunications expenditures more effectively. We have invested in a leading operational support system software and hardware to insure that our back-office systems enable us to maintain a competitive advantage in the market.

     - PURSUE SELECTIVE ACQUISITIONS AND STRATEGIC RELATIONSHIPS. We plan to continue to acquire other competitive telecommunications, data and Internet service providers in order to accelerate the growth of our customer base, our network and our service portfolio. As part of our strategy, our acquisition of Svianed will accelerate our time to market with our data services product offering, enhance our sales force and expand our market presence in the Benelux. Through our acquisitions of CS Net in November 1998, SpeedPort and VuurWerk in May 1999 and Svianed and ITinera in June 1999, we have significantly expanded our Internet services product offerings and expertise. In addition, we are actively pursuing additional strategic relationships with alternative carriers in Germany, France and the United Kingdom in order to establish interconnection agreements, to partner in infrastructure projects and to expand our geographic reach.

THE VERSATEL NETWORK

     We are building a high bandwidth network designed to provide flexible, broadband local access to business customers with connectivity to all major business and population centers in the Benelux and to key international destinations (the "VersaTel Network" or the "Network"). Our Network will have the ability to carry voice, data and Internet traffic and will support all major protocols, including Frame Relay, ATM and IP. We connect with the major Internet exchanges in Amsterdam, Brussels, London, Paris, Dusseldorf and Frankfurt and through our acquisition of SpeedPort we will be increasing the number and quality of peering arrangements with leading carriers of IP traffic to enhance our presence in the rapidly expanding European Internet services market.

NETWORK DESIGN PRINCIPLES

     Our Network is designed to be scaleable, flexible, reliable and efficient:

     - SCALEABILITY. We are constructing our Network to offer very high capacity in all Network components, including ducts, fibers, DWDM, SDH and operating support system platforms. We

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

       are placing 8 ducts, each capable of carrying over 300 fibers, on most routes. We believe this will be enough to provide excess capacity for future growth and will allow us to trade and sell a portion of our excess capacity to other operators. We have installed DWDM equipment on our initial fibers, which allows us to transmit multiple frequencies of light on the same fiber strand. As a result, the capacity of a single fiber can be increased by 16 times. Our SDH equipment will be capable of transmitting at the rate of 10 Gbps (STM-64), with the ability to make 20 Gbps available, if necessary. Our design will enable us to deliver high bandwidth to our customers while providing substantial potential for future expansion.

     - FLEXIBILITY. We believe our Network design will enable us to respond to changes in service offerings, Network standards and protocols. We currently have a Nortel DMS 100 digital circuit switch and a Cisco data switch in both Amsterdam and Antwerp. We expect to have an additional Nortel DMS switch and an additional Cisco data switch installed in Rotterdam in the third quarter of 1999 and Brussels in 2000. The Nortel DMS switches enable us to deliver voice and ISDN telecommunications services and the Cisco data switches allow us to support multiple data communications protocols including IP, IPX (Novell), ATM, Frame Relay and others.

     - RELIABILITY. The Network provides redundancy at multiple levels by using a self-healing, shared protection ring structure to provide dual direction routing capability in the event of cable damage or equipment failure. SDH equipment automates most of the functions of routing and connecting service bandwidth and reroutes these functions in the event of failure. Our data and voice/ISDN networks also have alternate routing capability to assure high availability of the services they deliver. We have selected very reliable equipment from world class vendors, such as Nortel and Cisco.

     - EFFICIENCY. We believe we are constructing our Network in the most efficient manner by routing the Network to target all the major business parks and city centers in the Benelux and by installing high capacity Network elements which will provide us with excess capacity to allow for future growth. Also, this efficiency is maintained in our Network operations by our use of the highest quality components and equipment and by ensuring we continue to properly manage our Network.

NETWORK ELEMENTS

     The VersaTel Network will consist of the following integrated elements:

     - BENELUX NETWORK. We are constructing a high capacity, broadband network that will offer local access connectivity to thousands of business customers with flexible bandwidth fiber facilities. The Benelux network will extend to all major commercial and population centers in the Benelux, including most interconnection points with PTTs, other telecommunications network operators and major Internet exchanges. We have designed the Network route to pass through as many businesses as possible by going through business communities and past major bandwidth users. Approximately 90,000 businesses are located within one kilometer of the network and approximately 270,000 businesses are located within 5 kilometers of the route. Physical access points will be provided near each group of potential customers, at average intervals of 1.5 kilometers. While these features have increased the initial cost of our network and the time to construct it, we expect that the total cost of connecting to buildings will be lower and the time required for connections will be reduced. A small portion of our network is being constructed jointly with other carriers and some rural sections are being completed by purchases of dark fiber and pending the completion of construction, through leased lines. The initial phase of the Benelux network consisting of 315 kilometers that connects our switches in Amsterdam and Antwerp was placed in service in May 1999. An additional 200 kilometers of dark fiber and 535 kilometers of fiber-ready duct have been constructed. By the end of 1999, we intend to have in service

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

       4 self-healing rings consisting of 1,200 kilometers. By the middle of 2000, the Benelux network is expected to consist of approximately 2,200 kilometers of fiber optic rings.

     - LOCAL ACCESS INFRASTRUCTURE. We are extending the Benelux network into city centers, business parks and buildings with fiber optic rings and radio systems to directly connect to customers. We started constructing fiber optic infrastructure in business parks in January 1999. We intend to connect our first customers shortly after the initial rings of the Benelux network become operational, which we expect to occur by the third quarter of 1999. We plan to construct over 300 kilometers of local access infrastructure in 1999. Also, we began testing point-to-multipoint radio systems technology at 2 sites in The Netherlands in the third quarter of 1998 and we plan to begin testing in Belgium by the third quarter of 1999. In addition, we are considering using unbundled local loop access to reach customers when it becomes available.

     - INTERNATIONAL NETWORK. We are establishing an international network that will extend the Benelux network to several major interconnection and Internet exchange points in Western Europe. Initially, these points will be London, which we connected in March 1999, Frankfurt, which we connected in May 1999, and Dusseldorf and Paris, which we expect to connect by the end of 1999. The international network will consist of one or more fiber pairs in fully redundant ring structures. We are also considering acquiring fiber optic capacity to the United States to improve our Network's Internet connectivity for SpeedPort's utilization. Most of the international network will consist of fiber or SDH capacity obtained from other operators, but we plan to own and operate the transmission equipment.

     As of May 31, 1999, our network passed the following city centers and business parks in The Netherlands and Belgium:


                 CITY CENTERS                                   BUSINESS PARKS
----------------------------------------------        ----------------------------------
- Amersfoort                 - Leiden                 - Amsterdam -- Bullewijk
- Amsterdam                  - Rotterdam              - Amsterdam -- Sloterdijk
- Delft                      - Utrecht                - Haarlem -- Waarderpolder
- Haarlem                    - Antwerp                - The Hague -- Plaspoelpolder
- The Hague                  - Gent                   - Rotterdam -- Spaansepolder
- Hilversum                  - Mechelen               - Utrecht -- Lage Weide


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

[NETWORK DESIGN GRAPH]

SERVICE PLATFORMS

     Our Network incorporates service platforms to deliver each of the major service categories we offer or plan to offer. An SDH transmission platform provides highly reliable transmission capacity for our other services and for capacity leased to other operators, service providers and customers. A digital circuit switching platform delivers voice and ISDN services. A data communications platform based on ATM supports all major data protocols with high quality service. An Internet services platform will support the Internet services we provide to end users and our offering of outsourced services to ISPs and content providers. In parallel, we are implementing an additional new platform of IP equipment connected directly to DWDM/fiber which is intended to support all types of services. By integrating the

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

functions of SDH, ATM and circuit switching, this platform should provide a lower cost and a more flexible design than traditional equipment. We plan to carry services, including voice, data and Internet services, on this platform as the quality of service management becomes proven.

DATA CENTERS

     We intend to establish large scale data centers in Amsterdam, Antwerp, Rotterdam and Brussels. We are designing these data centers to house our transmission, IP routing and switching facilities. At these data centers, we also expect to offer hosting, co-location and interconnection services to high-volume customers, such as ISPs, in a secure, controlled site with direct access to our Network. Through the acquisition of SpeedPort, we have acquired a data center with 150 square meters of raised floor space for equipment housing and fiber connectivity to both the SARA and NIKHEF parts of the Amsterdam Internet Exchange. We are presently constructing a new Amsterdam data center which will provide 1,000 square meters of raised floor space for equipment housing and will also have direct fiber connectivity to both parts of the Amsterdam Internet Exchange. In addition, SpeedPort will be constructing Internet co-location facilities in London, Paris and Frankfurt.

PEERING AND TRANSIT ARRANGEMENTS

     Our peering arrangements allow us to exchange traffic with these ISPs without these ISPs, or us, having to pay transit costs. We will establish peering arrangements with ISPs when equal traffic volumes are expected to be exchanged. We currently have peering arrangements with 32 ISPs, including Belgacom, Euronet, PSINet Europe, Demon Internet, @Home Benelux, World Online, A2000 and other major ISPs in the Internet market in western Europe. We expect to enter into additional peering arrangements with network-based ISPs in order to support SpeedPort and our other Internet services. In addition we expect to sell approximately 60 transit connections to ISPs and content providers.

NETWORK MANAGEMENT

     We monitor our Network 24 hours a day and 7 days a week at our Network operations center. Our Network operations center is able to identify Network interruptions as soon as they occur and allows us to reroute traffic to ensure termination. Our Network operations center has an uninterrupted power supply and redundant communications access and computer processors. We own and control our own points of presence in the Benelux which allows us immediate access for rapid restoration when necessary. We have provided for a back-up Network operations center in the event our primary Network operations center is forced off-line.

NETWORK IMPLEMENTATION

     VersaTel has entered into a framework agreement with Nortel to supply most initial transmission equipment, including SDH, radio, voice/ISDN switching and the SDH network management system. This agreement includes vendor financing for all Nortel products and services. A similar agreement with Cisco is providing the data communications platform and Cisco's support services. We have agreements with 4 leading construction companies in The Netherlands for Network construction. Although Meijsen Ondergrondse Infrastructuren B.V. had originally been contracted to oversee the construction of our Network, we have now allocated construction responsibility to 3 additional contractors. We are now adding another construction contractor in Belgium as well. These construction companies are responsible for obtaining rights of way, civil engineering, physical construction and testing of our Network. We have retained experienced agents in both The Netherlands and Belgium to assist the construction companies in obtaining rights of way.

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

PRODUCTS AND SERVICES

     VersaTel currently offers a wide range of business and carrier products and services and continually evaluates potential product and service offerings, including competitors' offerings, in order to retain and expand its customer base and to increase revenue per customer.

BUSINESS PRODUCTS AND SERVICES OFFERINGS

     We currently offer the following products and services to business customers:

     LONG DISTANCE TELEPHONY. VersaTel offers international and national long distance telephony services to over 8,000 business and residential customers in The Netherlands and over 600 business customers in Belgium. Our telephony service is offered through our "1611" carrier select code and dial-around and least-cost routing software installed in our customer PBXs.

     ISDN SERVICES. We offer ISDN primary rate services to our customers in the Benelux. This service primarily targets the business market with digital PBX's and high volumes of outgoing and incoming traffic. Currently, ISDN is the fastest growing service for business telephony in the western European market.

     LAN TO LAN INTERCONNECT SERVICES. We offer high speed LAN (local area network) to LAN interconnect services for multi-site business customers. This service targets business customers that need to interconnect their multiple LANs to share centralized computer data and applications efficiently. We will provide end-to-end management of the wide area network, including the routers, at customers' premises.

     DEDICATED INTERNET CONNECTIVITY. We also offer dedicated high speed Internet access services to business customers. This service provides high bandwidth access to the Internet, e-mail facilities, news feed from news groups and web space for hosting web-sites.

     REMOTE ACCESS SERVICES. We offer efficient remote access services to business customers enabling employees to access the corporate LAN from home. These home offices will have secured access to the corporate network, data and applications. This service will also be applied to tele-banking and tele-shopping applications.

     IP-BASED ELECTRONIC TRANSACTION SERVICES. CS Net provides Internet-based business-to-business transaction services to vertical trade communities that act as comprehensive sources of information, interaction and electronic commerce for their users.

     DIAL-IN INTERNET ACCESS SERVICES. We offer dial-in Internet access services for the small- and medium-sized businesses. Our plan is to package our long distance telephony service with an attractive Internet access service.

     WEB HOSTING SERVICES. VuurWerk provides web hosting services targeting the business market. This service consists of an integrated package of a domain name, e-mail accounts, web space for hosting corporate web-sites and on-line web-site statistics.

     For a description of Svianed's current products and services see "-- Svianed -- Products and Services".

     We also expect to introduce the following retail products and services to business customers within the next 12 months:

     - virtual private network,

     - toll/toll-free services,

     - dial-in LAN interconnect services,

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

     - data VPN and Voice Over IP services,

     - carrier pre-select (equal access) telephony, and

     - Internet and telecommunications services over MDF access and xDSL technology.

CARRIER PRODUCTS AND SERVICES

     We currently offer the following products and services:

     CALL TERMINATION SERVICES. We offer switched services to other telecommunications service providers, including international and national call termination services in the Benelux. As we complete our international network, we will be able to offer call termination services in Germany, France and the United Kingdom.

     CO-LOCATION AND FACILITIES MANAGEMENT. We provide co-location services for carriers wishing to extend and expand their networks by housing their own computing and telecommunications equipment inside our secured premises within the Benelux and selected international locations.

     NETWORK CAPACITY FACILITIES. We sell and trade rights of way, ducts, dark fiber, wave length and STM-16 capacity to other carriers.

     VIRTUAL POINT-OF-PRESENCE DIAL-IN SERVICES. We offer virtual point-of-presence services for telecommunications, data and Internet service providers in order to allow cost-efficient dial-in capability and effective remote access capabilities for their customers.

     INTERNET TRANSIT SERVICES. We offer Internet transit services to telecommunications and Internet service providers seeking transit services between major Internet exchanges.

     We expect to introduce the following carrier products and services in the future:

     - leased circuits (E1, E3, T3 and STM-1),

     - switching, billing and customer care services for resellers,

     - ISP hosting services, and

     - Voice Over IP gateway and clearing house services.

SALES AND MARKETING

     VersaTel seeks to capitalize on its position as a competitive communications services provider that offers comprehensive customer service and competitively priced communications services in the Benelux with a focus on small and medium-sized businesses. We believe that we have created a prominent brandname in our target market that we expect to successfully apply throughout the Benelux. Over time we intend to market the products and services of our acquired businesses under a common VersaTel brandname. We market our products and services through several marketing channels, including database marketing, targeted telemarketing, brand and promotional advertising, direct mail and our direct sales force.

     Our sales force is composed of direct sales personnel, telemarketers and independent sales agents. Marketing is currently conducted by 40 direct sales personnel in Amsterdam and Rotterdam and 16 in Antwerp. In the future, we expect to significantly expand our direct sales force and open an additional sales office in Brussels. With our recent acquisitions of Vuurwerk Internet B.V., SpeedPort N.V., ITinera Services N.V. and Svianed B.V., we have added approximately 25 additional direct sales personnel. Our sales personnel make direct calls to prospective and existing business customers, analyze business customers' usage and service needs, and demonstrate how VersaTel's service package will improve a customer's communications capabilities and costs. Each member of our sales force is required to

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

complete our intensive training program. In addition, we have a telemarketing group that screens prospective customers and verifies call volumes.

     We have also established a sales agent program under which sales agents receive commissions, but are not employed by us. Agents are provided with an advertising and sales promotion budget based on the volume of their sales. We currently have approximately 100 such sales agents in The Netherlands and approximately 50 in Belgium and intend to continue to increase the size of this program. Sales agents primarily sell our business services offerings.

     Our sales force is organized in the following 4 groups to target the primary customer segments with a focused product portfolio that matches the needs of these customer segments:

     BUSINESS SERVICES. Our business services sales force targets our core target market of small- and medium-sized businesses throughout The Netherlands and Belgium. The customers targeted by this group currently access the Network indirectly by manually dialing, using an auto-dialer, or through pre-programmed PBX's, our "1611" carrier select code. As a result of OPTA's recent ruling, we will be able to reach these customers through carrier pre-select (equal access) and unbundled local loop access. The services offered to these customers also include ISDN, Internet and LAN to LAN interconnection services.

     LOCAL ACCESS SERVICES. Our local access services sales force targets potential customers along the Benelux network with a high bandwidth service package consisting of voice, data and Internet products. Unlike most other competitive alternative communications services providers who focus primarily on the main international cities, we will be able to offer high bandwidth services to our customers at any point along the Benelux network. The customers targeted by this team will access the Network directly through leased lines or, upon its deployment, through our own local access infrastructure.

     DATA SERVICES. Through our acquisition of Svianed, our data services sales force targets potential customers with multiple locations throughout the Benelux with high bandwidth requirements. These potential customers include medium- to large-sized organizations that are located more than 5 kilometers from the Network or do not seek a direct connection to the Network.

     CARRIER SERVICES. Our carrier services sales force markets our product portfolio to other telecommunications and Internet services providers, including switchless resellers, in the Benelux and the countries reached by our international network. Our focus is on developing a broad range of services that addresses the specific needs of carrier customers targeting the Benelux.

CUSTOMERS

     We market our services on a retail basis to business customers and on a wholesale basis to other carriers and service providers.

     SMALL- AND MEDIUM-SIZED BUSINESSES. Our target customers are small- and medium-sized businesses (businesses with fewer than 500 employees). However, with the acquisition of Svianed, we will now be able to offer high bandwidth data services to large-sized customers. We focus particularly on those business and industry segments which have historically generated significant volumes of national and international traffic, such as financial services, information technology services, transportation and import and export. We believe that the small- and medium-sized business segment has been underserved by the PTTs and the major alternative service providers. Traditionally, the PTTs and the other major carriers have focused on offering their lowest rates and best services primarily to larger, higher-volume business customers. Through our acquisition of CS Net, we are able to offer business-to-business transaction services to vertical trade communities.

     CARRIER CUSTOMERS. Our carrier customers are global and regional network operators, Internet service providers and switchless resellers serving specific market segments in the Benelux. We focus

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

primarily on high capacity and high volume customers. We believe that new entrants to the telecommunications services market that provide voice, data or Internet services in the Benelux region will require quality carrier services and high bandwidth services to develop their market position.

     RESIDENTIAL CUSTOMERS. Our initial focus with respect to residential customers had been to market our services to employees of our business customers and to residential customers in certain niche markets characterized by high-volume calling patterns. Recently, we have refocused our efforts and we now intend to target the residential market by offering carrier hosting services to switchless resellers who target the residential market. We believe that this approach is a more cost-effective way of reaching the residential market segment.

CUSTOMER SERVICE

     Our goal is to maintain an advantage over our competitors in our target markets by providing superior customer service. We believe that providing a high level of customer service is a key element to establishing customer loyalty and attracting new customers. We have dedicated customer service representatives who initiate contact with our customers on a routine basis to ensure customer satisfaction and market new products. Customer service representatives are available 24 hours a day, 365 days a year. In addition, we provide detailed monthly billing statements and monthly call management reports which identify savings to customers and enable them to manage their telecommunications expenditures more effectively.

     We also believe that technology plays an important role in customer satisfaction. Advanced technological equipment is crucial to enabling the provision of a high quality of service to our customers. It is our policy to reduce technical risks as much as possible by buying proven products from world leaders in the applicable technology. We have installed sophisticated status-monitoring and diagnostic equipment at our Network operations center and plan to install similar units on our SDH equipment. This equipment allows us to identify and remedy network problems before they are detected by customers. By providing superior customer service and through the effective use of technology, we expect to maintain a competitive advantage in our target markets.

     We use the Internet and Internet technology in our communications with our customers. The information technology industry is demonstrating that providing customer access to their own information records, through Internet-based technologies, can result in increased customer satisfaction and loyalty while reducing costs. We intend to begin to provide this type of Internet-based system for sales, service ordering, customer inquiries, fault management and billing with usage information in the third quarter of 1999.

BILLING AND INFORMATION SYSTEMS

     We are in the process of replacing our current billing, customer care and sales support system with advanced systems designed by Saville Systems and Clarify. Our new billing system and customer care and sales support system will be introduced in stages and we expect the first stage to be completed by the end of the second quarter of 1999. We do not expect any material disruption in our billing or information systems as a result of the Year 2000. In addition, we have planned and budgeted replacements and enhancements to our information systems to handle our growth in the size and complexity of our business, our customer base and our product portfolio in areas such as work flow, fixed asset management, sales support and service provisioning.

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SVIANED

     Svianed, the third largest provider of data services in The Netherlands, provides data services to approximately 50 customers, primarily in the financial services and banking industries, including the principal social insurance organization and the largest financial institution in The Netherlands. These customers are served on a network which connects to over 600 buildings and utilizes over 700 leased lines covering approximately 6,000 kilometers. The Svianed network has 50 regional points of presence and transports traffic at speeds of up to 150 Mbps. Prior to VersaTel's acquisition of Svianed, Svianed was owned by Gak Holdings B.V., a government-controlled organization partially responsible for the implementation of social security laws within The Netherlands.

NETWORK

     Svianed has an extensive network in The Netherlands comprised of leased lines, regionally dispersed points of presence, data and Internet switches and routers which serve 50 customers and over 100,000 end users. The following chart describes the Svianed network:
                [MAP OF THE NETHERLANDS WITH SVIANED'S NETWORK]


- 50 regional points of presence              - approximately 750 Cisco routers
- over 700 leased lines covering 6,000        - 300 ISDN primary rate interface (PRI)
kilometers
                                              - speeds of up to 150 Mbps
- over 600 directly connected customer
buildings
- 83 ATM and Frame Relay switches


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PRODUCTS AND SERVICES

     Many of Svianed's products and services are complementary to VersaTel's products and services, any duplication will be rationalized over the next 18 months.

     Svianed provides the following products and services to its customers:

     LAN TO LAN INTERCONNECT. Connecting LANs at geographically dispersed locations both within and outside The Netherlands.

     LAN AND WAN MANAGEMENT. Svianed supplies and manages all active components of a customer's LAN including ethernet switches.

     REMOTE DIAL-IN. Regional dial-in connections to customers to their own business networks for remote access.

     TELEPHONY SERVICES. Svianed offers traditional voice communications, particularly telephone exchanges and network facilities including management.

     INTERNET ACCESS. Svianed provides access to the Internet, including mail, web hosting and news services, in addition to security services, integration of speech and data communications and computer telephony integration.

     CO-LOCATION. Svianed offers customers the opportunity to co-locate their network equipment at Svianed points of presence.

CUSTOMERS

     Svianed currently has approximately 50 customers, the largest of which is the Gak Group, who composed approximately 60.8% of Svianed's 1998 revenue. In addition to the Gak Group, Svianed's other major clients include: ING Groep (financial services), Achmea Groep (financial services and insurance), Belgacom (telecommunications), Kluwer (publishing), Assurantie Data Network (insurance) and Sociale Zekerheid (insurance). Additionally, Svianed provides dial-in services and LAN/WAN management to a large Netherlands-based pension fund, as well as one of the largest insurance companies in The Netherlands.

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

COMPETITION

     Until recently, the telecommunications market in each EU Member State has been dominated by its respective PTT. Since the implementation of a series of European Commission directives beginning in 1990, the EU Member States have started to liberalize their respective telecommunications markets, permitting alternative telecommunications providers to enter the market. Liberalization has coincided with technological innovation to create an increasingly competitive market, characterized by still-dominant PTTs as well as an increasing number of new market entrants. Competition in the European long distance telecommunications industry is driven by numerous factors, including price, customer service, type and quality of services and customer relationships.

     In The Netherlands, Belgium and Luxembourg, we compete or will compete primarily with the national PTTs. As the former monopoly providers of telecommunications services in these countries, the PTTs have an established market presence, fully built networks and financial and other resources that are substantially greater than ours. In addition, the national PTTs own and operate virtually all of the infrastructure which we must currently access to provide our services. We estimate that in each of these countries the national PTT still controls the vast majority of the telecommunications market.

     In addition, various new providers of telecommunications services have entered the market in each of these countries, targeting various segments of the market in these countries. Companies such as Telfort, a company formed by British Telecom and Nederlandse Spoorwegen N.V., the Netherlands railroad company, as well as Global One Communications, MCI Worldcom, GTS/Esprit Telecom and EnerTel, compete with KPN Telecom for contracts with large multinational companies in The Netherlands. MCI Worldcom, British Telecom, AT&T, TeleNet, France Telecom, COLT Telecom, Unisource, a subsidiary of KPN Telecom, and GTS/Esprit Telecom compete with Belgacom for contracts with large multinational companies in Belgium.

     The following table sets forth some of our most important competitors in the areas of voice, data, Internet and carrier services:

MARKET                                THE NETHERLANDS             BELGIUM
------                              --------------------    --------------------
Voice.............................  KPN Telecom             Belgacom
                                    Telfort                 MCI Worldcom
                                    MCI Worldcom            GTS/Esprit Telecom
                                    GTS/Esprit Telecom
                                    COLT Telecom

Data..............................  KPN Telecom             Belgacom
                                    Global One              MCI Worldcom
                                    Telfort

Internet..........................  KPN Telecom             Belgacom
                                    MCI Worldcom/UUNet      TeleNet
                                    Wirehub
                                    EuroNet

Carrier Services..................  KPN Telecom             Belgacom
                                    MCI Worldcom            MCI Worldcom
                                    EnerTel/WorldPort       GTS/Esprit Telecom
                                    GTS/Esprit Telecom

REGULATION

     In Europe, the traditional system of monopoly PTTs has ensured the development of broad access to telecommunications services; however, it has also restricted the growth of high-quality and competitively priced voice and data services. The liberalization in European telecommunications market is intended to address these market deficiencies by ending PTTs' monopolies, allowing new telecommunications service providers to enter the market and increasing the competition within the European telecommunications market. The inefficiencies of the traditional monopoly system, combined with the EU liberalization initiatives, have created the current market opportunity for VersaTel's product and service offerings.

     The current regulatory framework in the EU and in the countries in which we provide our services or intend to provide our services is briefly described below. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on us, that national or international regulators or third parties will not raise material issues with regard to our compliance or noncompliance with applicable regulations or that any changes in applicable laws or regulations will not have a material adverse effect on us.

EUROPEAN UNION

     Starting in 1987, the EC Green Paper on Telecommunications charted the course for the current changes in the EU telecommunications industry by advancing principles such as separation of operators from regulators, transparency of procedures and information, cost orientation of tariffs, access to monopoly infrastructure networks and the liberalization of services. In 1990, the EU Member States approved 2 directives that established these principles in EU law: the Open Network Provision ("ONP") Framework Directive and the EC Services Directive. These 2 directives set forth the basic rules for access to the PTT public networks and the liberalization of the provision of all telecommunications services within the EU except for voice telephony.

     The ONP Framework Directive established the conditions under which competitors and users could gain cost-oriented access to the PTTs' public networks. The EC Services Directive abolished the existing monopolies on, and permitted the competitive provision of, all telecommunications services with the exception of voice telephony. The intended effect of the Services Directive was to permit the competitive provision of all services, other than voice telephony, including value-added services and voice services to closed user groups. As a result, many new entrants entered the market, labeling their services as closed user group services, while in fact providing voice telephony services.

     In 1992, the EC approved the ONP Leased Line Directive, which required the PTTs to lease lines to competitors and end-users, and to establish cost accounting systems for those products by the end of 1993. The national regulatory authorities were to use this cost information to set cost-oriented tariffs for leased lines. The purpose of the ONP Leased Lines Directive is to ensure that, in a competitive market, all users continue to have access to leased lines from at least one operator, under harmonized conditions of access and use.

     In 1996, the EC issued the Full Competition Directive, which requires EU Member States to permit alternative infrastructure providers, such as existing networks of cable companies, railroads, electric and other utility companies, to resell capacity on these networks for the provision of services other than voice telephony from July 1996. This allows VersaTel to lease transmission capacity from companies other than the PTTs. The Full Competition Directive also established January 1, 1998 as the date by which the EU Member States had to establish a legal framework which removes all remaining restrictions on the provision of telecommunications services, including voice telephony. Although Spain, Greece, Portugal, Ireland and Luxembourg were each allowed to delay implementation for various periods, only Greece had not implemented the Full Competition Directive as of January 1, 1999. Subject to the foregoing, each EU Member State is obliged, under EU law, to enforce the terms of the Full

Competition Directive. Enforceability of the Full Competition Directive may be challenged at the EU level or at the EU Member State level.

     In addition to the Full Competition Directive, the EC issued the Licensing Directive in April 1997 and the Interconnection Directive in June 1997. The Licensing Directive establishes a common framework for general authorizations and individual licenses in the field of telecommunication services. The Licensing Directive is intended to allow telecommunications operators to benefit from an EU-wide market for telecommunications and establish a common framework for national authorization regimes and seeks to facilitate cross-border networks and services. The Interconnection Directive standardizes regulatory frameworks to be implemented by EU Member States and their national regulatory authorities, including the regulation of public telecommunications networks and services. The Interconnection Directive governs the manner in which alternative network operators and service providers are permitted to interconnect with the PTTs' public networks. The Interconnection Directive requires national regulators to ensure that interconnection agreements with parties with significant market power provide for access at cost-oriented rates.

     The Interconnection Directive has been amended to provide for carrier selection (ensuring that end-users can select the long distance or international carrier of their choice on a call-by-call basis) as of January 1, 1998, and carrier pre-selection (ensuring that end-users can select the long distance or international carrier of their choice prior to the time calls are made) and number portability (the ability of end-users to keep their numbers when changing operators) by January 1, 2000. Carrier selection and carrier pre-selection are required to be made available by carriers with significant market power. The Interconnection Directive indicates that significant market power could be assumed if the carrier's market share exceeds 25%, but Member States may adopt different standards.

     Despite these regulatory initiatives supporting the liberalization of the telecommunications market, most EU Member States are still in the initial stages of liberalizing their telecommunications markets and establishing competitive regulatory structures to replace the monopolistic environment in which the PTTs previously operated. For example, most EU Member States have only recently established a national regulatory authority. In addition, the implementation, interpretation and enforcement of these EC directives differ significantly among the EU Member States. While some EU Member States have embraced the liberalization process and achieved a high level of openness, others have delayed the full implementation of the directives and maintain several levels of restrictions on full competition.

     There are currently few laws and regulations that specifically regulate communications on the Internet. European and U.S. Government authorities and agencies are considering laws and regulations that address issues such as user privacy, pricing, on-line content regulation and taxation of on-line products and services. In November 1995, the EC adopted a general directive regarding certain privacy rights of citizens of EU Member States and in December 1997, the EU adopted another directive designed to specifically address privacy rights in the area of telecommunications services. These directives impose restrictions on the collection and use of personal data, guaranteeing citizens of EU Member States the right of access to their data, the right to know where the data originated and the right to recourse in the event of unlawful processing. Although, to the best of our knowledge, no European court has ever held a telecommunications services provider liable for content transmitted over its network, we can give no assurances that no laws or regulations will be adopted that will impose such liability, or that any future court rulings will not impose such liability. Any future regulation of the Internet could impose restrictions on the way we conduct our business and could seriously affect our business.

     An overview of the regulatory framework in the individual markets where we operate or intend to operate is described below. This discussion is intended to provide a general outline, rather than a comprehensive discussion of the more relevant regulations and current regulatory posture of these jurisdictions. We require licenses, authorizations or registrations in all countries in which we operate to provide our services. Licenses, authorizations and/or registrations have been obtained in The Netherlands and Belgium and we have received an International Facilities License in the United Kingdom. We have applied for a network license in Germany. We intend to apply for such licenses and registrations in Luxembourg and France in the near future. Although we expect that these licenses and registrations will be granted, there can be no assurance that we will be able to obtain such licenses, authorizations or registrations or that our operations will not become subject to other regulatory authorization or registration requirements in the countries in which we operate or plan to operate.


THE NETHERLANDS

     The Telecommunications Act of 1998 provides the current regulatory framework in The Netherlands. This new telecommunications act came into force on December 15, 1998, and remedied the old legislative and regulatory patchwork that had existed as a result of the implementation of a series of EC directives. The new telecommunications act contains provisions that give registered telecommunication services providers rights-of-way, subject to certain conditions, thereby facilitating the construction of the VersaTel Network.

     As part of the liberalization of the Netherlands telecommunications market, the new independent supervisory authority, OPTA, was established by the Ministry of Traffic and Waterways. OPTA started its activities on August 1, 1997. OPTA's main tasks include ensuring compliance with the telecommunications laws and regulations in The Netherlands, granting licenses for telecommunications activities and resolving disputes among market participants, such as disputes regarding interconnection rates. The rulings of OPTA, to date, have given us confidence that new providers of telecommunications services will be granted fair and equal access to the market in The Netherlands.

     The Telecommunications Act also requires providers of public telecommunications services to comply with the specific privacy provisions contained in the act, which are based on the privacy directive of December 1997. In general, providers of public telecommunications services must ensure the protection of personal data and privacy of subscribers and remove the processed data on subscribers with respect to the actual use of the network. In The Netherlands, ISPs are considered to be providers of public telecommunications service providers referred to in the Telecommunications Act. As a result, ISPs are also bound by the specific privacy provisions for providers of public telecommunications services contained in the Telecommunications Act.

     In August 1997, we obtained one of the first Netherlands registrations to operate as a telecommunications service provider of public voice telephony (other than KPN Telecom). In September 1997, we obtained an infrastructure license with rights-of-way for the construction and operation of telecommunications facilities in a limited geographic area. In December 1998, we obtained the first authorizations under the new telecommunications act to operate as a public telecommunications services provider and network operator. We have received licenses which allow us to test point-to-multipoint radio technology in The Netherlands. It is expected that the Netherlands Government will conduct an auction on frequencies for this point-to-multipoint radio technology (fixed-wireless access) by the end of 1999. Since May 1999, we have been able to offer our customers our own subscriber numbers, all of which start with "750".

     Since our founding in October 1995, we have adopted a proactive regulatory strategy. In October 1996, we successfully challenged KPN Telecom's use of our invoice records to offer our customers additional discounts. In a warning letter to KPN Telecom, the Directorate for Competition (DG IV) of the EC held this to be an abuse of power by KPN Telecom. Not only did the EC require KPN Telecom to stop using information regarding the calling behavior of customers for competitive activities, such as approaching our customers with discounts and other special offers, it also questioned the legitimacy of KPN Telecom's discount plans for business customers. The EC requires that such discounts be based on actual cost savings and not on predatory pricing tactics. OPTA, to whom the EC had delegated this matter, has recently ruled that these discount plans indeed violate competition law principles and has required KPN Telecom to change them.

     We were one of the first voice telephony competitors in The Netherlands to interconnect with KPN Telecom and to implement a carrier select code in all of KPN Telecom's telephone switches. The introduction of carrier pre-selection in The Netherlands, which is expected to be introduced on January 1, 2000, will allow customers the option to pre-select a carrier other than KPN Telecom for all their international and national long distance calls. We continue to seek to obtain lower interconnection rates from KPN Telecom. In July 1998, OPTA ruled that KPN Telecom's origination and termination charges had to be reduced by approximately 55% and 30%, respectively. The terms and conditions of interconnection have had and will continue to have a material effect on the competitive position of VersaTel.

     In December 1998, OPTA issued a ruling on KPN Telecom's end-user tariffs, which were deemed contrary to the principles on cost orientation. As a result, KPN Telecom lowered its end-user tariffs for its national long distance services by approximately 10% as of January 1, 1999. It is expected that OPTA's ruling will have some negative effects on competition in the market in The Netherlands.

     In December 1998, VersaTel filed a complaint with OPTA asserting that the limited access provided by KPN Telecom to the KPN Telecom network hampered VersaTel's growth. Our customers often experienced busy signals when they tried to dial into the VersaTel Network through our access code. Other Netherlands telecommunications services providers voiced similar complaints. OPTA recently ruled that KPN Telecom must allow us access to their entire interconnection network. In addition, OPTA ruled that KPN Telecom would be responsible for the additional costs associated with the implementation of such ruling. The ruling does not affect KPN Telecom's access rates.

     In March 1999, OPTA issued a ruling, requiring KPN Telecom to offer unbundled access to local customer access lines at the MDF in KPN Telecom's central exchange offices. Unbundled local access may enable us to offer a high bandwidth package to those customers that are not directly connected to our Network.

BELGIUM

     Belgium started the liberalization of its telecommunications market in 1991 with an amendment to the Belgian public post and telecommunications act. It provided the basis for the privatization of Belgacom, and allowed new entrants to the telecommunications services market to provide all services, with the exception of voice telephony, upon obtaining a license. At the same time a new regulatory entity was introduced, the Belgium Institute for Post and Telecommunications (Belgisch Instituut voor Post en Telecommunicatie), under the Ministry of Economy and Telecommunications.

     A further amendment to this act was adopted by the Belgian Parliament in December 1997, to implement the liberalization of voice telephony and infrastructure. The amended act was published in the Belgian Official Journal on January 19, 1998, but in order to implement the amended act certain administrative regulations are required. To prevent any delays in providing access to the market for new entrants, the Ministry of Economy and Telecommunications issued a notice which opened the way for temporary licenses for service providers and infrastructure operators.

     On the basis of the amended telecommunications act, we applied for a licence to construct and operate public telecommunications infrastructure and a license to provide voice telephony nationwide. Both licenses where granted in June 1998. For marketing purposes, we have reserved the same carrier select code "1611" as we currently use in The Netherlands. In August, 1998, we obtained interconnection with Belgacom for carrier selection and call termination services in advance of concluding a definitive interconnect agreement in November 1998.

     In July 1998, various Royal Decrees were published to replace the temporary regime with a definitive one. On that basis, we had to file new applications for an infrastructure license and a license for voice services. On November 9, 1998, we were the first alternative telecommunications services provider to obtain a definitive license for the provision of voice services. On December 21, 1998, we obtained a definitive infrastructure license in Belgium and thereby obtained rights of way in all of Belgium and a special interconnect tariff which is 15% below the tariff for voice service providers.

     In October 1998, we were granted geographic number ranges for the main cities in Belgium, including Brussels, Antwerp, Kortrijk and Gand, in which we plan to start operations. In addition, we obtained number ranges for toll-free
(0800) phone services and premium rate services.

     Pursuant to the new telecommunications act, Belgacom is required as of January 1, 2000, to introduce number portability and carrier pre-selection (equal access). We expect that Belgacom will request the Belgian regulatory entity, the Belgisch Instituut voor Post en Telecommunicatie, to delay these introductions by 4 to 6 months.

     The Belgisch Instituut voor Post en Telecommunicatie is also expected to grant licenses for the utilization of point-to-multipoint systems for broadband fixed wireless access. However, the procedure of assignment has not been chosen by the Belgisch Instituut voor Post en Telecommunicatie. VersaTel intends to file applications once such procedures are implemented.

LUXEMBOURG

     The Luxembourg telecommunications market has been liberalized since July 1, 1998, 6 months after liberalization in most other EU Member States. Until that date, P&T Telecom Luxembourg, a state-owned company, had a 100% monopoly in the provision of basic voice telephony and telecommunications infrastructure. A new regulatory entity, the Luxembourg Institute of Telecommunications (Institut Luxembourgeois des Telecommunications), has been installed to oversee the newly deregulated market. Under this new regulatory regime, competition is expected to develop along the same lines as in the other Benelux countries.

     In the second quarter of 1998, the Institut Luxembourgeois des Telecommunications, in co-operation with the Ministry of Telecommunications, published most of the secondary legislation and rulings with the intention to provide a full liberalization of the telecommunications market. However, in the third quarter of 1998, the EC initiated an infringement procedure against Luxembourg asserting the insufficient implementation of the liberalization directives and certain other directives. It primarily concerned the definition of "universal service," the vocal telephony licensing procedure, the financing of the Institut Luxembourgeois des Telecommunications and the adaptation of the Luxembourg law in line with the EC Satellite Directive. In most instances, the situation was assessed as resulting mainly from delays in the adoption of the secondary legislation.

     In January 1999, the Luxembourg government started a consultation period which may lead to an assignment procedure for frequencies to operate point-to-multi point systems for broadband fixed wireless access.

PROPERTIES

     Our principal executive offices are located at Paalbergweg 36, Amsterdam-Zuidoost, The Netherlands. The lease agreement for this location will expire in May 2003. Our Belgian offices are located at Noorderlaan 133 in Antwerp. The lease agreement for this location will expire in May 2007. We are currently looking for additional or new office space in Amsterdam to accommodate our future needs.

     VuurWerk's offices are located at Gedempte Oude Gracht 82-E, 2011 GV Haarlem, The Netherlands. The lease agreement for this location will expire on September 31, 2000.

     SpeedPort's offices are located at Kruislaan 400, 1098 SM Amsterdam, The Netherlands. The lease agreement for this location expires November 1, 1999.

     CSNet's offices are located at Brugweg 56, 2741 KZ Wadinxveen, The Netherlands. The lease agreement for this location expires on November 1, 1999.

     ITinera's offices are located at Dam 171, 8500 Kortrijk, Belgium. The lease agreement for this location expires on August 31, 2006.

     Svianed's offices are located at Jan Tooropstraat 109, 1040 HD Amsterdam, The Netherlands. The lease agreement for this location expires on January 1, 2000.

EMPLOYEES

     As of May 31, 1999, VersaTel had 289 full-time employees and approximately 100 full-time consultants. In addition, we employ approximately 50 temporary employees at any given time. None of our employees is represented by a labor union or covered by a collective bargaining agreement, and we have never experienced a work stoppage. We consider our employee relations to be good. With our recent acquisitions of Vuurwerk Internet B.V., SpeedPort N.V., ITinera Services N.V. and Svianed B.V., we have added 9, 18, 19 and 60 employees, respectively.

INTELLECTUAL PROPERTY

     We have registered the trademark (woordmerk) "VersaTel" with the Benelux trademark bureau (Benelux Merkenbureau). Applications for similar registrations are pending in the other EU Member States. We have obtained rights to the Internet domain name "www.versatel.com" and initiated formal registration procedures with Internic, the European Union domain registration authority.

LEGAL PROCEEDINGS

     We have filed complaints in the past with the European Commission, OPTA and the Minister of Transport and Waterways of The Netherlands as part of its regulatory strategy. We also make routine filings with the regulatory agencies and governmental authorities in the countries in which we operate or intend to operate.

     Cromwilld, one of our shareholders, objected to the Recapitalization, the First Offering and the Second Offering and threatened to challenge in court certain of VersaTel's actions in connection with the Recapitalization, the First Offering and the Second Offering. In January 1999, Cromwilld filed, pursuant to
Article 2:345 of the Netherlands Civil Code, a petition with the Enterprise Chamber (Ondernemingskamer) of the Court of Appeals in Amsterdam requesting the appointment of one or more experts to investigate the management and affairs of VersaTel. In May 1999, the Enterprise Chamber denied Cromwilld's request. However, we are not certain whether or not Cromwilld will attempt to frustrate, block or challenge our future actions. See "Risk Factors -- Objections to corporate actions by a shareholder may result in our actions being blocked and the distraction of the attention of our management."

     VersaTel is from time to time involved in routine litigation in the ordinary course of business. We believe that no currently pending litigation to which VersaTel is a party will have a material adverse effect on our financial position or results of operations.

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

                                   MANAGEMENT

     The members of the supervisory board and the management board of VersaTel and other significant employees of VersaTel and their respective ages and positions are set forth below.

MANAGEMENT BOARD

     R. Gary Mesch is the sole managing director (statutair directeur) of VersaTel.

SUPERVISORY BOARD


NAME                                        AGE    POSITION
----                                        ---    --------
Leo W.A.M. van Doorne.....................  39     Chairman
Denis O'Brien, Jr. .......................  41     Member
Johan G. Wackwitz.........................  44     Member
James R. Meadows..........................  46     Member


EXECUTIVE OFFICERS AND KEY MANAGEMENT


NAME                                        AGE    POSITION
----                                        ---    --------
R. Gary Mesch.............................  46     Managing Director
W. Greg Mesch.............................  39     Chief Operations Officer
Raj Raithatha.............................  36     Chief Financial Officer
Larry Hendrickson.........................  56     Chief Technology Officer
Marc A.J.M. van der Heijden...............  40     Chief Regulatory Counsel
Jan J. Niewold............................  52     Managing Director Svianed
Roel van der Wiele........................  49     Senior Manager Operations Svianed
Philip Mathuis............................  34     Manager Belgium Operations
John J.L. de Rooij........................  40     Manager Business Services
Jaap J.R. Zuiderveld......................  35     Manager Local Access Services
Gert Post.................................  36     Manager Carrier Services
Attila Gultuna............................  33     Manager Product Marketing
Stephanie C.M. Kies.......................  31     Manager Marketing Communications
Leo Y.J. van der Veen.....................  43     Finance Manager
Ike Knuivers..............................  43     Manager Network Operations
Hein A.M. Boot............................  36     Manager Network Development
Ronan Murphy..............................  32     Manager IT Operations & Development


SUPERVISORY BOARD

     Under Netherlands law and the articles of association of VersaTel, the management of VersaTel is entrusted to the management board (Directie) under the supervision of the supervisory board (Raad van Commissarissen). Under the laws of The Netherlands, supervisory directors cannot at the same time be managing directors of the same company. The primary responsibility of the supervisory board is to supervise the policies pursued by the management board and the general course of affairs of VersaTel and its business. In fulfilling their duties, the members of the supervisory board are required to act in the best interests of VersaTel and its business.

     Pursuant to the articles of association, the supervisory board consists of such number of members as may be determined by the general meeting of shareholders. The members of the supervisory board are appointed by the general meeting of shareholders. Resolutions of the supervisory board require the approval of a majority of the members. The supervisory board meets each time this is deemed necessary by one of its members. Every retiring supervisory director may be reappointed, provided that such supervisory director has not attained the age of 72. A member of the supervisory board must retire not later than on the day of the general meeting of shareholders held in the fiscal year in which such member reaches the age of 72.



     A member of the supervisory board may at any time be suspended or removed by the general meeting of shareholders. The members of the supervisory board may receive such compensation as may be determined by the general meeting of shareholders.


MANAGEMENT BOARD

     The management of VersaTel is entrusted to the management board under the supervision of the supervisory board. The articles of association provide that the management board may from time to time adopt written policies governing its internal organization. Such written policies require the approval of the supervisory board. In addition, the articles of association list certain actions which require prior approval of the supervisory board. Such actions include, among other things: (i) borrowing or lending money; (ii) participating directly or indirectly in the capital of another company; (iii) making any investments; and (iv) providing security in the name of VersaTel or its property.

     The management board consists of such number of members as may be determined by the general meeting of shareholders. In addition, the general meeting of shareholders appoints the members of the management board.


     The general meeting of shareholders has the power to suspend or dismiss members of the management board. The supervisory board also has the power to suspend members of the management board. If a member of the management board is temporarily prevented from acting, the remaining members of the management board shall temporarily be responsible for the management of VersaTel. If all members of the management board are prevented from acting, a person appointed by the supervisory board (who may be a member of the supervisory board) will be temporarily responsible for the management of VersaTel. The compensation and other terms and conditions of employment of the members of the management board are determined by the general meeting of shareholders.


BIOGRAPHIES

     R. GARY MESCH has served as Managing Director of VersaTel individually or through his position as President of Open Skies International Inc. ("Open Skies") since October 1995. In 1991 he founded and became President of Open Skies, a telecommunications consultancy with operations based in Amsterdam, which provided consulting for early stage development of competitive European telecommunications businesses. From 1991 to 1995 Open Skies advised such clients as Unisource, PTT Telecom International, Inmarsat, NEC and Eurocontrol. In 1984 he founded and until 1990 he managed the commercial operations of NovaNet, a Denver-based provider of satellite-based data communications networks. NovaNet was acquired by ICG Communications in 1993. From 1981 to 1983 he served as director of sales for Otrona Advanced Systems, a Colorado-based manufacturer of high performance computer systems. From 1975 to 1981 he served as a senior systems engineer with Westinghouse Electric. Mr. Gary Mesch holds a B.S. in Electrical Engineering from the University of Colorado and an M.B.A. from Denver University.


     LEO W.A.M. VAN DOORNE has served as Chairman of the Supervisory Board of VersaTel nominated by NeSBIC since December 1995. Since 1996, Mr. van Doorne has been the Managing Director of

NeSBIC Groep B.V., a venture capital company and a subsidiary of Fortis, an international group of more than 200 companies operating in the fields of insurance, banking and investments. Worldwide, Fortis has over 58,000 employees. From 1994 to 1996 he served as Managing Director of NeSBIC Venture Management B.V. From 1990 to 1994 he was Regional Director of Banque de Suez Nederland N.V. Mr. van Doorne serves as a member of the supervisory board of various other companies. Mr. van Doorne holds a degree in law from the University of Utrecht.



     DENIS O'BRIEN, JR. has served as a member of the Supervisory Board of VersaTel nominated by Cromwilld since December, 1996. Mr. O'Brien is Chairman of the Board and Chief Executive Officer of Esat Telecom Group plc, a public company listed on NASDAQ which he founded in 1991. In addition to his positions with Esat, Mr. O'Brien has been the Chairman of the Board of Esat Digifone since 1996. Prior to the founding of ESAT Telecom plc, he was employed by Guinness Peat Aviation ("GPA Group"), from 1983 to 1985. Mr. O'Brien holds an M.B.A. from Boston College.



     JOHAN G. WACKWITZ has served as a member of the Supervisory Board of VersaTel nominated by Paribas since August 1998. Mr. Wackwitz is a member of the management board of COBEPA S.A. and Paribas Deelnemingen N.V. From 1991 to 1993 he was employed by Paribas in its capital markets division and responsible for the Benelux within the investment banking group. From 1979 to 1991 he served at various management positions at Bankers Trust Company. Mr. Wackwitz serves as a member of the supervisory board of various other companies. Mr. Wackwitz holds a degree in economics from the Rijks Universiteit Groningen and an M.B.A. from Columbia University.



     JAMES R. MEADOWS has served as a member of the Supervisory Board of VersaTel nominated by Telecom Founders since August 1998. Mr. Meadows is Senior Vice President and co-founder of PrimeTEC International, Inc., a U.S.-based international telecommunications services provider, since 1997. From 1989 to 1997 he served as Director Government Affairs at Capital Network System, Inc.
(CNSI), a telecommunications services provider. Mr. Meadows is a member of the Board of Directors of Lone Star 2000, a public policy foundation, and of Comptel. Mr. Meadows holds a degree in history from the University of Texas at Austin.



     W. GREG MESCH has served as Chief Operations Officer of VersaTel since April 1998. From VersaTel's inception in 1995 until August 1998, he served as a member of the Supervisory Board of VersaTel nominated by Telecom Founders and has performed operations consulting roles for VersaTel. From 1993 to 1997, Mr. Mesch was the Chief Operations Officer of Esat Telecom plc, a public company listed on NASDAQ. From 1986 to 1992, he served as Chief Executive Officer of Nova Net, a Denver-based provider of satellite-based data communications networks, which he founded with his brother Mr. Gary Mesch. Mr. Mesch has been a Director of In-Touch Associates Ltd., a U.K.-based telecommunications consulting firm, since 1997 and is an Advisory Board Member to NeSBIC Converging Technologies Fund. Mr. Mesch has an M.B.A. from Denver University.


     RAJ RAITHATHA has served as Chief Financial Officer of VersaTel since April 1998. From 1994 to April 1998 he has served as Chief Financial Officer and Director of Business Development of ACC Corp.'s European Operations. From 1992 to 1994 he served as Finance Director of Bay Trading Company. From 1989 to 1992 he served as divisional finance director at Securiguard Group plc and from 1987 to 1989 he was financial controller at Harrison Willis. From 1983 to 1987 he was employed by KPMG Peat Marwick. Mr. Raithatha holds a degree in economics and mathematics from the University of Cardiff, Wales.

     LARRY HENDRICKSON has served as Chief Technology Officer of VersaTel since April 1998. From 1994 to 1998 he was senior consultant and partner of DDV Telecommunications Strategies, a Benelux-based telecommunications consulting company, and from 1993 to 1994 he was an independent telecommunications consultant. From 1986 to 1993 he served at various management positions at Cincinnati Bell, including President of Europe Group, President and Chief Executive Officer of LDN

Communications (Cincinnati Bell) and President of the Mobile Communications Division of Cincinnati Bell Information Systems. From 1964 to 1986 he was employed by AT&T. Mr. Hendrickson holds a B.S. in management from the Massachusetts Institute of Technology and completed the Advanced Management Program at Harvard Business School.

     MARC A.J.M. VAN DER HEIJDEN has served as Chief Regulatory Counsel to VersaTel since June 1998. Mr. van der Heijden served as regulatory counsel to VersaTel on matters of telecommunications law and regulatory policy since October 1995 as an independent consultant. As an independent consultant on telecommunications law he has acted as advisor to the EC, the governments of The Netherlands and the United Kingdom, and various telephone companies, such as France Telecom and KPN Telecom, and financial institutions, such as ABN AMRO and Nederlandse Investerings Bank. He worked as an expert for KPMG Peat Marwick on bidding processes for mobile telephony and sale of cable companies. Mr. Van der Heijden holds a degree in law.

     JAN J. NIEWOLD has served as Managing Director of Svianed since 1995. From 1986 to 1995 he held various positions in the EDP (Electronic Data Processing) department of Gak. From 1982 to 1986 he was a network consultant employed by Shell Nederland and Shell International. From 1972 to 1982 he was responsible for the datacommunications network of the Netherlands National Aerospace Laboratorium. From 1969 to 1972 he was a systems programmer at AKZO. Mr. Niewold holds a degree in chemical engineering.

     ROEL VAN DER WIELE has served as deputy director of Svianed since 1997. He joined Svianed in 1996 as manager of the network operations department. From 1972 to 1996 he held various positions in the EDP department of Gak.

     PHILIP MATHUIS has served as Manager Belgium Operations since January 1999. From 1998 to 1999 he was Vice President of New Business Development for ASCOM Tateco B.V., a telecommunications service provider. From 1997 to 1998, he served as Business Development Director for Ericsson Paging Systems B.V. Holland, a joint venture between ASCOM and Ericsson A.B. From 1988 to 1997 he served in various other management positions at Ascom. Mr. Mathius holds an M.B.A. from the Paris School of Management.

     JOHN J.L. DE ROOIJ has served as Manager Business Services of VersaTel since October 1995. From 1989 to 1995 he served as sales manager at Lanier Office Products, initially as sales manager for fax and copier products for The Netherlands and subsequently for the entire Benelux. The last 3 years at Lanier's he acted as the European Training Manager. From 1986 to 1989 he served as account manager for Wang Laboratories, The Netherlands. Mr. de Rooij holds a degree in biology.

     JAAP J.R. ZUIDERVELD has served as Manager Local Access Services of VersaTel since January 1999. From 1996 to 1999 he worked at KPN Telecom. At KPN Telecom he held several sales management positions, lastly as manager in the IT/Software sector. From 1993 to 1996 he served as Global Account Manager and in various other sales positions at BT(Worldwide) Ltd. From 1989 to 1993 he served as account manager and in various other sales positions at Rank Xerox, The Netherlands. Mr. Zuiderveld holds a degree in business administration.

     GERT POST has served as Manager Carrier Services of VersaTel since May 1999. From 1991 to 1996 he held various management and sales positions at BT (Worldwide) Ltd. From 1996 to 1999 he held various positions at Telfort B.V., most recently as a Business Unit Manager, responsible for Telfort's carrier and wholesale services. From 1985 to 1991 he served as an Account Manager for KPN Telecom. Mr. Post holds degrees in business administration and electrical engineering.

     ATTILA GULTUNA has served as Manager Product Marketing of VersaTel since November 1998. From 1997 to 1998 he was Manager Marketing and Business Intelligence at Enertel, a facilities-based carrier in The Netherlands. From 1989 to 1997 he worked at KPN Telecom, in several positions in network development, strategic planning and product marketing in the area of both data and voice services. Mr. Gultuna holds a degree in electrical engineering.

     STEPHANIE C.M. KIES has served as Manager Marketing Communications of VersaTel since April 1999. From 1990 to March 1999 she worked at various marketing positions at TNT, a global express distribution company, lastly in the positions of Manager of Marketing Communications Benelux and Project Manager of Corporate Identity Benelux.

     LEO Y.J. VAN DER VEEN has served as Finance Manager of VersaTel since November 1997. From 1995 to 1997 he worked as European Finance Manager at Morton Automotive Safety Products. From 1994 to 1995 he served as controller Benelux of Stratus Computers. From 1983 to 1993 he served as Director Finance & Administration Benelux and in various other financial positions at NCR Benelux. Mr. van der Veen holds a masters degree in international management from the American Graduate School of International Management and degrees in business administration and mechanical engineering.

     IKE KNUIVERS has served as Manager Network Operations of VersaTel since September 1998. From 1994 to 1998 he worked as Manager Network Services at CasTel, a cable and telecommunications company in The Netherlands. From 1992 to 1994 he has served as Manager Projects of EDON, a utility company. From 1986 to 1992 he worked in various IT positions at HCS. From 1982 to 1986 he served as Training Manager Air Traffic Control systems for Holland Signaal in Apeldoorn. Mr. Knuivers holds a degree in electronics and computer science.

     HEIN A.M. BOOT has served as Manager Network Development of VersaTel since April 1999. From 1997 to March 1999 he worked at various positions at Telfort B.V., a Netherlands based telecommunications service provider formed by British Telecom and Nederlands Spoorwegen N.V., lastly as Manager Implementation and Provisioning. From 1991 to 1996 he worked at various positions at BT (Worldwide) Ltd., including Manager Systems Engineering. From 1989 to 1991 he worked at KPN Telecom. Mr. Boot holds a degree in electrical engineering.

     RONAN MURPHY has served as Manager IT Operations & Development of VersaTel since March 1998. From 1996 to 1997 he worked as IT Manager at Esat Telecom Group plc. During 1995 he was a consultant at various software companies in Dublin. From 1989 to 1994 he served as development manager at AGS (a subsidiary of NYNEX) and The Walt Disney Company. Mr. Murphy holds a degree in mathematics.

EXECUTIVE COMPENSATION


     The total aggregate compensation for the supervisory board of VersaTel for services in all capacities, for 1998 was NLG 34,477. The total aggregate compensation (including amounts paid pursuant to management and consulting agreements) of all executive officers and key management (including the managing director) of VersaTel as a group for 1998 was NLG 3,474,151. The total aggregate compensation for the management board of VersaTel for services in all capacities for 1998 was NLG 326,483. In 1998, options covering 1,100,000 ordinary shares were granted to members of the management board and no options were granted to members of the supervisory board. In 1999, we added a number of additional key managers and we, therefore, expect the total aggregate compensation for all executive officers and key management to increase for 1999. See "Material Relationships and Related Transactions -- Additional Agreements."


     During 1998, VersaTel did not accrue any amounts to provide pension, retirement and similar benefits to the executive officers of VersaTel or to any of the managing or supervisory directors of VersaTel.

STOCK OPTION PLANS

1997 STOCK OPTION PLAN

     In December 1996, our shareholders approved the 1997 Stock Option Plan. The 1997 Plan provides for the grant of options to certain key employees of VersaTel to purchase depositary receipts representing an equal number of ordinary shares of VersaTel. Under the 1997 Plan, no options have been granted with an expiration date of more than 5 years after the granting of the option. The option exercise price is determined in the particular grant of the option.

     The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it to VersaTel or to another party designated by VersaTel at the applicable purchase price. Unless otherwise specified in the particular grant of the option, the purchase price will be the fair market value of the ordinary shares minus a penalty discount. The 1997 Plan contains provisions in the event of a dispute regarding the fair market value of the ordinary shares. The penalty discount, if any, is determined by the length of employment of the particular option holder.

     Pursuant to the Shareholders' Agreement, Telecom Founders, Cromwilld and NeSBIC must make available the shares underlying the depositary receipts to be issued under the 1997 Plan. As of the date of this prospectus, 398,000 options to purchase 398,000 depositary receipts had been granted under the 1997 Plan and VersaTel does not intend to grant any more options under the 1997 Plan.

1998 STOCK OPTION PLAN

     In March 1998, our shareholders approved the 1998 Stock Option Plan. The 1998 Plan allows VersaTel to grant options to employees to purchase depositary receipts representing an equal number of ordinary shares of VersaTel. The option period will commence at the date of the grant and will last 5 years. The option exercise price shall be the economic value of the depositary receipt at the date of the grant of the option. The 1998 Plan contains specific provisions for the determination of the economic value of the depositary receipts.

     The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it, within one year after the exercise of the option, to VersaTel or to another party designated by VersaTel, at a purchase price equal to the economic value of the depositary receipts.

     As of the date of this prospectus, 5,000,000 options to purchase 5,000,000 depositary receipts have been granted under the 1998 Plan and the Company does not intend to grant any more options under the 1998 Plan.

1999 STOCK OPTION PLAN

     In January 1999, our shareholders approved the 1999 Stock Option Plan. The 1999 Plan allows VersaTel to grant options to employees to purchase depositary receipts representing an equal number of ordinary shares of VersaTel. The option period will commence at the date of the grant and will last 5 years. The option exercise price shall be determined by VersaTel.

     The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it, within one year after the exercise of the option, to VersaTel or to another party designated by VersaTel, at a purchase price equal to the economic value of the depositary receipts. The 1999 Plan contains specific provisions for the determination of the economic value of the depositary receipts.


     As of the date of this prospectus, 2,115,000 options to purchase depositary receipts have been granted under the 1999 Plan. VersaTel expects to grant an additional 385,000 options under the 1999 Plan.



     The depositary receipts issued under the 1997 Plan, the 1998 Plan and the 1999 Plan will be administered by the Stichting Administratiekantoor VersaTel. As of the date of this prospectus, there have been 5,543,000 options granted to our executive officers and key management. No options have been granted to any of our supervisory board members.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth information regarding the beneficial ownership of the ordinary shares of VersaTel as of June 28, 1999 and as adjusted to reflect the sale of Shares and ADSs offered hereby, by each beneficial owner of 5.0% or more of the ordinary shares and by the executive officers and directors of VersaTel as a group. None of the principal shareholders or the executive officers and directors will sell any Shares or ADSs in this offering. None of the selling shareholders own, as of the date of this prospectus, any ordinary shares of VersaTel. All 3,250,000 Shares and ADSs expected to be sold by the selling shareholders will be issued to the selling shareholders concurrently with the closing of this offering upon the cashless exercise by such selling shareholders of approximately 280,000 warrants to purchase ordinary shares at an exercise price of NLG 2.55 per share. These warrants were issued by VersaTel on May 27, 1998 and December 3, 1998 as part of the First High Yield Offering and the Second High Yield Offering, respectively.



                                                                        PERCENT OF SHARES
                                                                          OUTSTANDING(1)
                                                                     ------------------------
                                                         NUMBER      BEFORE THE    AFTER THE
NAME OF BENEFICIAL OWNER                               OF SHARES      OFFERING      OFFERING
------------------------                               ----------    ----------    ----------
Telecom Founders B.V.(2)(3)..........................   6,750,584       17.0%         11.1%
NeSBIC Venture Fund C.V.(3)(4).......................  15,162,896       38.3          24.9
Cromwilld Limited(3)(5)..............................   7,306,048       18.5          12.0
Paribas Deelnemingen N.V ............................   7,282,340       18.4          12.0
Nederlandse Participatie Maatschappij N.V ...........   2,352,942        5.9           3.9
                                                       ----------      -----          ----
  Total..............................................  38,854,810       98.1%         63.8%
All directors and executive officers as a group(6)...  14,056,632       35.5%         23.1%


-------------------------


(1) Does not give effect to dilution from the exercise of warrants covering 1,270,593 ordinary shares issued in the First High Yield Offering and the Second High Yield Offering that not being exercised concurrently with this offering or to options granted to employees covering 7,090,000 ordinary shares (all as adjusted to give effect to the 2-for-1 stock split on April 13, 1999). Assumes no exercise by the underwriters of their over-allotment option. Does not include 130,000 shares (as adjusted) approved for issuance by our shareholders in connection with earn-out obligations relating to the acquisitions of SpeedPort and ITinera. See "Management -- Stock Option Plans" and "Description of Capital Stock -- Warrants."


(2) Telecom Founders B.V., a Netherlands company, is a wholly owned subsidiary of Relyt Holdings N.V., a Netherlands Antilles company owned by R. Gary Mesch. The shareholders' agreement, entered into between Telecom Founders, NeSBIC and Cromwilld, and subsequently acceded to by 2 additional shareholders, requires Mr. Mesch ultimately to own more than 50.0% of the shares of Telecom Founders B.V. Certain of the officers and directors of VersaTel have beneficial interests in Telecom Founders B.V.


(3) Includes an aggregate 348,000 ordinary shares that may be forfeited by Telecom Founders B.V., NeSBIC Venture Fund C.V. and Cromwilld Limited pursuant to options exercised under the 1997 option plan.



(4) Includes 1,274,510 ordinary shares held by NeSBIC Groep B.V., an affiliate of NeSBIC Venture Fund C.V.



(5) Cromwilld Limited, an Isle of Man company, is controlled by Denis O'Brien, a member of the Supervisory Board of VersaTel. The Shareholders' Agreement requires Mr. O'Brien to own more than 90.0% of the shares of Cromwilld Limited.



(6) Reflects the 6,750,584 shares held by Telecom Founders B.V., beneficial ownership of which may be attributed to Mr. Mesch, and 7,306,048 shares held by Cromwilld Limited, beneficial ownership of which may be attributed to Mr. O'Brien.

                              SELLING SHAREHOLDERS


     The following table sets forth estimated information regarding the beneficial ownership of ordinary shares by the selling shareholders. None of the selling shareholders owns, as of the date of this prospectus, any ordinary shares of VersaTel. All Shares and ADSs being sold by the selling shareholders will be issued to the selling shareholders concurrent with the closing of this offering upon the cashless exercise by such selling shareholders of approximately 280,000 warrants covering approximately 3,250,000 ordinary shares at an exercise price of NLG 2.55 per share. Such warrants were issued by VersaTel on May 27, 1998 and December 3, 1998 as part of the First High Yield Offering and the Second High Yield Offering, respectively.



                              BEFORE THE OFFERING                           AFTER THE OFFERING
                           --------------------------                   --------------------------
                             NUMBER         PERCENT        SHARES         NUMBER         PERCENT
                            OF SHARES      OF SHARES        BEING        OF SHARES      OF SHARES
NAME                        OWNED(1)      OUTSTANDING      OFFERED       OWNED(2)      OUTSTANDING
----                       -----------    -----------    -----------    -----------    -----------
All warrant holders......         --           0%         3,250,000             --           0%


---------------

(1) Warrant holders, as of the date of this prospectus, hold warrants covering 5,000,100 ordinary shares (none of which are currently exercisable).



(2) We expect that warrant holders, after the closing of this offering, will own approximately 95,000 warrants covering approximately 1,270,593 ordinary shares (all of which will become exercisable at the closing of this offering). See "Shares Eligible for Future Sale."

                MATERIAL RELATIONSHIPS AND RELATED TRANSACTIONS

SHAREHOLDERS' AGREEMENT

     In December 1996, Telecom Founders, NeSBIC and Cromwilld entered into a participation and shareholders' agreement, which contains, among other things, provisions relating to the appointment of members of the Management Board and the Supervisory Board, and provisions with respect to the funding of the Company. The shareholders' agreement also contains provisions restricting the transfer of shares of the Company. If a shareholder wishes to transfer its shares, it must first offer the other shareholders the right to purchase such shares. In addition, no shareholder may transfer its shares unless the transferee has accepted and agreed to be bound by the provisions of the shareholders' agreement, nor will the Company issue shares to any person unless such person accepts and agrees to be bound by the shareholders' agreement. In connection with their investment in VersaTel as part of the recapitalization, Paribas and Nederlandse Participatie Maatschappij agreed to be bound by the terms of the Shareholders' Agreement pursuant to deeds of accession and acknowledgment.


     The shareholders' agreement will, by its terms, terminate upon any of the following events: (i) by written agreement of all the parties thereto, (ii) the joint sale and transfer by the parties to the shareholders' agreement of the entire share capital of VersaTel to a third party or (iii) the effective listing, by the parties thereto, of the entire share capital of VersaTel on any stock exchange. VersaTel's share capital will be listed on the Amsterdam Stock Exchange simultaneously with the closing of this offering. VersaTel has been advised by its Netherlands counsel that in its opinion a Netherlands court (if presented with the issue) should conclude that the Shareholders' Agreement will be effectively terminated simultaneously with the closing of this offering. However, we can give no assurance that Cromwilld will not challenge that interpretation or otherwise challenge the validity of the proposed offering, either before or after the closing of the offering, or that a competent court of law will not support Cromwilld's challenges.


ADDITIONAL AGREEMENTS

     Mr. Greg Mesch is a director of In-Touch Associates Ltd., a London-based telecommunications consulting company that performs services for the Company. The amounts paid by the Company in respect of these services are not material.

RELATIONSHIPS


     Lehman Brothers Inc., an affiliate of Lehman Brothers International (Europe), was an initial purchaser in the First High Yield Offering. Lehman Brothers Inc., Lehman Brothers International (Europe) and Paribas Corporation, an affiliate of Paribas, were the initial purchasers in the Second High Yield Offering. Lehman Brothers International (Europe), ING Barings Limited and ING Barings LLC are underwriters in the Third High Yield Offering. ING Barings Limited and ING Barings LLC are each affiliates of the other. Paribas Deelnemingen N.V., an affiliate of each of Paribas and Paribas Corporation, is a shareholder of VersaTel. Lehman Commercial Paper Inc., an affiliate of each of Lehman Brothers Inc. and Lehman Brothers (International) Europe, and ING (U.S.) Capital, LLC, an affiliate of each of ING Barings Limited and ING Barings LLC, are lenders under the Interim Loans, which will be repaid with a portion of the net proceeds of the Third High Yield Offering.

                          DESCRIPTION OF CAPITAL STOCK


     VersaTel was incorporated under the law of The Netherlands on October 10, 1995, as a private company with limited liability, referred to as besloten vennootschap met beperkte aansprakelijkheid or a B.V. VersaTel converted its legal structure from a B.V. to a public company with limited liability, referred to as naamloze vennootschap or an N.V., on October 15, 1998. VersaTel has its corporate seat in Amsterdam, The Netherlands. VersaTel is registered under number 33272606 at the Commercial Register in Amsterdam, The Netherlands.



     On April 13, 1999, VersaTel effected a 2-for-1 stock split. On July 13, 1999, we expect that the general meeting of shareholders will approve an amendment to VersaTel's articles of association to provide for, among other things, a consolidation of its current Class A shares and Class B shares into one single class of ordinary shares and the possible issuance of preference shares A, preference shares B and a priority share. The amended articles of association will become effective prior to the closing of this offering. Set forth below is a summary of the relevant provisions of the amended articles of association of VersaTel and of relevant provisions of Netherlands law.


SHARE CAPITAL


     The authorized capital of VersaTel is NLG 9.0 million consisting of 80,000,000 ordinary shares with a par value of NLG 0.05 each, 20,000,000 preference shares A with a par value of NLG 0.05 each, 80,000,000 preference shares B with a par value of NLG 0.05 each and 1 priority share with a par value of NLG 0.05. The authorized capital of VersaTel may be increased by a shareholders' resolution and subsequent amendment of the articles of association. The issued capital must at all times at least equal 20.0% of the authorized capital.


ORDINARY SHARES


     Holders of ordinary shares are entitled to one vote per share. There are no cumulative voting rights. Holders of ordinary shares have pre-emptive rights with respect to an issue of ordinary shares in proportion to the total par value of their individual shareholdings. Each ordinary share is entitled to participate equally in dividends and in the distribution of funds in the event of liquidation or dissolution of VersaTel and, in each case, following distributions on preference shares A, preference shares B and the priority share, if issued.


     Ordinary shares may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body.


     The ordinary shares may, at the option of the shareholder, be in registered form or bearer form. The ordinary shares shall, however, be made out to bearer unless the shareholder indicates in writing to VersaTel that it wishes to receive an ordinary share in registered form. Only ordinary shares in bearer form are eligible for trading on the AEX.



Ordinary Bearer Shares



     Ordinary shares in bearer form will be represented by a single global share certificate which will not be exchanged for single or other multiple physical securities, and which VersaTel will lodge with NECIGEF for safe-keeping on behalf of the parties entitled to the underlying ordinary shares. The ordinary shares may only be transferred through the book-entry system maintained by NECIGEF and in accordance with the articles of association of VersaTel.



Ordinary Registered Shares



     Holders of ordinary shares in registered form are entered in the register of shareholders, which is updated regularly. No share certificates are issued, however each shareholder may request VersaTel to issue an extract from the shareholders' register with respect to its right to one or more registered shares.

VersaTel is required to do this free of charge. A holder of an ordinary share in registered form may at all times have such shares made out to bearer as further described in the articles of association.



     As of the date of this prospectus, 38,854,810 ordinary shares are issued and outstanding. Upon completion of this offering, 60,104,810 ordinary shares will be issued and outstanding (assuming the underwriters do not exercise their over-allotment option).



PREFERENCE SHARES A



     Holders of preference shares A will be entitled to one vote per share. There are no cumulative voting rights. Preference shares A have no pre-emptive rights. Preference shares A are entitled to an annual dividend, to be set by the corporate body authorized to issue the preference shares A.



     Preference shares A may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. The preference shares A will be in registered form and share certificates will not be issued.



     As of the date of this prospectus, no preference shares A are issued or outstanding.



PREFERENCE SHARES B



     Holders of preference shares B will be entitled to one vote per share. There are no cumulative voting rights. Preference shares B have no pre-emptive rights. Preference shares B are entitled to a cumulative annual dividend calculated on the basis of a fixed interest rate, as may be issued by the European Central Bank from time to time, on the paid up portion of the nominal value of the preference shares B, to the extent of the distributable profits, prior to any dividend distribution on any of our other shares being made.



     Preference shares B may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. Notwithstanding such delegation, an issue of preference shares B that would exceed 100% of the number of our other outstanding shares will require the approval of our shareholders at a general meeting. The preference shares B will be in registered form and share certificates will not be issued.



     As of the date of this prospectus, no preference shares B are issued or outstanding.


PRIORITY SHARE


     The holder of the priority share will be entitled to one vote. There are no cumulative voting rights. However, the priority share will have certain special voting rights as described below. The priority share has no pre-emptive rights. The priority share is entitled to a nominal annual dividend of 20% of its nominal value, to the extent of distributable profits.


     The priority share may be issued pursuant to a resolution passed at a general meeting of shareholders or the shareholders, at a general meeting, may delegate this power to another corporate body. The priority share will be in registered form and share certificates will not be issued.

     As of the date of this prospectus, the priority share is not issued or outstanding.

WARRANTS


     As of the date of this prospectus, there were 375,000 outstanding warrants to purchase 5,000,100 ordinary shares at an exercise price of NLG 2.55 per share. All such warrants become exercisable upon the completion of this offering and we expect that 280,000 of such warrants will be exercised concurrently with this offering pursuant to a cashless exercise thereof, which will leave 95,000 unexercised warrants following the closing of this offering. The warrant agreements governing the warrants provide that we must file a shelf registration statement with the Securities and Exchange Commission pursuant to Rule 415 within 180 days after the closing of this offering, for those warrant holders who elect not to participate in this offering. Our obligation to file a shelf registration statement becomes effective immediately in respect of any Warrant holders who elect to sell shares issued upon the exercise of warrants in this offering but are not allowed to sell any such shares by the underwriters.

DIVIDENDS


     The profits of VersaTel are at the disposal of the shareholders at a general meeting. Dividends shall be paid after the adoption of the annual accounts of VersaTel. We may only pay dividends up to the distributable part of our equity. Under Netherlands law, the sum of the called and paid-up capital and certain statutory reserves is not distributable. Subject to the same limitation, the general meeting of shareholders may resolve to pay dividends out of a reserve not required by Netherlands law. Each ordinary share is entitled to participate equally in dividends and in the distribution of funds in the event of liquidation or dissolution of VersaTel. Preference shares A are entitled to an annual dividend, to be set by the corporate body authorized to issue such preference shares A. Preference shares B will be paid a cumulative annual dividend calculated on the basis of a fixed interest rate on the paid up portion of their nominal value, to the extent of distributable profits. The priority share will be entitled to a nominal annual dividend of 20% of the nominal value, to the extent of distributable profits.


ANNUAL ACCOUNTS

     Within 5 months after the end of our financial year, the board of managing directors is required to prepare the annual accounts. This period may be extended by the general meeting of shareholders for a period of 6 months on the basis of special circumstances. The annual accounts accompanied by an annual report must be submitted to the board of supervisory directors for signing and must thereafter be adopted by the general meeting of shareholders. The annual accounts and the annual report will be available to the shareholders and holders of depositary receipts of shares at the office of VersaTel as from the date of its preparation by the board of managing directors. See "Where You Can Find More Information."

ANTI-TAKEOVER PROVISIONS

     The issuance of preference shares and priority shares may have an anti-takeover effect and delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in that shareholder's best interests, including attempts that might result in a premium over the market price to be paid for the ordinary shares.

     PREFERENCE SHARES. Our management board is expected to seek, from the shareholders at a general meeting, the authority to issue preference shares subject only to the prior approval of the supervisory board. Upon obtaining such authority, our management board is expected to grant a call option on the preference shares not exceeding 100% of all our other outstanding shares to an independent foundation (stichting) to be established under Netherlands law. In the event of a threatened hostile takeover bid, the foundation may exercise this option. The foundation will be entrusted with the obligation to take into consideration our best interests and to prevent influences that may threaten our continuity, independence or identity. The minimum amount required to be paid on the preference shares upon issuance is 25% of the nominal amount issued.


     Notwithstanding any delegation by the shareholders at a general meeting of the power to authorize the issuance of any preference shares, a proposed issuance of preference shares B that would exceed 100% of the number of our other outstanding shares will require the approval of our shareholders at a general meeting. In all instances where preference shares are issued without direct shareholder approval, the management board must explain the reason for the issuance within 4 weeks at a general meeting of shareholders. Within 2 years after the first issuance of preference shares, a general meeting of shareholders must be held to vote on whether the preference shares should be repurchased or canceled.


     PRIORITY SHARES. Our management board is expected to seek, from the shareholders at a general meeting, the authority to issue a priority share subject only to the prior approval of the supervisory board. Upon obtaining such authority, our management board is expected to grant a call option on the priority share to an independent foundation (stichting), to be established under Netherlands law. In the event of a threatened hostile takeover bid, the foundation may exercise this option. The priority share can only be transferred with the approval of the management board and the supervisory board. The priority share carries the following special voting rights:

     - the right to nominate members for appointment to the management board and supervisory board, which nominations may only be set aside by a resolution of the general meeting of shareholders adopted by two-thirds of the votes cast representing more than one-half of the issued nominal capital, and

     - the exclusive right to propose amendments to our articles of association, our merger or de-merger transactions or our dissolution.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the ADRs is The Bank of New York.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

AMERICAN DEPOSITARY RECEIPTS

     The Bank of New York will issue the American Depositary Receipts, or ADRs. Each ADR will represent an ownership interest in a number of American Depositary Shares, each of which represents one ordinary share which VersaTel will deposit with a custodian in The Netherlands. Each ADR will also represent securities, cash or other property deposited with The Bank of New York but not distributed to ADR holders. The Bank of New York's Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286, and its principal executive office is located at One Wall Street, New York, NY 10286.

     You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     Because The Bank of New York will be the legal owner of the ordinary shares, ADR holders must rely on it to exercise the rights of a shareholder of VersaTel. The obligations of The Bank of New York are set out in a deposit agreement among VersaTel, The Bank of New York and you, as an ADR holder. The deposit agreement and the ADRs are governed by New York law.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

     The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADRs represent.

     Cash. The Bank of New York will convert any cash dividend or other cash distribution VersaTel pays on the ordinary shares into U.S. dollars. If it is not possible for The Bank of New York to convert such foreign currency in whole or in part into U.S. dollars, or if any approval or license of any government is needed and cannot be obtained, The Bank of New York may distribute the foreign currency to, or in its discretion may hold the foreign currency uninvested and without liability for interest for the accounts of, ADR holders entitled to receive the same.

     Before making a distribution, The Bank of New York will deduct any withholding taxes that must be paid under Netherlands law. See "Tax Considerations -- Netherlands Tax Considerations." It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.


     Shares. The Bank of New York may, with the consent of VersaTel, and must upon VersaTel's request, distribute new ADRs representing any shares VersaTel may distribute as a dividend or free distribution. The Bank of New York will only distribute whole ADRs. It will sell shares which would require it to issue a fractional ADR and distribute the net proceeds in the same way as it does with dividends or distributions of cash. If The Bank of New York does not distribute additional ADRs, each ADR will also represent the additional deposited shares.


     Rights to receive additional shares. If VersaTel offers holders of its ordinary shares any rights to subscribe for additional ordinary shares or any other rights, The Bank of New York may make these rights available to you. VersaTel must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If VersaTel does not furnish this evidence and/or give these instructions, or if The Bank of New York determines in its reasonable discretion that it is not lawful and feasible to make such rights available to all or certain owners, The Bank of New York may sell the rights and allocate the net proceeds to Owner's accounts. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

     If The Bank of New York makes rights available to you, upon instruction from you it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

     U.S. securities laws may restrict the sale, deposit, cancellation, and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the United States. In this case, The Bank of New York may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for changes needed to put the restrictions in place.

     Other Distributions. The Bank of New York will send to you anything else VersaTel distributes on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what VersaTel distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what VersaTel distributed, in which case ADRs will also represent the newly distributed property.


     The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. VersaTel has no obligation to register ADRs, shares, rights or other securities under the Securities Act. VersaTel also has no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distributions VersaTel makes on its shares or any value for them if it is illegal or impractical for VersaTel to make them available to you.


DEPOSIT, WITHDRAWAL AND CANCELLATION

     The Bank of New York will issue ADRs if you or your broker deposit shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its Corporate Trust Office to the persons you request.

     You may turn in your ADRs at the Corporate Trust Office of The Bank of New York's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver the deposited securities underlying the ADRs at the office of the custodian, except that The Bank of New York may deliver at its Corporate Trust Office any dividends or distributions with respect to the deposited securities represented by the ADRs, or any proceeds from the sale of any dividends, distributions or rights, which may be held by The Bank of New York. Or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its Corporate Trust Office.

VOTING RIGHTS

     You may instruct The Bank of New York to vote the shares underlying your ADRs but only if VersaTel asks The Bank of New York to ask for your instructions. Otherwise, you will not be able to exercise your right to vote unless you withdraw the ordinary shares underlying the ADRs. However, you may not know about a meeting at which you may be entitled to vote enough in advance to withdraw the shares.

     If VersaTel asks for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to Netherlands law and the provisions of VersaTel's articles of association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct. However, if The Bank of New York does not receive your voting instructions on or before the date specified, it will give a proxy to vote your shares to a person designated by VersaTel.


     VersaTel cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

     The Bank of New York shall fix a record date whenever:

        - any cash dividend or distribution shall become payable,

        - any distribution other than cash shall be made,

        - rights shall be issued with respect to the deposited securities,

        - The Bank of New York, for any reason, causes a change in the number of ordinary shares that are represented by each ADS, or


        - The Bank of New York receives notice of any meeting of holders of ordinary shares or other deposited securities.


     The purpose of fixing a record date is to determine which ADR holders are:

        - entitled to receive such dividend, distribution or rights,

        - entitled to receive the net proceeds from the sale of such dividend, distribution or rights, and

        - entitled to give instructions for the exercise of voting rights at any such meeting.

FEES AND EXPENSES

                      If:                                 You must pay:
-    An ADR is issued to you, including as    $5.00 (or less) per 100 ADSs (or
     a result of a distribution of shares     portion thereof)
     or rights or other property
-    Your ADR is cancelled, including if      $5.00 (or less) per 100 ADSs (or
     the deposit agreement terminates         portion thereof)
-    You receive any cash payment             $0.02 (or less) per ADS
-    There is a transfer and registration     Registration or transfer fees
     of shares on the share register of
     VersaTel's registrar or foreign
     registrar from your name to the name
     of The Bank of New York or its agent
     when you deposit or withdraw shares
-    The Bank of New York converts NLG to     Expenses of The Bank of New York
     U.S. dollars

                      If:                                 You must pay:
-    The Bank of New York sends a cable,      Expenses of The Bank of New York
     telex or facsimile transmission (if
     expressly provided in the deposit
     agreement)
-    The Bank of New York or the custodian    Your proportionate share of those
     pays taxes and other governmental        taxes or charges
     charges on any ADR or underlying
     share, such as stock transfer taxes,
     stamp duty or withholding taxes.

PAYMENT OF TAXES

     The Bank of New York may deduct the amount of any taxes owed from any payments to you. It may also sell deposited securities, by public or private sale, to pay any taxes owed. You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

RECLASSIFICATIONS, RECAPITALIZATIONS AND MERGERS

                 If VersaTel:                                 Then:
-    Changes the nominal or par value of      The cash, shares or other securities
     its shares                               received by The Bank of New York will
                                              become deposited securities.
-    Reclassifies, splits up or               Each ADR will automatically represent
     consolidates any of the deposited        its equal share of the new deposited
     securities                               securities.
-    Recapitalizes, reorganizes, merges,      The Bank of New York may with
     liquidate, sells all or substantially    VersaTel's approval and will if
     all of its assets, or takes any          VersaTel asks it to, execute and
     similar action                           deliver additional ADRs or ask you to
                                              surrender your outstanding ADRs in
                                              exchange for new ADRs, identifying
                                              the new deposited securities.

AMENDMENT AND TERMINATION


     Versatel may agree with The Bank of New York to amend the deposit agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or certain expenses of The Bank of New York, or prejudices an important right of ADR holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the agreement as amended.


     The Bank of New York will terminate the agreement if Versatel asks it to do so. The Bank of New York may also terminate the agreement if The Bank of New York has told VersaTel that it would like to resign and VersaTel has not appointed a new depositary bank within 90 days. In both cases, The Bank of New York must notify you at least 90 days before termination.

     After termination, The Bank of New York and its agents will be required to do only the following under the agreement: (1) collect dividends and distributions on the deposited securities, (2) deliver shares and other deposited securities upon cancellation of ADRs, and shall sell rights as provided in the agreement. One year after termination, The Bank of New York may sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the money it received on the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The Bank of New York's only obligations will be to account for the money and other cash and with respect to indemnification. After termination our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

     The Bank of New York upon the written request or with the written approval of VersaTel, may appoint one or more co-transfer agents for the purpose of effecting transfers, combinations and split-ups of ADRs at designated transfer offices on behalf of The Bank of New York. A co-transfer agent may require evidence of your authority and compliance with applicable laws and other requirements will be entitled to protection and indemnity to the same extent as The Bank of New York.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO ADR HOLDERS

     The deposit agreement expressly limits VersaTel's obligations and the obligations of The Bank of New York. It also limits VersaTel's liability and the liability of The Bank of New York. VersaTel and The Bank of New York:

     - are only obligated to take the actions specifically set forth in the agreement without negligence or bad faith;

     - are not liable if either is prevented or delayed by law or the articles of association of VersaTel, or circumstances beyond their control from performing their obligations under the agreement;

     - are not liable if either exercises, or fails to exercise, discretion permitted under the agreement;

     - have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the agreement on your behalf or on behalf of any other party; and

     - may rely upon any advice of or information from legal counsel, accountants, any person depositing Shares, any ADR holder or any other person whom they believe in good faith is competent to give them that advice or information.

     In the agreement, VersaTel and The Bank of New York agree to indemnify each other under specified circumstances.

REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before The Bank of New York will issue or register transfer of an ADR, make a distribution on an ADR, or permit withdrawal of shares, The Bank of New York may require:

     - payment to stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities, as well as the fees and expenses of The Bank of New York;

     - production of satisfactory proof of the identity of the person presenting shares for deposit or ADRs upon withdrawal and genuineness of any signature or other information it deems necessary; and

     - compliance with laws or regulations relating to ADRs or to the withdrawal of deposited securities and any such reasonable regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

     The Bank of New York may refuse to deliver, transfer, or register transfers of ADRs generally when the transfer books of The Bank of New York, or VersaTel are closed or at any time if The Bank of New York or VersaTel thinks it advisable to do so.

     You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

     - when temporary delays arise because: (1) The Bank of New York or VersaTel has closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders' meeting; or (3) Versatel is paying a dividend on the shares;

     - when you owe money to pay fees, taxes and similar charges; or

     - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.


     This right of withdrawal may not be limited by any other provision of the deposit agreement.


PRE-RELEASE OF ADRS


     In certain circumstances described below, subject to the provisions of the deposit agreement, The Bank of New York may issue ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York may also deliver shares upon the receipt and cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions:


     (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer, as the case may be:

        (a) owns the Shares or ADRs to be remitted,

        (b) will assign all beneficial rights, title and interest in the ADRs or shares to The Bank of New York and for the benefit of the holders, and

        (c) will not take any action with respect to the ADRs or Shares that is inconsistent with the assignment of beneficial ownership (including, without the consent of The Bank of New York, disposing of the ADRs or Shares) other than in satisfaction of the pre-release;

     (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and

     (3) The Bank of New York must be able to close out the pre-release on not more than five business days' notice.

     In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

REPORTS AND OTHER COMMUNICATIONS

     The Bank of New York will make available for your inspection at its Corporate Trust Office any reports and communications, including any proxy soliciting material, it receives from VersaTel, if those reports and communications are both (a) received by The Bank of New York as the holder of the deposited securities and (b) made generally available by VersaTel to the holders of the deposited securities. The Bank of New York will also, upon written request, send you copies of those reports it receives from VersaTel. VersaTel will provide those reports and communications, including any proxy soliciting material, in English.

INSPECTION OF TRANSFER BOOKS

     The Bank of New York will keep books for the registration and transfer of ADRs, which will be open for your inspection at all reasonable times. You will only have the right to inspect those books if the inspection is for the purpose of communicating with other owners of ADRs in connection with the business of VersaTel or a matter related to the agreement or the ADRs.

                      DESCRIPTION OF MATERIAL INDEBTEDNESS

THE FIRST HIGH YIELD OFFERING

     In the First High Yield Offering in May 1998, VersaTel issued units consisting of $225,000,000 in aggregate principal amount of 13 1/4% Senior Notes due 2008 and warrants to purchase 3,000,000 (as adjusted) ordinary shares. The units were sold to Lehman Brothers, Inc., as initial purchaser, who subsequently sold them to institutional investors in reliance on exemptions under the Securities Act. The notes and the warrants were separated in August 1998. In December 1998, VersaTel completed a public exchange offer pursuant to which all the notes issued in the First High Yield Offering were exchanged for substantially identical notes registered under the Securities Act that are not subject to transfer restrictions. For the purposes of this prospectus, the terms "First Notes," "Second Notes" and "Existing Notes" shall refer to notes issued initially and to notes exchanged therefor pursuant to the exchange offers described in this section. The warrants issued in the First High Yield Offering remain subject to transfer restrictions. As a result of the consummation of such exchange offer, we are now subject to the information reporting requirements of the Exchange Act. Interest on the First Notes will be paid semi-annually on May 15 and November 15, beginning November 15, 1998. In connection with the First High Yield Offering, we purchased, pledged and placed in escrow U.S. government securities in an amount sufficient to fund the first 6 interest payments on the First Notes (through the interest payment date on May 15, 2001). The First Notes are redeemable at our option, in whole or in part, at any time on or after May 15, 2003, at 106.625% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after May 15, 2006. The First Notes may also be redeemed at the option of VersaTel, in whole but not in part, at any time at a redemption price equal to the aggregate principal amount thereof, plus liquidated damages, if any, to the date fixed by VersaTel for redemption, and all additional amounts, if any, then due and which will become due as a result of the redemption or otherwise, in the event of changes affecting Netherlands taxes or as a result of any change in the application of Netherlands tax laws or regulations that require VersaTel to pay additional amounts that VersaTel determines cannot be avoided by taking reasonable steps. The First Notes rank equal in right of payment to the Second Notes, the Third Notes and all other senior indebtedness of VersaTel and will be senior in right of payment to any future subordinated indebtedness of VersaTel.

     The indenture governing the First Notes contains covenants applicable to VersaTel and certain of its subsidiaries, limitations and requirements with respect to indebtedness, restricted payments, dividends and other payments affecting restricted subsidiaries, the issuance and sale of capital stock of restricted subsidiaries, transactions with stockholders and affiliates, liens, asset sales, issuances of guarantees of indebtedness by restricted subsidiaries, sale-leaseback transactions, consolidations and mergers and provision of financial statements and reports. The indenture also requires VersaTel to commence and consummate an offer to purchase the First Notes for 101% of their aggregate principal amount, upon events constituting or which may constitute a change of control of VersaTel. In addition, under certain circumstances, VersaTel is required by the indenture to offer to purchase the First Notes with the proceeds of the sale of certain assets. The indenture also provides for events of default which, if any of them occurs, would permit or require the principal of, premium, if any, interest and any other monetary obligations on the First Notes to become or to be declared to be immediately due and payable. Holders of First Notes may under certain circumstances be entitled to receive additional payments in respect of taxes and similar charges in respect of payments on the First Notes. The terms of such covenants, such required offers to purchase, such events of default and their consequences and such additional payments, as well as related definitions, set forth in the indenture governing the First High Yield Offering are substantially identical to those applicable to the Second Notes, except that the indenture governing the Second High Yield Offering also includes an optional redemption provision whereby VersaTel may, for the first 3 years after such offering, redeem up to 35% of the Second Notes with the net proceeds of certain public equity offerings by VersaTel. The indenture governing the First Notes is subject to, and governed by, the Trust Indenture Act of 1939, as amended.

THE SECOND HIGH YIELD OFFERING

     In the Second High Yield Offering in December 1998, VersaTel issued units consisting of $150,000,000 in aggregate principal amount of 13 1/4% Senior Notes due 2008 and warrants to purchase 2,000,100 (as adjusted) ordinary shares. The units were sold to Lehman Brothers, Inc., Lehman Brothers International (Europe) and Paribas Corporation, as initial purchasers, who subsequently sold them to institutional investors in reliance on exemptions under the Securities Act. The notes and the warrants were separated in January 1999. In February 1999, VersaTel completed a public exchange offer pursuant to which all the notes issued in the Second High Yield Offering were exchanged for substantially identical notes registered under the Securities Act that are not subject to transfer restrictions. The warrants issued in the Second High Yield Offering remain subject to certain transfer restrictions. Interest on the Second Notes will be paid semi-annually on May 15 and November 15, beginning May 15, 1999. In connection with the Second High Yield offering, we purchased, pledged and placed in escrow U.S. government securities in an amount sufficient to fund the first 5 interest payments on the Second Notes (through interest payment date on May 15, 2001). The Second Notes are redeemable at the option of VersaTel, in whole or in part, at any time on or after May 15, 2003, at 106.625% of their principal amount, plus accrued interest, declining to 100% of their principal amount, plus accrued interest, on or after May 15, 2006. In addition, at any time prior to November 15, 2001, VersaTel may, at its option, redeem from time to time up to 35% of the aggregate principal amount of the Second Notes at a redemption price equal to 113 1/4% of the aggregate principal amount thereof plus accrued and unpaid interest, additional amounts, if any, and liquidated damages, if any, to the date of redemption with the proceeds of one or more public equity offerings by VersaTel, provided that at least 65% of the aggregate original principal amount of the Second Notes remains outstanding immediately after the occurrence of such redemption. The Second Notes may also be redeemed at our option of VersaTel, in whole but not in part, at any time at a redemption price equal to the aggregate principal amount thereof, plus liquidated damages, if any, to the date fixed by VersaTel for redemption, and all additional amounts, if any, then due and which will become due as a result of the redemption or otherwise, in the event of changes affecting Netherlands taxes or as a result of any change in the application of Netherlands tax laws or regulations that require VersaTel to pay additional amounts that VersaTel determines cannot be avoided by taking reasonable steps. The Second Notes rank equal in right of payment to the First Notes, the Third Notes and all other senior indebtedness of VersaTel and will be senior in right of payment to any future subordinated indebtedness of VersaTel.

     The indenture governing the Second Notes contains covenants applicable to VersaTel and certain of its subsidiaries, including limitations and requirements with respect to indebtedness, restricted payments, dividends and other payments affecting restricted subsidiaries, the issuance and sale of capital stock of restricted subsidiaries, transactions with stockholders and affiliates, liens, asset sales, issuances of guarantees of indebtedness by restricted subsidiaries, sale-leaseback transactions, consolidations and mergers and provision of financial statements and reports. The indenture also requires VersaTel to commence and consummate an offer to purchase the Second Notes, for 101% of the aggregate principal amount, upon certain events constituting or which may constitute a change of control of VersaTel. In addition, under certain circumstances, VersaTel is required by the indenture to offer to purchase the Second Notes with the proceeds of the sale of certain assets. The indenture also provides for events of default which, if any of them occurs, would permit or require the principal of, premium, if any, interest and any other monetary obligations on the Second Notes to become or to be declared to be immediately due and payable. Holders of Second Notes may under certain circumstances be entitled to receive additional payments in respect of taxes and similar charges in respect of payments on the Second Notes. The indenture governing the Second Notes is also subject to, and governed by, the Trust Indenture Act.

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THE THIRD HIGH YIELD OFFERING

     Concurrent with this offering, VersaTel will issue $      in aggregate
principal amount of            % Senior Dollar Notes due 2009 and E       in
aggregate principal amount of        % Senior Euro Notes due 2009. The notes
will be sold to Lehman Brothers International (Europe) and ING Barings Limited, as underwriters. Interest on the Third Notes will be paid semi-annually on
       and        , beginning        , 2000. Unlike the holders of the Existing
Notes, the holders the Third Notes will not have the benefit of any securities placed in escrow to fund any interest payments on the Third Notes. The Third Notes will be redeemable at the option of VersaTel, in whole or in part, at any
time on or after        , 2004, at        % of their principal amount, plus
accrued interest, declining to 100% of their principal amount, plus accrued
interest, on or after        , 2007. In addition, at any time prior to        ,
2002, VersaTel may, at its option, redeem from time to time up to 35% of the aggregate principal amount of either series of Third Notes at a redemption price
equal to        % of the aggregate principal amount thereof plus accrued and unpaid interest and additional amounts, if any, to the date of redemption with the proceeds of one or more public equity offerings by VersaTel, provided that at least 65% of the aggregate original principal amount of such series remains outstanding immediately after the occurrence of such redemption. The Third Notes may also be redeemed at our option of VersaTel, in whole but not in part, at any time at a redemption price equal to the aggregate principal amount thereof, and all additional amounts, if any, then due and which will become due as a result of the redemption or otherwise, in the event of changes affecting Netherlands taxes or as a result of any change in the application of Netherlands tax laws or regulations that require VersaTel to pay additional amounts that VersaTel determines cannot be avoided by taking reasonable steps. The Third Notes rank equal in right of payment to the First Notes, the Second Notes and all other senior indebtedness of VersaTel and will be senior in right of payment to any future subordinated indebtedness of VersaTel.

     The indenture governing each series of Third Notes will contain covenants applicable to VersaTel and certain of its subsidiaries, including limitations and requirements with respect to indebtedness, restricted payments, dividends and other payments affecting restricted subsidiaries, the issuance and sale of capital stock of restricted subsidiaries, transactions with stockholders and affiliates, liens, asset sales, issuances of guarantees of indebtedness by restricted subsidiaries, consolidations and mergers and provision of financial statements and reports. Each indenture will also require VersaTel to commence and consummate an offer to purchase the Third Notes, for 101% of the aggregate principal amount, upon certain events constituting or which may constitute a change of control of VersaTel. Under certain circumstances, VersaTel will be required by each indenture to offer to purchase the Third Notes with the proceeds of the sale of certain assets. Each indenture will also provide for events of default which, if any of them occurs, would permit or require the principal of, premium, if any, interest and any other monetary obligations on the Third Notes to become or to be declared to be immediately due and payable. Holders of Third Notes may under certain circumstances be entitled to receive additional payments in respect of taxes and similar charges in respect of payments on the Third Notes. Each indenture governing the Third Notes will also be subject to, and governed by, the Trust Indenture Act.

NORTEL VENDOR FINANCING

     In May 1999, VersaTel Telecom Europe B.V., as borrower, VersaTel Telecom International N.V., as guarantor, and Nortel Networks International Finance & Holding B.V., as agent and security agent, entered into a E45.4 million (approximately NLG 100.0 million) multi-draw amortizing term loan facility, governed by a loan agreement (the "Nortel Facility"). The purpose of the facility is to finance the acquisition of telecommunications equipment from Nortel. Interest is payable quarterly in arrears at a floating rate based on the Euro Interbank Offered Rate. The Nortel Facility is solely secured by a lien on the equipment acquired with the proceeds advanced under the Nortel Facility. In addition, the Nortel Facility is guaranteed by VersaTel Telecom International N.V., VersaTel Telecom Netherlands B.V. and VersaTel Telecom Belgium N.V. As of the date hereof, no advances have been made under the Nortel

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


Facility. The Nortel Facility also contains covenants applicable to VersaTel and its affiliates. The covenants include, but are not limited to, restrictions on the incurrence of additional indebtedness, the issuance of capital stock, amalgamations and mergers, asset sales and acquisitions and joint ventures. In addition, under certain circumstances, VersaTel Europe may be required to repay the facility upon the occurrence of a change of control. The Nortel Facility provides for events of default which, if any of them occurs, would permit or require the principal, interest and any other monetary obligations under the Nortel Facility to become or to be declared immediately due and payable.


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

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of ordinary shares in the public market following the offering could adversely affect the market price of the ordinary shares and adversely affect our ability to raise capital at a time and on terms favorable to us.


     Of the 60,859,810 ordinary shares to be outstanding after the offering on a fully-diluted basis (assuming that the underwriters do not exercise their over-allotment option), the 21,250,000 Shares and ADSs offered hereby will be freely tradeable without restriction in the public market unless such shares are held by "affiliates," as that term is defined in Rule 144(a) under the Securities Act. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. The remaining 39,609,810 ordinary shares to be outstanding after the offering may only be sold (i) in the public market upon the expiration of certain holding periods applicable to "restricted securities" under Rule 144, subject to the applicable volume, manner of sale and other limitations of Rule 144, (ii) in offshore transactions under Regulation S of the Securities Act or (iii) pursuant to an effective registration statement under the Securities Act.



     In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1) 1.0% of the then outstanding ordinary shares or (2) the average weekly trading volume during the 4 calendar weeks preceding filing of notice of such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A shareholder who is deemed not to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least 2 years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions or public information requirements.



     As of the date of this prospectus, there are 375,000 outstanding warrants to purchase 5,000,100 ordinary shares at an exercise price of NLG 2.55 per share. All such warrants become exercisable, and we expect that approximately 280,000 of such warrants will be exercised (on a cashless basis), upon completion of this offering. We expect that a total of 3,250,000 Shares and ADSs will be sold by the selling shareholders in this offering. After the closing of this offering, we expect that there will be approximately 95,000 unexercised warrants outstanding which, when exercised, would result in the issuance of approximately 1,270,593 ordinary shares that could only be resold in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom. The warrant agreements governing the warrants provide that we must file a shelf registration statement with the Securities and Exchange Commission pursuant to Rule 415 under the Securities Act within 180 days after the closing of this offering for those warrant holders who elect not to participate in this offering. Our obligation to file a shelf registration statement becomes effective immediately in respect of any warrant holders who elect to sell shares issued upon the exercise of warrants in this offering but are not allowed to sell any such shares by the underwriters.



     In addition, as of the date of this prospectus, there are outstanding options to purchase 7,438,000 depositary receipts issued for ordinary shares (348,000 of which are non-dilutive), none of which are fully vested and exercisable. An additional 385,000 shares have been reserved for issuance under our 1999 Stock Option Plan. All of the Company's stock option plans provide that the option holder is not entitled to retain any depositary receipts received by it as a result of the exercise of its option, nor is the option holder entitled to exchange any depository receipts for ordinary shares. Within one year after the exercise of its option, the option holder is required to offer the depositary receipts received by it to VersaTel or to another party designated by VersaTel for the fair market value of the underlying shares.


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


     In connection with the acquisitions of CS Net, Speedport and ITinera and in connection with a recently-hired employee, we are obligated to issue up to 755,000 additional ordinary shares. We also have earn-out obligations to former shareholders of SpeedPort and ITinera covering 130,000 ordinary shares. Upon issuance, any such shares could only be resold in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.


LOCK-UP ARRANGEMENTS

     Along with our executive officers, and some of our shareholders and directors, we have agreed, subject to certain exceptions, not to sell or otherwise dispose of any ordinary shares (other than the Shares and ADSs offered by VersaTel in this offering) for a period of 180 days after the date of this prospectus without the prior written consent of Lehman Brothers Inc.


     Because we do not have a history of net profits, AEX regulations prohibit any member of our supervisory board or management board, subject to the exception described below, from disposing, after the date of this offering, of any ordinary shares acquired by such member before the date of this offering. Under AEX regulations, any holder of 5% or more of our outstanding share capital before the date of this offering may not, for three years after the date of this offering, sell, collectively with all other holders of 5% or more of our outstanding share capital acquired before the date of this offering, in the aggregate more than 25% of the number of our ordinary shares outstanding before the date of this offering. This lock-up requirement applies unless we report a profit, in which case such shareholders are entitled to dispose collectively of a maximum of (i) 50% of the shares issued and outstanding before the date of this offering if a profit was made for one year or (ii) 75% of the shares issued and outstanding before the date of this offering if a profit was made for two years.



     Under AEX regulations, holders of 5% or more of our outstanding share capital may dispose of their remaining interest if such disposition (i) is consummated through a public secondary offering involving a due diligence investigation and the issuance of a prospectus, (ii) complies with the listing rules of the AEX and (iii) occurs at least one year after the date of this offering. In addition, the lock-up arrangements will not prohibit any member of our supervisory board or management board from disposing of any ordinary shares acquired after the date of this offering pursuant to the exercise of options which were granted under our stock option plans prior to this offering.


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

                               TAX CONSIDERATIONS

                         NETHERLANDS TAX CONSIDERATIONS

     The following discussion, subject to the limitations set forth therein, describes the material Netherlands tax consequences of the acquisition, ownership and disposition of the Shares or ADSs and is the opinion of Arthur Andersen, special Netherlands tax counsel (belastingadviseurs) to VersaTel. This opinion represents Arthur Andersen's interpretation of existing law. This opinion does not address the income taxes imposed by any political subdivision of The Netherlands or any tax imposed by any other jurisdiction. This opinion does not discuss all the tax consequences that may be relevant to the holders in light of their particular circumstances or to holders that are subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. Changes in VersaTel's organizational structure or the manner in which VersaTel conducts its business may invalidate this opinion. The laws upon which this opinion is based are subject to change, sometimes with retroactive effect. Changes in the applicable laws may invalidate this opinion and this opinion will not be updated to reflect such subsequent changes. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THEIR ACQUIRING, OWNING AND DISPOSING OF THE SHARES OR ADSs.

SUBSTANTIAL INTEREST


     A shareholder that owns, either via shares or options, directly or indirectly, 5% or more of any class of shares, or 5% or more of the total issued share capital of a company resident in The Netherlands (a "Substantial Interest") is subject to special rules. Profit participation rights which give the holder rights to 5% or more of the annual profit or 5% or more of the liquidation proceeds of the target company will also qualify as substantial interest. A deemed substantial interest is present if (part of) a substantial interest has been disposed of, or is deemed to have been disposed of, on a non-recognition basis. With respect to individuals, attribution rules exist in determining the presence of a Substantial Interest. Unless indicated otherwise, the term "shareholder", as used herein, includes individuals and entities as defined under Netherlands tax law holding ordinary shares, but does not include any such person having a Substantial Interest in VersaTel.


TAX CONSEQUENCES FOR RESIDENTS OR DEEMED RESIDENTS OF THE NETHERLANDS

DIVIDEND WITHHOLDING TAX

     Dividends that VersaTel distributes are subject to withholding tax at a rate of 25%, unless:

     1. the participation exemption applies and the ordinary shares are attributable to the business carried out in The Netherlands, or

     2. dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive, or

     3.  the rate is reduced by treaty.

     Dividends may include:

     - distributions of cash,

     - distributions of property in kind,

     - constructive dividends,

     - hidden dividends,

     - liquidation proceeds in excess of our recognized paid-in capital,

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

     - proceeds from the redemption of shares in excess of our recognized paid-in capital,

     - stock dividends equal to their nominal value (unless distributed out of our recognized paid-in share premium), and

     - the repayment of paid-in capital not recognized as capital.

     The term "recognized paid-in capital" or "share premium" relates to our paid-in capital or share premium as recognized for Netherlands tax purposes.

     Generally, a shareholder that resides, or is deemed to reside, in The Netherlands will be allowed a credit against Netherlands income tax or corporation tax for the tax withheld on dividends paid on ordinary shares. A legal entity resident in The Netherlands that is not subject to Netherlands corporate income tax, may, under certain conditions, request a refund of the tax withheld.


     Dividends VersaTel pays to a corporate shareholder that qualifies for the "participation exemption" (as defined in Article 13 of The Netherlands Corporation Tax Act 1969 (the "Corporation Tax Act")) will not be subject to the dividend withholding tax if the ordinary shares are attributable to the shareholder's business carried out in The Netherlands. A resident corporate shareholder will qualify for the participation exemption if, among other things, the resident shareholder owns generally at least 5% of the nominal paid-up capital.


INDIVIDUAL INCOME TAX AND CORPORATION INCOME TAX

     If the Shares or ADSs are held by an individual who resides, or is deemed to reside, in The Netherlands, income derived from the Shares or ADSs is subject to Netherlands income tax on a net income basis at graduated rates. An individual generally is entitled to a dividend exemption of NLG 1,000 a year (NLG 2,000 a year for married couples). Ordinary shares distributed to individual shareholders from our share premium account (as recognized for Netherlands tax purposes) are also exempt from Netherlands income tax. The dividend exemption is not available to an individual shareholder if the ordinary shares are:

     1.  attributable to a trade or business carried on by the shareholder, or

     2.  form part of a Substantial Interest.

     Dividends accruing to individual shareholders that hold a Substantial Interest are subject to income tax at a rate of 25% on a net basis.

     Dividends received from Shares or ADSs or ordinary shares by an entity that resides, or is deemed to reside, in The Netherlands will be subject to Netherlands corporation tax on a net basis unless the company's shareholding qualifies for the participation exemption. Dividends received from ordinary shares by a pension fund as defined in the Corporation Tax Act are not subject to Netherlands corporation tax.

CAPITAL GAINS REALIZED FROM THE SALE OR EXCHANGE OF SHARES OR ADSS

     Capital gains derived from the sale, conversion or disposition of Shares or ADSs by an individual shareholder who resides, or is deemed to reside, in The Netherlands are not subject to Netherlands income tax provided:

     1. the Shares or ADSs were not acquired directly or indirectly by VersaTel or a subsidiary of VersaTel,


     2. the shareholder did not have a (deemed) Substantial Interest in VersaTel's share capital at the time of the sale or exchange, and


     3.  the Shares or ADSs were not assets of a business.

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


Capital gains realized by an individual shareholder that is a resident or a deemed resident of The Netherlands on the disposal of Shares or ADSs forming part of a (deemed) Substantial Interest are subject to tax at a rate of 25%. Capital gains realized by an individual resident shareholder from the sale or exchange of Shares or ADSs forming part of the assets of a shareholder's business are subject to tax on a net income basis at the progressive income tax rates.


     If the Shares or ADSs are held by an entity that is a resident or a deemed resident of The Netherlands, capital gains realized from the sale or exchange of ordinary shares are subject to corporation tax unless the shareholding qualifies for the participation exemption. If the Shares or ADSs are held by a qualifying pension fund, gains realized from the sale or exchange of ordinary shares are exempt from Netherlands corporation tax.

NET WEALTH TAX

     An individual who resides, or is deemed to reside, in The Netherlands generally will be subject to a net wealth tax at a rate of 0.7% on the fair market value of the Shares or ADSs.

GIFT TAX AND INHERITANCE TAX


     Netherlands gift tax or inheritance tax will be due with respect to a gift or inheritance of Shares or ADSs from a person who resided, or was deemed to have resided, in The Netherlands at the time of the gift or his or her death. Netherlands tax will be due in the case of a gift of Shares or ADSs by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands, if such individual dies within 180 days after the date of the gift, while being resident or deemed resident in The Netherlands. A Dutch national is deemed to have been resident of The Netherlands if he or she was a resident in The Netherlands at any time during the 10 years preceding the date of the gift or the date of his or her death. For gift tax purposes, each person (regardless of nationality) is deemed to be a Netherlands resident if he or she was a resident in The Netherlands at any time during the 12 months preceding the date of the gift. The 10-year and 12-month residency rules may be modified by treaty.


     Liability for payment of the gift tax or inheritance tax rests with the donee or heir, respectively. The rate at which these taxes are levied is primarily dependent on the fair market value of the gift or inheritance and the relationship between the donor and donee or the deceased and heir(s). Exemptions may apply under specific circumstances.

TAX CONSEQUENCES FOR NON-RESIDENTS OF THE NETHERLANDS

     This subsection applies to U.S. Holders (as defined below).

DIVIDEND WITHHOLDING TAX

     Dividends VersaTel distributes are subject to withholding tax at a rate of 25%, unless:

     1. the participation exemption applies and the ordinary shares are attributable to the business carried out in The Netherlands, or

     2. dividends are distributed to a qualifying EU corporate shareholder satisfying the conditions of the EU directive, or

     3.  the rate is reduced by treaty.

     Dividends may include:

     - distributions of cash,

     - distributions of property in kind,

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

     - constructive dividends,

     - hidden dividends,

     - liquidation proceeds in excess of our recognized paid-in capital,

     - proceeds from the redemption of shares in excess of our recognized paid-in capital,

     - stock dividends equal to their nominal value (unless distributed out of our recognized paid-in share premium), and

     - the repayment of paid-in capital not recognized as capital.

     The term recognized paid-in capital or share premium relates to our paid-in capital or share premium as recognized for Netherlands tax purposes.

     A non-resident shareholder may benefit from a reduced dividend withholding tax rate pursuant to an income tax treaty in effect between the shareholder's country of residence and The Netherlands. Under most Netherlands income tax treaties, the withholding tax rate is reduced to 15% or less provided that:

     1. the recipient shareholder does not have a permanent establishment in The Netherlands to which the ordinary shares and are attributable, and

     2.  the recipient shareholder is the beneficial owner of the dividends.

     Under the Income Tax Treaty of December 18, 1992 concluded between The Netherlands and the United States (the "Treaty"), dividends we pay to a resident of the United States generally will be subject to a dividend withholding tax rate of 15%. The rate may be reduced to 5% if the beneficial owner is a United States corporation that directly holds 10% or more of the voting power in our Company. The Treaty exempts from withholding tax, dividends received by exempt pension trusts and exempt organizations, under conditions as defined in the Treaty. Except in the case of exempt organizations, dividends paid may benefit from the reduced dividend withholding tax rate (or exemption from dividend withholding tax) by filing the proper forms in advance of the dividend payment. Exempt organizations remain subject to the statutory withholding rate of 25% and must file a return to claim a refund of the tax withheld.

     A shareholder may not claim Treaty benefits unless:

     1. the shareholder is a "resident" of the United States, as that term is defined in the Treaty, and

     2. Article 26 (the "treaty shopping rules") does not preclude the shareholder's ability to claim Treaty benefits.

     The withholding of tax on dividend distributions on Shares or ADSs to a non-resident corporate shareholder carrying on a business through a Netherlands permanent establishment is not required as long as:

     1.  the Netherlands participation exemption applies, and

     2. the Shares or ADSs form a part of the permanent establishment's business assets.


     To qualify for the participation exemption, this entity should hold generally at least 5% of our nominal paid-up capital and the Shares or ADSs must form a part of the permanent establishment's business assets.


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

INDIVIDUAL INCOME TAX AND CORPORATION INCOME TAX

     A non-resident shareholder will not be subject to Netherlands income tax on dividends received from VersaTel provided such shareholder does not or has not:

     1. carried on a business in The Netherlands through a permanent establishment or a permanent representative that includes in its assets the Shares or ADSs,

     2. held a Substantial Interest in VersaTel's share capital or, in the event the non-resident shareholder has held a Substantial Interest in VersaTel, such interest was a business asset in the hands of the shareholder,

     3. shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands that owned or was deemed to have owned the Shares and ADSs, and

     4. carried out employment activities in The Netherlands or served as a director or board member of any entity resident in The Netherlands, or served as a civil servant of a Netherlands public entity with which the holding of the Shares or ADSs was connected.

CAPITAL GAINS REALIZED FROM THE SALE OR EXCHANGE OF SHARES OR ADSS

     A non-resident shareholder will not be subject to Netherlands income tax on capital gains derived from the sale, conversion or disposition of Shares or ADSs provided the non-resident shareholder does not have or has not:

     1. carried on a business in The Netherlands through a permanent establishment or a permanent representative that included in its assets the Shares or ADSs,

     2. held a Substantial Interest in VersaTel's share capital or, in the event the non-resident shareholder has held a Substantial Interest in VersaTel, such interest was a business asset in the hands of the shareholder,

     3. shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or was deemed to have owned Shares or ADSs, and

     4. carried out employment activities in The Netherlands, or served as a director or board member of any entity resident in The Netherlands, or served as a civil servant of a Netherlands public entity, with which the holding of the Shares or ADSs was connected.

     Capital gains derived from the sale, conversion or disposition of Shares or ADSs by a non-resident corporate shareholder, carrying on a business through a permanent establishment in The Netherlands, are not subject to Netherlands corporation tax provided:

     1.  the Netherlands participation exemption applies, and

     2. the Shares or ADSs are attributable to the business carried out in The Netherlands.


     To qualify for the participation exemption, the shareholder must generally hold at least 5% of our nominal paid-up capital and meet other requirements.



     Under most Netherlands tax treaties, the right to tax capital gains realized by a non-resident shareholder from the sale or exchange of Shares or ADSs is in many cases allocated to the shareholder's country of residence.


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

NET WEALTH TAX

     A non-resident individual shareholder will not be subject to Netherlands net wealth tax in respect of the Shares or ADSs provided the non-resident shareholder does not or has not:

     1. carried on a business in The Netherlands through a permanent establishment or a permanent representative that included in its assets the Shares or ADSs, and

     2. shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands, which owned or was deemed to have owned Shares or ADSs.

GIFT TAX AND INHERITANCE TAX

     A gift or inheritance of Shares or ADSs from a non-resident shareholder will not be subject to Netherlands gift tax or inheritance tax in the hands of the donee or heir provided the non-resident shareholder was not:

     1. a Dutch national who has been resident in The Netherlands at any time during the 10 years preceding the date of gift or the date of death or, in the event he or she was resident in The Netherlands during such period, the non-resident shareholder was not a Dutch national at the time of gift or death,


     2. solely for the purpose of the gift tax, a resident of The Netherlands at any time during the 12 months preceding the time of the gift (however, in case of a gift by an individual who at the time of the gift was neither resident nor deemed to be resident in The Netherlands and such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in The Netherlands, such tax will be due),


     3. engaged in a business in The Netherlands through a permanent establishment or a permanent representative which included in its assets Shares or ADSs, and

     4. shared directly (not through the beneficial ownership of shares or similar securities) in the profits of an enterprise managed and controlled in The Netherlands which owned or is deemed to have owned Shares or ADSs.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS


     The following discussion describes the material U.S. federal income tax considerations that may be relevant to a prospective purchaser of Shares or ADSs that is a U.S. Holder (as defined below) and, subject to the limitations and qualifications stated herein, represents the opinion of Shearman & Sterling, special tax counsel to the Company, as to the material U.S. federal income tax consequences to a U.S. Holder of the receipt of distributions on, and the disposition of, Shares or ADSs. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, revenue rulings, administrative interpretations and judicial decisions (all as currently in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, and different interpretations). Except as specifically set forth herein, this discussion deals only with Shares and ADSs held by a U.S. Holder as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the tax consequences that may be relevant to prospective purchasers of Shares or ADSs in light of their particular circumstances or to persons subject to special tax rules, such as insurance companies, financial institutions, dealers in securities or foreign currencies, tax-exempt investors, persons holding Shares or ADSs as a position in a "straddle," as a part of a short-sale, or as part of a hedging conversion or other integrated transaction, persons owning directly, indirectly or constructively, 10% or more of the voting stock of the Company or persons whose functional currency (as defined in Section 985 of the Code) is not the U.S. dollar. Prospective purchasers of Shares or ADSs should consult with their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations as well as to any additional tax consequences of purchasing, holding or disposing of Shares or ADSs, including the applicability and effect of the tax laws of any state, local or foreign jurisdiction.


     As used in this section, the term "U.S. Holder" means a beneficial owner of a Share or ADS who or that is for U.S. federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if (A) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.


     In general, for U.S. federal income tax purposes, U.S. Holders of ADRs evidencing ADSs will be treated as the owners of the shares represented by the ADSs.


CASH DISTRIBUTIONS


     To the extent that a distribution on Shares or ADSs is paid to a U.S. Holder out of the Company's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), such distributions will be includible in the U.S. Holder's gross income as foreign source dividend income in an amount equal to the gross U.S. dollar value of such distribution (without reduction for any applicable foreign withholding tax). Therefore, in the event that any foreign tax is withheld from a distribution, a U.S. Holder generally will be required to report gross income in an amount greater than the cash received (although, as discussed below, such U.S. Holder may be eligible to claim a deduction or a foreign tax credit in respect of such foreign tax). To the extent that the amount of any distribution on the Shares or ADSs exceeds the current and accumulated earnings and profits of the Company (as determined for U.S. federal income tax purposes), a U.S. Holder's pro rata share of such excess amount would be treated first as a nontaxable return of capital that would be applied against and reduce the U.S. Holder's tax basis in its Shares or ADSs (but not below zero), and then as capital gain. Distributions in excess of the Company's current and accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will not give rise to foreign source income and a U.S. Holder may be unable to claim a foreign tax credit in respect of any Netherlands or other foreign withholding tax imposed on such distributions unless (subject to applicable limitations) the U.S. Holder has other foreign source income in the appropriate category for foreign tax credit purposes. The Company believes that it does not presently have accumulated earnings and profits for U.S. federal income tax purposes. However, the Company cannot predict whether it will have earnings and profits for future taxable years.



     Subject to certain conditions and limitations (including certain minimum holding period requirements), the U.S. dollar value of the foreign income taxes, if any, withheld from a distribution to a U.S. Holder on the Shares or ADSs may be claimed as a credit against the U.S. Holder's U.S. federal income tax liability. Alternatively, a U.S. Holder may claim a deduction for such amount of foreign income taxes withheld in a taxable year, but only if such U.S. Holder does not elect to claim a foreign tax credit in respect of any foreign taxes paid by it in the taxable year. However, with respect to any withholding tax that may be imposed by The Netherlands, because Netherlands tax law may not require the Company to remit the full amount of such withholding tax to the Netherlands taxing authorities, U.S. Holders may be limited in their ability to deduct or credit such Netherlands withholding tax for U.S. federal income tax purposes. Dividends on Shares or ADSs generally will constitute "passive income" or, in the case of certain U.S. Holders, "financial services income" for U.S. foreign tax credit purposes. Special rules apply to certain individuals whose foreign source income during the taxable year consists entirely of "qualified passive income" and whose creditable foreign taxes paid or accrued during the taxable year do not exceed $300 ($600 in the case of a joint return).

     The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit depends on numerous factors. Prospective purchasers of Shares or ADSs should consult their own tax advisors concerning the application of the U.S. foreign tax credit rules to their particular situations.


     The U.S. dollar value of any distribution to a U.S. Holder on Shares or ADSs that is paid in a foreign currency will be calculated by reference to the exchange rate in effect at the time the distribution is received by the U.S. Holder (or a nominee, custodian or other agent of the U.S. Holder). A U.S. Holder generally should not recognize any foreign currency gain or loss if such foreign currency is converted into U.S. dollars on the day received. If a U.S. Holder does not convert such foreign currency into U.S. dollars on the date of receipt, however, such Holder may recognize foreign currency gain or loss (which generally will be taxable as ordinary income or loss) upon a subsequent sale or other disposition of the foreign currency.


     A corporate U.S. Holder will not be entitled to a dividends received deduction with respect to distributions on Shares or ADSs by the Company.


SALE OF SHARES AND ADSS



     A U.S. Holder generally will recognize gain or loss upon a sale or other disposition of Shares or ADSs in an amount equal to the difference between the U.S. dollar value of the amount realized on the sale or other disposition and the U.S. Holder's adjusted tax basis in the Shares or ADSs. Subject to the PFIC discussion below, such gain or loss will generally be capital gain or loss and, in the case of certain non-corporate U.S. Holders, may be subject to U.S. federal income tax at a preferential rate where the U.S. Holder's holding period exceeds one year. Any gain or loss recognized by a U.S. Holder on a sale or other disposition of Shares or ADSs generally will be treated as United States source gain or loss for foreign tax credit purposes. As a result of certain limitations under the foreign tax credit provisions of the Code, a U.S. Holder may be unable to claim a foreign tax credit for Netherlands withholding taxes, if any, imposed on the proceeds received upon a sale, exchange, repurchase by the Company or other disposition of Shares or ADSs. A U.S. Holder's ability to deduct capital losses in respect of Shares and ADSs is subject to limitations.


PASSIVE FOREIGN INVESTMENT COMPANY


     In general, a foreign corporation is a PFIC for any taxable year in which
(i) 75% or more of its gross income consists of passive income (such as dividends, interest, rents and royalties) or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. The Company was a PFIC for its 1998 taxable year. While, based on its projections, the Company does not expect to be a PFIC for its 1999, or any subsequent, taxable year, because those projections may prove to be inaccurate and, in particular, because the Company has substantial passive assets in the form of cash from the First High Yield Offering and the Second High Yield Offering, and will raise additional capital in this offering and the Third High Yield Offering, no assurance can be provided in that regard.



     If the Company were a PFIC for any taxable year, a U.S. Holder that held Shares or ADSs in that taxable year generally would be subject to special rules with respect to certain distributions made by the Company on the Shares or ADSs and with respect to gains from dispositions of Shares or ADSs. In general, such a U.S. Holder would be required to allocate such distributions or gains (as the case may be) ratably over its holding period for such Shares or ADSs. Any such distributions or gains allocated to a prior taxable year (other than a year prior to the first year in which the Company was a PFIC) would effectively be taxed at the highest U.S. federal income tax rate in effect for such year with respect to ordinary income and the U.S. Holder would be subject to an interest charge on the resulting tax liability (determined as if such tax liability had been due with respect to the particular taxable year). That portion, if any, of such distributions or gains not so allocated to a prior taxable year of a U.S. Holder in which the Company was a PFIC would be included in the U.S. Holder's income for the taxable year of the particular distribution or disposition and taxed as ordinary income. The foregoing rules with respect to distributions and dispositions may be avoided if a U.S. Holder is eligible for and timely makes either a QEF election (in which case the U.S. Holder generally will be required to include in income on a current basis its pro rata share of the ordinary income and net capital gains of the Company) or a valid "mark-to-market" election (in which case, subject to certain limitations, the U.S. Holder will essentially be required to take into account the difference, if any, between the fair market value and the adjusted tax basis of its Shares and ADSs, at the end of a taxable year, in calculating its income for such year). Prospective purchasers are urged to consult their own tax advisors regarding the consequences of an investment in a PFIC.


BACKUP WITHHOLDING

     "Backup" withholding and information reporting requirements may apply to payments made within the United States of dividends on Shares or ADSs and to certain payments of proceeds of a sale or redemption of a Share or ADS paid to a U.S. Holder. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, may be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the U.S. Holder fails to furnish the U.S. Holder's taxpayer identification number, to certify that such U.S. Holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, corporations) are not subject to the backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally may be claimed as a credit against such U.S. Holder's U.S. federal income tax liability provided that the required information is furnished to the U.S. Internal Revenue Service. Treasury regulations, generally effective for payments made after December 31, 2000, modify certain of the certification requirements for backup withholding. It is possible that the Company and other withholding agents may request a new withholding certificate from U.S. Holders in order to qualify for continued exemption from backup withholding under Treasury regulations when they become effective.

                                  UNDERWRITING


     The underwriters of the offering of the Shares and ADSs in the United States and Canada, for whom Lehman Brothers Inc. is acting as global coordinator and U.S. representative, have severally but not jointly agreed, subject to the terms and conditions of a U.S. underwriting agreement (the form of which is filed as an exhibit to the Registration Statement of which this prospectus is a part), to purchase from VersaTel and the selling shareholders the following respective numbers of ordinary shares in the form of Shares and ADSs:



                                                                 NUMBER OF
U.S. UNDERWRITERS                                             Shares and ADSs
-----------------                                             ---------------
Lehman Brothers Inc.........................................
ING Barings LLC.............................................
Bear, Stearns & Co. Inc. ...................................
Paribas Corporation.........................................
Hambrecht & Quist LLC.......................................
E*TRADE Securities, Inc.....................................
                                                                  -------
          Total.............................................
                                                                  =======



     The underwriters of the concurrent offering of the Shares and ADSs outside the United States and Canada, for whom Lehman Brothers International (Europe) is acting as global coordinator and international representative, have severally but not jointly agreed, subject to the terms and conditions of an international underwriting agreement (the form of which is filed as an exhibit to the Registration Statement of which this prospectus is a part) to purchase from VersaTel and the selling shareholders the following respective numbers of ordinary shares in the form of Shares and ADSs:



                                                                 NUMBER OF
INTERNATIONAL UNDERWRITERS                                    Shares and ADSs
--------------------------                                    ---------------
Lehman Brothers International (Europe)......................
ING Barings Limited as agent for ING Bank N.V., London
  Branch....................................................
Bear, Stearns International Limited.........................
Paribas.....................................................
Hambrecht & Quist LLC.......................................
                                                                  -------
          Total.............................................
                                                                  =======


     The underwriters may elect to receive all or a portion of their allotment of ordinary shares (including ordinary shares purchased pursuant to the over-allotment option described below) in the form of Shares or ADSs in order to accommodate requests of investors.


     Each underwriting agreement provides that the obligations of the underwriters are subject to the satisfaction of certain conditions, including the delivery of legal opinions by legal counsel. The underwriters are obligated to purchase all of the Shares or ADSs (other than those covered by the over-allotment option) if they purchase any of the Shares or ADSs. The offering price (per Share and per ADS) and underwriting discounts and commissions for the U.S. offering and the international offering are identical. The closing of the international offering is a condition to the closing of the U.S. offering, and the closing of the U.S. offering is a condition to the closing of the international offering.



     The selling shareholders will enter into a custody agreement with United States Trust Company of New York, as custodian, pursuant to which the selling shareholders will deposit with the custodian prior to the closing of this offering the warrants they expect to exercise at the closing of this offering. In addition, pursuant to a power of attorney to be granted to one or more officers of VersaTel by each selling shareholder, such officers will exercise the warrants for ordinary shares to be sold in this offering and will execute the underwriting agreements on behalf of each selling shareholder.



     We expect to incur approximately $15.7 million of expenses in connection with this offering.



     The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to certain dealers at the public offering price less a
concession not in excess of E     per Share or $      per ADS. The underwriters
may allow, and such dealers may reallow, a concession not in excess of E     per
Share or $      per ADS on sales to certain other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms.



     We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 3,187,500 additional ordinary shares in the form of Shares or ADSs at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to various conditions, to purchase a number of additional Shares or ADSs approximately proportionate to its initial purchase commitment.



     We, our executive officers and directors and certain of our shareholders have agreed not to do any of the following, whether any transaction described in clause (1), (2) or (3) below is to be settled by delivery of ordinary shares or other securities, in cash or otherwise, in each case without the prior written consent of the representatives, on behalf of the underwriters, for a period of 180 days after the date of this prospectus:


(1) offer, sell, pledge, or otherwise dispose of, or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future of, any ordinary shares or securities convertible into or exchangeable for ordinary shares, other than any of the following:

    - the ordinary shares (in the form of Shares or ADSs) sold under this prospectus,

    - ordinary shares we issue pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date of this prospectus or pursuant to currently outstanding options, warrants or rights, or

    - ordinary shares we use as consideration for acquisitions or that we issue in connection with strategic alliances, provided that the recipient of these ordinary shares agrees to be bound by any applicable transfer restrictions,

(2) sell or grant options, rights or warrants for ordinary shares or securities convertible into or exchangeable for our ordinary shares except for ordinary shares and options for ordinary shares which we issue or grant to our officers, directors or employees, or

(3) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of ordinary shares.


     Because we do not have a history of net profits, AEX regulations prohibit any member of our supervisory board or management board, subject to the exception described below, from disposing, after the date of this offering, of any ordinary shares acquired by such member before the date of this offering.

Under AEX regulations, any holder of 5% or more of our outstanding share capital before the date of this offering may not, for three years after the date of this offering, sell, collectively with all other holders of 5% or more of our outstanding share capital acquired before the date of this offering, in the aggregate more than 25% of the number of our ordinary shares outstanding before the date of this offering. This lock-up requirement applies unless we report a profit, in which case such shareholders are entitled to dispose collectively of a maximum of (i) 50% of the shares issued and outstanding before the date of this offering if a profit was made for one year or (ii) 75% of the shares issued and outstanding before the date of this offering if a profit was made for two years.



     Under AEX regulations, holders of 5% or more of our outstanding share capital may dispose of their remaining interest if such disposition (i) is consummated through a public secondary offering involving a due diligence investigation and the issuance of a prospectus, (ii) complies with the listing rules of the AEX and (iii) occurs at least one year after the date of this offering. In addition, the lock-up arrangements will not prohibit any member of our supervisory board or management board from disposing of any ordinary shares acquired after the date of this offering pursuant to the exercise of options which were granted under our stock option plans prior to this offering.



     The U.S. underwriters and the international underwriters have entered into an agreement among U.S. underwriters and international underwriters, pursuant to which each U.S. underwriter has agreed, as part of the distribution of the Shares and ADSs offered in the U.S. offering, that:



     - it is not purchasing any of the Shares and ADSs for the account of anyone other than a U.S. Person (as defined below), and



     - it has not offered or sold, will not offer, sell, resell or deliver, directly or indirectly, any of the Shares and ADSs or distribute any prospectus relating to the U.S. offering to anyone other than a U.S. Person.



     In addition, pursuant to the same agreement, each international underwriter has agreed that, as part of the distribution of the Shares and ADSs offered in the international offering:



     - it is not purchasing any of the Shares and ADSs for the account of a U.S. Person, and



     - it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of the Shares and ADSs or distribute any prospectus relating to the international offering to any U.S. Person.



     The limitations described above do not apply to stabilization transactions or other transactions specified in the underwriting agreements and the agreement among U.S. underwriters and international underwriters, including:



     - some purchases and sales between U.S. underwriters and the international underwriters,



     - some offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investments discretion,



     - purchases, offers or sales by a U.S. underwriter who is also acting as an international underwriter or by an international underwriter who is also acting as a U.S. underwriter, and



     - other transactions specifically approved by the U.S. representative and the international representative.



As used herein, the term "U.S. Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to U.S. or Canadian federal income taxation regardless of the source, the term "United States" means the United States of America (including the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, and the term "Canada" means Canada, its provinces, its territories, its possessions and other areas subject to its jurisdiction.



     Any offer of the Shares and ADSs in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers shall be made only by a registered dealer) in the relevant Canadian jurisdiction where any such offer is made.


     Each underwriter has represented and agreed to all of the following:

     - it has not offered or sold and, prior to the date six months after the date of issue of the Shares or ADSs, will not offer or sell any Shares or ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995,

     - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 and the Regulation with respect to anything done by it in relation to the Shares or ADSs in, from or otherwise involving the United Kingdom, and

     - it has only issued or passed on, and will only issue or pass on, to any person in the United Kingdom any document received by it in connection with the issue of the Shares or ADSs if that person is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise be issued or passed upon.


     Pursuant to the agreement among the U.S. underwriters and international underwriters, sales may be made between the U.S. underwriters and the international underwriters of the number of Shares or ADSs as may be mutually agreed. The price of any Shares or ADSs so sold shall be the public offering price as then in effect for the Shares or ADSs being sold by the U.S. underwriters and the international underwriters less an amount equal to the selling concessions allocable to those Shares or ADSs, unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. underwriters and the international underwriters pursuant to the agreement among the U.S. underwriters and the international underwriters, the number of Shares or ADSs available for sale by the U.S. underwriters or by the international underwriters may be more or less than the amount specified on the cover page of this prospectus.



     At our request, the underwriters have reserved up to 900,000 ordinary shares (in the form of Shares or ADSs), offered hereby for sale to selected persons, including to our employees, supervisory board members, business associates and other related parties, at a 10% discount from the initial public offering price. The number of ordinary shares in the form of Shares or ADSs available for sale to the general public will be reduced to the extent these persons purchase reserved shares.



     The underwriters have informed us that they will not confirm sales to discretionary accounts in excess of 5% of the Shares or ADSs offered by them.



     In connection with this offering, the representatives, on behalf of the underwriters, may purchase and sell Shares or ADSs in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Shares or ADSs in excess of the number of Shares or ADSs to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of our Shares or ADSs in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of our Shares or ADSs made for the purpose of preventing or retarding a decline in the market price of our Shares or ADSs while this offering is in progress.


     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representative, in covering syndicate short positions or making stabilizing purchases, repurchases Shares or ADSs originally sold by that syndicate member.


     Any of these activities may cause the price of our Shares or ADSs to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on a stock exchange, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.


     Neither we, the selling shareholders nor the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Shares or ADSs. In addition, neither we, the selling shareholders nor the underwriters makes any representation that anyone will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.


     Purchasers of the Shares or ADSs offered in this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus.

     Prior to this offering, there has been no public market for the Shares or the ADSs. The initial public offering price was negotiated among us and the underwriters. Among the factors considered in determining the initial public offering price of the Shares and ADSs, in addition to prevailing market conditions, were our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. There can be no assurance that the initial public offering price corresponds to the price at which the Shares and ADSs will trade in the public market subsequent to this offering or that an active market for the Shares and ADSs will develop and continue after this offering.

     No action has been or will be taken in any jurisdiction by us, the selling shareholders or by any underwriter that would permit a public offering of the Shares or ADSs or possession or distribution of a prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons who receive this prospectus are advised by us, the selling shareholders and the underwriters to inform themselves about, and to observe any restrictions as to, the offering of the Shares and ADSs and the distribution of this prospectus.


     This prospectus may be used in connection with offers and sales of Shares and ADSs offered initially outside the United States and Canada insofar as such Shares or ADSs are reoffered or resold from time to time in the United States in transactions that require registration under the Securities Act.



     This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of the Shares or ADSs in Canada or any province or territory thereof. Any offer or sale of the Shares or ADSs in Canada will be made only pursuant to an exemption from the prospectus filing requirement and an exemption from the dealer registration requirement (where such an exemption is not available, offers or sales shall be made only by a registered dealer) in the relevant Canadian jurisdiction where such offer or sale is made.


     Some of the underwriters have, directly or indirectly, performed investment and commercial banking or financial advisory services to us, for which they have received customary fees and commissions, and they expect to provide these services to us and our affiliates in the future, for which they also expect to receive customary fees and commissions. Lehman Brothers Inc., an affiliate of

Lehman Brothers International (Europe), was an initial purchaser in the First High Yield Offering and the Second High Yield Offering. Lehman Brothers International (Europe) was an initial purchaser in the Second High Yield Offering and is an underwriter in the Third High Yield Offering. Each of ING Barings Limited and ING Barings LLC, each an affiliate of the other, is an underwriter in the Third High Yield Offering. Lehman Commercial Paper Inc., an affiliate of each of Lehman Brothers Inc. and Lehman Brothers International (Europe), and ING (U.S.) Capital, LLC, an affiliate of each of ING Barings Limited and ING Barings LLC, are lenders of the Interim Loans which will be repaid with a portion of the net proceeds of the Third High Yield Offering. Paribas Corporation was an initial purchaser in the Second High Yield Offering. Paribas Deelnemingen N.V., an affiliate of each of Paribas and Paribas Corporation, is a shareholder of VersaTel. See "Principal Shareholders."



     VersaTel and the selling shareholders have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

                                 LEGAL MATTERS

     The validity of the Shares and ADSs offered hereby will be passed upon for VersaTel by Shearman & Sterling, New York, New York. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett, London, England. The validity of the Shares and ADSs with respect to Netherlands corporate law will be passed upon for VersaTel by Stibbe Simont Monahan Duhot, Amsterdam, The Netherlands and certain matters of Netherlands tax law will be passed upon for VersaTel by Arthur Andersen, Amsterdam, The Netherlands. Certain matters of Netherlands law will be passed upon for the underwriters by Nauta Dutilh, Amsterdam, The Netherlands.

                                    EXPERTS


     The financial statements of VersaTel as of December 31, 1996, 1997 and 1998 and for each of the years then ended, included in this prospectus, have been audited by Arthur Andersen, and are included herein in reliance upon the authority of said firm as expert in preparing said reports.



     The financial statements of Svianed B.V. as of December 31, 1997 and 1998 and for each of the years in the two-year period ended December 31, 1998 have been included in this prospectus in reliance upon the report of KPMG Accountants N.V., and upon the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION


     We have filed with the Securities and Exchange Commission, or the "Commission," a Registration Statement on Form F-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Shares and ADSs offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the Registration Statement are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract or document.



     You may read and copy all or any portion of the Registration Statement and the exhibits thereto at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents, upon payment of a duplication fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. Also, the Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.


     As a result of the registration under the Securities Act of the Existing Notes, we are subject to the information and period reporting requirements of the Exchange Act of 1934 and, in accordance therewith, we file periodic reports and other information with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. Such periodic reports and other information will be available for inspection and copying at the public reference facilities, regional offices and Web site of the Commission referred to above.


     In addition, pursuant to the indentures governing the Existing Notes and the warrant agreements governing the warrants, we have agreed to file with the Securities and Exchange Commission all annual financial statements and other financial information that are required to be contained in a filing with the Commission on Form 20-F. Furthermore, we have agreed to file with the Commission all quarterly financial statements and other financial information that would be required to be contained in a filing with the Commission on Form 10-Q, if we were required to file such form. Such quarterly information will be filed with the Commission within 45 days following the end of each fiscal quarter, and such annual information will be filed within 90 days following the end of each fiscal year of VersaTel.

                          GENERAL LISTING INFORMATION



     This offering has been authorized and approved at an extraordinary general meeting of shareholders held on May 18, 1999 and is expected to be authorized and approved at a meeting of our supervisory board expected to be held on July 16, 1999. All other consents, approvals, authorizations or other formalities required under Netherlands law to be obtained or satisfied in connection with this offering have been obtained or satisfied.



     The latest audited financial information contained in this prospectus is as of and for the year ended December 31, 1998. To the best of our knowledge, since that date, there has been no material adverse change to our financial condition that has not been disclosed in this prospectus.



     An application has been made to list VersaTel Telecom International N.V.'s outstanding ordinary share capital on the Official Market of the stock exchange of Amsterdam Exchanges N.V.



     We have taken appropriate measures to comply with the regulations on insider trading pursuant to the Dutch Securities Transactions Supervision Act 1995 (Wet Toezicht Effectenverkeer 1995).



     Our audited consolidated financial statements as of and for the years ended December 31, 1998, 1997 and 1996 will be available in English and our articles of association will be available in Dutch and in English at our head office, located at Paalbergweg 36, Amsterdam-Zuidoost, The Netherlands, and at ING Barings, located at Foppingadreef 7, 1102 BD Amsterdam-Zuidoost.



     In The Netherlands, ING Bank N.V., located at Bijlmerplein 888, Amsterdam, has been designated as dividend paying agent for the Shares.



     The estimated aggregate costs for this offering are approximately NLG 32.1 million.

                      VERSATEL TELECOM INTERNATIONAL N.V.
                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets as of December 31, 1998, 1997
  and 1996..................................................  F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1998, 1997 and 1996..........................  F-4
Consolidated Statements of Shareholders' Equity for the
  Years Ended December 31, 1998, 1997 and 1996..............  F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1997 and 1996..........................  F-6
Notes to Financial Statements...............................  F-7
Unaudited Consolidated Balance Sheets as of March 31, 1999
  and 1998..................................................  F-17
Unaudited Consolidated Statements of Operations for the
  Three Months Ended March 31, 1999 and 1998................  F-18
Unaudited Consolidated Statements of Cash Flows for the
  Three Months Ended March 31, 1999 and 1998................  F-19
Notes to the Unaudited Consolidated Financial Statements as
  of March 31, 1999 and for the Three Months Ended March 31,
  1998 and 1998.............................................  F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To VersaTel Telecom International N.V.


     We have audited the consolidated balance sheets as of December 31, 1996, 1997 and 1998 of VERSATEL TELECOM INTERNATIONAL N.V. (formerly known as VERSATEL TELECOM B.V.) and the consolidated statements of operations, shareholders' equity and cash flows for each of the years then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in The Netherlands which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VersaTel Telecom International N.V. as of December 31, 1996, 1997 and 1998 and the result of its operations and their cash flows for each of the years then ended, in conformity with United States generally accepted accounting principles.


ARTHUR ANDERSEN

Amsterdam, The Netherlands
April 13, 1999

                      VERSATEL TELECOM INTERNATIONAL N.V.

                          CONSOLIDATED BALANCE SHEETS

                        DECEMBER 31, 1998, 1997 AND 1996

                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS,
                    EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                              1998       1997       1996
                                                             -------    -------    ------
                                                               NLG        NLG       NLG
                                    ASSETS
Current Assets:
  Cash.....................................................  372,014      1,346     4,290
  Restricted cash, current portion.........................   89,752         76       100
  Accounts receivable, net.................................    7,902      1,804     1,209
  Inventory, net...........................................    1,083        418       135
  Prepaid expenses and other...............................   12,909      1,995        33
                                                             -------    -------    ------
     Total current assets..................................  483,660      5,639     5,767
                                                             -------    -------    ------
Fixed Assets:
  Property and Equipment, net..............................   38,608     13,619     2,340
  Construction In Progress.................................   46,019         --        --
                                                             -------    -------    ------
     Total fixed assets....................................   84,627     13,619     2,340
                                                             -------    -------    ------
  Restricted cash, net of current portion..................  121,804         73        53
  Capitalized finance costs, net...........................   28,750         --        --
  Goodwill, net............................................    4,556         --        --
                                                             -------    -------    ------
     Total assets..........................................  723,397     19,331     8,160
                                                             =======    =======    ======
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.........................................   39,863     20,674     1,958
  Due to related parties...................................      806        249       218
  Accrued liabilities......................................   28,005      7,691     1,653
  Deferred income, current portion.........................       --         98        --
  Current portion of capital lease obligations.............       71        279       253
                                                             -------    -------    ------
     Total current liabilities.............................   68,745     28,991     4,082
Deferred Income, net of current portion....................       --        341        --
Capital Lease Obligations, net of current portion..........       37        108       327
Subordinated Convertible Shareholder Loans.................       --      8,105     3,605
Long Term Liabilities......................................      670         --        --
Long Term Debt (13 1/4% Senior Notes)......................  688,018         --        --
                                                             -------    -------    ------
     Total Liabilities.....................................  757,470     37,545     8,014
                                                             -------    -------    ------
Shareholders' Equity:
  Ordinary shares, NLG 0.05 par value......................    1,949        958       891
Additional paid-in capital.................................   51,112      6,037     4,604
Warrants...................................................    5,212         --        --
Accumulated deficit........................................  (92,346)   (25,209)   (5,349)
                                                             -------    -------    ------
     Total shareholders' equity............................  (34,073)   (18,214)      146
                                                             -------    -------    ------
          Total liabilities and shareholders' equity.......  723,397     19,331     8,160
                                                             =======    =======    ======

                      VERSATEL TELECOM INTERNATIONAL N.V.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS,
                    EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                       1998          1997          1996
                                                       NLG           NLG           NLG
                                                    ----------    ----------    ----------
OPERATING REVENUES................................      39,561        18,896         6,428
OPERATING EXPENSES:
  Cost of Revenues, excluding depreciation........      31,821        17,405         4,954
  Selling, general and administrative.............      47,733        17,527         5,485
  Depreciation and amortization...................       6,473         3,237           453
                                                    ----------    ----------    ----------
          Total operating expenses................      86,027        38,169        10,892
                                                    ----------    ----------    ----------
     Operating loss...............................     (46,466)      (19,273)       (4,464)
                                                    ----------    ----------    ----------
OTHER INCOME (EXPENSES):
  Foreign currency exchange gains (losses), net...       5,146           (53)           --
  Interest income.................................      11,857            21             4
  Interest expense -- third parties...............     (37,522)          (41)          (24)
  Interest expense -- related parties.............        (145)         (514)         (249)
                                                    ----------    ----------    ----------
          Total other income (expenses)...........     (20,664)         (587)         (269)
                                                    ----------    ----------    ----------
     Loss before income taxes.....................     (67,130)      (19,860)       (4,733)
PROVISION FOR INCOME TAXES........................          (7)           --            --
                                                    ----------    ----------    ----------
     Net loss.....................................     (67,137)      (19,860)       (4,733)
                                                    ==========    ==========    ==========
NET LOSS PER SHARE (Basic and Diluted) in NLG.....       (2.06)        (1.10)        (0.47)
Weighted average number of shares outstanding.....  32,622,194    18,084,188    10,008,494

                      VERSATEL TELECOM INTERNATIONAL N.V.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS,
                    EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                     NUMBER OF               ADDITIONAL
                                      SHARES      ORDINARY    PAID-IN                ACCUMULATED
                                    OUTSTANDING    SHARES     CAPITAL     WARRANTS     DEFICIT      TOTAL
                                    -----------   --------   ----------   --------   -----------   -------
                                                    NLG         NLG         NLG          NLG         NLG
Balance at December 31, 1995......   9,900,000       495           --         --          (616)       (121)
Shareholder contributions.........   7,920,000       396        4,604         --            --       5,000
  Net loss........................          --        --           --         --        (4,733)     (4,733)
                                    ----------     -----       ------      -----       -------     -------
Balance at December 31, 1996......  17,820,000       891        4,604         --        (5,349)        146
Shareholder contributions.........   1,339,286        67        1,433         --            --       1,500
  Net loss........................          --        --           --         --       (19,860)    (19,860)
                                    ----------     -----       ------      -----       -------     -------
Balance, December 31, 1997........  19,159,286       958        6,037         --       (25,209)    (18,214)
Shareholder contributions.........  19,695,524       985       44,750      5,212            --      50,947
Shares issued for acquisition.....     130,000         6          325         --            --         331
Net loss..........................          --        --           --         --       (67,137)    (67,137)
                                    ----------     -----       ------      -----       -------     -------
Balance, December 31, 1998........  38,984,810     1,949       51,112      5,212       (92,346)    (34,073)
                                    ==========     =====       ======      =====       =======     =======

                      VERSATEL TELECOM INTERNATIONAL N.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS,
                    EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                              1998       1997       1996
                                                            --------    -------    ------
                                                              NLG         NLG       NLG
Cash Flows from Operating Activities:
  Net loss................................................   (67,137)   (19,860)   (4,733)
Adjustments to reconcile net loss to net cash used in
  operating activities --
  Depreciation and amortization...........................     6,473      3,237       453
  Amortization finance cost...............................     1,250         --        --
  Restricted cash.........................................       149          4        --
  Deferred income.........................................      (440)       440        --
Changes in other operating assets and liabilities
  Accounts receivable.....................................    (6,098)      (595)   (1,157)
  Inventory...............................................      (665)      (282)     (114)
  Prepaid expenses and other..............................   (10,914)    (1,963)      330
  Accounts payable........................................    19,189     18,716     1,754
  Due to related parties..................................       557         30       218
  Accrued liabilities.....................................    20,314      6,038     1,531
                                                            --------    -------    ------
     Net cash provided by (used in) operating
       activities.........................................   (37,322)     5,765    (1,718)
                                                            --------    -------    ------
Cash Flows from Investing Activities:
  Capital expenditures....................................   (77,255)   (14,516)   (2,569)
  Goodwill paid on acquisition............................    (4,781)        --        --
                                                            --------    -------    ------
     Net cash used in investing activities................   (82,036)   (14,516)   (2,569)
                                                            --------    -------    ------
Cash Flows from Financing Activities:
  Proceeds from (redemptions of) capital lease
     obligations..........................................      (279)      (193)      421
  Proceeds from (repayments of) subordinated convertible
     shareholder loans....................................    (8,105)     4,500     3,150
  Proceeds from long term liabilities.....................       670         --        --
  Proceeds from long term debt (13 1/4% Senior Notes).....   688,018         --        --
  Restricted cash.........................................  (211,556)        --        --
  Finance cost............................................   (30,000)        --        --
  Warrants................................................     5,212         --        --
  Shareholder contributions...............................    46,066      1,500     5,000
                                                            --------    -------    ------
     Net cash provided by financing activities............   490,026      5,807     8,571
                                                            --------    -------    ------
Net Increase (Decrease) in Cash...........................   370,668     (2,944)    4,284
Cash, beginning of the year...............................     1,346      4,290         6
                                                            --------    -------    ------
Cash, end of the year.....................................   372,014      1,346     4,290
                                                            ========    =======    ======
Supplemental Disclosures of Cash Flow Information:
  Cash paid for --
     Interest (net of amounts capitalized)................    26,260        510        96
     Income taxes.........................................        --         --        --

                      VERSATEL TELECOM INTERNATIONAL N.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

1.  GENERAL

     VersaTel Telecom International N.V., formerly known as VersaTel Telecom B.V. ("VersaTel" or the "Company"), incorporated in Amsterdam on October 10, 1995, provides international and national telecommunications services in the Benelux region.

2.  FINANCIAL CONDITION AND OPERATIONS

     For the year ended December 31, 1998, the Company had a loss from operating activities of NLG 46,466. In addition, the Company had an accumulated deficit of NLG 92,346 as of December 31, 1998.

     Although the Company expects to incur operating losses and net losses for the foreseeable future as it incurs additional costs associated with the development and expansion of the Company's network, the expansion of its marketing and sales organization and the introduction of new telecommunications services, it has a positive working capital of NLG 414,915 at December 31, 1998, which should enable it to continue its operations through December 31, 1999.

3.  SIGNIFICANT ACCOUNTING PRINCIPLES

(a) BASIS OF PRESENTATION

     The accompanying consolidated financial statements of the company have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     The Company maintains its accounts under Dutch tax and corporate regulations and has made certain out-of-book memorandum adjustments to these records presenting the accompanying financial statements in accordance with U.S. GAAP.

(b) PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the operations of the following wholly-owned (directly or indirectly) subsidiaries:

     - VersaTel Telecom Europe B.V.

     - Bizztel Telematica B.V.

     - CS Net B.V.

     - VersaTel Telecom Netherlands B.V.

     - VersaTel Telecom Belgium N.V.

     - CS Engineering B.V.

     The results of the subsidiaries are included from the respective dates of acquisition or incorporation by the Company during 1998. All significant intercompany accounts and transactions have been eliminated.

                      VERSATEL TELECOM INTERNATIONAL N.V.

     On May 29, 1998 and August 10, 1998 the Company acquired the shares of Bizztel Telematica B.V. ("Bizztel") in 2 phases. The key figures of Bizztel as included in the December 31, 1998 financial statements of VersaTel are sales of NLG 269, total assets NLG 189, total equity of NLG (722) and net loss for the period of NLG (257).

     The Company applied the purchase accounting method. The goodwill, being the difference between the purchase price amounting to NLG 1,132 in total and the net asset value as of acquisition date, is being capitalized and amortized in 5 years.

     On November 6, 1998 the Company acquired the shares of CS Net B.V., which owns 100% of the shares of CS Engineering B.V. (together, "CS Net"). The key figures of CS Net as included in the December 31, 1998 financial statements of VersaTel are sales of NLG 897, total assets NLG 1,332, total equity of NLG 921 and net income for the period of NLG 80.

     The Company applied the purchase accounting method. The goodwill, being the difference between the purchase price amounting to NLG 3,307 in cash and 130,000 shares of VersaTel (valued at NLG 2.55 per share for the purpose of determining the goodwill) and the net asset value as of acquisition date, is being capitalized and amortized in 10 years. Furthermore, an earn-out arrangement with the former shareholders has been agreed-upon. Any payments resulting from this earn-out arrangement will be recorded as an adjustment to the purchase price upon the time they become certain. No such adjustments have yet been recorded.

     For both entities, pro forma financial statements have been omitted for materiality reasons.

(c) FOREIGN CURRENCY TRANSACTIONS

     The Company's functional currency is the Dutch guilder. Transactions involving other currencies are converted into Dutch guilders using the exchange rates which are in effect at the time of the transactions.

     At the balance sheet date, monetary assets and liabilities which are denominated in other currencies are adjusted to reflect the current exchange rates. Gains or losses resulting from foreign currency remeasurements are reflected in the accompanying statements of operations.

(d) INVENTORY

     Inventory, consisting primarily of dialers to be installed at customer locations, is stated at the lower of cost (first-in, first-out) or market value.

(e) ADVERTISING EXPENSES

     Advertising costs are expensed as incurred, and amounted to NLG 1,224, NLG 1,972 and NLG 5,259 in 1996, 1997 and 1998 respectively.

(f) INTANGIBLE ASSETS

     Goodwill originating from the acquisition of investments represents the difference of the net asset value and the acquisition cost of the investments at the time of the acquisition. The goodwill is amortized on a straight-line basis over a period varying from 5 to 10 years. Total accumulated amortization per December 31, 1998 amounts to NLG 226.

                      VERSATEL TELECOM INTERNATIONAL N.V.

     Deferred financing costs are costs incurred in connection with the issuance of Senior Notes (the "Notes") during 1998 by the Company. Amortization is being recorded over the term of the Notes as interest expense in the consolidated statement of operations.

(g) RECOGNITION OF OPERATING REVENUES AND COST OF REVENUES

     Operating revenues are recognized when the service is rendered. Cost of revenues is recorded in the same period as the revenues are recorded.

     The cost of telecommunication usage charged by the third party carriers to the Company in connection with the telecommunication services rendered by the Company to its customers, as well as other telecommunication costs, including leased lines, are included in cost of revenues.

(h) SEGMENTAL REPORTING

     Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information" has been issued and is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 requires certain disclosures about business segments of an enterprise, if applicable. The adoption of SFAS No. 131 did not have an effect on the Company's financial statements, as the Company currently manages its operations as one segment under the guidelines of the new standard.

(i) RECENTLY ISSUED ACCOUNTING STANDARDS

     In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued the Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which provides guidance on accounting for the costs of computer software developed or obtained for internal use. This SOP requires computer software costs that are incurred in the preliminary project stage to be expensed as incurred. Once the capitalization criteria of the SOP have been met, directly attributable development costs should be capitalized. It also provides guidance on the treatment of upgrade and maintenance expenditures. SOP 98-1 is effective for fiscal years beginning after December 15, 1998. Costs incurred prior to initial application of this SOP, whether capitalized or not, should not be adjusted to the amounts that would have been capitalized had this SOP been in effect when those costs were incurred. The Company has adopted this SOP in its 1998 consolidated financial statements.

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured as its fair value. It also requires that changes in the derivative's fair value be recognized currently into earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and can not be applied retroactively. The Company has not yet quantified the impacts of adopting SFAS No. 133 on the financial statements and has not determined the timing or method of adoption of SFAS No. 133.

                      VERSATEL TELECOM INTERNATIONAL N.V.

(j) ORDINARY SHARES AND STOCK SPLIT


     Ordinary shares, with a par value of NLG 0.05 and consisting of 140,000,000 class A shares and 10,000,000 class B shares, of which 17,820,000, 19,159,286 and 38,984,810 class A shares were outstanding at December 31, 1996, 1997 and 1998, respectively. No class B shares were issued.


     On April 13, 1999, a two-for-one stock split was effected, which resulted in the issuance of 19,492,405 additional shares of class A ordinary shares. All per share and weighted average share amounts have been restated to reflect this stock split.

4.  RECAPITALIZATION

     To increase the equity of the Company by means of the conversion of subordinated debt and cash contribution by its shareholders, the Company has completed a four part recapitalization in 1998.

     The Subordinated Convertible Shareholder Loans were converted into ordinary shares of the Company in February and April 1998. Furthermore, additional cash contributions in equity capital were received in April and May 1998 amounting to NLG 43,100 in total.

5.  RESTRICTED CASH


     Restricted cash balances of NLG 153, NLG 149 and NLG 211,556 at December 31, 1996, 1997 and 1998, respectively, include mainly amounts restricted in connection with the payment of interest to the holders of the Senior Notes, and bank guarantees to the lessors of the Company's buildings.


     The amounts restricted in connection with interest payments to the holders of the Notes include the interest to be paid until and including May 15, 2001 over the first tranche of Senior Notes and the interest to be paid until and including May 15, 2001 over the second tranche of Senior Notes, which have restricted balances of NLG 125,777 and NLG 85,779 respectively. The (total) current portion is presented as Current portion of restricted cash. The non-current portion is presented as Restricted Cash, net of current portion.

     The bank guarantee to the lessors terminates upon cancellation of the lease agreements for the respective buildings, and amounted to NLG 90.

6.  ACCOUNTS RECEIVABLE


     Accounts receivable are presented net of an allowance for doubtful accounts of NLG 0, NLG 65 and NLG 347 at December 31, 1996, 1997 and 1998, respectively.


7.  PREPAID EXPENSES AND OTHER


     Prepaid Expenses and Other as of December 31, 1998, 1997 and 1996, respectively, include an amount of NLG 5,897, NLG 1,564 and NLG 0, respectively, which relates to value added taxes.


8.  PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful life of the related asset. Property and equipment operated by the Company under a capital lease agreement are capitalized.

                      VERSATEL TELECOM INTERNATIONAL N.V.

     Listed below are the major classes of property and equipment and their estimated useful lives in years as of December 31, 1998, 1997 and 1996:



                                            USEFUL LIFE     1998      1997     1996
                                            -----------    ------    ------    -----
Leasehold improvements....................        5         3,555       911       40
Telecommunications equipment..............     2-10        37,264    14,750    2,376
Other.....................................      3-5         7,929     1,546      388
                                                           ------    ------    -----
  Property and equipment..................                 48,748    17,207    2,804
  Less Accumulated depreciation...........                 10,140     3,588      464
                                                           ------    ------    -----
  Property and equipment, net.............                 38,608    13,619    2,340
                                                           ======    ======    =====


     Presented under deferred income is cash received in connection with the sublease by the company of part of its building. As the sublease was terminated in 1998, the amount is no longer recorded in the December 31, 1998 balance sheet.

9.  CONSTRUCTION IN PROGRESS

     The Company continues to build out its network in the Benelux and securing rights-of-way. The resulting assets as of December 31, 1998 have been recorded at cost under the caption "Construction in progress."

     During the time of the construction interest is capitalized at a rate of 13 1/4%, the total capitalized interest at December 31, 1998 being NLG 1,393.

10.  CAPITAL LEASE OBLIGATIONS

     The Company entered into a master lease agreement with a finance company to lease certain telecommunications and EDP equipment.

     Commitments for minimum rentals under non-cancellable leases at the end of 1998 are as follows:

1999........................................................  NLG  73
2000........................................................       19
2001........................................................       19
2002........................................................        4
                                                              -------
Total minimum lease payments................................      115
Less amount representing interest...........................        7
                                                              -------
Present value of net minimum lease payments, including
  maturities of NLG 71......................................  NLG 108
                                                              =======

                      VERSATEL TELECOM INTERNATIONAL N.V.

     Property, plant and equipment at year-end include the following amounts for capitalized leases:

                                                    1998       1997
                                                   -------    -------
Telecommunications equipment.....................  NLG 820    NLG 820
Other............................................       28         28
                                                   -------    -------
                                                       848        848
Less allowances for depreciation.................      740        461
                                                   -------    -------
                                                   NLG 108    NLG 387
                                                   =======    =======

11.  SENIOR NOTES

     On May 27, 1998 and December 3, 1998 the company issued two tranches of Senior Notes for respectively $225,000 and $150,000 with an interest rate of 13 1/4% due 2008, and warrants to purchase respectively 3,000,000 and 2,000,100 shares at an exercise price of NLG 2.55 per share, respectively.

     The discount on the second tranche of Senior Notes (amounting to 4%) is netted against the Notes and will be amortized on a straight-line basis over a period equal to the term of the Senior Notes. The amortization charge is treated as interest expense in the income statement.

     SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments whether or not recognized in the balance sheet. The carrying amounts reported in the consolidated balance sheets for cash, trade receivables, accounts payable and accrued expenses approximate fair value based on the short-term maturity of these instruments. The carrying amount of the Company's borrowings under the long-term debt agreements approximates fair value as the interest rates on these long-term debts approximates the current market interest rates.

12.  EMPLOYEE BENEFIT PLANS

     The Company has established two stock option plans: the 1997 Stock Option Plan (the "1997 Plan"), and the 1998 Stock Option Plan (the "1998 Plan").

     The 1997 Plan provides for the grant of options to certain key employees of the Company to purchase depositary receipts issued for ordinary shares of the Company. Under the 1997 Plan, no options may be granted with an expiration date of more than five years after the granting of the option. The options will be granted for free with an exercise price to be determined in the particular grant of the option.

     The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it to the Company or to another party designated by the Company, at the Purchase Price (as defined in the 1997 Plan). Unless otherwise specified in the particular grant of the option, the Purchase Price will be the fair market value of the ordinary shares minus a penalty discount. The 1997 Plan contains provisions in the event of a dispute regarding the fair market value of the ordinary shares. The penalty discount, if any, is determined by the length of employment of the particular option holder.

                      VERSATEL TELECOM INTERNATIONAL N.V.

     Pursuant to the Shareholders' Agreement, Telecom Founders, Cromwilld and NeSBIC must make available the shares underlying the depositary receipts to be issued under the 1997 Plan.

     As of December 31, 1998, 398,000 options to purchase 398,000 depositary receipts had been granted under the 1997 Plan and the Company does not intend to grant any more options under the 1997 Plan.

     The 1998 Plan provides for the grant of options to employees to purchase depositary receipts issued for ordinary shares of the Company. The option period will commence at the date of the grant and will last 5 years. The option exercise price shall be the economic value of the depositary receipt at the date of the grant of the option. The 1998 Plan contains specific provisions for the determination of the economic value of the depositary receipts.

     The option holder is not entitled to retain any depositary receipts received by the option holder as a result of the exercise of its option. Upon exercise of its option by the option holder, the option holder is required to offer the depositary receipts received by it, within one year after the end of the option period, to the Company or to another party designated by the Company, at a purchase price equal to the economic value of the depositary receipts.

     As of December 31, 1998, 5,000,000 options to purchase 5,000,000 depositary receipts have been granted under the 1998 Plan.

     The fair value of the depository receipts at the date of the grant equals the exercise price of the options granted under the 1998 Stock Option Plan. This value was based on transactions conducted on an at arm's length basis, with third parties becoming shareholders.

     The depositary receipts issued under both the 1997 Plan and the 1998 Plan will be administered by the Stichting Administratiekantoor Versatel.

     In October 1995, FASB Statement No. 123 "Accounting for Stock-Based Compensation" was issued. The Company has adopted the disclosure provisions of FASB Statement No. 123 in 1997, but opted to remain under the expense recognition provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees" in accounting for options granted under the Stock Option Plans. Accordingly, for the years ended December 31, 1997 and 1998 no compensation was recognized for options granted under these schemes. Had compensation cost for stock options awarded under these plans been determined consistent with FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                                 1998       1997
                                                                -------    -------
                                                                  NLG        NLG
Net Loss:......................................  As reported    (67,137)   (19,860)
                                                 Pro forma      (69,405)   (19,887)
Net loss per share (basic and diluted):........  As reported     (2.06)     (1.10)
                                                 Pro forma       (2.06)     (1.10)

                      VERSATEL TELECOM INTERNATIONAL N.V.

     The movement in options outstanding during the 2 years ended December 31, 1997 and 1998 is summarized in the following table:

                                                      NUMBER OF           WEIGHTED
                                                    SHARES SUBJECT    AVERAGE EXERCISE
                                                      TO OPTION            PRICE
                                                    --------------    ----------------
Outstanding at January 1, 1997....................           --                 --
Granted during 1997...............................      398,000           NLG 0.54
                                                      ---------
Outstanding at December 31, 1997..................      398,000           NLG 0.54
Granted during 1998...............................    5,000,000           NLG 2.27
                                                      ---------
Outstanding at December 31, 1998..................    5,398,000           NLG 2.14
                                                      =========

     The weighted average fair value of options granted in the year ended December 31, 1998 was estimated at NLG 0.46 as at the date of grant using the Black-Scholes stock option pricing model. The following weighted average assumptions were used: dividend yield of 0.00% per annum, annual standard deviation (volatility) of 0.00%, risk free interest rate of 4.46% and expected term of 5 years.

     For options granted in the year ended December 31, 1998 with an exercise price equal to market price at grant date, the weighted average exercise price and fair value at grant date were estimated at NLG 2.27 and NLG 0.46 respectively.

     The exercise prices for options outstanding at the end of the year ranged from NLG 0.30 to NLG 2.55, with a weighted average exercise price of NLG 2.14 and a remaining contractual life of 4.28 years.

     The following table summarizes information about the stock options outstanding at December 31, 1998:

                        OPTIONS OUTSTANDING                            OPTIONS CURRENTLY EXERCISABLE
-------------------------------------------------------------------    -----------------------------
                                           WEIGHTED        WEIGHTED
         RANGE                             AVERAGE         AVERAGE                      WEIGHTED
      OF EXERCISE                         REMAINING        EXERCISE                 AVERAGE EXERCISE
         PRICES            NUMBER      CONTRACTUAL LIFE     PRICE       NUMBER           PRICE
      -----------         ---------    ----------------    --------    ---------    ----------------
NLG 0 - 0.99............     99,000           3.0            0.30         99,000          0.30
NLG 1 - 1.99............    299,000           3.5            0.63        299,000          0.63
NLG 2 - 2.99............         --            --              --             --            --
NLG 3 - 3.99............         --            --              --             --            --
NLG 4 - 4.99............  4,350,000          4.32            2.23      4,350,000          2.23
NLG 5 - 5.99............    650,000          4.46            2.55        650,000          2.55

13.  TAXES


     The Company had income tax carry-forwards of approximately NLG 1,800 at December 31, 1996, NLG 8,200 at December 31, 1997 and NLG 42,300 at December 31, 1998, which may be utilized to reduce future income taxes payable.

                      VERSATEL TELECOM INTERNATIONAL N.V.

     The income tax carry-forwards do not expire and can be utilized indefinitely under Netherlands tax legislation. A valuation allowance has been established for the entire amount of the Net Operating Loss carry-forwards due to the uncertainty of its recoverability.


     There were no significant temporary differences which gave rise to deferred tax assets and liabilities at December 31, 1996 or 1997. At December 31, 1998 a temporary difference has arisen due to the different treatment of finance costs for fiscal purposes. No deferred taxes have been recorded in this respect.


14.  NET SALES

     The geographical composition of net sales is as follows:

                                                                 1998
                                                              ----------
The Netherlands.............................................  NLG 39,324
Belgium.....................................................         237
                                                              ----------
          Total.............................................  NLG 39,561
                                                              ==========

     In 1996 and 1997, all sales were realized in The Netherlands.

15.  RELATED PARTY TRANSACTIONS


     At December 31, 1996, 1997 and 1998 the Company had various accounts payable to and accruals outstanding relating to related parties. These related mainly to interest payable on the subordinated convertible shareholder loans of approximately NLG 174 and NLG 199 at December 31, 1996 and 1997.


     In the normal course of business, the Company uses a consultancy firm in which one of the Company's officers is a director. Accounts payable to this consultancy firm at December 31, 1998 amounted to NLG 806 and the 1998 expense to the Company in this respect was approximately NLG 3,300.

16.  RENT AND OPERATING LEASE COMMITMENTS

     Future minimum commitments in connection with rent and other operating lease agreements are as follows at December 31, 1998:

1999........................................................   NLG 4,635
2000........................................................       4,571
2001........................................................       4,571
2002........................................................       4,313
2003........................................................       2,092
2004 and further............................................       2,352
                                                              ----------
                                                              NLG 22,534
                                                              ==========

     Rent and operating lease expenses amounted to approximately NLG 585 in 1997 and NLG 1,937 in 1998. The main part of future commitments relates to the renting of Points-of-Presence ("POP's") for a ten-year period.

                      VERSATEL TELECOM INTERNATIONAL N.V.

17.  COMMITMENTS NOT REFLECTED IN THE BALANCE SHEET

     Commitments in connection with the roll-out of the Company's network, not yet recorded on the balance sheet amount to approximately NLG 75,000 as of December 31, 1998. Reference is made to Note 9.

18.  LEGAL PROCEEDING

     One of the shareholders of the Company objected to the Recapitalization as described under Note 4, and to the issuance of the 2 tranches of Senior Notes as described under Note 11, and threatened to challenge in court certain of VersaTel's actions in connection with the Recapitalization and the issuance of the Notes. In January 1999, this shareholder filed, pursuant to article 2:345 of the Netherlands Civil Code, a petition with the Enterprise Chamber of the Court of Appeals in Amsterdam requesting the appointment of one or more experts to investigate the management and affairs of VersaTel. If this request will be granted, the person or persons appointed by the court will file a report with the court upon conclusion of the investigation. The Netherlands Civil Code provides that if the findings in such report indicate the mismanagement of the company involved, the Enterprise Chamber of the Court of Appeals may, in its discretion, at the request of either the petitioner, the other shareholders of the company representing at least 10% of the outstanding share capital, or the Solicitor-General with the Court of Appeals, take one or more of the following actions: (i) suspend or dismiss one or more of the managing or supervisory directors; (ii) appoint on a temporary basis one or more managing or supervisory directors; (iii) deviate on a temporary basis from such provisions of the articles of association of the company as indicated by the court; (iv) transfer shares in the company on a temporary basis; and (v) dissolve the company.

     Based upon advice from the Company's legal counsel, it is unlikely that this objection would have a material impact on the Company's consolidated balance sheets or statements of operations.

                      VERSATEL TELECOM INTERNATIONAL N.V.

      UNAUDITED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 1999 AND 1998
         (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                            MARCH 31, 1998    MARCH 31, 1999
                                                            --------------    --------------
                                                                 NLG               NLG
                          ASSETS
Current Assets:
  Cash....................................................       5,149            329,551
  Restricted cash, current portion........................          76             94,201
  Accounts receivable, net................................       3,321             11,001
  Inventory, net..........................................         777              2,992
  Prepaid expenses and other..............................       1,837             17,439
                                                               -------           --------
          Total current assets............................      11,160            455,184
                                                               -------           --------
Fixed Assets:
  Property, plant and equipment, net......................      14,956             41,766
  Construction in progress................................          --             92,205
                                                               -------           --------
          Total fixed assets..............................      14,956            133,971
                                                               -------           --------
Restricted cash, net of current portion...................          73            135,614
Capitalized finance costs, net............................          --             28,000
Goodwill, net.............................................          --              4,354
                                                               -------           --------
          Total assets....................................      26,189            757,123
                                                               =======           ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable........................................      24,345             50,556
  Due to related parties..................................         530                 --
  Accrued liabilities.....................................       9,583             70,413
  Current portion of capital lease obligations............         269                 71
                                                               -------           --------
          Total current liabilities.......................      34,727            121,040
                                                               -------           --------
Capital lease obligations, net of current portion.........          50                 23
                                                               -------           --------
Long term liabilities.....................................         325                670
                                                               -------           --------
Subordinated Convertible Shareholder Loans................       8,105                 --
                                                               -------           --------
Prepaid Shareholder Contributions.........................       7,200                 --
                                                               -------           --------
Long term debt (13 1/4% Senior Notes).....................          --            747,845
                                                               -------           --------
          Total liabilities...............................      50,407            869,578
Shareholders' Equity:
  Ordinary shares, NLG 0.05 par value.....................         958              1,949
  Additional paid-in capital..............................       6,037             51,112
  Warrants................................................          --              5,212
  Accumulated deficit.....................................     (31,213)          (170,728)
                                                               -------           --------
          Total shareholders' equity......................     (24,218)          (112,455)
                                                               -------           --------
          Total liabilities and shareholders' equity......      26,189            757,123
                                                               =======           ========

         See notes to the unaudited consolidated financial statements.

                      VERSATEL TELECOM INTERNATIONAL N.V.

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 1998
         (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)


                                                                   THREE MONTHS ENDED
                                                            --------------------------------
                                                            MARCH 31, 1998    MARCH 31, 1999
                                                            --------------    --------------
                                                                 NLG               NLG
OPERATING REVENUES........................................         6,402            15,501
OPERATING EXPENSES:
  Cost of Revenues, excluding depreciation................         5,460            12,485
  Selling, general and administrative.....................         5,544            20,179
  Depreciation and amortization...........................         1,087             3,084
                                                              ----------        ----------
          Total operating expenses........................        12,091            35,748
                                                              ----------        ----------
       Operating loss.....................................        (5,689)          (20,247)
                                                              ----------        ----------
OTHER INCOME (EXPENSES):
  Foreign currency exchange gains (losses), net...........          (115)          (40,283)
  Interest income.........................................            14             6,043
  Interest expense -- third parties.......................           (27)          (23,895)
  Interest expense -- related parties.....................          (187)               --
                                                              ----------        ----------
          Total other income (expenses)...................          (315)          (58,135)
                                                              ----------        ----------
     Loss before income taxes.............................        (6,004)          (78,382)
PROVISION FOR INCOME TAXES................................            --                --
                                                              ----------        ----------
     Net loss.............................................        (6,004)          (78,382)
                                                              ==========        ==========
NET LOSS PER SHARE (Basic and Diluted) in NLG.............         (0.31)            (2.01)
Weighted average number of shares outstanding.............    19,159,286        38,984,810


         See notes to the unaudited consolidated financial statements.

                      VERSATEL TELECOM INTERNATIONAL N.V.

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND MARCH 31, 1998
         (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                                   THREE MONTHS ENDED
                                                            --------------------------------
                                                            MARCH 31, 1998    MARCH 31, 1999
                                                            --------------    --------------
                                                                 NLG               NLG
Cash Flows from Operating Activities:
  Net loss................................................      (6,004)          (78,382)
  Adjustments to reconcile net loss to net cash used in
     operating activities --
  Depreciation and amortization...........................       1,087             3,084
  Amortization finance cost...............................          --               750
  Exchange loss on long-term debt and restricted cash.....          --            41,568
Changes in other operating assets and liabilities
  Accounts receivable.....................................      (1,517)           (3,099)
  Inventory...............................................        (359)           (1,909)
  Prepaid expenses and other..............................         158            (4,530)
  Accounts payable........................................       3,671            10,693
  Due to related parties..................................         281              (806)
  Accrued liabilities.....................................       1,778            42,408
                                                                ------           -------
       Net cash provided by (used in) operating
          activities......................................        (905)            9,777
                                                                ======           =======
Cash Flows from Investing Activities:
  Capital expenditures....................................      (2,424)          (52,226)
                                                                ------           -------
       Net cash used in investing activities..............      (2,424)          (52,226)
                                                                ======           =======
Cash Flows from Financing Activities:
  Redemptions of capital lease obligations................         (68)              (14)
  Shareholder contributions...............................       7,200                --
                                                                ------           -------
       Net cash provided by (used in) financing
          activities......................................       7,132               (14)
                                                                ======           =======
Net Increase (Decrease) in Cash...........................       3,803           (42,463)
Cash, beginning of the period.............................       1,346           372,014
                                                                ------           -------
Cash, end of the period...................................       5,149           329,551
                                                                ======           =======
  Supplemental Disclosures of Cash Flow Information:
  Cash paid for --
     Interest (net of amounts capitalized)................          --                --
     Income taxes.........................................          --                --

         See notes to the unaudited consolidated financial statements.

                      VERSATEL TELECOM INTERNATIONAL N.V.

            NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF MARCH 31, 1999 AND FOR THE
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1999
         (AMOUNTS IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

1.  FINANCIAL PRESENTATION AND DISCLOSURES

     In the opinion of management, the accompanying unaudited condensed consolidated financial statements of VersaTel Telecom International N.V. and its wholly-owned subsidiaries (the "Company") have been prepared in conformity with US generally accepted accounting principles ("US GAAP") and contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the Company's consolidated financial position as of March 31, 1999, and the results of operations and cash flows for the three months ended March 31, 1998 and 1999.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these financial statements be read in conjunction with the Company's 1998 audited financial statements and the notes related thereto, filed on Form 20-F. The results of operations for the three months ended March 31, 1999 may not be indicative of the operating results for the full year.

     As of March 31, 1999, the Company (directly or indirectly) wholly-owned the following subsidiaries:

    - VersaTel Telecom Europe B.V.
    - VersaTel Telecom Netherlands B.V.
    - VersaTel Telecom Belgium N.V.
    - Bizztel Telematica B.V.
    - CS Net B.V.
    - CS Engineering B.V.

     All intercompany assets, liabilities and transactions have been eliminated in consolidation.

2.  SFAS NO. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES"

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. It also requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting.

     SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 and can not be applied retroactively. The Company has not yet quantified the impacts of adopting SFAS No. 133 on the financial statements and has not determined the timing of or method of adoption of SFAS No. 133.

3.  INVENTORIES

     Inventory, consisting primarily of dialers to be installed at customer locations, is stated at the lower of cost (first-in, first-out) or market value.

                      VERSATEL TELECOM INTERNATIONAL N.V.

4.  FOREIGN CURRENCY TRANSACTIONS

     The Company's functional currency is the Dutch guilder. Transactions involving other currencies are converted into Dutch guilders using the exchange rates which are in effect at the time of the transactions.

     At the balance sheet date, monetary assets and liabilities which are denominated in other currencies are adjusted to reflect the current exchange rates. Gains or losses resulting from foreign currency remeasurements are reflected in the accompanying statements of operations.

     For the three months ended March 31, 1999 an unrealized exchange loss of approximately NLG 59,800 was recorded on the long-term debt (13 1/4% senior notes, denominated in U.S. dollars). In the same period, an unrealized exchange gain was recorded on the restricted cash, denominated in U.S. dollars, to an amount of approximately NLG 18,300.

5.  FINANCIAL CONDITION AND OPERATIONS

     For the period ended March 31, 1999, the Company had a loss from operating activities of NLG 20,247. In addition, the Company had an accumulated deficit of NLG 170,728 as of March 31, 1999.

     Although the Company expects to incur operating losses and net losses for the foreseeable future as it incurs additional costs associated with the development and expansion of the Company's network, the expansion of its marketing and sales organization and the introduction of new telecommunications services, it has a positive working capital of NLG 334,144 at March 31, 1999, which should enable it to continue its operations through December 31, 1999. The Company expects to raise additional funds in 1999 through public or private financings or from financial institutions.

6.  COMMITMENTS

     Commitments in connection to the roll-out of the Company's network, not yet recorded on the balance sheet, amount to approximately NLG 65,000 as of March 31, 1999.

     An earn-out arrangement with the former shareholders of CS Net B.V. has been agreed-upon. Any payments resulting from this earn-out arrangement will be recorded as an adjustment to the purchase price upon the time they become certain. No such adjustments have yet been recorded.

7.  LEGAL PROCEEDING

     One of the shareholders of the Company objected to the 1998 recapitalization as described in Form 20-F, and to the issuance of the two tranches of senior notes as described in Form 20-F, and threatened to challenge in court certain of the Company's actions in connection with the recapitalization and the issuance of the senior notes. In January 1999, this shareholder filed, pursuant to article 2:345 of the Netherlands Civil Code, a petition with the Enterprise Chamber of the Court of Appeals in Amsterdam requesting the appointment of one or more experts to investigate the management and affairs of the Company. In May 1999, the Enterprise Chamber denied the shareholder's request. However, it is not certain whether or not this shareholder will attempt to frustrate, block or challenge our future actions.

8.  SUBSEQUENT EVENTS

     In May 1999 the Company acquired Amstel Alpha B.V. and its direct and indirect subsidiaries, SpeedPort N.V. and Glabana U.S.A., Inc. (collectively, "SpeedPort"). The unaudited key figures of

                      VERSATEL TELECOM INTERNATIONAL N.V.

SpeedPort as of April 30, 1999 are summarized as follows: no sales, total assets NLG 1,000, and a net loss for the period since inception in 1998 until April 30, 1999 of NLG 2,200.

     In May 1999 the Company acquired 7-Klapper Beheer B.V. and its subsidiaries Vuurwerk Internet B.V. and Vuurwerk Acces B.V. (collectively "Vuurwerk"). The unaudited figures of Vuurwerk as of December 31, 1998 are summarized as follows:
1998 sales of NLG 3,800, assets NLG 6,000 and a net income of NLG 1,400.

     In June 1999 the Company acquired ITinera Services N.V. ("ITinera"). Key (unaudited) figures for ITinera over 1998 are as follows: sales of NLG 870, a net loss for the year of NLG 254 and total assets as of December 31, 1998 of NLG 1,481.

     In June 1999 the Company acquired Svianed B.V. Key unaudited figures for Svianed as of April 30, 1999 are sales of NLG 21,100, total assets NLG 40,100 and a net income for the period from January 1, 1999 until April 30, 1999 of NLG 3,300.

     On April 13, 1999 a two-for-one stock split was effected, which resulted in the issuance of 19,492,405 additional shares of class A ordinary shares. The authorized capital of the Company now consists of 140,000,000 class A shares and 10,000,000 class B shares, each with a par value of NLG 0.05. All share, per share and weighted average share amounts have been restated in this document to reflect this stock split. As of March 31, 1999, 38,984,810 class A shares (as adjusted) were outstanding and no class B shares were issued.


     In 1999, the Company issued options to employees to purchase depositary receipts representing an equal number of ordinary shares of VersaTel. As of the date of this prospectus, 2,115,000 options to purchase depositary receipts have been issued under the 1999 Plan. As the exercise price of the 1999 options is significantly below the estimated fair market value of the shares, the Company will have to record a compensation expense in its June 30, 1999 financial statements. The Company is in the process of quantifying this compensation expense.

                                  SVIANED B.V.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report................................  F-24
Balance Sheets as of December 31, 1998 and 1997.............  F-25
Statements of Operations for the Years Ended December 31,
  1998 and 1997.............................................  F-26
Statements of Shareholder's Equity for the Years Ended
  December 31, 1998 and 1997................................  F-27
Statements of Cash Flows for the Years Ended December 31,
  1998 and 1997.............................................  F-28
Notes to Financial Statements...............................  F-30
Condensed Balance Sheets as of March 31, 1999 and 1998......  F-35
Condensed Statements of Operations for the Three Months
  Ended March 31, 1999 and 1998.............................  F-36
Condensed Statement of Shareholder's Equity as of March 31,
  1999 and 1998.............................................  F-37
Condensed Statements of Cash Flows for the Three Months
  Ended March 31, 1999 and 1998.............................  F-38
Condensed Notes to Financial Statements.....................  F-39

                          INDEPENDENT AUDITORS' REPORT

           THE BOARD OF DIRECTORS AND THE SHAREHOLDER OF SVIANED B.V.

     We have audited the accompanying balance sheets of Svianed B.V. as of December 31, 1998 and 1997, and the related statements of operations, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards in The Netherlands which do not differ in any significant respect from generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Svianed B.V. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles in the United States of America.


KPMG Accountants N.V.

Amsterdam, The Netherlands
March 15, 1999

                                  SVIANED B.V.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS
                    EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                          DECEMBER 31, 1998    DECEMBER 31, 1997
                                                          -----------------    -----------------
                                                                 NLG                  NLG
                         ASSETS
Current Assets:
  Cash and cash equivalents.............................        1,468                2,578
  Trade accounts receivable, less allowance for doubtful
     accounts of NLG 250 in 1998 and NLG nil in 1997....        4,618                5,536
  Due from group companies..............................        5,476                4,254
  Inventory.............................................          129                  215
  Prepaid expenses......................................          190                  298
  Discounts to be received from KPN.....................        1,454                  590
  Other current assets..................................        1,062                  681
                                                               ------               ------
     Total current assets...............................       14,397               14,152
Property and equipment, less accumulated depreciation...       19,153               14,648
Deferred tax assets.....................................          105                   70
                                                               ------               ------
          Total assets..................................       33,655               28,870
                                                               ======               ======
          LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Accounts payable......................................        2,306                4,107
  Due to group companies................................        8,713                2,706
  Short term portion of long term debt..................        2,500                2,500
  Deferred income.......................................        3,132                1,943
  Accrued liabilities...................................          679                  876
  Other liabilities.....................................        1,508                  250
                                                               ------               ------
     Total current liabilities..........................       18,838               12,382
Long term debt..........................................        2,500                5,000
Pension obligation......................................          300                  200
                                                               ------               ------
     Total liabilities..................................       21,638               17,582
                                                               ------               ------
Shareholder's equity
  Common shares, NLG 1,000 par value, authorized 25,000
     shares; issued and outstanding 5,000 in 1998 and
     1997...............................................        5,000                5,000
  Retained earnings.....................................        7,017                6,288
                                                               ------               ------
     Total shareholder's equity.........................       12,017               11,288
                                                               ------               ------
          Total liabilities and shareholder's equity....       33,655               28,870
                                                               ======               ======

  The accompanying notes form an integral part of these Financial Statements.

                                  SVIANED B.V.

                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                                  NLG             NLG
OPERATING REVENUES:
  Related party revenues....................................     34,460          32,037
  Other revenues............................................     22,223          13,074
                                                                 ------          ------
     Total operating revenues...............................     56,683          45,111
OPERATING EXPENSES:
  Cost of Revenues, excluding depreciation..................     26,878          23,550
  Selling, general and administrative expenses..............     11,890           8,331
  Depreciation expense......................................      8,751           6,754
                                                                 ------          ------
     Total operating expenses...............................     47,519          38,635
                                                                 ------          ------
  Operating Income..........................................      9,164           6,476
OTHER INCOME (EXPENSE):
  Interest income...........................................         85             111
  Interest expense..........................................       (435)           (542)
                                                                 ------          ------
Net income before income taxes..............................      8,814           6,045
  PROVISION FOR INCOME TAXES................................     (3,085)         (2,120)
                                                                 ------          ------
Net income..................................................      5,729           3,925
                                                                 ======          ======

  The accompanying notes form an integral part of these Financial Statements.

                                  SVIANED B.V.

                       STATEMENTS OF SHAREHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)

                                                                                   TOTAL
                                                         COMMON    RETAINED    SHAREHOLDER'S
                                                         SHARES    EARNINGS       EQUITY
                                                         ------    --------    -------------
Balance as at 31 December, 1996........................  5,000       2,363         7,363
Net income.............................................     --       3,925         3,925
                                                         -----      ------        ------
Balance as at 31 December, 1997........................  5,000       6,288        11,288
Net income.............................................     --       5,729         5,729
Dividends..............................................     --      (5,000)       (5,000)
                                                         -----      ------        ------
Balance as at 31 December, 1998........................  5,000       7,017        12,017
                                                         =====      ======        ======

  The accompanying notes form an integral part of these Financial Statements.

                                  SVIANED B.V.

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                                  NLG             NLG
Cash Flows from Operating Activities:
Net Income..................................................      5,729           3,925
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      8,751           6,754
  Deferred tax..............................................        (35)             --
  Deferred income...........................................      1,189           1,943
  Provision for doubtful accounts...........................        250              --
  Change in other operating assets and liabilities:
  Decrease (increase) in accounts receivable................        668          (3,796)
  Increase in due from group companies......................     (1,222)           (152)
  Increase in accrued receivables and other receivables.....     (1,137)            (33)
  Decrease (increase) in inventory..........................         86            (215)
  Decrease (increase) in accounts payable...................     (1,801)            473
  Increase (decrease) in due to group companies.............      6,007            (817)
  Increase (decrease) in accrued and other liabilities......      1,061          (1,460)
  Increase in pension obligation............................        100              --
                                                                -------          ------
     Net cash provided by Operating Activities..............     19,646           6,622
                                                                =======          ======
Cash flows from Investing Activities:
  Capital expenditures......................................    (13,256)         (8,454)
                                                                -------          ------
  Net cash used in Investing Activities.....................    (13,256)         (8,454)
                                                                =======          ======

  The accompanying notes form an integral part of these Financial Statements.

                                  SVIANED B.V.

                                                               YEAR ENDED      YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
                                                              ------------    ------------
                                                                  NLG             NLG
Cash flows from Financing Activities:
  Dividends paid............................................     (5,000)             --
  Repayment of borrowings...................................     (2,500)         (2,500)
                                                                -------         -------
     Net cash used by Financing Activities..................     (7,500)         (2,500)
                                                                =======         =======
Net decrease in cash and cash equivalents...................     (1,110)         (4,332)
Cash and cash equivalents at beginning of period............      2,578           6,910
                                                                -------         -------
Cash and cash equivalents at end of period..................      1,468           2,578
                                                                =======         =======

Supplemental Disclosures of Cash Flow Information:

Income tax paid.............................................      2,120           1,656
Interest paid...............................................        408             540

  The accompanying notes form an integral part of these Financial Statements.

                                  SVIANED B.V.

                         NOTES TO FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

     Svianed B.V. (the "Company") is a wholly owned entity of Gak Holding B.V., which is wholly owned by Gak Group. The Company is a provider of integrated data and telecommunications network services in The Netherlands. The Company considers its operations to be in one business segment and internally makes operating decisions, allocates resources and assesses performance based on one segment.

     Although the Company is a stand alone entity, an allocation was determined for the pension costs associated with the Gak Holding B.V. defined benefit pension plan based upon the employees future service costs in compliance with statements of Financial Accounting Standards (SFAS) No. 87 Employers' Accounting for Pensions. The fair value of the plan assets were allocated at the group transfer value, which is a prescribed amount stipulated in the defined benefit pension plan. Therefore these costs are not necessarily representative of the pension costs of the company under a separate plan.

     Included in the company results are group charges relating to costs in connection with legal, internal audit and other administrative services provided by Gak Holding B.V. on behalf of the Company. The Company's management believes such costs are reflective of actual benefits received by the Company.


     The Company is part of a fiscal unity with Gak Group. For purposes of these financial statements the income taxes are calculated as if the company was a stand alone corporation and therefore tax expense is calculated at 35% of pre tax income, which represents the statutory income tax rate in The Netherlands.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist mainly of cash at banks on demand. For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

(b)  INVENTORY

     Finished goods are stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Cost of work in progress consists of the direct salary costs and a charge for indirect costs.

(c)  DISCOUNTS TO BE RECEIVED FROM KPN

     Discounts represent volume discounts on the KPN network rental agreements and are accrued based on volume utilized by the company on a monthly basis.

(d)  REVENUE RECOGNITION

     Revenues are recorded in the period in which the service is rendered. Cash received in advance of services rendered is recorded as deferred income.

                                  SVIANED B.V.

(e)  PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. The Company depreciates its property and equipment using the straight-line method over the estimated useful lives less the residual value. The useful life of property and equipment is 5 years or less.

(f)  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

(g)  PENSIONS


     The Company employees are covered under the Gak Group defined benefit pension plan. The benefits are based on years of service and the employee's compensation. The cost of this program is being funded currently. The Company has included an allocation of the Gak Group defined benefit pension plan obligation for its employees in compliance with SFAS No. 87 in the Company's financial statements.


(h) ADVERTISING EXPENSE

     Advertising costs are expensed as incurred, and amounted to NLG 415,000 in 1998 (1997: NLG 506,000).

(i) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used in the amounts reflected as allowance for doubtful accounts and recovery of deferred tax assets. Actual results could differ from those estimates.

(j) FAIR VALUE OF FINANCIAL INSTRUMENTS

     For all financial instruments, the carrying value is considered to approximate the fair value due to the relatively short maturity of the respective instruments.

3.  RELATED PARTY TRANSACTIONS

     Of the 1998 revenues realized from group companies, NLG 5.7 million relate to subscriptions recharges relating to telephone access (1997: NLG 6.5 million) for all Gak Group companies. The rest of the group revenues relate mainly to capacity leases.

     1998 costs charged by group companies to the company includes lease on premises of NLG 850,000 (1997: NLG 697,000) and charges for various administrative services and support of NLG 538,000 (1997: 585,000).

                                  SVIANED B.V.

     The accounts due to the group companies for 1998 as of December 31, 1998 includes income tax payable of NLG 3,120,000 (1997: NLG 2,120,000) and dividends payable of NLG 5,000,000.

4.  INVENTORY

     Inventory is comprised of the following:


                                               DECEMBER 31, 1998    DECEMBER 31, 1997
                                               -----------------    -----------------
                                                      NLG                  NLG
                                                           (IN THOUSANDS)
Finished goods...............................          24                   16
Work in progress.............................         105                  199
                                                      ---                  ---
                                                      129                  215
                                                      ===                  ===


5.  PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following:


                                               DECEMBER 31, 1998    DECEMBER 31, 1997
                                               -----------------    -----------------
                                                      NLG                  NLG
                                                           (IN THOUSANDS)
Telecommunications and computer equipment....        44,907               32,101
Furniture....................................            29                   --
                                                    -------              -------
                                                     44,936               32,101
Accumulated depreciation.....................       (25,783)             (17,453)
                                                    -------              -------
Property and equipment, net..................        19,153               14,648
                                                    =======              =======


6.  LONG-TERM DEBT

     Svianed has a loan, maturing 1 December 2000, with ING Bank of originally NLG 10,000,000. The fixed interest rate is 5.42% per year. Principal payments of NLG 2,500,000 will be made in 1999 and 2000. Gak Holding B.V. is a joint guarantor of the loan.

7.  INCOME TAXES

     Income tax expenses attributable to income consist of:

                                                              1998      1997
                                                              -----    ------
                                                               NLG      NLG
                                                              (IN THOUSANDS)
Current.....................................................  3,120     2,120
Deferred....................................................    (35)       --
                                                              -----    ------
Total.......................................................  3,085     2,120
                                                              =====    ======

     Since there are no material permanent differences between the book basis and the tax basis, income tax expense approximates 35% (the Dutch statutory rate) of net income before taxes.

                                  SVIANED B.V.

     The tax effects of temporary differences that give rise to significant portions of the deferred taxes at December 31, 1998 and 1997 are as follows:

                                                              1998      1997
                                                              -----    ------
                                                               NLG      NLG
                                                              (IN THOUSANDS)
Deferred tax assets:
Pension obligation..........................................    105        70

     In assessing the ability to realize deferred tax assets, management considers whether it is more likely than not that some portions or all of the portions of all the deferred tax assets will not be realized. Based upon the level of historical taxable income and projections for future taxable income and the periods for which the deferred tax assets are deductible. Management believes it is more likely than not that it will realize the benefits of these deductible differences.

8.  COMMITMENTS

     As per 31 December 1998, Svianed has the following off balance sheet commitments:

     - Rental agreement for the building of NLG 951,000 per year. The agreement has an expiration date of 1 January 2000. After this date, the agreement is terminable every six months.

     - Rental agreement KPN network of NLG 3,000,000 per year. After one year, this agreement is converted into a month-to-month lease.

     - Service agreement for the KPN network of NLG 744,000 per year. This is a 3-year agreement and can be terminated with sale of the network.

     - Service agreements of NLG 200,000 per year.

     - Subscription agreements with KPN for NLG 330,000 per year. After one year this agreement is converted into a month-to-month lease.

     - Subscription agreements with WorldCom and UUnet of NLG 2,900,000 per year. The expiration date is 31 December 1999.

     - Lease agreements for company cars for NLG 421,000 per year. The agreements have a term of 3 years.

LEASES

     Future minimum rental commitments under non-cancelable operating leases as of 31 December 1998 are as follows:

                                                                     NLG
                                                                (IN THOUSANDS)
                                                              ------------------
1999........................................................         7,602
2000........................................................           421
2001........................................................           421
                                                                   -------
                                                                     8,444
                                                                   =======

                                  SVIANED B.V.

     The Company is part of Gak Holding Group and therefore all companies within the Gak Holding Group are jointly and severally liable.

9.  PENSIONS


     Pension costs incurred for the year ended December 31, 1998 was NLG 600,000 (1997: NLG 400,000). Contributions to the Gak Group plan were NLG 400,000 for the year ended December 31, 1998 (1997: NLG 440,000).



     The assumptions used in calculating the SFAS 87 pension obligation of the Gak Group and allocated to Svianed B.V. were as follows:


                                                              1998     1997
                                                              -----    -----
                                                               NLG      NLG
                                                              (IN THOUSANDS)
Weighed -- average assumptions as of 31 December:
Discount rate...............................................     5%       6%
Expected rate of return on plan assets......................     6%       6%
Rate of compensation increase...............................     5%       5%

10.  SUBSEQUENT EVENTS (UNAUDITED)

     On June 11, 1999, VersaTel Telecom International N.V. acquired 100% of the capital of the Company.

     Due to the change of the Company's shareholder, the Company will not receive certain value added tax (VAT) benefits since it will not be part of the Gak Holding B.V. fiscal tax unity, effective from the date of change of the shareholder. As such, an estimated liability relating to VAT of approximately NLG 1,2 million will be realized in 1999. The company expects to recover a total amount of approximately NLG 1,1 million in the period 1999 through 2002.

                                  SVIANED B.V.

                            CONDENSED BALANCE SHEETS

                         AS OF MARCH 31, 1999 AND 1998
(AMOUNTS IN THOUSANDS OF DUTCH GUILDERS EXCEPT FOR SHARE AND PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                MARCH 31,    MARCH 31,
                                                                  1999         1998
                                                                ---------    ---------
                                                                   NLG          NLG
                           ASSETS
Current Assets
  Cash and cash equivalents.................................      5,318        1,009
  Trade accounts receivable, less allowance for doubtful
     accounts of NLG 125 on March 31, 1999 and NLG nil on
     March 31, 1998.........................................      7,008        5,572
  Due from group companies..................................      5,210        1,972
  Inventory.................................................        397          187
  Prepaid expenses..........................................         --          793
  Discounts to be received from KPN.........................      1,470          346
  Other current assets......................................      1,506        1,426
                                                                 ------       ------
     Total current assets...................................     20,909       11,305
Property and equipment, less accumulated depreciation.......     20,427       17,442
Deferred tax assets.........................................        158           79
                                                                 ------       ------
          Total assets......................................     41,494       28,826
                                                                 ======       ======
            LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities
  Accounts payable..........................................      4,390        1,917
  Due to group companies....................................      4,759        2,555
  Short term portion of long term debt......................      2,500        2,500
  Deferred income...........................................      1,536        3,132
  Accrued expenses..........................................      6,529        1,259
  Other liabilities.........................................        101          247
                                                                 ------       ------
     Total current liabilities..............................     19,815       11,610
Long term debt..............................................      7,500        5,000
Pension obligation..........................................        450          225
                                                                 ------       ------
     Total liabilities......................................     27,765       16,835
Shareholder's equity
  Common shares, NLG 1,000 par value, authorized 25,000
     shares; issued and outstanding 5,000 in 1999 and
     1998...................................................      5,000        5,000
  Retained earnings.........................................      8,729        6,991
                                                                 ------       ------
     Total shareholder's equity.............................     13,729       11,991
                                                                 ------       ------
          Total liabilities and shareholder's equity........     41,494       28,826
                                                                 ======       ======

   The accompanying notes form an integral part of these Unaudited Condensed
                             Financial Statements.

                                  SVIANED B.V.

                       CONDENSED STATEMENTS OF OPERATIONS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)
                                  (UNAUDITED)


                                                              THREE MONTHS    THREE MONTHS
                                                                 ENDED           ENDED
                                                               MARCH 31,       MARCH 31,
                                                                  1999            1998
                                                              ------------    ------------
                                                                  NLG             NLG
OPERATING REVENUES:
  Related party revenues....................................      9,429           8,467
  Other revenues............................................      6,150           3,375
                                                                -------         -------
     Total operating revenues...............................     15,579          11,842
OPERATING EXPENSES:
  Cost of revenues, excluding depreciation..................      6,628           6,342
  Selling, general and administrative expenses..............      3,734           2,448
  Depreciation expenses.....................................      2,472           1,882
                                                                -------         -------
     Total operating expenses...............................     12,834          10,672
                                                                -------         -------
  Operating Income..........................................      2,745           1,170
OTHER INCOME (EXPENSE):
  Interest income...........................................         26              16
  Interest expense -- third parties.........................        (70)           (104)
  Interest expense -- related parties.......................        (68)             --
                                                                -------         -------
  Net income before income taxes............................      2,633           1,082
PROVISION FOR INCOME TAXES..................................       (921)           (379)
                                                                -------         -------
  Net income................................................      1,712             703
                                                                =======         =======


   The accompanying notes form an integral part of these Unaudited Condensed
                             Financial Statements.

                                  SVIANED B.V.

                  CONDENSED STATEMENTS OF SHAREHOLDER'S EQUITY

                         AS OF MARCH 31, 1999 AND 1998

                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)
                                  (UNAUDITED)

                                                                                   TOTAL
                                                         COMMON    RETAINED    SHAREHOLDER'S
                                                         SHARES    EARNINGS       EQUITY
                                                         ------    --------    -------------
Balance as at 31 December, 1997........................  5,000       6,288        11,288
Net income.............................................     --         703           703
                                                         -----      ------        ------
Balance as at 31 March, 1998...........................  5,000       6,991        11,991
                                                         =====      ======        ======

Balance as at 31 December, 1998........................  5,000       7,017        12,017
Net income.............................................     --       1,712         1,712
                                                         -----      ------        ------
Balance as at 31 March, 1999...........................  5,000       8,729        13,729
                                                         =====      ======        ======

   The accompanying notes form an integral part of these Unaudited Condensed
                             Financial Statements.

                                  SVIANED B.V.

                       CONDENSED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998
                    (AMOUNTS IN THOUSANDS OF DUTCH GUILDERS)
                                  (UNAUDITED)


                                                    THREE MONTHS ENDED    THREE MONTHS ENDED
                                                      MARCH 31, 1999        MARCH 31, 1998
                                                    ------------------    ------------------
                                                           NLG                   NLG
Cash Flows from Operating Activities:
Net Income........................................         1,712                   703
Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation....................................         2,472                 1,882
  Deferred tax....................................           (53)                   (9)
  Deferred income.................................        (1,596)                1,189
  Provision for doubtful accounts.................           125                    --
Change in other operating assets and liabilities:
  Increase in accounts receivable.................        (2,515)                  (36)
  Decrease in due from group companies............           266                 2,282
  Increase in accrued receivables and other
     receivables..................................          (270)                 (996)
  Increase (decrease) in inventory................          (268)                   28
  Increase (decrease) in accounts payable.........         2,084                (2,190)
  Decrease in due to group companies..............        (3,954)                 (151)
  Increase in accrued and other liabilities.......         4,443                   380
  Increase in pension obligation..................           150                    25
                                                          ------                ------
     Net cash provided by Operating Activities....         2,596                 3,107
                                                          ======                ======
Cash flows from Investing Activities:
  Capital expenditures............................        (3,746)               (4,676)
                                                          ------                ------
     Net cash used in Investing Activities........        (3,746)               (4,676)
                                                          ======                ======
Cash flows from Financing Activities:
  Proceeds from new loan..........................         5,000                    --
                                                          ------                ------
     Net cash provided by Financing Activities....         5,000                    --
                                                          ======                ======
Net increase (decrease) in cash and cash
  equivalents.....................................         3,850                (1,569)
Cash and cash equivalents at beginning of
  period..........................................         1,468                 2,578
                                                          ------                ------
Cash and cash equivalents at end of period........         5,318                 1,009
                                                          ======                ======
Supplemental disclosure of Cash Flow Information:
Income tax paid...................................            --                    --
Interest paid.....................................           137                   101


   The accompanying notes form an integral part of these Unaudited Condensed
                             Financial Statements.

                                  SVIANED B.V.

                    CONDENSED NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. DESCRIPTION OF BUSINESS

     Svianed B.V. (the "Company") is a wholly owned entity of Gak Holding B.V., which is wholly owned by Gak Group. The Company is a provider of integrated data and telecommunications network services in The Netherlands. The Company considers its operations to be in one business segment and internally makes operating decisions, allocates resources and assesses performance based on one segment.


     Although the Company is a stand alone entity, an allocation was determined for the pension costs associated with the Gak Holding B.V. defined benefit pension plan based upon the employees future service costs in compliance with Statements of Financial Accounting Standards (SFAS) No. 87 Employers' Accounting for Pensions. The fair value of the plan assets were allocated at the group transfer value, which is a prescribed amount stipulated in the defined benefit pension plan. Therefore these costs are not necessarily representative of the pension costs of the company under a separate plan.


     Included in the Company results are group charges relating to costs in connection with legal, internal audit and other administrative services provided by Gak Holding B.V. on behalf of the Company. The Company's management believes such costs are reflective of actual benefits received by the Company.


     The Company is part of a fiscal unity with Gak Group. For purposes of these financial statements the income taxes are calculated as if the company was a stand alone corporation and therefore tax expense is calculated at 35% of pre tax income, which represents the statutory income tax rate in The Netherlands.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The financial statements and related notes at March 31, 1999 and for the three months ended March 31, 1998 are unaudited and prepared in conformity with the accounting principles applied in the Company's 1998 financial statements for the year ended December 31, 1998. In the opinion of management, such interim financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the full year or any other interim period.


3. INTERCOMPANY LOAN



     The Company acquired a loan of Gak Holding B.V. of NLG 5 million as of January 1, 1999. The fixed interest rate is 5.42% per year. Principal payments of NLG 2,500,000 will be made as of December 31, 2001 and December 31, 2002.



4. SUBSEQUENT EVENTS


     On June 11, 1999, VersaTel Telecom International N.V. acquired 100% of the capital of the Company.

     Due to the change of the Company's shareholder, the Company will not receive certain value added tax (VAT) benefits since it will not be part of the Gak Holding B.V. fiscal tax unity, effective from the date of change of the shareholder. As such, an estimated liability relating to VAT of approximately

                                  SVIANED B.V.

NLG 1.2 million will be realized in 1999. The company expects to recover a total amount of approximately NLG 1.1 million in the period 1999 through 2002.



     Due to the change of the Company's shareholder, the loan of Gak Holding B.V. has been fully repaid as of June 2, 1999, prior to its maturity.

                                                                         ANNEX A

                                    GLOSSARY

     ACCESS COSTS -- The costs paid by long distance carriers to the local telephone companies for accessing the local networks of the local telephone companies to originate and terminate long distance calls.

     ADM (ADD-DROP MULTIPLEXER) -- A multiplexer which controls cross connect between individual circuits by software, permitting dynamic cross connect of individual 64 kbps circuits within an El line.

     ATM (ASYNCHRONOUS TRANSFER MODE) -- An international standard for high-speed broadband packet-switched networks, operating at digital transmission speeds above 1.544 Mbps.

     BANDWIDTH -- The range of frequencies that can be passed through a medium, such as glass fibers, without distortion. The greater the bandwidth, the greater the information-carrying capacity of such medium. For fiber optic transmission, electronic transmitting devices determine the bandwidth, not the fibers themselves. Bandwidth is measured in Hertz (analog) or Bits Per Second (digital).

     BITS -- The smallest unit of digital information utilized by electronic information processing, storage or transmission systems.

     BPS (BITS PER SECOND) -- The basic measuring unit of speed in a digital transmission system; the number of bits that a transmission facility can convey between a sending location and a receiving location in one second.

     CARRIER -- A company authorized by a regulatory agency to provide communications services.

     CARRIER PRE-SELECTION -- The ability of end users to select the long distance or international operator of their choice prior to the time their calls are first made.

     CARRIER SELECTION -- The ability of end users to select on a call-by-call basis the long distance or international operator of their choice.

     CIRCUIT SWITCHING -- A switching technique that establishes a dedicated transmission path between originating and terminating points and holds that path open for the duration of a call.

     CO-LOCATION -- When an end-user or competing local telecommunications service provider locates telephone network equipment at the building that houses switches belonging to another telephone carrier, the user or competing provider is said to be "co-located" with the other telephone carrier. The advantage for the co-locating party is that it can make a direct connection to local and long distance facilities and substantially reduce access costs.

     CLOSED USER GROUP -- A group of customers with some affiliation with one another and which are treated for regulatory purposes as not being the public.

     CONNECTIVITY -- The property of a network that allows dissimilar devices to communicate with each other.

     DARK FIBER -- Any installed fiber optic cable lacking a light transmission or signal, as opposed to in-service or "lit" fiber.

     DWDM (DENSE WAVELENGTH DIVISION MULTIPLEXING) -- A multiplexing technique allowing multiple different signals to be carried simultaneously, with transmission capacity as high as 160 Gbps, on a fiber by allocating resources according to frequency on non-overlapping frequency bands.

     DIAL AROUND -- Use of carrier access numbers and/or carrier identification codes to place a call through a carrier other than the one presubscribed to the originating phone.

     E1 -- The European counterpart to the North American T-1 transmission speed. The T-1 is a type of digital carrier transmitting voice or data at 1.544 Mbps. A T-1 carrier can handle up to 24 multiplexed 64 Kbps digital voice/data channels. A T-1 carrier system can use metallic cable, microwave radio or optical fiber as a transmission media.

     E3 -- The European counterpart to the North American T-3 transmission speed. The T-3 is a type of digital carrier transmitting voice or data at 34 Mbps (see also "E1").

     FACILITIES -- Transmission lines, switches and other physical components used to provide telephone service.

     FACILITIES-BASED -- When a carrier owns or leases a network and facilities to run that network, services offered on it are said to be facilities-based.

     FACILITIES-BASED CARRIER -- A company that owns or leases its international network facilities including undersea fiber optic cables and switching facilities rather than reselling time provided by another facilities-based carrier.

     FIBER -- A filament, usually of glass, through which light beams carrying voice, data or video transmissions are guided.

     FIBER OPTIC -- Technology based on thin filaments of glass or other transparent materials used as the medium for transmitting coded light pulses that represent data, image and sound. Fiber optic technology offers extremely high transmission speeds. The medium of choice for the telecommunications industry. Fiber is immune to electrical interferences and environmental factors that affect copper wiring and satellite transmission. Fiber optic technology involves sending laser light pulses across glass strands in order to transmit digital information. A strand of fiber optic cable is as thick as a human hair yet has more bandwidth capacity than a copper wire the width of a telephone pole.

     FIBER OPTIC RING NETWORK -- Where a network is configured in bi-directional circular fashion. If a portion of the ring malfunctions, the signal can be re-routed back the way it came, around the circle, to complete the connection.

     FRAME RELAY -- A method of achieving high-speed, packet-switched data transmissions within digital networks at transmission speeds between 56 Kbps and
1.544 Mbps.

     GBPS (GIGA BITS PER SECOND) -- A measurement of speed for digital signal transmission expressed in billions of bits per second.

     INTERCONNECT -- Connection of a telecommunications device or service to the PSTN.

     INTRANET -- A corporate communications system that uses the global Internet protocol for employee-to-employee communications and information transactions. An intranet allows employees of a company to access company and customer information not available to the public, receive company or customer information and communicate with other employees.

     IP (INTERNET PROTOCOL) -- The standard that defines the information unit being passed among the host computers and packet-switched networks that make up the Internet. The Internet protocol provides the basis for packet delivery on the Internet.

     IPX -- Novell NetWare connection protocol.

     ISDN (INTEGRATED SERVICES DIGITAL NETWORK) -- Switched network providing end-to-end digital connectivity for simultaneous transmission of voice and/or data over multiple multiplexed communications channels and employing transmission and out-of-band signaling protocols that conform to internationally-defined standards.

     KBPS (THOUSANDS OF BITS PER SECOND) -- A measurement of speed for digital signal transmission expressed in thousands of bits per second.

     LAN (LOCAL AREA NETWORK) -- A private data communications network linking a variety of data devices, such as computer terminals, personal computer terminals, personal computers and microcomputers, all housed in a defined building, plant or geographic area.

     LOCAL LOOP -- That portion of the local telephone network that connects the customer's premises to the local exchange provider's central office or switching center. This includes all the facilities starting from the customer premises interface which connects to the inside wiring and equipment at the customer premises to a terminating point within the switching wire center.

     MBPS (MILLIONS OF BITS PER SECOND) -- A measurement of speed for digital signal transmission expressed in millions of bits per second.

     MDF (MAIN DISTRIBUTION FRAME) -- patch panel for connecting customer equipment.

     MULTIPLEXING -- An electronic or optical process that combines a large number of lower-speed transmission lines into one high-speed line by splitting the total available bandwidth of the high-speed line into narrower bands, or by allotting a common channel to several different transmitting devices, one at in sequence. Multiplexing devices are widely used in networks to improve efficiency by concentrating traffic.

     NACD (NETWORK AUTOMATIC CALL DISTRIBUTION) -- provides call queuing and distribution functions.

     NUMBER PORTABILITY -- The ability of end users to keep their number when changing operators.

     OPERATING SUPPORT SYSTEMS -- A general term encompassing the electronic and manual systems used to fill orders for retail and wholesale telephone services.

     PLATFORM -- A group of unbundled network elements assembled and sold together as a package.

     PBX (PRIVATE BRANCH EXCHANGE) -- A switching system within an office building that allows calls from outside to be routed directly to the individual instead of through a central number. A PBX also allows for calling within an office by way of four-digit extensions.

     POP (POINTS OF PRESENCE) -- A location containing switches or other networking equipment through which users connect to a network.

     PROTOCOL -- A formal set of rules and conventions governing the formatting and relative timing of message exchange between 2 communicating points in a computer system or data communications network.

     PSTN (PUBLIC SWITCHED TELEPHONE NETWORK) -- A telephone network which is accessible by the public through private lines, wireless systems and pay phones.

     PTT (POSTAL, TELEPHONE AND TELEGRAPH COMPANY) -- The dominant carrier or carriers in each Member State of the EU, until recently, often, but not always, government-owned or protected.

     REDUNDANCY -- Incorporation of duplicate components into a system so that a duplicate component immediately takes over if the primary components fails.

     REMOTE ACCESS -- A PBX feature that allows a user at an outside location to access certain PBX features, such as call answering and advance calling, by telephone. The user dials a direct distance dialing number to connect to the PBX and then dials authorization and instruction codes to get the PBX services.

     RESELLER -- A carrier that does not operate its own transmission facilities (although it may own its own switches or other equipment), but obtains communications services from another carrier for resale to the public for profit.

     ROUTER -- A device for interconnecting local area networks that have dissimilar operating protocols but which share a common network interconnection protocol.

     ROUTING -- Process of selecting the correct circuit path for a message.

     SDH (SYNCHRONOUS DIGITAL HIERARCHY) -- SDH is a set of standards for optical communications transmission systems that define optical rates and formats, signal characteristics, performance, management and maintenance information to be embedded within the signals and the multiplexing techniques to be employed in optical communications transmission systems. SDH facilitates the interoperability of dissimilar vendors' equipment and benefits customers by minimizing the equipment necessary for telecommunications applications. SDH also improves the reliability of the local loop connecting customers' premises to the local exchange provider, historically one of the weakest links in the service delivery.

     SONET (SYNCHRONOUS OPTICAL NETWORK STANDARD) -- An ultra-high-speed, fiber optic transmission standard for large-scale, fiber-based digital transmission networks that use equipment from many different manufacturers. It is the first telecom industry agreement on standardized interfaces between fiber optic transmission systems and is well on the way to becoming an international standard.

     STM-1 (SYNCHRONOUS TRANSPORT MODULE) -- SDH notation for data transport, used for transport and connection providing capacity of 155 Mbps.

     SWITCH -- A sophisticated computer that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     T1 OR T3 -- see "E1" or "E3".

     TELEPHONY -- A generic term describing voice telecommunications.

     TRAFFIC -- A generic term that includes any and all calls, messages and data sent and received by means of telecommunications.

     WAN (WIDE AREA NETWORK) -- a large-scale, high speed communications network used primarily for interconnecting local area and metro area networks located in different cities, states or countries.

     XDSL -- a digital subscriber line providing high speed customer connection over copper pairs.

                                 [Versatel Logo]

                      VERSATEL TELECOM INTERNATIONAL N.V.


                           21,250,000 ORDINARY SHARES


                            IN THE FORM OF SHARES OR

                           AMERICAN DEPOSITARY SHARES

                          ----------------------------
                                   PROSPECTUS
                                            , 1999
                          ----------------------------

                                LEHMAN BROTHERS
                                  ING BARINGS

                            BEAR, STEARNS & CO. INC.


                              PARIBAS CORPORATION


                               HAMBRECHT & QUIST


                            E*TRADE SECURITIES, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses in connection with the distribution of the securities being registered, other than underwriting discounts and commissions.


Securities and Exchange Commission registration fee.........    $70,993
NASD filing fee.............................................     14,000
NASDAQ listing fee..........................................     95,000
Printing and engraving expenses.............................       *
Legal fees and expenses.....................................       *
Accounting fees and expenses................................       *
Blue sky fees and expenses..................................       *
Miscellaneous expenses......................................       *
                                                                -------
     Total..................................................
                                                                =======


-------------------------

* To be completed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Netherlands law does not prohibit indemnification of directors, employees and agents of corporations. The Company has obtained liability insurance for its directors, employees and agents. Under Netherlands law, the legal reasonableness and fairness test means that such indemnity cannot be relied on where the individual has been grossly negligent, fraudulent or dishonest.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The following securities of the Company, that were sold by the Company within the past three years, were not registered under the Securities Act. The information has been adjusted for a two-for-one stock split which was effected on April 13, 1999.


     On December 27, 1996, VersaTel issued and sold 396,000 ordinary shares to Telecom Founders B.V. for an aggregate consideration of NLG 249,999; 4,232,000 ordinary shares to Cromwilld Limited for an aggregate consideration of NLG 2,671,704; and 3,292,000 ordinary shares to NeSBIC Venture Fund C.V. for an aggregate consideration of NLG 2,078,273. These shares were issued in reliance on Regulation S under the Securities Act.



     On October 21, 1997, VersaTel issued and sold 1,339,286 ordinary shares to NeSBIC Venture Fund C.V. for an aggregate consideration of NLG 1,500,000. These shares were issued in reliance on Regulation S under the Securities Act.



     On April 8, 1998, VersaTel issued and sold 5,752,808 ordinary shares to Paribas Deelnemingen N.V. for an aggregate consideration of NLG 12,799,998. These shares were issued in reliance on Regulation S under the Securities Act.



     On April 17, 1998, VersaTel issued and sold 629,214 ordinary shares to Telecom Founders B.V. for an aggregate consideration of NLG 1,400,000. On the same day, the NLG 1,767,000 subordinated convertible shareholder loan extended by NeSBIC Venture Fund C.V. was converted into 1,051,786 ordinary shares, the NLG 4,500,000 bridge loan extended by NeSBIC Venture Fund C.V. was converted into 2,678,572 ordinary shares, and NeSBIC Venture Fund C.V. contributed an additional NLG 5,800,000 for 2,606,742 ordinary shares. These shares were issued in reliance on Regulation S under the Securities Act.



     On April 27, 1998, the NLG 1,838,000 subordinated convertible shareholder loan extended by Cromwilld Limited was converted into 1,838,000 ordinary shares. These shares were issued in reliance on Regulation S under the Securities Act.



     On May 27, 1998, VersaTel issued and sold 725,370 ordinary shares to Telecom Founders B.V. for an aggregate consideration of NLG 1,849,694; 1,274,510 ordinary shares to NeSBIC Groep B.V. for an aggregate consideration of NLG 3,250,000; 1,529,532 ordinary shares to Paribas Deelnemingen N.V. for an aggregate consideration of NLG 3,900,306 and 2,352,942 ordinary shares to Nederlandse Participatie Maatschappij N.V. for an aggregate consideration of NLG 6,000,000. These shares were issued in reliance on Regulation S under the Securities Act.



     On May 27, 1998, VersaTel issued and sold 225,000,000 units consisting of $225,000,000 in principal amount of 13 1/4% senior notes due 2008 and warrants to purchase 3,000,000 ordinary shares. The units were sold to Lehman Brothers, Inc., as initial purchaser, who subsequently sold them to certain institutional investors in reliance on Rule 144A and Regulation S under the Securities Act. The notes and the warrants were separated in August 1998. In December 1998, VersaTel completed a public exchange offer pursuant to which all the notes issued in this offering were exchanged for substantially identical notes registered under the Securities Act. The warrants issued in this offering have not been registered under the Securities Act.



     On December 3, 1998, VersaTel issued and sold 150,000 issued units consisting of $150,000,000 in principal amount of 13 1/4% senior notes due 2008 and warrants to purchase 2,000,100 ordinary shares. The units were sold to Lehman Brothers, Inc., Lehman Brothers International (Europe) and Paribas Corporation, as initial purchasers, who subsequently sold them to certain institutional investors in reliance on Rule 144A and Regulation S under the Securities Act. The notes and the warrants were separated in January 1999. In February 1999, VersaTel completed a public exchange offer pursuant to which all the notes issued in this offering were exchanged for substantially identical notes registered under the Securities Act. The warrants issued in this offering have not been registered under the Securities Act.



     In connection with the acquisition of CS Net B.V., VersaTel sold 130,000 ordinary shares to the former shareholders of CS Net B.V. in November 1998. These shares were sold in reliance on Regulation S under the Securities Act. As of the date of this Registration Statement none of these 130,000 shares have been issued.



     In connection with the acquisition of Amstel Alpha B.V. (the parent of SpeedPort N.V.), VersaTel sold 375,000 ordinary shares to the former shareholders of Amstel Alpha B.V. in May 1999. These shares were sold in reliance on Regulation S under the Securities Act. In addition, VersaTel has earn-out obligations to these former shareholders covering an additional 100,000 ordinary shares. As of the date of this Registration Statement, none of these 475,000 shares have been issued.



     In connection with the acquisition of ITinera Services N.V., VersaTel sold 50,000 ordinary shares to the former shareholders of ITinera Services N.V. in May 1999. These shares were sold in reliance on Regulation S under the Securities Act. In addition, VersaTel has earn-out obligations to these shareholders covering an additional 30,000 ordinary shares. As of the date of this Registration Statement, none of these 80,000 shares have been issued.



     In June 1999, VersaTel sold 200,000 shares to a recently-hired employee. These shares were sold in reliance on Regulation S under the Securities Act. As of this date of the Registration Statement, none of these shares have been issued.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following exhibits are filed as part of this Registration Statement:


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1.1*    Form of U.S. Underwriting Agreement
 3.1(1)  Deed of Incorporation of the Company
 3.2*    Articles of Association of the Company
 4.1*    Form of Deposit Agreement among the Company, The Bank of New
         York, as Depositary, and each holder from time to time of
         American Depositary Receipts representing ordinary shares of the Company
 5.1*    Opinion of Shearman & Sterling regarding the legality of the securities being registered
 5.2*    Opinion of Stibbe Simont Monahan Duhot regarding the
         legality of the securities being registered
 8.1*    Opinion of Shearman & Sterling regarding tax matters
10.1(1)  Indenture, dated May 27, 1998, between the Company and
         United States Trust Company of New York, as Trustee
10.2(2)  Indenture, dated December 3, 1998, between the Company and
         United States Trust Company of New York, as Trustee
10.3**   Warrant Agreement, dated May 27, 1998, between the Company and United States Trust Company of New York as Warrant Agent
10.4**   Warrant Agreement, dated December 3, 1998, between the
         Company and United States Trust Company of New York as
         Warrant Agent
10.5(1)  Escrow Agreement, dated May 27, 1998, among the Company and
         United States Trust Company of New York as Trustee and
         Escrow Agent
10.6(2)  Escrow Agreement, dated December 3, 1998, among the Company and United States Trust Company of New York as Trustee and
         Escrow Agent
10.7**   Participation and Shareholders Agreement, dated December 27,
         1996, among Telecom Founders B.V., NeSBIC C.V., Cromwilld
         Limited, VersaTel Telecom B.V., Robert Gary Mesch and Open
         Skies International, Inc.
10.8**   Loan Agreement, dated May 26, 1999, among VersaTel Telecom
         Europe B.V., as Borrower, the Company, as Guarantor, and
         Nortel Networks International Finance & Holding B.V., as
         Agent and Security Agent
10.9(3)  Agreement for the Sale and Purchase of Shares of Svianed
         B.V., dated June 11, 1999, among VersaTel Telecom Europe
         B.V., Gak Holding B.V. and Svianed B.V.
10.10*   Form of International Underwriting Agreement
21.1**   List of subsidiaries
23.1     Consent of Shearman & Sterling (included in Exhibit 5.1)
23.2     Consent of Stibbe Simont Monahan Duhot (included as part of
         Exhibit 5.2)

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
23.3     Consent of Arthur Andersen
23.4     Consent of KPMG Accountants N.V.
24.1     Powers of attorney (included in the signature page hereof)

-------------------------
 *  To be filed by amendment

**  Previously filed


(1) Previously filed as an exhibit to the Company's Registration Statement on Form F-4 (File number 333-59979) initially filed with the Securities and Exchange Commission on July 27, 1998 and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Registration Statement on Form F-4 (File Number 333-70449) initially filed with the Securities and Exchange Commission on January 12, 1999 and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's report on Form 6-K, filed with the Securities and Exchange Commission on June 21, 1999 and incorporated herein by reference.

     (b) Financial Statement Schedules

        (1) Financial Statements

           The Financial Statements filed as part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

        (2) Schedules

     Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14, Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) It will provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, State of The Netherlands, on the 30th day of June, 1999.


                                      VersaTel Telecom International N.V.

                                      By:         /s/ R. GARY MESCH

                                         ---------------------------------------
                                                      R. Gary Mesch
                                                Managing Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, either in person or by power of attorney, on the 30th day of June, 1999.



                     SIGNATURE                                             TITLE
                     ---------                                             -----

                 /s/ R. GARY MESCH                     Managing Director (principal executive
---------------------------------------------------    officer)
                   R. Gary Mesch

                 /s/ RAJ RAITHATHA                     Chief Financial Officer (principal financial
---------------------------------------------------    and accounting officer)
                   Raj Raithatha

                         *                             Supervisory Director
---------------------------------------------------
               Leo W.A.M. van Doorne

                                                       Supervisory Director
---------------------------------------------------
                   Denis O'Brien

                         *                             Supervisory Director
---------------------------------------------------
                 Johan G. Wackwitz

                         *                             Supervisory Director
---------------------------------------------------
                   James Meadows

---------------------------------------------------
      * By Raj Raithatha by power of attorney

                           AUTHORIZED REPRESENTATIVE


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the undersigned in the capacity indicated on the 30th day of June, 1999.


                       NAME                                              CAPACITY
                       ----                                              --------

               /s/ DONALD J. PUGLISI                   Managing Director of Puglisi & Associates
---------------------------------------------------
                 Donald J. Puglisi

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1*     Form of U.S. Underwriting Agreement
 3.1(1)   Deed of Incorporation of the Company
 3.2*     Articles of Association of the Company
 4.1*     Form of Deposit Agreement among the Company, The Bank of New
          York, as Depositary, and each holder from time to time of
          American Depositary Receipts representing ordinary shares of the Company
 5.1*     Opinion of Shearman & Sterling regarding the legality of the securities being registered
 5.2*     Opinion of Stibbe Simont Monahan Duhot regarding the
          legality of the securities being registered
 8.1*     Opinion of Shearman & Sterling regarding tax matters
10.1(1)   Indenture, dated May 27, 1998, between the Company and
          United States Trust Company of New York, as Trustee
10.2(2)   Indenture, dated December 3, 1998, between the Company and
          United States Trust Company of New York, as Trustee
10.3**    Warrant Agreement, dated May 27, 1998, between the Company and United States Trust Company of New York, as Warrant
          Agent
10.4**    Warrant Agreement, dated December 3, 1998, between the
          Company and United States Trust Company of New York, as
          Warrant Agent
10.5(1)   Escrow Agreement, dated May 27, 1998, among the Company and
          United States Trust Company of New York, as Trustee and
          Escrow Agent
10.6(2)   Escrow Agreement, dated December 3, 1998, among the Company and United States Trust Company of New York, as Trustee and
          Escrow Agent
10.7**    Participation and Shareholders Agreement, dated December 27,
          1996, among Telecom Founders B.V., NeSBIC C.V., Cromwilld
          Limited, VersaTel Telecom B.V., Robert Gary Mesch and Open
          Skies International, Inc.
10.8**    Loan Agreement, dated May 26, 1999, among VersaTel Telecom
          Europe B.V., as Borrower, the Company, as Guarantor, and
          Nortel Networks International Finance & Holding B.V., as
          Agent and Security Agent
10.9(3)   Agreement for the Sale and Purchase of Shares of Svianed
          B.V., dated June 11, 1999, among VersaTel Telecom Europe
          B.V., Gak Holding B.V. and Svianed B.V.
10.10*    Form of International Underwriting Agreement
21.1**    List of subsidiaries
23.1      Consent of Shearman & Sterling (included in Exhibit 5.1)
23.2      Consent of Stibbe Simont Monahan Duhot (included as part of
          Exhibit 5.2)
23.3      Consent of Arthur Andersen
23.4      Consent of KPMG Accountants N.V.
24.1      Powers of attorney (included in the signature page hereof)


-------------------------

  * To be filed by amendment


 ** Previously filed

(1) Previously filed as an exhibit to the Company's Registration Statement on Form F-4 (File number 333-59979) initially filed with the Securities and Exchange Commission on July 27, 1998 and incorporated herein by reference.

(2) Previously filed as an exhibit to the Company's Registration Statement on Form F-4 (File Number 333-70449) initially filed with the Securities and Exchange Commission on January 12, 1999 and incorporated herein by reference.

(3) Previously filed as an exhibit to the Company's report on Form 6-K, filed with the Securities and Exchange Commission on June 21, 1999 and incorporated herein by reference.